  As filed with the Securities and Exchange Commission on December 19, 1994.

                                                    Registration No. 33-
==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                     ---------------------------------------
                            FIRST BANK SYSTEM, INC.
            (Exact name of registrant as specified in its charter)


        Delaware                         6711                    41-0255900
(State or other jurisdiction of  (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number)   Identification Number)

                               First Bank Place
                            601 Second Avenue South
                       Minneapolis, Minnesota 55402-4302
                                (612) 973-1111
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Richard A. Zona
                               First Bank Place
                            601 Second Avenue South
                       Minneapolis, Minnesota 55402-4302
                                (612) 973-1111
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                     ---------------------------------------

                                  copies to:
      Lee R. Mitau, Esq.                        Charles D. Gullickson, Esq.
      Dorsey & Whitney                      Davenport, Evans, Hurwitz & Smith
    220 South Sixth Street                513 South Main Avenue, P.O. Box 1030
Minneapolis, Minnesota 55402-1498         Sioux Falls, South Dakota  57101-1030

                     ---------------------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                     ---------------------------------------
     If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. /_/
                     ---------------------------------------

                        CALCULATION OF REGISTRATION FEE

====================================================================================================
                                                         Proposed        Proposed
         Title of each                                   maximum         maximum        Amount of
      class of securities           Amount to be      offering price    aggregate      registration
      to be registered(1)            registered          per unit     offering price        fee
- ----------------------------------------------------------------------------------------------------
Common Stock, $1.25 par value..   1,800,000 shares(2)     Not             Not           $8,743.88(3)
                                                       Applicable      Applicable
====================================================================================================

[FN]
(1) This Registration Statement relates to securities of the Registrant issuable to holders of common stock of First Western Corporation ("FWC") in connection with the merger described herein, including Preferred Stock Purchase Rights of the Registrant as described herein.
(2) Based on the approximate maximum number of shares of the Registrant's Common Stock issuable in the merger described herein.
(3) Pursuant to Rule 457(f)(2), the registration fee was calculated based upon $25,357,251, the book value, as of November 30, 1994, of all shares of common stock of FWC to be exchanged in the merger described herein.
                     ---------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
==============================================================================

                            FIRST BANK SYSTEM, INC.
                            ----------------------

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

       ITEM NO. IN FORM S-4                                              LOCATION IN PROSPECTUS
       --------------------                                              ----------------------
A.  INFORMATION ABOUT THE TRANSACTION

  1. Forepart of Registration Statement and Outside              Facing page of registration statement; outside
     Front Cover Page of Prospectus                              front cover page of Prospectus

  2. Inside Front and Outside Back Cover Pages of                Available Information; Incorporation of Certain
     Prospectus                                                  Documents by Reference; Table of Contents

  3. Risk Factors, Ratio of Earnings to Fixed Charges            Summary; Comparative Unaudited  Per Share
     and Other Information                                       Data; Selected Historical and Unaudited
                                                                 Pro Forma Combined Financial Data

  4. Terms of the Transaction                                    Summary; The Merger; Incorporation of Certain
                                                                 Documents by Reference

  5. Pro Forma Financial Information                             Unaudited Pro Forma Combined Financial
                                                                 Information

  6. Material Contacts with the Company Being Acquired           Summary; The Merger

  7. Additional Information Required for Reoffering by           *
     Persons and Parties Deemed to Be Underwriters

  8. Interests of Named Experts and Counsel                      Legal Opinions

  9. Disclosure of Commission Position on                        *
     Indemnification for Securities Act Liabilities

B.  INFORMATION ABOUT THE REGISTRANT

 10. Information with Respect to S-3 Registrants                 Available Information; Incorporation of Certain
                                                                 Documents by Reference; Summary; Business of
                                                                 FBS; Description of FBS Capital Stock

 11. Incorporation of Certain Information by Reference           Incorporation of Certain Documents by Reference

 12. Information with Respect to S-2 or S-3 Registrants          *

 13. Incorporation of Certain Information by Reference           *

 14. Information with Respect to Registrants other than
     S-3 or S-2 Registrants                                      *

C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

 15. Information with Respect to S-3 Companies                   *

 16. Information with Respect to S-2 or S-3 Companies            *

 17. Information with Respect to Companies other than            Summary; Information Concerning the Special
     S-3 or S-2 Companies                                        Meeting; Business of FWC; Description of FWC
                                                                 Capital Stock; Consolidated Financial Statements
                                                                 of First Western Corporation

D.  VOTING AND MANAGEMENT INFORMATION

 18. Information if Proxies, Consents or Authorizations          Incorporation of Certain Documents by Reference;
     are to be Solicited                                         Information Concerning the Special Meeting; The
                                                                 Merger; Management and Additional Information

 19. Information if Proxies, Consents or Authorizations          *
     are not to be Solicited or in an Exchange Offer

- -----------------------------------
[FN]
 *   Answer is negative or item is not applicable.

                               [FWC LETTERHEAD]


                                                                    [DATE], 1995


Dear Shareholder of First Western Corporation:

     You are cordially invited to attend a Special Meeting of Shareholders (the "Special Meeting") of First Western Corporation ("FWC") to be held on [DAY], [DATE], 1995 at [TIME], local time, at [LOCATION], Sioux Falls, South Dakota. A notice of the Special Meeting, proxy statement and form of proxy containing information about the matters to be acted upon are enclosed. All holders of FWC's outstanding shares of Common Stock, $10.00 par value (the "FWC Common Stock"), as of [RECORD DATE], 1995 will be entitled to notice of and to vote at the Special Meeting.

     At the Special Meeting you will be asked to consider and vote upon approval of a proposed Agreement and Plan of Merger, dated October 17, 1994 (the "Merger Agreement"), which provides for the merger (the "Merger") of FWC with and into First Bank System, Inc. ("FBS"). If the proposed Merger described in the accompanying Proxy Statement/Prospectus becomes effective, shareholders of FWC (other than shareholders who have perfected dissenters' rights) will receive
24.6986 shares (the "Exchange Ratio") of the Common Stock, $1.25 par value, of FBS (the "FBS Common Stock"), for each issued and outstanding share of FWC Common Stock, subject to certain adjustments. Such adjustments to the Exchange Ratio, which are more fully described in the Proxy Statement/Prospectus include, among others, increasing or decreasing the number of shares of FBS Common Stock issuable in exchange for each share of FWC Common Stock in the event of an increase or decrease, respectively, in the book value of FWC before the effective date of the Merger, and increasing the number of shares of FBS Common Stock issuable in exchange for each share of FWC Common Stock to reflect payment of cash dividends, if any, on FBS Common Stock between October 17, 1994 and the effective date of the Merger. Determinations of adjustments to the Exchange Ratio will be made not later than 90 days after the effective date of the Merger and shares of FBS Common Stock will be distributed thereafter. Any fractional share of FBS Common Stock resulting from the application of the Exchange Ratio will be paid in cash.

     The proposed Merger has been approved by the Boards of Directors of FWC and FBS and is subject to approval by holders of a majority of the outstanding FWC Common Stock in addition to the approval of bank regulators. FWC shareholders are also being asked to approve the adjournment of the Special Meeting to a later date to permit the further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement. Approval of the adjournment requires the affirmative vote of at least a majority of the shares present in person or by proxy at the Special Meeting.

     The Board of Directors of FWC believes that the Merger is in the best interests of FWC and its shareholders and therefore recommends that you vote in favor of the Merger Agreement and in favor of adjournment of the Special Meeting if necessary to permit further solicitation of proxies. It is expected that all of the 35,358 shares of FWC Common Stock beneficially owned by directors and executive officers of FWC and their affiliates (55% of the outstanding shares of FWC Common Stock) will be voted for approval of the Merger Agreement and for approval of adjournment of the Special Meeting if necessary to permit further solicitation of proxies. ADDITIONALLY, HOLDERS OF MORE THAN 60% OF THE OUTSTANDING SHARES OF FWC COMMON STOCK, INCLUDING THOMAS J. REARDON, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF FWC, MICHAEL D. REARDON, THE THOMAS M. REARDON LIVING TRUST AND THE MARY JANE REARDON LIVING TRUST, HAVE SIGNED A VOTING AGREEMENT PURSUANT TO WHICH THEY HAVE AGREED TO VOTE ALL SUCH SHARES HELD BY THEM IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT AND IN FAVOR OF ADJOURNMENT OF THE SPECIAL MEETING IF NECESSARY TO PERMIT FURTHER SOLICITATION OF PROXIES. THEREFORE, APPROVAL OF THE MERGER AGREEMENT IS ASSURED (ASSUMING ALL SUCH SHAREHOLDERS VOTE THEIR SHARES IN ACCORDANCE WITH THE VOTING AGREEMENT). If the Merger is consummated, FWC shareholders will no longer hold any interest in FWC other than through their interest in FBS Common Stock received in the Merger. Details of the background and reasons for the proposed Merger appear and are explained in the Proxy Statement/Prospectus. Additional information regarding FWC and FBS is also set forth in the Proxy Statement/Prospectus or is incorporated by reference therein from other documents. I urge you to read this material carefully.

     In order to ensure that your vote is represented at the Special Meeting, please indicate your choice on the enclosed form of proxy, date and sign it, and return it in the enclosed envelope. Executed but unmarked proxies will be voted for approval of the Merger Agreement and for approval of adjournment of the Special Meeting if necessary to permit further solicitation of proxies. You are welcome to attend the Special Meeting and vote in person even if you have previously returned the form of proxy. If you do not attend the Special Meeting, you may still revoke your proxy at any time prior to the Special Meeting by providing written notice of such revocation or by delivering a duly executed proxy bearing a later date to Georgia K. Vetos, Secretary of FWC.

     Please do not send in any stock certificates at this time. If the Merger Agreement is approved, you will be sent instructions regarding the surrender of your existing stock certificates.


                                    Sincerely,



                                    Thomas J. Reardon
                                    President and Chief Executive Officer

                           FIRST WESTERN CORPORATION
                              100 NORTH PHILLIPS
                       SIOUX FALLS, SOUTH DAKOTA  57102
                                (605) 335-5400


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON [DATE], 1995
                             ____________________

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of First Western Corporation ("FWC") will be held at [LOCATION], Sioux Falls, South Dakota at [TIME], local time, on [DAY], [DATE], 1995 to consider and take action on the following:

               1. A proposal to approve the Agreement and Plan of Merger (the "Merger Agreement"), dated October 17, 1994, by and among First Bank System, Inc. ("FBS"), FWC and Thomas J. Reardon in his capacity as representative of the shareholders of FWC, a copy of which is attached to the accompanying Proxy Statement/Prospectus as Appendix A.
          Pursuant to the Merger Agreement, among other things, FWC will be merged with and into FBS (the "Merger"), and each issued and outstanding share of the Common Stock, $10.00 par value, of FWC (the "FWC Common Stock"), will be exchanged for 24.6986 shares of the Common Stock, $1.25 par value, of FBS (with cash paid in lieu of fractional shares), subject to certain adjustments as set forth in the Merger Agreement.

               2. A proposal to adjourn the Special Meeting to a later date to permit further solicitation of proxies in the event an insufficient number of shares is present in person or by proxy at the Special Meeting to approve the Merger Agreement.

               3. Such other matters as may properly come before the Special Meeting or any adjournment or postponement thereof.

     Any action may be taken on any of the foregoing proposals at the Special Meeting on such date or on any date or dates to which the Special Meeting may be properly adjourned or postponed. The Board of Directors is not aware of any other business to come before the Special Meeting.

     Only shareholders of record of FWC Common Stock at the close of business on [RECORD DATE], 1995 are entitled to notice of, and to vote at, the Special
Meeting.   Approval of the Merger Agreement by FWC shareholders requires the affirmative vote of at least a majority of the shares of FWC Common Stock outstanding and entitled to vote at the Special Meeting. Approval of the adjournment of the Special Meeting by FWC shareholders requires the affirmative vote of at least a majority of the shares of FWC Common Stock present in person or by proxy at the Special Meeting.

     Holders of FWC Common Stock are entitled to assert dissenters' rights with respect to their shares under Sections 47-6-23 to 47-6-23.3 and Sections 47-6-40 to 47-6-50, inclusive, of the South Dakota Business Corporation Act, a copy of which provisions is attached as Appendix C to the accompanying Proxy Statement/Prospectus. See "The Merger--Rights of FWC Dissenting Shareholders" in the accompanying Proxy Statement/Prospectus for more detailed information regarding dissenters' rights.

     It is important that all shareholders of FWC Common Stock be represented at the Special Meeting. We urge you to sign and return the enclosed proxy as promptly as possible--whether or not you plan to attend the Special Meeting.
The proxy should be returned to Georgia K. Vetos, Secretary of FWC, in the enclosed envelope. The proxy may be revoked at any time prior to its exercise. No proxy will be used if you attend and vote at the Special Meeting in person.

                                    By Order of the Board of Directors


                                    Thomas M. Reardon
                                    Chairman


Sioux Falls, South Dakota
Date:  [DATE], 1995

YOUR VOTE IS IMPORTANT. HOLDERS OF FWC COMMON STOCK ARE URGED TO COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS.

PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. THE PROCEDURE FOR THE EXCHANGE OF YOUR SHARES AFTER THE MERGER IS CONSUMMATED IS SET FORTH IN THE PROXY STATEMENT/PROSPECTUS.

                                PROXY STATEMENT
                                      OF
                           FIRST WESTERN CORPORATION

                              ------------------

                                  PROSPECTUS
                                      OF
                            FIRST BANK SYSTEM, INC.
                         COMMON STOCK, $1.25 PAR VALUE

                              ------------------

     This Proxy Statement/Prospectus (the "Proxy Statement/Prospectus"), is being furnished to holders of common stock, $10.00 par value ("FWC Common Stock"), of First Western Corporation, a South Dakota corporation ("FWC"), in connection with the solicitation of proxies by the Board of Directors of FWC for use at a special meeting of such holders (the "Special Meeting") to be held on [DATE], 1995 commencing at [TIME], local time, and at any adjournment or postponement thereof. At the Special Meeting, holders of FWC Common Stock will be asked to consider and act upon a proposal to approve the Agreement and Plan of Merger, dated October 17, 1994 (the "Merger Agreement"), by and among First Bank System, Inc., a Delaware corporation ("FBS"), FWC and Thomas J. Reardon, acting in his capacity as representative of the shareholders of FWC (the "Shareholders' Representative"), and the transactions contemplated thereby, pursuant to which, among other things, FWC would be acquired by FBS by means of a merger of FWC with and into FBS (the "Merger"). A copy of the Merger Agreement is attached hereto as Appendix A and is incorporated herein by reference.

     Pursuant to the Merger Agreement, each issued and outstanding share of FWC Common Stock, other than shares of FWC Common Stock as to which dissenters' rights have been perfected, will be converted into 24.6986 shares of the common stock, par value $1.25 per share, of FBS ("FBS Common Stock"), subject to certain adjustments as described in the Proxy Statement/Prospectus. The outstanding shares of FBS Common Stock are, and it is a condition to the consummation of the Merger that the shares of FBS Common Stock to be issued in the Merger be, listed on the New York Stock Exchange (the "NYSE") under the symbol "FBS." The last reported sale price of FBS Common Stock on the
NYSE Composite Tape on [                      ], 1995 was $[          ]
per share.  Based on such last reported sale price, the exchange ratio
resulted in a per share                               (continued on next page)

                      -----------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF FBS COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, BANK INSURANCE FUND, SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

     The date of this Proxy Statement/Prospectus is [            ], 1995.

purchase price for the FWC Common Stock of $[                    ].  Because the
number of shares of FBS Common Stock to be received for each share of FWC Common Stock is fixed, except as described in the Proxy Statement/Prospectus, a change in the market price of FBS Common Stock before the Merger would affect the value of the FBS Common Stock to be received in the Merger in exchange for FWC Common Stock. THERE CAN BE NO ASSURANCE AS TO THE MARKET PRICE OF THE FBS COMMON STOCK AT ANY TIME BEFORE THE DATE ON WHICH THE MERGER BECOMES EFFECTIVE (THE "EFFECTIVE DATE") OR AS TO THE MARKET PRICE OF THE FBS COMMON STOCK AT ANY TIME THEREAFTER.

     Pursuant to the Merger Agreement, a portion of the shares of FBS Common Stock to be issued to holders of FWC Common Stock will be placed in an escrow fund pursuant to an obligation to indemnify and hold harmless FBS from any loss, liability, damage or expense which FBS may suffer as a result of certain matters specified in the Merger Agreement. FWC shareholders will not be entitled to receive such shares of FBS Common Stock held in escrow for a period of one year from the Effective Date and may forfeit all or a portion of such shares in the event that FBS suffers any such loss, liability, damage or expense.

     For additional information regarding the terms of the Merger, see the Merger Agreement attached as Appendix A hereto and "The Merger" herein.

     Consummation of the Merger is conditioned upon, among other things, receipt of all required shareholder and regulatory approvals. If there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement, the FWC shareholders may be asked to approve adjournment of the Special Meeting to permit further solicitation of proxies. See "Adjournment of Special Meeting" and "The Merger--Regulatory Approvals Required."

     THE BOARD OF DIRECTORS OF FWC UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF FWC VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND FOR APPROVAL OF ADJOURNMENT OF THE SPECIAL MEETING IF NECESSARY TO PERMIT FURTHER SOLICITATION OF PROXIES.

     This Proxy Statement/Prospectus also constitutes a prospectus of FBS with respect to the shares of FBS Common Stock issuable to shareholders of FWC upon consummation of the Merger. FBS has supplied all information contained in this Proxy Statement/Prospectus relating to FBS and its subsidiaries, and FWC has supplied all information contained in this Proxy Statement/Prospectus relating to FWC and its subsidiary.

     This Proxy Statement/Prospectus and the accompanying form of proxy for the Special Meeting are first being mailed to the shareholders of FWC on
or about [       ], 1995.

     This Proxy Statement/Prospectus is included as part of a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, including documents and information incorporated by reference, the "Registration Statement") filed with the Securities and Exchange Commission by FBS, relating to the registration under the Securities Act of 1933, as amended, of up to 1,800,000 shares of FBS Common Stock to be issued in connection with the Merger.

                             AVAILABLE INFORMATION

     FBS is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning FBS can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and 1400 Northwestern Atrium Center, 500 Madison Street, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D. C. 20549, at prescribed rates. Reports, proxy statements and other information concerning FBS also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     FBS has filed a registration statement on Form S-4 (together with all amendments and exhibits thereto, including documents and information incorporated by reference, the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of FBS Common Stock to be issued in connection with the Merger. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements contained in this Proxy Statement/Prospectus as to the contents of any document are not necessarily complete, and in each instance reference is made to such document itself, each such statement being qualified in all respects by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO FBS (EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO KARIN E. GLASGOW, INVESTOR RELATIONS, FIRST BANK SYSTEM, INC., FIRST BANK PLACE, 601 SECOND AVENUE SOUTH, MINNEAPOLIS, MINNESOTA 55402-4302, TELEPHONE NUMBER (612) 973-2264. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY [__________], 1995. [Five business days before the Special Meeting.]

     The following FBS documents which have been filed by FBS with the Commission are hereby incorporated by reference in this Proxy Statement/Prospectus: (i) Annual Report on Form 10-K for the year ended December 31, 1993; (ii) quarterly reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994; (iii) Current Reports on Form 8-K filed January 18, 1994, March 22, 1994, April 20, 1994, July 6, 1994
and August 5, 1994; (iv) Current Reports on Form 8-K/A filed September 9, 1994, November 14, 1994 and December 8, 1994 (each amending the Current Report on Form 8-K filed August 5, 1994); and (v) the description of FBS Common Stock contained in Item 1 of the FBS Registration Statement on Form 8-A dated March 19, 1984, as amended in its entirety by that Form 8 Amendment dated February 26, 1993 and that Form 8-A/A-2 dated October 6, 1994, and any amendment or report filed for the purpose of updating such description filed subsequent to the date of this Proxy Statement/Prospectus and prior to the termination of the offering described herein; and the description of the rights to purchase preferred stock contained in Item 1 of the FBS Registration Statement on Form 8-A dated December 21, 1988, as amended by that Form 8 Amendment dated June 11, 1990 and as amended in its entirety by that Form 8 Amendment dated February 26, 1993, and any amendment or report filed for the purpose of updating such description filed subsequent to the date of this Proxy Statement/Prospectus and prior to the termination of the offering described herein.

     The foregoing documents contain financial and other information concerning FBS and Metropolitan Financial Corporation (see "Business of FBS--Recent Development"), and information concerning FBS Common Stock and the related preferred stock purchase rights (see "Description of FBS Capital Stock"). Such documents constitute a part of the Proxy Statement/Prospectus, and the information contained therein should be reviewed together with all the other information contained herein.

     All documents filed by FBS pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and before the Special Meeting shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in another subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES AND OFFERING MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FBS OR FWC. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY, OR AN OFFER TO SELL OR A SOLICITATION OR AN OFFER TO PURCHASE ANY SECURITIES, IN ANY JURISDICTION IN WHICH SUCH SOLICITATION OR OFFER MAY NOT LAWFULLY BE MADE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT COVER ANY RESALES OF THE FBS COMMON STOCK OFFERED HEREBY TO BE RECEIVED BY SHAREHOLDERS OF FWC DEEMED TO BE "AFFILIATES" OF FWC OR FBS UPON THE CONSUMMATION OF THE MERGER. NO PERSON IS AUTHORIZED TO MAKE USE OF THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH ANY SUCH RESALES. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF FBS OR FWC SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              TABLE  OF CONTENTS

                                                                         Page
                                                                         ----
Available Information.................................................     3

Incorporation of Certain Documents
  by Reference........................................................     3

Summary...............................................................     8
     The Parties to the Merger........................................     8
     The Proposed Merger..............................................     8
     The Shareholders' Representative.................................     9
     Special Meeting of FWC Shareholders..............................    10
     Vote Required to Approve the Merger and the Adjournment; Quorum..    10
     The Voting Agreement.............................................    10
     Recommendation of the FWC Board of Directors.....................    11
     Interests of Certain Persons in the Merger.......................    11
     Limitation on Negotiations.......................................    12
     Regulatory Approvals Required....................................    13
     Conditions, Waiver and Amendment and Termination.................    13
     Effective Date of the Merger.....................................    13
     Exchange of FWC Stock Certificates...............................    14
     Certain Federal Income Tax Consequences to FWC
       Shareholders...................................................    14
     Resales of FBS Common Stock......................................    15
     Accounting Treatment.............................................    15
     Dissenters' Rights of Appraisal..................................    15
     Market and Market Prices.........................................    15
     Differences in Rights of FWC Shareholders........................    16
     Expenses.........................................................    16

Comparative Unaudited Per Share Data..................................    17

Historical Selected and Unaudited Pro Forma Combined Financial Data...    19

Information Concerning the Special Meeting............................    26
     General..........................................................    26
     Solicitation, Voting and Revocability of Proxies.................    26
     Beneficial Ownership of FWC Common Stock.........................    28

The Merger............................................................    29
     Background of and Reasons for the Merger; Recommendation of FWC
       Board of Directors.............................................    29
     Terms of the Merger; Consideration to be Received by
       FWC Shareholders...............................................    30
     The Shareholders' Representative.................................    33
     The Voting Agreement.............................................    34
     Effective Date of the Merger.....................................    34
     Surrender of FWC Common Stock Certificates.......................    34
     Conditions to Consummation of the Merger.........................    35
     Regulatory Approvals Required....................................    38
     Waiver and Amendment.............................................    39

     Termination......................................................     39
     Limitation on Negotiations.......................................     40
     Conduct of FWC Business Pending the Merger.......................     40
     Management and Operations of FWC Following the
       Merger.........................................................     43
     Interests of Certain Persons in the Merger.......................     43
     Effect on FWC Employee Benefit Plans.............................     45
     Rights of FWC Dissenting Shareholders............................     45
     Certain Federal Income Tax Consequences to FWC
       Shareholders...................................................     47
     Stock Exchange Listing of FBS Common Stock.......................     48
     Resale of FBS Common Stock Received by FWC Shareholders..........     48
     FBS Dividend Reinvestment and Common Stock
       Purchase Plan..................................................     49
     Accounting Treatment.............................................     49
     Expenses.........................................................     49
     Certain Differences in Rights of FWC Shareholders................     49

Business of FBS.......................................................     52
     Recent Development...............................................     53
     Management and Additional Information............................     53

Business of FWC.......................................................     53
     General..........................................................     53
     Market Area and Competition......................................     54
     Properties.......................................................     54
     Employees........................................................     54
     Market Price of and Dividends on FWC Common Stock................     54
     Supervision and Regulation.......................................     55
     Legal Proceedings................................................     56

Management's Discussion and Analysis of Financial Condition
  and Results of Operations of FWC....................................     57
     Results of Operations............................................     57
     Capital Resources................................................     69
     Interest Rate Risk  Management...................................     70
     Liquidity........................................................     72

Description of FBS Capital Stock......................................     72
     General..........................................................     72
     Preferred Stock..................................................     73
     Common Stock.....................................................     74

Description of FWC Capital Stock......................................     77

Adjournment of the Special Meeting....................................     78

Legal Opinions........................................................     78

Experts...............................................................     78

Unaudited Pro Forma Combined Financial Information....................    F-1

Consolidated Financial Statements of First Western Corporation........   F-13

Appendix A -- Agreement and Plan of Merger


Appendix B -- Shareholder Voting Agreement


Appendix C -- Text of Sections 47-6-23 to 47-6-23.3 and
   Sections 47-6-40 to 47-6-50 of the South Dakota Business
   Corporation Act

                                    SUMMARY

     The following summary is qualified in all respects by the more detailed information included in this Proxy Statement/Prospectus, the appendices hereto and the documents incorporated herein by reference. Shareholders are urged to read carefully the entire Proxy Statement/Prospectus, including the appendices. As used in this Proxy Statement/Prospectus, the terms "FBS" and "FWC" refer to First Bank System, Inc. and First Western Corporation, respectively, and, where the context so requires, to such corporations and their respective subsidiaries. All information concerning FBS included herein has been furnished by FBS, and all information included herein concerning FWC has been furnished by FWC.

THE PARTIES TO THE MERGER

     FBS. FBS is a regional bank holding company headquartered in Minneapolis, Minnesota. FBS is comprised of 9 banks, and several trust and nonbank subsidiaries with 225 offices primarily in Minnesota, Colorado, Illinois, Montana, North Dakota, South Dakota and Wisconsin. Through its subsidiaries, FBS provides commercial and agricultural finance, consumer banking, trust, capital markets, cash management, investment management, data processing, leasing, mortgage banking and brokerage services. At September 30, 1994, FBS and its consolidated subsidiaries had consolidated assets of $26.3 billion, consolidated deposits of $18.8 billion and shareholders' equity of $2.3 billion.

     For further information concerning FBS, see "Business of FBS" herein and the FBS documents incorporated by reference herein as described under "Incorporation of Certain Documents by Reference." The principal executive offices of FBS are located at First Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302 (telephone (612) 973-1111).

     FWC. FWC is a one-bank holding company, the sole non-cash asset of which is Western Bank ("Western Bank"), a South Dakota state chartered bank which has nine commercial banking locations in the Sioux Falls, South Dakota area. Western Bank has one wholly owned subsidiary, Miktomm Mortgage Corporation, a South Dakota corporation (the "Subsidiary"), which is inactive. FWC has no other banking or non-banking subsidiaries. Western Bank conducts a general banking business in the Sioux Falls, South Dakota, area and also provides insurance agency services in its market area. At September 30, 1994, FWC and its consolidated subsidiary had consolidated assets of $322.5 million, consolidated deposits of $273.9 million and shareholders' equity of $24.7 million.

     For further information concerning FWC, see "Business of FWC," "Historical Selected and Unaudited Pro Forma Combined Financial Data--Historical Selected Financial Data of FWC," and "Management's Discussion and Analysis of Financial Condition and Results of Operations of FWC" herein. The principal executive offices of FWC are located at 100 North Phillips Avenue, Sioux Falls, South Dakota 57102 (telephone (605) 335-5369).

THE PROPOSED MERGER

     The Agreement and Plan of Merger, dated October 17, 1994 (the "Merger Agreement"), among FBS, FWC and Thomas J. Reardon, in his capacity as representative of the shareholders of FWC (the "Shareholders' Representative"), provides for the merger of FWC with and into FBS, with FBS as the surviving corporation (the "Merger"). Upon consummation of the Merger, each outstanding share of Common Stock, $10.00 par value, of FWC (the "FWC Common Stock"), other than shares as to which dissenters' rights have been perfected, will be converted into 24.6986 shares (the "Exchange Ratio") of Common Stock, $1.25 par value, of FBS (the "FBS Common Stock"), subject to certain adjustments as described below, with cash to be paid in lieu of fractional shares of FBS Common Stock. If the Merger is consummated, FWC shareholders will no longer hold any interest in FWC other than through their interest in FBS Common Stock received in the Merger. See "The Merger--Terms of the Merger; Consideration to be Received by FWC Shareholders." Each outstanding share of FBS capital stock will remain outstanding and unchanged following the Merger. Assuming that there is no adjustment to the

Exchange Ratio as described below, holders of FWC Common Stock other than FBS would receive a pro rata portion of an aggregate of 1,600,000 shares of FBS Common Stock (the "Merger Shares") upon consummation of the Merger and would hold in the aggregate approximately [ ]% of the FBS Common Stock outstanding immediately after consummation of the Merger, based on the number of shares of
FBS Common Stock outstanding at [          ], 1995. Assuming the Merger
Agreement is approved by the shareholders of FWC, the Merger will become effective upon the filing of certificates of merger with the Secretaries of States in the States of Delaware and South Dakota (the "Effective Date"). FBS and FWC have agreed to use all reasonable efforts to cause the Effective Date to occur on March 31, 1995, or if not on such date, on such later date as the parties may mutually agree.

     On a date not later than 90 days after the Effective Date, the number of Merger Shares will be adjusted based on the consolidated shareholders' equity of FWC on the Effective Date (the "Effective Date Book Value"). If the Effective Date Book Value is greater than $26,130,000 (the book value of FWC on August 31,
1994), the number of Merger Shares will be increased by a number of shares of FBS Common Stock determined by dividing the amount of such excess by the closing price per share (the "Effective Date Price") of the FBS Common Stock as reported on the New York Stock Exchange ("NYSE") on the day prior to the Effective Date. If the Effective Date Book Value is less than $26,130,000, the number of Merger Shares will be reduced by the number of shares of FBS Common Stock determined by dividing the product of (a) the dollar amount of such shortfall and (b) 2.3, by the Effective Date Price. The number of Merger Shares will also be adjusted to reflect the declaration and payment of dividends, if any, with respect to FBS Common Stock that would have been paid with respect to the Merger Shares during the period beginning on October 17, 1994 and ending on the Effective Date, if the Merger Shares had been issued and outstanding during such period. FWC shareholders will be entitled to receive a pro rata portion of an amount of FBS Common Stock equal to the aggregated cash dividends declared and paid with respect to the Merger Shares during such period. See "Merger--Terms of the Merger; Consideration to be Received by FWC Shareholders."

     Pursuant to the Merger Agreement, regardless of any adjustment to the number of Merger Shares to be issued to holders of FWC Common Stock, a portion of the Merger Shares will be placed in an escrow fund pursuant to an obligation to indemnify and hold harmless FBS from any loss, liability, damage or expense which FBS may suffer as a result of certain matters specified in the Merger Agreement. The number of Merger Shares to be placed in the escrow fund will be the number of whole shares of FBS Common Stock with a market value (calculated based on the Effective Date Price) equal in the aggregate to $6,000,000 less a deductible amount under the indemnity provisions of the Merger Agreement equal to $400,000, or $5,600,000. FWC shareholders will not be entitled to receive such portion of the Merger Shares for a period of one year from the Effective Date and may forfeit all or a portion of such shares in the event of any such loss, liability, damage or expense. See "The Merger--Terms of the Merger; Consideration to be Received by FWC Shareholders."

     Pursuant to the Merger Agreement, the certificate of incorporation and bylaws of FBS as in effect prior to the Effective Date will be the certificate of incorporation and bylaws of FBS, as the surviving corporation in the Merger, after the Effective Date. In addition, the officers and directors of FBS prior to the Effective Date will be the officers and directors of FBS, as the surviving corporation in the Merger, after the Effective Date.

     Subsequent to the Merger, it is anticipated that Western Bank will be merged with and into First Bank of South Dakota (National Association), FBS's principal banking subsidiary in South Dakota ("First Bank South Dakota"), subject to receipt of required regulatory approvals. See "The Merger-- Management and Operations of FWC Following the Merger."

THE SHAREHOLDERS' REPRESENTATIVE

     The Merger Agreement provides that Thomas J. Reardon, or any person appointed as a successor pursuant to the terms of the Merger Agreement, will act as the Shareholders' Representative. The Shareholders' Representative will act on behalf of the FWC shareholders, both prior to and following the consummation of the Merger, with respect to specified matters under the Merger Agreement. See "The Merger--The Shareholders' Representative."

SPECIAL MEETING OF FWC SHAREHOLDERS

     The Special Meeting to consider and vote upon the Merger Agreement will be held in Sioux Falls, South Dakota, at [LOCATION], on [DAY], [DATE], 1995 at [TIME] local time. Only holders of record of FWC Common Stock at the close of business on [DATE], 1995 (the "Record Date"), will be entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, there were outstanding and entitled to vote 64,781 shares of FWC Common Stock. Each share of FWC Common Stock is entitled to one vote on the Merger Agreement. See "Information Concerning the Special Meeting."

VOTE REQUIRED TO APPROVE THE MERGER AND THE ADJOURNMENT; QUORUM

     Pursuant to South Dakota law, approval of the Merger Agreement requires the affirmative vote of at least a majority of all shares of FWC Common Stock outstanding and entitled to vote at the Special Meeting, provided that a quorum is present at the Special Meeting. Approval of the adjournment of the Special Meeting requires the affirmative vote of at least a majority of the outstanding shares of FWC Common Stock represented in person or by proxy at the Special Meeting. A majority of all shares of FWC Common Stock outstanding and entitled to vote, represented in person or by proxy, will constitute a quorum for the Special Meeting. Approval of the Merger Agreement by the shareholders of FBS is not required under applicable law.

     It is expected that all of the 35,358 shares of FWC Common Stock beneficially owned by directors and executive officers of FWC and their affiliates at the Record Date (55% of the total number of outstanding shares of FWC Common Stock at such date) will be voted for approval of the Merger Agreement and for adjournment of the Special Meeting under the circumstances described herein. As of the Record Date, FBS beneficially owned no shares of FWC Common Stock, and directors and officers of FBS and their affiliates beneficially owned no shares of FWC Common Stock. See "Information Concerning the Special Meeting."

THE VOTING AGREEMENT

     As required by the Merger Agreement, Thomas J. Reardon, Michael D.
Reardon, the Thomas M. Reardon Living Trust and the Mary Jane Reardon Living Trust (collectively, the "Reardon Shareholders"), have entered into a Shareholder Voting Agreement (the "Voting Agreement") with FBS relating to certain actions and restrictions on actions of the Reardon Shareholders both prior to and following the Effective Date. The Voting Agreement requires that the Reardon Shareholders vote, or cause to be voted, all shares of FWC Common Stock owned or controlled by them in favor of the Merger Agreement and in favor of the adjournment of the Special Meeting under the circumstances described herein (an aggregate of 39,288.60 shares at the Record Date, representing approximately 61% of the outstanding shares of FWC Common Stock at such date). Assuming that the Reardon Shareholders vote such shares of FWC Common Stock in favor of the Merger Agreement as required by the Voting Agreement, approval of the Merger Agreement at the Special Meeting is assured. The Voting Agreement also contains certain restrictions on the Reardon Shareholders with respect to voting for or supporting transactions regarding FWC that are competitive with or contradict the Merger. See "The Merger--The Voting Agreement," "--Interests of Certain Persons in the Merger" and Appendix B.

RECOMMENDATION OF THE FWC BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF FWC RECOMMENDS THAT FWC SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND FOR APPROVAL OF ADJOURNMENT OF THE SPECIAL MEETING IF NECESSARY TO PERMIT FURTHER SOLICITATION OF PROXIES.

     The Board of Directors of FWC recommends that the shareholders of FWC approve the Merger Agreement. The Board believes that the terms of the Merger Agreement are fair and that the Merger is in the best interests of FWC and its shareholders. In making its recommendation, the Board has not sought the advice
of an independent financial advisor.  On [                              ], 1995,
the last sale price for FBS Common Stock on the NYSE was $[                    ]
per share, which is equivalent to a value of $[                    ] for the
24.6986 shares of FBS Common Stock into which each share of FWC Common Stock will be converted in the Merger before any adjustments are made. See "The Merger--Terms of the Merger; Consideration to be Received by FWC Shareholders." The directors and officers of FWC have unanimously indicated they intend to vote the FWC Common Stock they hold in favor of the Merger Agreement. See "Information Concerning the Special Meeting--Beneficial Ownership of FWC Common Stock."

     In approving the Merger Agreement and recommending its approval by FWC shareholders, the Board of Directors of FWC considered the terms and conditions of the Merger; the earnings and dividend records, financial condition, business, assets and liabilities, and management of each of FWC and FBS; recent market prices for FBS Common Stock; trading statistics, including volume statistics for FBS Common Stock; the lack of a public trading market for FWC Common Stock; the nature of the banking businesses of FWC and FBS; FWC's and FBS's respective positions in their markets; the outlook for FWC in the changing banking and financial services industry, including the advent of interstate banking, and alternatives available to FWC for raising capital necessary to fund acquisitions required to achieve competitive economies of scale; the consideration to be received by the shareholders of FWC in the Merger; and the price ranges of comparable transactions. The Board did not assign any greater weight to any one or more factors than it did to the other factors. See "The Merger--Background of and Reasons for the Merger; Recommendation of FWC Board of Directors."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Voting Agreement. As discussed above, the Reardon Shareholders, pursuant to the Voting Agreement, are required to vote all of their shares of FWC Common Stock in favor of approval of the Merger Agreement and in favor of approval of the adjournment of the Special Meeting if necessary to permit further solicitation of proxies. The Reardon Shareholders include Thomas J. Reardon, Thomas M. Reardon (through a living trust) and Mary Jane Reardon (through a living trust), each of whom is an officer and director of FWC, and Michael D. Reardon. See "The Merger--The Voting Agreement."

     Indemnification. The Merger Agreement provides that, for a period of two years after the Effective Date, FBS shall indemnify present and former officers, directors and employees of FWC, Western Bank and the Subsidiary, against all losses and other expenses in connection with claims that arise out of such person's serving in such capacities and pertain to matters of fact arising, existing or occurring before the Effective Date to the full extent permitted under applicable federal and South Dakota law and under the applicable charter and bylaws of FWC, Western Bank or the Subsidiary. The Merger Agreement also provides that FBS will advance expenses incurred by such persons in connection with such claims to the full extent permitted by such law, charter and bylaws. See "The Merger--Interests of Certain Persons in the Merger--Indemnification."

     Sale of Certain Properties. The Merger Agreement provides that on or before the Effective Date, FWC will sell, or will cause to be sold, to one or more of the shareholders of FWC or a third party or parties, certain properties located in Hartford, South Dakota and Sioux Falls, South Dakota (collectively, the "FWC Sale Properties"). The purchase price for such properties must be equal to or greater than $64,500 with respect to the properties located in Hartford and $326,761 with respect to the property located in Sioux Falls. It is anticipated that the purchaser or purchasers of the FWC Sale Properties will be Thomas J. Reardon and/or Thomas M. Reardon (or an entity or entities controlled by such persons), each of whom is an officer and director of FWC. It is a condition to the sale of the Sioux Falls property that the purchaser enter into a lease agreement with FBS for a period of not less than 90 days for a gross monthly rental of not more than $6,000 per month and release FBS from all liability for any environmental claims with respect to the property.

     Lease of Office Space and Purchase of Office Furniture. In addition, the Merger Agreement provides that Thomas J. Reardon and Thomas M. Reardon, each an officer and director of FWC, may rent at fair market value office space from FBS for a period of not more than thirty days after the Effective Date and may purchase from FBS certain office furniture and artwork used by them in their respective offices at FWC at an aggregate purchase price equal to the approximate book value thereof.

     Severance Payments. Pursuant to the Merger Agreement, on or before the Effective Date, FBS will identify employees of FWC, Western Bank or the Subsidiary whom it desires to retain following the Effective Date. Certain of such employees will be designated as "transition employees" who are not anticipated by FBS to be employed for longer than six months after the Effective Date. Any other employees of FWC, Western Bank or the Subsidiary not so identified by FBS will be terminated immediately prior to the consummation of the Merger by FWC, Western Bank or the Subsidiary, as the case may be, and any severance payments to any such employee will be the responsibility of FWC, Western Bank or the Subsidiary, as the case may be, and not of FBS. Such severance payments may be made only to the extent, after prior consultation with FBS, FBS has reasonably determined that such payments will not violate, or will not contribute to a violation, of any applicable federal, state or local laws, rules or regulations. FWC, Western Bank and the Subsidiary shall accrue (consistent with generally accepted accounting principals ("GAAP")) any severance obligations with respect to transition employees but shall not make any such severance payments to such transition employees without the prior written consent of FBS. Transition employees will be entitled to receive severance from FBS only in accordance with the severance policies of FWC, Western Bank or the Subsidiary (and not of FBS) and only to the extent that such severance payments have been properly accrued by FWC, Western Bank or the Subsidiary. FBS may, but is not obligated, to make severance payments to certain transition employees. Any employees, other than transition employees, retained after the Effective Date and who are thereafter terminated at any time will receive severance payments pursuant to FBS's standard employee severance policy. The severance payments described above may be made to officers of FWC, Western Bank and the Subsidiary.

     The foregoing interests of members of management or shareholders of FWC in the Merger may mean that such persons have personal interests in the Merger that may not be identical to the interests of nonaffiliated shareholders. See "The Merger--Interests of Certain Persons in the Merger."

LIMITATION ON NEGOTIATIONS

     The Merger Agreement provides that FWC, Western Bank and the Subsidiary will not, and will cause their respective officers, directors, employees, agents and affiliates, not to, directly or indirectly, (i) solicit, authorize, initiate or encourage submission of, any proposal, offer, tender offer or exchange offer from any person or entity (including their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets or deposits of, or any equity interest in, FWC, Western Bank or the Subsidiary or other similar transaction or business combination involving FWC, Western Bank or the Subsidiary or (ii) (a) participate in any negotiations in connection with or in furtherance of any of the foregoing or (b) permit any person other than FBS and its representatives to have any access to the facilities of, or furnish to any person other than FBS and its representatives any non-public information with respect to, FWC, Western Bank or the Subsidiary in connection with or in furtherance of any of the foregoing. See "The Merger--Limitation on Negotiations."

     The foregoing provisions may have the effect of discouraging competing offers to acquire or merge with FWC.

REGULATORY APPROVALS REQUIRED

     The Merger is subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"), and by the South Dakota Banking Commission under Sections 51A-2-38 and 51A-3-25 of the South Dakota Codified Laws. FBS's obligation to consummate the Merger under the Merger Agreement is also conditioned upon the prior approval of the Office of the Comptroller of the Currency ("OCC") of the merger (the "Bank Merger") of Western Bank with and into First Bank South Dakota under the National Bank Act and Section 18(c) of the Federal Deposit Insurance Act (the "Bank Merger Act"). After submission and review in draft form, the final Federal Reserve application was submitted by FBS on December 16, 1994. There can be no assurance that the Federal Reserve Board or the South Dakota Banking Commission will approve the Merger, or that the OCC will approve the Bank Merger, or as to the date such regulatory approvals will be obtained. See "The Merger--Regulatory Approvals Required."

CONDITIONS, WAIVER AND AMENDMENT AND TERMINATION

     The respective obligations of FBS and FWC to consummate the Merger are subject to the satisfaction of certain conditions, including, among others, (i) the receipt of all required regulatory approvals with respect to the Merger,
(ii) the approval of the Merger Agreement by the requisite vote of FWC shareholders and (iii) certain other conditions customary in transactions of this kind. A failure of any such conditions to be satisfied, if not waived, would prevent consummation of the Merger. See "The Merger--Conditions to Consummation of the Merger."

     At any time before the Effective Date, any party to the Merger Agreement may (i) extend the time for performance of any obligations or other acts of any other party under the Merger Agreement or (ii) waive compliance with any agreements contained in the Merger Agreement of any other party thereto or with any conditions contained therein to its own obligations, to the extent that such obligations, agreements and conditions are intended for its own benefit. In addition, the Merger Agreement may be amended by written instrument signed on behalf of each of the parties thereto. The Merger Agreement may be amended without the approval of FWC shareholders, except that no such amendment will be made following the approval of the Merger Agreement by FWC shareholders if such amendment changes the number of shares of FBS Common Stock for which the FWC Common Stock is to be exchanged or otherwise materially adversely affects the rights of such shareholders. See "The Merger--Waiver and Amendment."

     The Merger Agreement may be terminated at any time before the Effective Date (i) by mutual consent of FBS and FWC; (ii) by either FBS or FWC, if any of the conditions to such party's obligation to consummate the transactions contemplated in the Merger Agreement shall have become impossible to satisfy;
(iii) by either FBS or FWC, if the Merger is not duly approved by the shareholders of FWC; (iv) by FBS or FWC, if the Effective Date is not on or before October 31, 1995 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate the Merger Agreement in breach of such party's obligations under such agreement); and (v) by FBS, if the Board of Directors of FWC shall have withdrawn, modified or changed its recommendation of the Merger Agreement or the Merger, or any shareholder of FWC who is a party to the Voting Agreement shall have violated or breached any material provision thereof. See "The Merger-- Termination."

EFFECTIVE DATE OF THE MERGER

     The Merger will become effective upon the filing of certificates of merger relating thereto with the Secretaries of State in the States of Delaware and South Dakota. The Merger Agreement provides that the parties thereto will cause such certificates of merger to be so filed as soon as practicable after receipt of all necessary regulatory approvals, provided that each of the conditions to consummation of the Merger has been satisfied or waived. The Merger cannot become effective until FWC shareholders have approved the Merger Agreement and all required regulatory approvals and actions have been obtained and taken. The Merger Agreement may be terminated by either FBS or FWC if the Merger has not become effective by October 31, 1995 (unless failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate the Merger Agreement in breach of such party's obligations thereunder). Accordingly, there can be no assurance as to whether or when the Merger will become effective. FBS and FWC have agreed to use all reasonable efforts to cause the Effective Date to occur on March 31, 1995, or if not on such date, on such later date as the parties may mutually agree. See "The Merger--Effective Date of the Merger," "--Conditions to Consummation of the Merger" and "--Regulatory Approvals Required."

EXCHANGE OF FWC STOCK CERTIFICATES

     Following the Merger, FBS will send a notice and transmittal form, with instructions, to each holder of FWC Common Stock of record at the Effective Date advising such holder of the effectiveness of the Merger and of the procedure for surrendering their certificates formerly evidencing FWC Common Stock in exchange for certificates evidencing FBS Common Stock. Such notice and transmittal form will be sent as soon as practicable after the necessary adjustment to the number of Merger Shares to be delivered to the FWC shareholders is determined. The Merger Agreement provides that such determination shall be made not later than 90 days after the Effective Date. Accordingly, under certain circumstances FWC shareholders might not receive certificates evidencing FBS Common Stock until later than 90 days after the Effective Date. FWC SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE NOTICE AND TRANSMITTAL FORM FROM FBS. See "The Merger--Surrender of FWC Common Stock Certificates."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO FWC SHAREHOLDERS

     The obligations of both FWC and FBS to consummate the Merger are conditioned on, among other things, the receipt of an opinion of counsel of Davenport, Evans, Hurwitz & Smith, counsel to FWC, which is based upon various representations and subject to various assumptions and qualifications, to the effect that for federal income tax purposes (i) the Merger will qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) no gain or loss will be recognized by any FWC shareholder (except in connection with the receipt of cash) upon the exchange of FWC Common Stock for FBS Common Stock in the Merger, (iii) the basis of the FBS Common Stock received by an FWC shareholder who exchanges FWC Common Stock for FBS Common Stock will be the same as the basis of the FWC Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of the receipt of cash in lieu of a fractional share of FBS Common Stock), (iv) the holding period of the FBS Common Stock received by an FWC shareholder receiving FBS Common Stock will include the period during which the FWC Common Stock surrendered in exchange therefor was held (provided that the FWC Common Stock of such FWC shareholder was held as a capital asset at the Effective Date), and (v) cash received by an FWC shareholder in lieu of a fractional share interest of FBS Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of FBS Common Stock which he would otherwise be entitled to receive, and will qualify as capital gain or loss (assuming the FWC Common Stock was a capital asset in his hands at the Effective Date). EACH FWC SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISER CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AS WELL AS ANY APPLICABLE STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES, BASED UPON SUCH SHAREHOLDER'S OWN PARTICULAR FACTS AND CIRCUMSTANCES. See "The Merger--Certain Federal Income Tax Consequences to FWC Shareholders."

RESALES OF FBS COMMON STOCK

     The shares of FBS Common Stock issuable to shareholders of FWC upon consummation of the Merger may be traded freely by those shareholders who are not "affiliates" of FWC or FBS. FWC has agreed in the Merger Agreement to use its best efforts to obtain signed representations (in the form attached as Exhibit A to the Merger Agreement) from each shareholder of FWC who may reasonably be deemed an "affiliate" of FWC (as such term is used in Rule 145 under the Securities Act) to the effect that such person will not dispose of shares issued to him pursuant to the Merger except in compliance with Rule 145 under the Securities Act, in a transaction that, in the opinion of counsel reasonably satisfactory to FBS, is otherwise exempt from the registration requirements under the Securities Act or in an offering registered under the Securities Act. See "The Merger--Resale of FBS Common Stock Received by FWC Shareholders."

ACCOUNTING TREATMENT

     FBS intends to account for the Merger using the purchase method under GAAP. See "The Merger--Accounting Treatment" and "Unaudited Pro Forma Combined Financial Information."

DISSENTERS' RIGHTS OF APPRAISAL

     Under South Dakota law, holders of FWC Common Stock who do not vote to approve the Merger Agreement may elect to have the "fair value" of their shares (determined in accordance with South Dakota law) judicially appraised and paid to them, if the Merger is consummated and if they comply with the provisions of Sections 47-6-23 to 47-6-23.3 and Sections 47-6-40 to 47-6-50, inclusive, of the South Dakota Business Corporation Act, a copy of which provisions is attached hereto as Appendix C. Any deviation from the requirements with respect to asserting dissenters' rights as set forth in such provisions may result in the loss of dissenters' rights. See "The Merger--Rights of FWC Dissenting Shareholders" and Appendix C.

MARKET AND MARKET PRICES

     FBS Common Stock is listed on the NYSE under the symbol "FBS." There is no public market for shares of FWC Common Stock. The following table sets forth the closing price per share of FBS Common Stock and the "equivalent per share price" (as defined below) of FWC Common Stock as of (i) October 14, 1994, the last trading day before FBS announced execution of the Merger Agreement, and
(ii) [                           ], 1995.  The "equivalent per share price" of
the FWC Common Stock as of such dates equals the closing price per share of FBS Common Stock on such dates multiplied by 24.6986, which is the number of shares of FBS Common Stock to be issued in exchange for each share of FWC Common Stock pursuant to the Merger Agreement, subject to certain adjustments. See "The Merger--Terms of the Merger; Consideration to be Received by FWC Shareholders."

       Market Price                   FBS                       Equivalent
        Per Share                    Common                      Per Share
           At:                       Stock                         Price
       ------------                  ------                     ----------
     October 14, 1994                $35.75                      $882.97
     [               ], 1995         $                           $

     Apart from the publicly disclosed information concerning FBS which is included and incorporated by reference in this Proxy Statement/Prospectus, FBS does not know what factors account for changes in the market price of its stock. FWC shareholders are advised to obtain current market quotations for FBS Common Stock. NO ASSURANCE CAN BE GIVEN AS TO THE MARKET PRICES OF FBS COMMON STOCK AT ANY TIME BEFORE THE EFFECTIVE DATE, OR AT ANY TIME THEREAFTER. Because the exchange ratio of FBS Common Stock for FWC Common Stock is fixed, subject to certain adjustments described herein,

FWC shareholders will not be compensated for any decreases in the market price of FBS Common Stock which could occur before the Effective Date. As a result, in the event the market price of FBS Common Stock decreases, the value of the FBS Common Stock to be received in the Merger in exchange for FWC Common Stock would decrease. However, in the event the market price of FBS Common Stock increases, the value of the FBS Common Stock to be received in the Merger in exchange for FWC Common Stock would increase. See "--The Proposed Merger" above and "The Merger--Terms of the Merger; Consideration to be Received by FWC Shareholders."

DIFFERENCES IN RIGHTS OF FWC SHAREHOLDERS

     Upon consummation of the Merger, holders of FWC Common Stock will become holders of FBS Common Stock. As a result, their rights as shareholders, which are now governed by South Dakota corporate law and FWC's Articles of Incorporation and Bylaws, will be governed by Delaware corporate law and FBS's Certificate of Incorporation and Bylaws. Because of certain differences between South Dakota and Delaware corporate law and between the provisions of FWC's Articles of Incorporation and Bylaws and FBS's Certificate of Incorporation and Bylaws, the current rights of FWC shareholders will change significantly after the Merger. For a discussion of the material differences between the rights of shareholders of FWC and the rights of shareholders of FBS, see "The Merger-- Certain Differences in Rights of FWC Shareholders."

EXPENSES

     The Merger Agreement provides that all costs and expenses incurred in connection with such agreement and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses. None of FWC, Western Bank or the Subsidiary shall bear any of the costs or expenses of such transactions properly allocable to the shareholders of FWC, and the Shareholders' Representative has agreed that all of such costs and expenses shall be paid for by the shareholders of FWC. See "The Merger--Expenses."

                     COMPARATIVE UNAUDITED PER SHARE DATA

     The following table presents selected comparative unaudited per share data for FBS on a historical and pro forma combined basis, and for FWC on a historical and pro forma equivalent basis, giving effect to the Merger using the purchase method of accounting, and to the acquisition by FBS of Metropolitan Financial Corporation ("MFC") (as described under "Business of FBS--Recent Development") using the pooling-of-interests method of accounting. The information presented below is derived from the consolidated historical financial statements of FBS, FWC and MFC, including the related notes thereto, and the unaudited pro forma combined financial information, including the notes thereto, incorporated by reference into, or appearing elsewhere in, this Proxy Statement/Prospectus. This information should be read in conjunction with such historical and pro forma financial statements and the related notes thereto. See "Incorporation of Certain Documents by Reference," "Unaudited Pro Forma Combined Financial Information" and "Consolidated Financial Statements of First Western Corporation."

     The per share data set forth below is presented for informational purposes only, and is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have been achieved had the Merger been consummated on the dates or prior to the periods indicated.


                                    FBS Common Stock       FWC Common Stock
                                  ---------------------  ----------------------
                                              Pro Forma               Pro Forma
                                  Historical   Combined  Historical  Equivalent
                                  ----------  ---------  ----------  ----------

BOOK VALUE (1):
 September 30, 1994.............      $19.28     $19.27     $381.76     $475.94
 December 31, 1993..............       18.09      18.87      369.55      466.06

DIVIDENDS DECLARED (2):
 Nine months ended:
   September 30, 1994...........        0.87       0.87        0.00       21.49
 Year ended:
   December 31, 1993............        1.00       1.00        0.00       24.70

INCOME BEFORE EXTRAORDINARY
 ITEM AND CUMULATIVE EFFECT OF
 CHANGES IN ACCOUNTING
 PRINCIPLES (3):
 Nine months ended:
   September 30, 1994...........        2.62       2.45       19.22       60.51
 Year ended:
   December 31, 1993............        2.39       2.46       62.69       60.76


                 NOTES TO COMPARATIVE UNAUDITED PER SHARE DATA


(1) The pro forma combined book values per share of FBS Common Stock are based upon the pro forma total common equity for FBS, FWC and MFC, divided by the total pro forma common shares of the combined entity assuming the conversion of the FWC and MFC common stock at the respective exchange ratios. The pro forma equivalent book values per share of FWC Common Stock represent the pro forma combined amounts multiplied by the Exchange Ratio. See "The Merger--Terms of the Merger; Consideration to be Received by FWC Shareholders."

(2) The pro forma combined dividends declared assume no changes in the historical dividends declared per share of FBS Common Stock. The pro forma equivalent dividends per share of FWC Common Stock represent the cash dividends declared on a share of FBS Common Stock multiplied by the Exchange Ratio. See "The Merger--Terms of the Merger; Consideration to be Received by FWC Shareholders."

(3) The pro forma combined income before extraordinary item and cumulative effect of changes in accounting principles per share are based upon the pro forma combined income for FBS, FWC and MFC, divided by the average pro forma common shares of the combined entity. The pro forma equivalent income before extraordinary item and cumulative effect of changes in accounting principles per share of FWC Common Stock represents the pro forma combined income multiplied by the Exchange Ratio. See "The Merger--Terms of the Merger; Consideration to be Received by FWC Shareholders."

          FBS expects to achieve operating cost savings primarily through reductions in staff, the consolidation and elimination of certain office facilities, and the consolidation of certain data processing and other back office operations. No adjustment has been included in the unaudited pro forma combined financial statements for the anticipated operating cost savings.

          The FBS results of operations for the year ended December 31, 1993 include merger-related charges of $50.0 million ($0.44 per share), on an after-tax basis, associated with the acquisition of Colorado National Bankshares, Inc.

          The FBS results of operations for the year ended December 31, 1992 include merger-related charges of $81.8 million ($0.78 per share), on an after-tax basis, associated with the acquisition of Western Capital Investment Corporation and Bank Shares Incorporated.

      HISTORICAL SELECTED AND UNAUDITED PRO FORMA COMBINED FINANCIAL DATA


     The following tables set forth certain historical selected consolidated financial information for FBS, FWC, and MFC, and certain unaudited pro forma combined financial information giving effect to the Merger using the purchase method of accounting (included in the nine months ended September 30, 1994 and 1993 and the year ended December 31, 1993 only) and the acquisition by FBS of MFC using the pooling-of-interests method of accounting. For a description of the purchase method of accounting with respect to the Merger and the related effects on the historical financial statements of FBS, see "The Merger-- Accounting Treatment." The historical selected financial data for the five years ended December 31, 1993 is derived from audited consolidated financial statements of FBS, FWC and MFC. The historical selected financial data for the nine months ended September 30, 1994 and 1993 is derived from the unaudited historical financial statements of FBS, FWC, and MFC and reflect, in the respective opinions of management of FBS, FWC and MFC, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. This information should be read in conjunction with the consolidated historical financial statements of FBS, FWC and MFC, and the related notes thereto, and the unaudited pro forma combined financial information, including the notes thereto, incorporated by reference into, or appearing elsewhere in, this Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference," "Unaudited Pro Forma Combined Financial Information" and "Consolidated Financial Statements of First Western Corporation."

     The unaudited pro forma combined financial information is presented for informational purposes only and is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have been achieved had the Merger been consummated on the dates or prior to the periods presented.

                      HISTORICAL SELECTED FINANCIAL DATA
                            FIRST BANK SYSTEM, INC.

                                                    Nine Months Ended
                                                      September 30,                     Years Ended December 31,
                                                 ---------------------   ---------------------------------------------------------
                                                    1994        1993       1993(4)     1992(5)     1991        1990       1989(6)
                                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------
(In millions, except per share amounts)              (unaudited)
CONSOLIDATED INCOME STATEMENT DATA:
Interest income...............................   $ 1,270.3   $ 1,250.8   $ 1,661.8   $ 1,681.3   $ 1,962.0   $ 2,377.8   $ 2,709.9
Interest expense..............................       386.5       407.5       528.9       686.2     1,055.2     1,553.2     1,874.7
                                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------
    Net interest income.......................       883.8       843.3     1,132.9       995.1       906.8       824.6       835.2
Provision for credit losses...................        70.0        98.2       125.2       183.4       202.2       215.4       335.8
                                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net interest income after provision for
  credit losses...............................       813.8       745.1     1,007.7       811.7       704.6       609.2       499.4
Noninterest income............................       464.9       423.7       569.6       535.7       497.7       437.6       485.1
Noninterest expense...........................       782.4       845.2     1,100.5     1,114.3       969.3       981.0     1,091.1
                                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income (loss) before income taxes and
  cumulative effect of changes in
  accounting  principles......................       496.3       323.6       476.8       233.1       233.0        65.8      (106.6)
Applicable income taxes (credit)..............       187.0       121.5       178.8        78.6        25.9         8.5       (19.8)
                                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income (loss) before cumulative effect of
  changes in accounting principles............       309.3       202.1       298.0       154.5       207.1        57.3       (86.8)
Cumulative effect of changes in accounting
  principles..................................          --          --          --       157.3          --          --          --
                                                 ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net income (loss).............................   $   309.3   $   202.1   $   298.0   $   311.8   $   207.1   $    57.3   $   (86.8)
                                                 =========   =========   =========   =========   =========   =========   =========

Average common and common equivalent shares...       114.3       113.7       113.1       105.4       102.5        93.3        86.1

PER COMMON SHARE:
Income (loss before cumulative effect of
  changes in accounting principles)...........   $    2.62   $    1.58   $    2.39   $    1.18   $    1.79   $     .36   $   (1.23)
Net income (loss).............................        2.62        1.58        2.39        2.67        1.79         .36       (1.23)
Dividends paid................................         .87         .75        1.00         .88         .82         .82        1.44
Common shareholders' equity...................       19.28       17.72       18.09       17.09       14.37       13.22       13.52

CONSOLIDATED BALANCE SHEET DATA AT PERIOD END:
Assets........................................   $  26,330   $  25,941   $  26,385   $  26,625   $  23,851   $  24,804   $  27,229
Securities....................................       3,377       3,866       3,319       4,196       2,841       3,406       4,047
Loans.........................................      19,110      18,568      18,779      17,076      16,365      16,829      19,546
Deposits......................................      18,793      20,466      21,031      21,188      19,145      19,378      20,436
Long-term debt................................       1,265       1,030       1,015         822         948       1,506       1,733
Shareholders' equity..........................       2,319       2,276       2,245       2,318       1,852       1,600       1,440

SELECTED FINANCIAL DATA AT PERIOD END:
Common shareholders' equity to assets.........         8.4%        7.7%        7.5%        7.3%        6.2 %       5.4%        4.3%
Total shareholders' equity to assets..........         8.8         8.8         8.5         8.7         7.8         6.5         5.3
Tier 1 capital ratio (1)......................         8.2         9.5         9.2         9.5         8.3         6.6         5.1
Total capital ratio (1).......................        12.5        13.9        13.3        12.6        11.3         9.7         8.2
Allowance for credit losses...................   $     437   $     427   $     423   $     448   $     427   $     454   $     480
    Percentage of loans.......................        2.29%       2.30%       2.25%       2.62%       2.61%       2.70%       2.46%
Nonperforming assets (2)......................   $     170   $     267   $     226   $     412   $     550   $     665   $     649
    Percentage of total assets................         .65%       1.03%        .86%       1.55%       2.31%       2.68%       2.38%

SELECTED FINANCIAL DATA FOR THE PERIOD ENDED:
Return on average assets before cumulative
  effect of changes in accounting principles..        1.61%       1.07%       1.17%        .65%        .90%        .22%       (.30%)
Return on average assets......................        1.61        1.07        1.17        1.32         .90         .22        (.30)
Return on average common equity before
  cumulative effect of changes in
  accounting principles.......................        19.1        12.3        13.8         7.3        13.1         2.8        (7.9)
Return on average common equity...............        19.1        12.3        13.8        16.4        13.1         2.8        (7.9)
Net interest margin on a tax-equivalent basis.        5.24        5.09        5.07        4.85        4.50        3.70        3.45
Net interest margin without taxable-
  equivalent increments.......................        5.17        5.01        4.99        4.74        4.34        3.49        3.20

                See notes to historical selected financial data

                      HISTORICAL SELECTED FINANCIAL DATA
                      METROPOLITAN FINANCIAL CORPORATION

                                          Nine Months Ended
                                            September 30,                               Years Ended December 31,
                                      ------------------------    ------------------------------------------------------
                                         1994(3)        1993         1993        1992(5)      1991      1990      1989
                                      ----------     ---------    ----------   -----------  --------- --------  --------
(In millions, except per share amounts)     (unaudited)
CONSOLIDATED INCOME STATEMENT DATA:
Interest income....................       $398.0        $351.3        $472.7      $424.8     $407.0    $367.5    $371.7
Interest expense...................        233.7         204.7         274.6       272.2      301.9     291.8     305.9
                                      ----------     ---------    ----------   -----------  --------- --------  --------
    Net interest income............        164.3         146.6         198.1       152.6      105.1      75.7      65.8
Provision for credit losses........          9.6           6.0           7.8         8.3        8.0       6.0       6.4
                                      ----------     ---------    ----------   -----------  --------- --------  --------
Net interest income after provision
  for credit losses................        154.7         140.6         190.3       144.3       97.1      69.7      59.4
Noninterest income.................         63.1          61.2          88.5       113.7       88.8      64.2      67.9
Noninterest expense................        167.7         141.4         192.3       147.9      124.1     108.6     113.4
                                      ----------     ---------    ----------   -----------  --------- --------  --------
Income before income taxes,
  extraordinary item and
  cumulative effect of changes in
  accounting principles............         50.1          60.4          86.5       110.1       61.8      25.3      13.9
Applicable income taxes (credit)...         19.1          13.1          21.3        42.6        4.4      (2.0)    (10.2)
                                      ----------     ---------    ----------   -----------  --------- --------  --------
Income before extraordinary item
  and cumulative effect of changes
  in accounting principles.........         31.0          47.3          65.2        67.5       57.4      27.3      24.1
Extraordinary item.................           --            --            --        (6.3)        --        --        --
Cumulative effect of changes in
  accounting principles............           --            --            --        75.9         --       1.0        --
                                      ----------     ---------    ----------   -----------  --------- --------  --------
Net income.........................       $ 31.0        $ 47.3        $ 65.2      $137.1     $ 57.4    $ 28.3    $ 24.1
                                      ==========     =========    ==========   ===========  ========= ========  ========
Average common and common
  equivalent shares................         32.3          31.6          31.7        28.4       21.6      18.8      18.9

Per Common Share
Income before extraordinary item and
  cumulative effect of changes in
  accounting principles............       $  .93        $ 1.46        $ 2.01      $ 2.34     $ 2.42    $ 1.25    $ 1.20
Net income.........................          .93          1.46          2.01        4.78       2.42      1.30      1.20
Dividends paid.....................          .60           .29           .39         .27        .19       .17       .15
Common shareholders' equity........        15.46         15.25         15.79       14.15      10.51      8.52      7.91

CONSOLIDATED BALANCE SHEET DATA AT  PERIOD END:
Assets.............................       $8,073        $7,017        $7,007      $6,147     $4,668    $4,546    $3,822
Securities.........................        2,255         1,991         1,756       2,044      1,903     1,716     1,230
Loans..............................        5,267         4,473         4,689       3,454      2,379     1,967     1,698
Deposits...........................        5,506         5,470         5,355       5,207      3,824     3,394     2,719
Long-term debt.....................        1,137           823           890         298        277       368       397
Shareholders' equity...............          498           490           504         427        279       226       189

SELECTED FINANCIAL DATA AT PERIOD END:
Common shareholders' equity to
  assets...........................          6.0%          6.8%          7.0%        6.7%       4.7%      3.7%      3.7%
Total shareholders' equity to
 assets............................          6.2           7.0           7.2         6.9        6.0       5.0       4.9
Core capital (1)...................         5.92          6.93          7.44        6.91       5.36      4.52      4.30
Risk-based capital (1).............        10.56         12.53         13.52       13.89      12.35     12.33     12.60
Allowance for credit losses........       $   40        $   46        $   43      $   36     $   26    $   30    $   27
    Percentage of loans............          .77%         1.04%          .92%       1.04%      1.09%     1.53%     1.59%
Nonperforming assets (2)...........       $   75        $  134        $  115      $   98     $  108    $   72    $   35
    Percentage of total assets.....          .92%          1.91%        1.65%       1.60%      2.32%     1.58%      .91%

SELECTED FINANCIAL DATA FOR THE PERIOD ENDED:
Return on average assets before
  extraordinary item and cumulative
  effect of changes in accounting
  principles.......................          .54%          .98%          .98%       1.28%      1.25%      .68%      .60%
Return on average assets...........          .54           .98           .98        2.61       1.25       .70       .60
Return on average equity before
  extraordinary item and cumulative
  effect of changes in accounting
  principles.......................          8.2          13.9          14.0        17.0       22.8      13.8      16.0
Return on average equity...........          8.2          13.9          14.0        34.6       22.8      14.4      16.0
Net interest margin on a tax-
  equivalent basis.................         3.02          3.23          3.21        3.13       2.44      2.02      1.75
Net interest margin without
  taxable-equivalent increments....         3.02          3.23          3.21        3.13       2.44      2.02      1.75

                See notes to historical selected financial data

                      HISTORICAL SELECTED FINANCIAL DATA
                           FIRST WESTERN CORPORATION

                                          Nine Months Ended
                                            September 30,                     Years Ended December 31,
                                         -------------------   -------------------------------------------------------
                                           1994       1993       1993       1992       1991        1990        1989
                                         --------   --------   --------   --------   ---------   ---------   ---------
(In thousands, except per share amounts)     (unaudited)
CONSOLIDATED INCOME STATEMENT DATA:
Interest income........................  $ 16,361   $ 15,702   $ 21,548   $ 21,715   $  22,459   $  22,043   $  22,151
Interest expense.......................     6,611      6,437      8,641      9,949      12,768      14,604      15,546
                                         --------   --------   --------   --------   ---------   ---------   ---------
  Net interest income..................     9,750      9,265     12,907     11,766       9,691       7,439       6,605
Provision for credit losses............       682        682        909        895         651         522         526
                                         --------   --------   --------   --------   ---------   ---------   ---------
Net interest income after provision
 for credit losses.....................     9,068      8,583     11,998     10,871       9,040       6,917       6,079
Noninterest income.....................     2,881      5,875      6,824      7,149       4,289       3,459       9,096
Noninterest expense....................     9,941      9,794     12,739     11,167       8,831       8,597      16,566
                                         --------   --------   --------   --------   ---------   ---------   ---------
Income  before income taxes,...........     2,008      4,664      6,083      6,853       4,498       1,779      (1,391)
Applicable income taxes (credit).......       763      1,510      2,029      2,540       1,577         643        (749)
                                         --------   --------   --------   --------   ---------   ---------   ---------
Net income (loss)......................  $  1,245   $  3,154   $  4,054   $  4,313   $   2,921   $   1,136   $    (642)
                                         ========   ========   ========   ========   =========   =========   =========

Average common and common
 equivalent shares.....................    64,781     64,721     64,665     62,124       5,966       5,965       5,965

Per Common Share
Net income (loss)......................     19.22      48.73      62.69      69.43      489.61      190.44     (107.63)
Dividends paid.........................       .00        .00        .00        .00         .00         .00         .00
Common shareholders' equity............    381.76     354.50     369.55     305.78    2,379.17    1,898.24    1,707.80

CONSOLIDATED BALANCE SHEET DATA AT PERIOD END (IN THOUSANDS):
Assets.................................  $322,517   $304,704   $314,257   $286,894   $ 258,530   $ 232,670   $ 275,638
Securities.............................    48,801     44,924     40,353     55,292      57,120      59,278      54,341
Loans..................................   237,287    212,822    227,459    187,469     167,416     147,453     172,665
Deposits...............................   273,898    266,055    265,319    250,854     224,647     205,473     235,429
Long-term debt.........................    12,000          0          0          0           0           0           0
Shareholders' equity...................    24,731     22,864     23,940     19,762      14,727      11,323      10,187

SELECTED FINANCIAL DATA AT PERIOD END:
Common shareholders' equity to
 assets................................       7.7%       7.5%       7.6%       6.9%        5.7%        4.9%        3.7%
Total shareholders' equity to assets...       7.7        7.5        7.6        6.9         5.7         4.9         3.7
Tier capital ratio (1).................      10.6       11.4       11.3       11.5         9.1         7.6         6.3
Total capital ratio (1)................      11.7       12.4       12.3       12.6        10.1         8.6         7.2
Allowance for credit losses............  $  2,527   $  2,050   $  2,164   $  1,870   $   1,620   $   1,500   $   1,400
  Percentage of loans..................      1.06%       .96%       .95%      1.00%        .97%       1.02%        .81%
Nonperforming assets (2)...............  $  1,471   $    878   $    890   $  1,011   $     910   $   1,581   $   2,618
  Percentage of total assets...........       .46%       .29%       .28%       .35%        .35%        .68%        .95%

SELECTED FINANCIAL DATA FOR THE PERIOD ENDED:
Return on average assets...............       .53%      1.45%      1.36%      1.36%       1.61%       1.19%       (.23%)
Return on average equity...............      7.02      19.95      18.75      25.21       23.10       10.53       (5.89)
Net interest margin on a tax-equivalent
 basis.................................      4.63       4.76       4.85       4.87        4.40        3.37        3.05
Net interest margin without taxable-
equivalent increments..................      4.59       4.72       4.81       4.81        4.37        3.33        2.99

                See notes to historical selected financial data

                  NOTES TO HISTORICAL SELECTED FINANCIAL DATA


(1) FBS and FWC capital ratios are computed based on 1992 Federal Reserve Board rules and regulations. MFC's historical capital ratios are computed using Office of Thrift Supervision guidelines and transition rules and therefore are not computed on a consolidated basis, but pertain only to its subsidiary, Metropolitan Federal Bank, fsb ("MFB"). MFC's risk-based capital ratio is the ratio of MFB's regulatory capital to its risk-weighted assets.

(2) Includes non-accrual and restructured loans, other nonperforming assets and other real estate owned.

(3) The MFC results of operations for the nine months ended September 30, 1994 include charges totaling $9.5 million (net of tax), or approximately $.30 per share, related to the planned merger with FBS and the tentative settlement of two class action lawsuits against MFC and its subsidiaries, Edina Realty, Inc. and Equity Title Services, Inc. Expenses related to the merger totaled $1.4 million. The settlement of the two lawsuits was announced in September 1994 and requires final court approval. An accrual of $14 million was recorded in the third quarter for costs associated with the tentative settlement of the two lawsuits.

(4) The FBS results of operations for the year ended December 31, 1993 include merger-related charges of $50.0 million ($0.44 per share), on an after-tax basis, associated with the acquisition of Colorado National Bankshares, Inc.

(5) The FBS results of operations for the year ended December 31, 1992 include merger-related charges of $81.8 million ($0.78 per share), on an after-tax basis, associated with the acquisition of Western Capital Investment Corporation ("WCIC") and Bank Shares Incorporated. The result of operations for that year also include the effect of adopting two new accounting standards: Statement of Financial Accounting Standards No. ("SFAS") 109, "Accounting for Income Taxes," and SFAS 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." The cumulative effect of adopting SFAS 109 was an increase of $188.9 million in net income. The cumulative effect of adopting SFAS 106 was a decrease of $31.6 million in net income.

     The MFC results of operations for the year ended December 31, 1992 also include the effect of adopting SFAS 109. The cumulative effect of adopting SFAS 109 was an increase of $75.9 million in net income. Also included in MFC's results of operations for 1992 was an extraordinary expense item of $6.3 million representing the after-tax penalty for prepaying $525 million of Federal Home Loan Bank advances.

(6) The FBS net loss for the year ended December 31, 1989 is primarily the result of a large provision for losses on loans and writedowns of other real estate owned recorded by Bank Western, an FBS subsidiary acquired through the WCIC acquisition completed in 1992, which was accounted for as a pooling-of-interests. Total provision and writedowns of $92.0 million were recorded by Bank Western in 1989. This was directly related to a severe economic downturn and resulting recession in Colorado, the Rocky Mountain region and the Southwest, which in turn led to declining real estate values in the regions. Financial results in 1989 also included a provision recorded by FBS for restructuring of $37.5 million.

             UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA
          FIRST BANK SYSTEM, INC., METROPOLITAN FINANCIAL CORPORATION
                         AND FIRST WESTERN CORPORATION


                                                      Nine Months Ended
                                                        September 30,            Year Ended December 31,
                                                     --------------------    --------------------------------
                                                       1994        1993        1993        1992        1991
                                                     --------    --------    --------    --------    --------
(In millions, except per share amounts)
CONSOLIDATED INCOME STATEMENT DATA
Interest income..................................    $1,684.9    $1,618.1    $2,156.4    $2,106.1    $2,369.0
Interest expense.................................       626.8       618.6       812.1       958.4     1,357.1
                                                     --------    --------    --------    --------    --------
  Net interest income............................     1,058.1       999.5     1,344.3     1,147.7     1,011.9
Provision for credit losses......................        80.3       104.9       133.9       191.7       210.2
                                                     --------    --------    --------    --------    --------
Net Interest income after provision
  for credit losses..............................       977.8       894.6     1,210.4       956.0       801.7
Noninterest income...............................       502.7       463.0       628.7       615.5       558.4
Noninterest expense..............................       922.4       974.2     1,274.8     1,231.4     1,065.4
                                                     --------    --------    --------    --------    --------
Interest before income taxes, extraordinary
  item and cumulative effect of changes in
  accounting principles..........................       558.1       383.4       564.3       340.1       294.7
Applicable income taxes..........................       211.1       134.4       200.8       119.8        30.3
                                                     --------    --------    --------    --------    --------
Income before extraordinary item and cumulative
  effect of changes in accounting principles.....       347.0       249.0       363.5       220.3       264.4
Extraordinary item...............................          --          --          --        (6.3)         --
Cumulative effect of changes in accounting
  principles.....................................          --          --          --       233.2          --
                                                     --------    --------    --------    --------    --------
Net income.......................................    $  347.0    $  249.0    $  363.5    $  447.2    $  264.4
                                                     ========    ========    ========    ========    ========

Average common and common equivalent
  shares.........................................       137.9       136.8       136.2       124.7       117.2

PER COMMON SHARE
Income before extraordinary item and cumulative
  effect of changes in accounting principles.....    $   2.45    $   1.66    $   2.46    $   1.52    $   2.05
Net income.......................................        2.45        1.66        2.46        3.34        2.05
Dividends paid...................................         .87         .75        1.00         .88         .82
Common shareholders' equity......................       19.27       18.43       18.87       17.65       14.50

CONSOLIDATED BALANCE SHEET DATA AT PERIOD END
Assets (1).......................................    $ 33,757    $ 33,263    $ 33,706    $ 32,772    $ 28,519
Securities (1)...................................       5,607       5,902       5,115       6,240       4,744
Loans............................................      24,613      23,254      23,695      20,530      18,744
Deposits (1).....................................      23,621      26,202      26,651      26,395      22,969
Long-term debt...................................       2,414       1,853       1,905       1,120       1,225
Shareholders' equity (1).........................       2,760       2,789       2,773       2,745       2,131

SELECTED FINANCIAL DATA AT PERIOD END
Common shareholders' equity to assets............         7.9%        7.5%        7.4%        7.2%        5.9%
Total shareholders' equity to assets.............         8.2         8.4         8.2         8.4         7.5
Tier 1 capital ratio (2).........................         7.8         9.7         9.4         9.6         8.5
Total capital ratio (2)..........................        11.8        14.0        13.4        12.8        11.3
Allowance for credit losses (1)..................    $    493    $    475    $    468    $    484    $    453
  Percentage of loans............................        2.00%       2.04%       1.98%       2.36%       2.42%
Nonperforming assets (3).........................    $  246.0    $    402    $    342    $    510    $    658
  Percentage of total assets.....................         .73%       1.21%       1.01%       1.56%       2.31%

SELECTED FINANCIAL DATA FOR THE PERIOD ENDED
Return on average assets before extraordinary
  item and cumulative effect of changes
  in accounting principles.......................        1.42%       1.04%       1.12%        .76%        .95%
Return on average assets.........................        1.42        1.04        1.12        1.55         .95
Return on average common equity before
  extraordinary item and cumulative effect of
  changes in accounting principles...............        17.7        12.5        13.8         9.0        15.1
Return on average common equity..................        17.7        12.5        13.8        19.8        15.1
Net interest margin on a tax-equivalent basis....        4.71        4.70        4.67        4.53        4.15
Net interest margin without taxable-
  equivalent increments..........................        4.66        4.64        4.61        4.44        4.01

                See notes to historical selected financial data

         NOTES TO UNAUDITED PRO FORMA COMBINED SELECTED FINANCIAL DATA


(1) Pursuant to the Merger Agreement and the agreement pursuant to which FBS will merge with MFC, the pro forma statements assume that FWC and MFC will, consistent with generally accepted accounting principles, establish such additional accruals and credit loss reserves as may be necessary to reflect the plans of FBS with respect to the conduct of FWC's and MFC's businesses following the mergers, including the anticipated timing of and strategies with respect to the disposition of problem assets, and to provide for certain costs and expenses relating to the mergers. Accordingly, it is expected that FWC will record accruals in 1995 aggregating approximately $6 million to reflect specific expenses and identified Merger-related costs, expected to be incurred within one year of closing. In 1994, MFC is expected to establish additional credit-related reserves of approximately $14 million and record accruals aggregating approximately $82 million to reflect specific expenses and identified merger-related costs expected to be incurred within one year of closing.

     The amount of the adjustments discussed are preliminary estimates. The actual amount of the adjustments to be made by FWC and MFC will be based on information available at that time and could be different from the estimates. These adjustments are not reflected in the pro forma combined statements of income as they are not expected to have a continuing impact on FBS. In addition to these adjustments, FBS expects to take the following actions in connection with the merger with MFC:

     (a) Subsequent to the merger with MFC, FBS proposes to sell the deposit relationships associated with approximately 60 excess MFC branch locations. In addition, certain fixed assets which are used to service those deposit relationships will be sold. Earning assets will not be sold.

     (b) Because of regulatory restrictions on nonbanking activities, FBS expects that within two years of the closing of the merger with MFC, it will sell Edina Realty, Inc., MFC's real estate brokerage subsidiary.

     (c) In conjunction with the merger with MFC, each of the 488,750 shares of MFC preferred stock will be converted into a right to receive $27.00 cash, plus any accumulated and unpaid dividends on such shares.

     The pro forma amounts reflect the effects of these transactions. See the "Unaudited Pro Forma Combined Financial Information" for additional details on these transactions.

     In addition, FBS expects to achieve operating cost savings primarily through reductions in staff, the consolidation and elimination of certain office facilities, and the consolidation of certain data processing and other back office operations. The operating cost savings are expected to be achieved in various amounts at various times during the year subsequent to the closing and not ratably over, or at the beginning or end of, such period. No adjustment has been included in the unaudited pro forma combined financial statements for the anticipated operating cost savings.

(2) Capital ratios are computed based on 1992 Federal Reserve Board rules and regulations.

(3) Includes non-accrual and restructured loans, other nonperforming assets and other real estate owned.

                  INFORMATION CONCERNING THE SPECIAL MEETING

GENERAL

     This Proxy Statement/Prospectus is being furnished to holders of FWC Common Stock as part of the solicitation of proxies by the FWC Board of Directors for use at the Special Meeting to be held on [DATE], 1995 and at any adjournment or postponement thereof. This Proxy Statement/Prospectus, and the accompanying form of proxy, are being first mailed to FWC shareholders on or about [DATE], 1995.

     The principal purpose of the Special Meeting is to consider and vote upon the proposal to approve the Merger Agreement, dated October 17, 1994, among FBS, FWC and the Shareholders' Representative, which sets forth the terms and conditions of the Merger. Upon consummation of the Merger, each outstanding share of FWC Common Stock, other than shares as to which dissenters' rights have been perfected, will be converted into 24.6986 shares of FBS Common Stock, subject to certain adjustments as described below, with cash paid in lieu of fractional shares. The 1,600,000 Merger Shares to be issued in respect of shares of FWC Common Stock in the Merger is subject to adjustment based on the Effective Date Book Value (the consolidated shareholders' equity of FWC on the Effective Date). If the Effective Date Book Value is greater than $26,130,000 (the book value of FWC on August 31, 1994), the number of Merger Shares will be increased by a number of shares of FBS Common Stock determined by dividing the amount of such excess by the Effective Date Price. If the Effective Date Book Value is less than $26,130,000, the number of Merger Shares will be reduced by the number of shares of FBS Common Stock determined by dividing the product of
(a) the dollar amount of such shortfall and (b) 2.3, by the Effective Date Price. The number of Merger Shares is also subject to adjustment to reflect the declaration and payment of dividends, if any, with respect to FBS Common Stock prior to the Effective Date, assuming the Merger Shares had been issued and outstanding during such period. FWC shareholders will be entitled to receive a pro rata portion of an amount of FBS Common Stock equal to all cash dividends, if any, declared and paid with respect to the Merger Shares during the period between October 17, 1994 and the Effective Date, based on the Effective Date Price. The Merger is subject to a number of conditions, including the receipt of required regulatory and shareholder approvals. See "The Merger."

     In addition to approval of the Merger Agreement, the shareholders of FWC may be asked to approve a proposal to adjourn the Special Meeting to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the Merger Agreement. See "Adjournment of the Special Meeting."

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

     The Board of Directors of FWC has fixed the close of business on [DATE], 1995 (the "Record Date") as the record date for the determination of the shareholders of FWC entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of record of shares of FWC Common Stock at the close of business on such date will be entitled to vote at the Special Meeting, with each share entitling its owner to one vote on all matters properly presented at the Special Meeting. On the Record Date, there were 70 holders of record of the 64,781 shares of FWC Common Stock then outstanding. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of FWC Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Under South Dakota law, the affirmative vote of at least a majority of the total number of outstanding shares of FWC Common Stock entitled to vote at the Special Meeting is required to approve the Merger Agreement. Approval of the adjournment of the Special Meeting requires the affirmative vote of at least a majority of the outstanding shares of FWC Common Stock represented in person or by proxy at the Special Meeting. If an executed form of proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the Special Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have voted in favor as to such matter.

     It is expected that all of the 35,358 shares of FWC Common Stock beneficially owned by directors and executive officers of FWC and their affiliates at the Record Date (55% of the total number of outstanding shares of FWC Common Stock at such date) will be voted for approval of the Merger Agreement and for adjournment of the Special Meeting under the circumstances described herein. As of the Record Date, FBS beneficially owned no shares of FWC Common Stock and directors and executive officers of FBS beneficially owned no shares of FWC Common Stock. The Reardon Shareholders have, under the Voting Agreement, agreed to vote, or cause to be voted, all shares of FWC Common Stock owned or controlled by them in favor of approval of the Merger Agreement and the adjournment of the Special Meeting (if necessary) (an aggregate of 39,288.60 shares at the Record Date or 61% of the outstanding shares of FWC Common Stock at such date). Assuming that the Reardon Shareholders vote their shares of FWC Common Stock in favor of the Merger Agreement as required by the Voting Agreement, approval of the Merger Agreement at the Special Meeting is assured. See "The Merger--The Voting Agreement."

     If the accompanying form of proxy is properly executed and returned to FWC in time to be voted at the Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted for approval of the Merger Agreement and for the proposal to adjourn the Special Meeting if necessary to permit further solicitation of proxies. The Board of Directors of FWC does not know of any matters other than those described in the notice of the Special Meeting that are to come before the Special Meeting. If any other matters are properly brought before the Special Meeting, one or more of the persons named in the form of proxy will vote the shares represented by such proxy upon such matters as determined in their best judgment.

     THE BOARD OF DIRECTORS OF FWC UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF FWC VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND FOR APPROVAL OF ADJOURNMENT OF THE SPECIAL MEETING IF NECESSARY TO PERMIT FURTHER SOLICITATION OF PROXIES.

     The presence of a shareholder at the Special Meeting will not automatically revoke such shareholder's proxy. A shareholder may, however, revoke a proxy at any time prior to its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, Georgia K. Vetos, Secretary, First Western Corporation, 100 North Phillips, Sioux Falls, South Dakota 57102, or by attending the Special Meeting and voting in person.

     The cost of soliciting proxies for the Special Meeting will be borne by FWC. In addition to use of the mails, proxies may be solicited personally or by telephone, telegraph or facsimile by directors, officers and employees of FWC, who will not be specially compensated for such activities. FWC will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. FWC will reimburse such persons for their reasonable expenses incurred in that connection.

     SHAREHOLDERS OF FWC ARE INSTRUCTED NOT TO SEND IN THE STOCK CERTIFICATES REPRESENTING THEIR SHARES OF FWC COMMON STOCK WITH THEIR PROXY. IF THE MERGER IS APPROVED, SHAREHOLDERS OF FWC WILL RECEIVE INSTRUCTIONS REGARDING THE SURRENDER OF THEIR STOCK CERTIFICATES. SEE "THE MERGER--SURRENDER OF FWC COMMON STOCK CERTIFICATES."

BENEFICIAL OWNERSHIP OF FWC COMMON STOCK

     The following table sets forth, as of [                             ],
1995, the Record Date for the Special Meeting, certain information with respect to the beneficial ownership of FWC Common Stock by (i) each person who is a beneficial owner of more than 5% of the outstanding shares of FWC Common Stock,
(ii) each executive officer of FWC and each director of FWC, and (iii) all directors and executive officers as a group.

                                              Common Stock
                                       ---------------------------
   Name                                  Shares         Percentage
   ----                                ---------        ----------
   Mary Jane Reardon                   15,132.85 /(1)/      23.36%
   Director and Vice President
   2819 Ridgeview Way
   Sioux Falls, South Dakota 57105

   Thomas J. Reardon                      14,337 /(2)/      22.13%
   Director and President
   205 Twin Oaks Road
   Sioux Falls, South Dakota 57105

   Michael D. Reardon                      6,765 /(3)/      10.44%
   4466 Via Los Caballos
   Phoenix, Arizona 85028

   Thomas M. Reardon                    5,797.85 /(4)/       8.95%
   Director
   2819 Ridgeview Way
   Sioux Falls, South Dakota 57105

   Mary Pat Sweetman                    3,673.70             5.67%
   25 Briarcrest Place
   Colorado Springs, Colorado 80906

   Katherine Johnston                   3,473.70             5.36%
   261 Birch
   Winnetka, Illinois 60093

   Molly J. Poole                       3,311.70             5.11%
   19205 Cedarhurst Road
   Deephaven, Minnesota 55391

   Georgia K. Vetos                           90                  /(5)/
   Secretary
   2709 Ascot Avenue
   Sioux Falls, South Dakota 57103

   All directors and
     executive officers as a group
     (4 persons)                       35,358.40            54.58%
- ------

/(1)/ All of such shares are owned through the Mary Jane Reardon Living Trust, over which Mary Jane Reardon exercises sole voting and investment power.
/(2)/ Of such shares, 2,136 shares are held in irrevocable trusts for certain grandchildren of Thomas M. and Mary Jane Reardon over which Thomas J. Reardon, as advisor to the trustee, exercises sole voting and investment power.
/(3)/ Of such shares, 608.8 shares are held in irrevocable trusts for the children of Thomas J. Reardon over which Michael D. Reardon, as advisor to the trustee, exercises sole voting and investment power.
/(4)/ All of such shares are owned through the Thomas M. Reardon Living Trust, over which Thomas M. Reardon exercises sole voting and investment power.
/(5)/  Less than one percent.

                                  THE MERGER

     This section of the Proxy Statement/Prospectus describes certain aspects of the proposed Merger. To the extent that it relates to the Merger Agreement, the following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Appendix A and is incorporated herein by reference. All shareholders are urged to read the Merger Agreement and the other appendices hereto in their entirety.

BACKGROUND OF AND REASONS FOR THE MERGER; RECOMMENDATION OF FWC BOARD OF
DIRECTORS

     Background of and Reasons of FWC for the Merger. In November 1993, representatives of FBS met informally with representatives of FWC to ascertain whether there was any interest in a business combination between the two institutions. During the first three quarters of 1994, representatives of FWC considered business combinations with FBS and with several other financial institutions. During September 1994, FWC held discussions and meetings with one other large multi-state financial institution with respect to a business combination. Such discussions and meetings did not result in a proposal being brought to the Board of Directors of FWC. During the third quarter of 1994, discussions with representatives of FBS became more intense and on October 4, 1994, a letter of intent with respect to the Merger was executed by representatives of FBS and FWC. Representatives of FBS and FWC and their respective counsel thereafter negotiated the form of the Merger Agreement, and on October 17, 1994, the FWC Board of Directors met to consider the Merger Agreement. Based on a variety of factors, the FWC Board of Directors approved the Merger Agreement at such meeting. Following the execution and delivery of the Merger Agreement on October 17, 1994, FBS and FWC announced the execution of the Merger Agreement.

     The Board of Directors of FWC, after careful study and evaluation of economic, financial, legal and market factors, believes that the Merger Agreement is in the best interests of FWC and FWC shareholders. The Board believes that the Exchange Ratio is favorable and that the Merger represents an opportunity for the holders of FWC Common Stock to exchange their shares of FWC Common Stock for a security with a greater market liquidity. Among the factors considered by the Board of Directors of FWC in deciding to approve and recommend the execution of the Merger Agreement were the terms and conditions of the Merger Agreement; the earnings and dividend records, financial condition, business, assets and liabilities, and management of each of FWC and FBS; recent market prices for FBS Common Stock; trading statistics, including volume statistics for FBS Common Stock; the lack of a public trading market for FWC Common Stock; the nature of the banking businesses of FWC and FBS; FWC's and FBS's respective positions in their markets; the outlook of FWC in a changing banking and financial services industry, including the advent of interstate banking, and alternatives available to FWC for raising capital necessary to fund acquisitions required to achieve competitive economies of scale; the consideration to be received by the shareholders of FWC in the Merger; and the price ranges of comparable transactions. While the Board of Directors did not give greater weight to any one of the factors listed above, the Board of Directors of FWC considered the proposed exchange of FBS Common Stock for FWC Common Stock to be advantageous to its shareholders because such shareholders will receive a security which, in the opinion of the Board, has a greater market liquidity than the FWC Common Stock and which historically has paid a dividend.

     Recommendation of FWC Board of Directors. The Board of Directors of FWC recommends that FWC shareholders approve the Merger Agreement. The Board believes that the terms of the Merger Agreement are fair and that the Merger is in the best interests of FWC and its shareholders. In making its recommendation, the Board has not sought the advice of an independent financial advisor. On ____________________, 1995 the last sale price for FBS Common Stock on the NYSE was $_____________ per share, which is equivalent to a value of $_____________ for the 24.6986 shares of FBS Common Stock into which each share of FWC Common Stock will be converted in the Merger under the Exchange Ratio before any adjustments are made. The directors and executive officers of FWC have unanimously indicated that they intend to vote the FWC Common Stock that they hold in favor of the Merger Agreement. See "Information Concerning the Special Meeting--Beneficial Ownership of FWC Common Stock."

     THE BOARD OF DIRECTORS OF FWC RECOMMENDS THAT FWC SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     Reasons of FBS for the Merger. The acquisition of FWC by FBS will expand FBS's retail banking operations in South Dakota. The acquisition will allow FBS to leverage its existing presence in South Dakota, providing the opportunity to realize substantial economies from consolidation. Significant cost savings are expected to result from personnel reductions, branch and operational consolidations and general reductions in corporate and administrative support functions. See "--Management and Operations of FWC Following the Merger."

TERMS OF THE MERGER; CONSIDERATION TO BE RECEIVED BY FWC SHAREHOLDERS

     On the Effective Date, FWC will merge with and into FBS, with FBS as the surviving corporation. The certificate of incorporation and bylaws of FBS as in effect immediately prior to the Merger will be the certificate of incorporation and bylaws of the surviving corporation until further amended as provided therein and in accordance with law. On the Effective Date, each issued and outstanding share of FWC Common Stock, other than shares as to which dissenters' rights have been perfected, will be converted into 24.6986 shares of FBS Common Stock, subject to certain adjustments as described below. Each share of FWC Common Stock held as treasury stock of FWC, or held directly or indirectly by FBS, other than shares of FWC Common Stock held in a fiduciary capacity or in satisfaction of a debt previously contracted, will be canceled, retired and cease to exist when the Merger becomes effective, and no payment or exchange will be made with respect to such shares. See "Description of FBS Capital Stock." If the Merger is consummated, holders of FWC Common Stock will no longer hold any interest in FWC other than through their interests in shares of FBS Common Stock.

     On a date not later than 90 days after the Effective Date, the 1,600,000 Merger Shares to be issued pro rata to FWC shareholders in the Merger will be adjusted based on the Effective Date Book Value. If the Effective Date Book Value is greater than $26,130,000 (the book value of FWC on August 31, 1994), the number of Merger Shares will be increased by a number of shares of FBS Common Stock determined by dividing the amount of such excess by the Effective Date Price. As a result, the number of shares of FBS Common Stock to be issued in respect of one share of FWC Common Stock will be greater than 24.6986 shares. If the Effective Date Book Value is less than $26,130,000, the number of Merger Shares will be reduced by the number of shares of FBS Common Stock determined by dividing the product of (a) the amount of such shortfall and (b) 2.3, by the Effective Date Price. As a result, the number of shares of FBS Common Stock issued in respect of one share of FWC Common Stock will be less than 24.6986 shares. The number of Merger Shares will also be adjusted to reflect the declaration and payment of dividends, if any, with respect to FBS Common Stock prior to the Effective Date. FWC shareholders will be entitled to receive a pro rata portion of an amount of FBS Common Stock equivalent to the aggregate of all cash dividends declared and paid, if any, with respect to FBS Common Stock that would have been paid with respect to the Merger Shares during the period between October 17, 1994 and the Effective Date, based on the Effective Date Price, if the Merger Shares had been issued and outstanding during such period.

     Pursuant to the Merger Agreement, within 30 days following the Effective Date, FBS will notify the Shareholders' Representative of FBS's determination of Effective Date Book Value. In the event that the Shareholders' Representative disagrees with FBS's determination of Effective Date Book Value, the Shareholders' Representative shall notify FBS of such disagreement within ten days of his receipt of FBS's notification. During such ten day period, FBS shall afford the Shareholders' Representative and his advisors reasonable access to the properties of FBS, as the surviving corporation in the Merger, including its books of account and records and appropriate officers and employees for the purpose of making a determination of Effective Date Book Value. The Shareholders' Representative shall notify FBS of his determination of Effective Date Book Value within such ten day period. If such notice is not given to FBS during such period, then the determination of Effective Date Book Value included in FBS's notification will be final and binding. If the Shareholders' Representative delivers the notice setting forth his disagreement and his determination of Effective Date Book Value during such ten day period, and the Shareholders' Representative and FBS are unable to resolve any differences between their respective determinations of Effective Date Book Value, then FBS and the Shareholders' Representative will retain the accounting firm of Coopers & Lybrand to arbitrate the dispute and render a decision regarding Effective Date Book Value within thirty days of its retention. The decision of Coopers & Lybrand with respect to Effective Date Book Value will be final and binding, and the party whose determination of Effective Date Book Value is furthest from the amount determined by Coopers & Lybrand will bear its own costs and expenses of arbitration, the fees and expenses of Coopers & Lybrand and the out-of-pocket costs and expenses (including reasonable legal fees and costs) of the other party. Costs and expenses incurred by the Shareholders' Representative on behalf of the former shareholders of FWC will be paid from the Escrow Fund (as defined below).

     Because the Exchange Ratio of FBS Common Stock for FWC Common Stock is fixed, except with respect to adjustments reflecting changes in the book value of FWC or payments of cash dividends by FBS, FWC shareholders will be not be compensated for any decreases in the market price of FBS Common Stock which could occur before the Effective Date. As a result, in the event the market price of FBS Common Stock decreases, the value of the FBS Common Stock to be received in the Merger in exchange for FWC Common Stock would decrease. However, in the event the market price of FBS Common Stock increases, the value of the FBS Common Stock to be received in the Merger in exchange for FWC Common Stock would increase. The market price of FBS Common Stock as of a recent date is set forth herein under "Summary--Market and Market Prices," and FWC shareholders are advised to obtain recent market quotations for FBS Common Stock. NO ASSURANCE CAN BE GIVEN AS TO THE MARKET PRICE OF FBS COMMON STOCK AT ANY TIME BEFORE THE EFFECTIVE DATE OR AS TO THE MARKET PRICE OF FBS COMMON STOCK AT ANY TIME THEREAFTER.

     Pursuant to the Merger Agreement, regardless of any adjustment to the number of Merger Shares to be issued in respect of FWC Common Stock, on the Effective Date a portion of the Merger Shares that would otherwise be issued to shareholders of FWC in the Merger (the "Escrow Shares") will be placed in an escrow fund (the "Escrow Fund"). First Trust National Association will act as escrow agent (the "Escrow Agent") for the Escrow Fund pursuant to an Escrow Agreement to be entered into as of the Effective Date (the "Escrow Agreement"), among the Escrow Agent, FBS and the Shareholders' Representative. The form of Escrow Agreement to be entered into is included as Exhibit B to the Merger Agreement (attached hereto as Appendix A), the terms of which are incorporated by reference herein. The Escrow Shares will be used to fund the indemnification obligations to FBS pursuant to the Merger Agreement. The Escrow Shares will be deducted pro rata in accordance with the relative ownership interests of the FWC shareholders from the shares of FBS Common Stock otherwise to be delivered to FWC shareholders. The number of Escrow Shares to be placed in the Escrow Fund following the Effective Date will be the number of whole shares of FBS Common Stock with a market value (calculated based on the Effective Date Price) in the aggregate equal to $6,000,000 (the "Maximum Indemnity Amount") less a deductible amount under the indemnity provisions of the Merger Agreement equal to $400,000 (the "Deductible"), or $5,600,000.

     The indemnification obligations which the Escrow Shares shall fund are the obligations under the Merger Agreement to indemnify and hold harmless FBS from any loss, liability, damage or expense (including reasonable legal expenses and costs) or any assertion thereof, whether or not matured, contingent or prospective in nature (the "Losses") which FBS may suffer, sustain or become subject to as a result of or arising out of (i) any misrepresentation by FWC in or in connection with the Merger Agreement or any schedule thereto; (ii) any representation or warranty of FWC that is not true and correct as of the date made; (iii) any breach of any covenant or agreement of FWC in the Merger Agreement; and (iv) acts or omissions of the Shareholders' Representative. Indemnification payments will be made net of tax effect and only after, and to the extent that, the total amount of Losses suffered or sustained by FBS (determined on a pre-tax basis) exceeds the Deductible, except for (a) indemnification obligations arising by reason of clause (iv) of the preceding sentence, (b) any Losses suffered or incurred by FBS in connection with obtaining an agreement with Northern States Power ("NSP") with respect to an underground easement held by NSP on certain property owned by FWC, in the event that FWC shall fail to do so as required by the Merger Agreement (such an agreement was obtained by FWC in December 1994), (c) any Losses suffered or incurred by FBS in connection with the obligation of FWC to sell the FWC Sale Properties, including any expenses of remediation, cleanup or other response necessary to bring the FWC Sale Properties into compliance with applicable federal, state and local laws, including environmental laws and (d) any willful breaches of any covenant or agreement of FWC contained in the Merger Agreement, which shall not be subject to the Deductible.

     Pursuant to the Merger Agreement, any amount payable to FBS in respect of indemnification shall include interest on any payment actually made by FBS in respect of Losses at a rate equal to the then-applicable rate quoted by FBS for six-month certificates of deposit from the date of payment by FBS to the date of the indemnification payment, provided that in no event will the aggregate of all Losses, including interest, exceed the Maximum Indemnity Amount. In addition, any amount payable to FBS in respect of indemnification shall take into account any allowable tax benefits attributable to the Losses which gave rise to amounts to be received in respect of indemnification obligations and shall also take into account any increased tax liability of FBS as a result of the inclusion in income of such indemnification payments, provided that FBS shall whenever possible treat the receipt of such payments as a reduction of purchase price. For purposes of determining the amount of any tax benefit or detriment, the marginal combined federal and state income tax rate of FBS shall be deemed to be 38%, pursuant to the Merger Agreement.

     Pursuant to the Escrow Agreement, on the business day following the first anniversary of the Effective Date, all Escrow Shares remaining in the Escrow Fund will be delivered to the Shareholders' Representative on behalf of the FWC shareholders for distribution to the former FWC shareholders in proportion to their respective interests therein. As discussed below, there will be deducted from the Escrow Shares so delivered to the Shareholders' Representative, a number of Escrow Shares to cover claims for indemnification received prior to the termination of the Escrow Fund. Prior to termination of the Escrow Fund, all voting rights with respect to Escrow Shares will be exercisable by former shareholders of FWC in accordance with their proportionate interests therein. Furthermore, all dividends received by the Escrow Agent with respect to the Escrow Shares will be income for tax purposes to the former FWC shareholders and will be distributed by the Escrow Agent to the former FWC shareholders in accordance with their proportionate interests in the Escrow Shares. Pursuant to the Escrow Agreement, in the event that claims for indemnification have been made prior to the business day following the first anniversary of the Effective Date, FBS may in good faith, at any time prior to the such date, notify the Escrow Agent of such claims, including a description of the nature and the facts and circumstances thereof, the estimated amount of liability with respect thereto and the provisions of the Merger Agreement pursuant to which indemnification is sought. FBS and the Escrow Agent are required to deliver a copy of such notice to the Shareholders' Representative. Certificates representing Escrow Shares having a value equal to 150% of FBS's estimate of the total amount of potential liability with respect to the claim or claims described in the notice (but in no event in excess of 100% of the total of the amounts claimed) are to be set aside and retained (to the extent of the Escrow Shares remaining in the Escrow Fund) by the Escrow Agent as a reserve to cover such claim or claims. The Escrow Agent shall hold such Escrow Shares in reserve to be disbursed in accordance with the Escrow Agreement, but only to cover claims identified in the notice delivered by FBS and pursuant to which such Escrow Shares are being held in reserve. In addition, in the event that FBS determines not to pursue, or under the Merger Agreement cannot pursue, any claim set forth in the notice, or a court of competent jurisdiction so finds, FBS shall direct the Escrow Agent to disburse all or such portion of the Escrow Shares held in reserve to the Shareholders' Representative on behalf of the FWC shareholders for distribution to the former FWC shareholders in respect of their respective interests therein. While the Escrow Agent holds any Escrow Shares, the rights to such Escrow Shares, or any rights to distributions with respect thereto, may not be transferred or otherwise disposed of, nor may they be pledged, subjected to a security interest or otherwise encumbered. Pursuant to the Escrow Agreement,

FBS shall have a perfected, first priority security interest in the Escrow Shares to secure the indemnity obligations to FBS under the Merger Agreement.

     The Merger Agreement provides that if, between October 17, 1994, the date of the Merger Agreement, and the Effective Date, shares of FBS Common Stock are changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon is declared with a record date within such period, then the number of shares of FBS Common Stock issued to holders of FWC Common Stock (and to the Escrow Agent) as a result of the Merger will be appropriately and proportionately adjusted so that holders of FWC Common Stock will receive that number of shares of FBS Common Stock which they would have received if the record date for such reclassification, recapitalization, split-up, combination, exchange of shares, readjustment or stock dividend had been immediately following the Effective Date.

     No fractional shares of FBS Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that in lieu of any fractional share, FBS will pay to each holder of FWC Common Stock who otherwise would be entitled to receive a fractional share of FBS Common Stock an amount of cash (without interest) determined by multiplying (i) the Effective Date Price, by (ii) the fractional share interest to which such holder would otherwise be entitled.

     Shares of FBS capital stock issued and outstanding at the time the Merger becomes effective will remain issued and outstanding thereafter and will not be affected by the Merger.

THE SHAREHOLDERS' REPRESENTATIVE

     The Merger Agreement provides that Thomas J. Reardon, or any person appointed as a successor pursuant to the terms of the Merger Agreement, will act as the Shareholders' Representative. The Shareholders' Representative will act on behalf of the FWC shareholders, both prior to and following the consummation of the Merger, with respect to specified matters under the Merger Agreement. The Shareholders' Representative shall be authorized to make and deliver any certificate, notice, consent or instrument required or permitted to be made or delivered under the Merger Agreement or under certain documents referenced in the Merger Agreement, including those relating to the Escrow Fund, which the Shareholders' Representative determines in his sole and absolute discretion to be necessary, appropriate or desirable. The Shareholders' Representative is also authorized to hire or retain, at the sole expense of the FWC shareholders, such counsel, investment bankers, accountants, representatives and other professional advisors as he determines in his sole and absolute discretion to be necessary, advisable or appropriate to carry out and perform his rights and obligations under the Merger Agreement. Prior to the date that all obligations under the Merger Agreement have been discharged, the holders of FWC Common Stock who immediately prior to Effective Date held FWC Common Stock representing an aggregate number of shares of FWC Common Stock which exceeds 50% of the amount of such FWC Common Stock outstanding immediately prior to Effective Date may from time to time remove the Shareholders' Representative or appoint a new Shareholders' Representative to fill any vacancy in such position. The Merger Agreement provides that FBS (including FBS as it is constituted following the Merger) will have no liability to any FWC shareholder or otherwise arising out of the acts or omissions of the Shareholders' Representative or any disputes among the FWC shareholders or among them and the Shareholders' Representative, including liability for the misdelivery by the Shareholders' Representative of certificates for FBS Common Stock representing Escrow Shares received by the Shareholders' Representative from the Escrow Fund for delivery to former shareholders of FWC. Further, pursuant to certain indemnification provisions in the Merger Agreement, FWC shareholders are required to indemnify and hold harmless FBS for certain claims or losses as a result of or arising out of acts or omissions of the Shareholders' Representative. Thomas J. Reardon, the initial Shareholders' Representative, has interests in the transactions described in the Merger Agreement that may vary from those of other FWC shareholders. See "-- Terms of the Merger; Consideration to be Received by FWC Shareholders" and "-- Interests of Certain Persons in the Merger."

THE VOTING AGREEMENT

     As required by the Merger Agreement, the Reardon Shareholders (Thomas J. Reardon, Michael D. Reardon, the Thomas M. Reardon Living Trust and the Mary Jane Reardon Living Trust) have entered into the Voting Agreement with FBS addressing certain actions and restrictions on actions of the Reardon Shareholders both prior to and following the Effective Date. The Voting Agreement is included as Appendix B to this Proxy Statement/Prospectus and the terms thereof are incorporated herein by reference. The Voting Agreement requires that the Reardon Shareholders vote, or cause to be voted, all shares of FWC Common Stock owned or controlled by them in favor of the Merger Agreement and all other actions necessary or desirable for the consummation of the Merger, including the adjournment of the Special Meeting if necessary to permit for the solicitation of proxies. The Reardon Shareholders own or control an aggregate of 39,288.60 shares of FWC Common Stock at the Record Date representing approximately 61% of the outstanding shares of FWC Common Stock at such date. Assuming that the Reardon Shareholders vote their shares of FWC Common Stock in favor of the Merger Agreement, as required by the Voting Agreement, approval of the Merger Agreement at the Special Meeting is assured. The Voting Agreement also contains certain restrictions on the Reardon Shareholders with respect to voting for or supporting transactions regarding FWC that are competitive with or contradict the Merger. The Reardon Shareholders have also represented in the Voting Agreement that they intend to hold, and not to sell, transfer or otherwise dispose of in any manner, for at least two years after the Effective Date, at least such number of shares of FBS Common Stock as is equal to 51% of the number of Merger Shares (after all adjustments) issued to all shareholders of FWC in the Merger.

EFFECTIVE DATE OF THE MERGER

     The Merger will become effective upon the filing of certificates of merger relating thereto with the Secretaries of State of the States of Delaware and South Dakota. The Merger Agreement provides that the parties thereto will cause such certificates of merger to be filed as soon as practicable after receipt of all necessary regulatory approvals provided that each of the conditions to consummation of the Merger has been satisfied or waived. See "--Conditions to Consummation of the Merger." The Merger cannot become effective until FWC shareholders have approved the Merger Agreement and all required regulatory approvals and actions have been obtained and taken. See "--Regulatory Approvals Required." The Merger Agreement may be terminated by either FBS or FWC if the Merger has not become effective by October 31, 1995 (unless failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate the Merger Agreement in breach of such party's obligations thereunder). See "--Termination." FBS and FWC have agreed to use all reasonable efforts to cause the Merger to become effective on March 31, 1995; however, there can be no assurance as to whether or when the Merger will become effective.

SURRENDER OF FWC COMMON STOCK CERTIFICATES

     Following the Effective Date, FBS will send a notice and transmittal form to each holder of FWC Common Stock of record at the Effective Date advising such holder of the effectiveness of the Merger and of the procedure for surrendering their certificates formerly evidencing FWC Common Stock in exchange for certificates evidencing FBS Common Stock. Such notice and transmittal form will be sent as soon as practicable after the necessary adjustment to the number of Merger Shares to be delivered to the FWC shareholders is determined. The Merger Agreement provides that such determination shall be made not later than 90 days after the Effective Date. Accordingly, under certain circumstances FWC shareholders might not receive certificates evidencing FBS Common Stock until later than 90 days after the Effective Date. See "--Terms of the Merger; Consideration to be Received by FWC Shareholders." FWC SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS FROM FBS.

     Upon surrender to FBS of one or more certificates formerly evidencing FWC Common Stock, together with a properly completed and signed letter of transmittal, there will be issued and mailed to the holder thereof a new certificate or certificates representing the number of whole shares of FBS Common Stock to which such holder is entitled under the Merger Agreement (subject to an appropriate deduction representing Escrow Shares transferred to the Escrow Fund) and, where applicable, a check for the amount of cash payable in lieu of a fractional share of FBS Common Stock. A certificate representing FBS Common Stock or a check in lieu of a fractional share will be issued in a name other than the name in which the surrendered FWC Common Stock certificate was registered only if (i) the FWC Common Stock certificate surrendered is properly endorsed or accompanied by appropriate stock powers and is otherwise in proper form for transfer and (ii) the person requesting the issuance of such certificate or check either pays to FBS any transfer or other taxes required by reason of the issuance of such certificate or check in a name other than that of the registered holder of the certificate surrendered or establishes to the satisfaction of FBS that such tax has been paid or is not applicable.

     After the Effective Date, each certificate formerly evidencing FWC Common Stock will (subject to dissenters' rights, the obligation to deliver Merger Shares to the Escrow Fund and the adjustments to the Exchange Ratio provided for in the Merger Agreement), until it is surrendered to FBS, be deemed for all corporate purposes to evidence ownership of that number of whole shares of FBS Common Stock into which it was converted as a result of the Merger (including the proportionate interest represented by such certificate in Escrow Shares held in the Escrow Fund). However, until such certificates are surrendered to FBS, no dividend or distribution payable to holders of record of FBS Common Stock will be paid to the holders of record of such unsurrendered certificates. Upon the surrender of such a certificate, there will be paid to the holder thereof, without interest, the amount of any dividends or distributions which had a record date on or after the Effective Date with respect to such number of whole shares of FBS Common Stock. If a record date for any such dividends or distributions occurs between the Effective Date and the date on which the necessary adjustment to the number of Merger Shares is made based on the Effective Date Book Value, the former shareholders of FWC Common Stock will be deemed to be the holders of record of FBS Common Stock based on the Exchange Ratio without regard to any adjustment provided for in the Merger Agreement.

     If any certificate formerly evidencing FWC Common Stock has been lost, stolen or destroyed, FBS shall issue in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of FBS Common Stock and cash for fractional shares, if any, as may be required pursuant to the Merger Agreement; provided, however, that FBS may, in its discretion and as a condition to the issuance of a certificate representing the FBS Common Stock into which such FWC Common Stock has been converted, require the owner thereof to deliver a bond in such sum as FBS may direct as indemnity against any claim that may be made against FBS, FWC or any other party with respect to the certificate alleged to have been lost, stolen or destroyed. After the Effective Date, no further registration of transfers on the records of FWC will be made of certificates formerly evidencing FWC Common stock, and any certificates which are presented for such registration of transfer will be canceled and exchanged for certificates representing shares of FBS Common Stock as described above. Certificates formerly evidencing shares of FWC Common Stock surrendered by former shareholders of FWC who are affiliates of FWC must execute and deliver to FBS a letter (in the form attached as Exhibit A to the Merger Agreement) with respect to the resale of shares of FBS Common Stock received by such shareholders in the Merger before any exchange of such certificates for certificates of FBS Common Stock will be effected. See "-- Resale of FBS Common Stock Received by FWC Shareholders."

CONDITIONS TO CONSUMMATION OF THE MERGER

     The Merger will occur only if the Merger Agreement is approved by the requisite votes of FWC shareholders. In addition, consummation of the Merger is subject to the satisfaction of certain other conditions, unless waived (to the extent such waiver is permitted by law). A failure of any such conditions to be satisfied, if not waived, would prevent consummation of the Merger.

     The obligations of both FBS and FWC to consummate the Merger are subject to satisfaction of the following conditions, among others: (i) regulatory approval for the consummation of the transactions contemplated by the Merger Agreement shall have been obtained from the Federal Reserve Board, the OCC, the South Dakota Banking Commission and any other governmental authority from whom approval is required, and all required regulatory waiting periods shall have lapsed; (ii) no injunction or other court order shall have been issued and remain in effect which would impair consummation of the transactions contemplated by the Merger Agreement; (iii) no law, statute, rule or regulation shall have been enacted or promulgated which would materially impair consummation of the transactions contemplated by the Merger Agreement; (iv) no party to the Merger Agreement shall have terminated such agreement as permitted therein; (v) the Registration Statement of which this Proxy Statement/Prospectus is a part shall have been declared effective and shall not be subject to a stop order of the Securities and Exchange Commission, and such Registration Statement shall not be subject to a stop order of any state securities commission; (vi) an opinion of Davenport, Evans, Hurwitz & Smith, counsel to FWC, shall have been obtained to the effect that for federal income tax purposes, (a) the Merger will qualify as a "reorganization" under Section 368(a) of the Code, (b) no gain or loss will be recognized by any FWC shareholder (except in connection with the receipt of cash) upon the exchange of FWC Common Stock for FBS Common Stock in the Merger, (c) the basis of the FBS Common Stock received by an FWC shareholder who exchanges FWC Common Stock for FBS Common Stock will be the same as the basis of the FWC Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of FBS Common Stock), (d) the holding period of the FBS Common Stock received by an FWC shareholder receiving FBS Common Stock will include the period during which the FWC Common Stock surrendered in exchange thereof was held (provided that the FWC Common Stock of such FWC shareholder was held as a capital asset at the Effective Date), and (e) cash received by an FWC shareholder in lieu of a fractional share interest of FBS Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of FBS Common Stock which such shareholder would otherwise be entitled to receive, and will qualify as capital gain or loss (assuming the FWC Common Stock was a capital asset in such shareholder's hands at the Effective Date); and (vii) the FBS Common Stock to be issued to holders of FWC Common Stock in the Merger shall have been approved for listing on the NYSE subject to official notice of issuance. The Merger Agreement provides that no regulatory approval referred to in (i) above shall contain any conditions or restrictions that FBS reasonably believes will materially restrict or limit the business or activities of FBS, FWC, Western Bank or the Subsidiary or have a material adverse effect on, or would be reasonably likely to have a material adverse effect on, the business, operations or financial condition of FBS and its subsidiaries taken as a whole, on the one hand, and FWC and its subsidiaries taken as a whole, on the other hand.

     In addition to the foregoing conditions, the obligation of FWC to consummate the Merger is subject to satisfaction of the following conditions, among others: (i) the representations and warranties of FBS set forth in the Merger Agreement shall be true and correct as of the date of such agreement and as of the Effective Date, except where the failure to be true and correct would not have, or would not reasonably be expected to have, a material adverse effect on the business, operations or financial condition of FBS and its subsidiaries, taken as a whole; and FBS shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under the Merger Agreement at or prior to the Effective Date; (ii) FWC shall have received an officer's certificate of the Senior Vice President and Controller of FBS to the effect that he has no reason to believe that the conditions set forth in (i) above have not been fulfilled; (iii) FWC shall have received a certificate of the Corporate Secretary or an assistant Corporate Secretary of FBS as to resolutions authorizing the corporate actions to approve the Merger Agreement and transactions contemplated thereby and as to the incumbency of certain officers of FBS; (iv) FWC shall have received an opinion letter of Michael J. O'Rourke, Executive Vice President and General Counsel of FBS, based on customary reliance and subject to customary qualifications, concerning the due incorporation of FBS, the due authorization and execution of the Merger Agreement by FBS, the noncontravention of the certificate of incorporation and bylaws of FBS and, to his knowledge, of (a) any agreement to which FBS is a party, (b) any license, franchise or permit or (c) any law, regulation, order judgment or decree, by the transactions contemplated by the Merger Agreement, the authorization of the FBS Common Stock to be issued in the Merger, and related matters; (v) approval of FWC shareholders of the Merger Agreement and (vi) since the date of the Merger Agreement, there shall have been no material adverse change in, and no event, occurrence or development in the business of FBS or its subsidiaries that, taken together with other events, occurrences and developments with respect to such business, would have or would reasonably be expected to have a material adverse effect on, the business, operations or financial condition of FBS and its subsidiaries, taken as a whole.

     In addition to the foregoing conditions, the obligation of FBS to consummate the Merger is subject to satisfaction of the following conditions, among others: (i) the representations and warranties of FWC set forth in the Merger Agreement shall be true and correct as of the date of such agreement and as of the Effective Date, except where the failure to be true and correct would not have, or would not reasonably be expected to have, a material adverse effect on the business, operations or financial condition of FWC, Western Bank and the Subsidiary taken as a whole; and FWC shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under the Merger Agreement at or prior to the Effective Date; (ii) FBS shall have received an officer's certificate of the President and Chief Executive Officer and the Chief Financial Officer of FWC to the effect that they have no reason to believe that the conditions set forth in
(i) above have not been fulfilled; (iii) FBS shall have received a certificate of the Corporate Secretary or an Assistant Secretary of FWC as to resolutions authorizing the corporate actions to approve the Merger Agreement and transactions contemplated thereby and as to the incumbency of certain officers of FWC; (iv) FBS shall have received an opinion letter of Davenport, Evans, Hurwitz & Smith, counsel to FWC, concerning the due incorporation or organization of FWC, Western Bank and the Subsidiary, the qualification of FWC, Western Bank and the Subsidiary to do business, the noncontravention of the charter and bylaws of FWC, Western Bank and the Subsidiary and, to such counsel's knowledge, of (a) any agreements to which FWC, Western Bank and the Subsidiary are parties, (b) any license, franchise or permit or (c) any law, regulation, judgment, order or decree by the transactions contemplated by the Merger Agreement, the authorization of the outstanding capital stock of FWC, Western Bank and the Subsidiary, the due authorization and execution of the Merger Agreement by FWC, the absence to such counsel's knowledge of legal actions pending or threatened against FWC, Western Bank or the Subsidiary except as previously disclosed to FBS in schedules to the Merger Agreement, the execution of the Merger Agreement and the Escrow Agreement by the Shareholders' Representative and related matters; (v) FWC shall have delivered to FBS the letters from affiliates of FWC described under "--Resale of FBS Common Stock Received by FWC Shareholders"; (vi) there shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency seeking to take certain specified adverse actions; (vii) there shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by the Merger Agreement by any court, government or governmental authority or agency which would reasonably be expected to have specified adverse consequences; (viii) FBS shall not have discovered any fact or circumstance existing as of the date of the Merger Agreement which has not been disclosed to FBS, as of the date of such agreement, in such agreement, any schedule thereto, or any document specifically required to be furnished to FBS thereunder, regarding FWC, Western Bank or the Subsidiary which would, individually or in the aggregate with other such facts and circumstances, materially impair the consummation of the transactions contemplated by such agreement, or have a material adverse effect on the business, operations or financial condition of FWC, Western Bank and the Subsidiary, taken as a whole; (ix) since the date of the Merger Agreement, there shall have been no material adverse change in, and no event, occurrence or development in the business of FWC, Western Bank or the Subsidiary that, taken together with other events, occurrences and developments with respect to such business, would have or would reasonably be expected to have a material adverse effect on, the business, operations or financial condition of FWC, Western Bank and the Subsidiary, taken as a whole; (x) each of Thomas M. Reardon and Thomas
J. Reardon shall have entered into and not rescinded a noncompetition agreement with FBS; (xi) regulatory approvals for the Bank Merger shall have been obtained from the OCC and any other governmental authority from whom approval is required, and all other statutory or regulatory waiting periods shall have lapsed and there shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated that would materially impair the Bank Merger; and (xii) on the Effective Date all issued and outstanding shares of FWC Common Stock shall be free and clear of any lien, pledge, security interest, encumbrance or charge of any kind. The Merger Agreement provides that no regulatory approval referred to in (xi) above shall contain any conditions or restrictions that FBS reasonably believes will materially restrict or limit the business or activities of FBS, FWC, Western Bank or the Subsidiary or have a material adverse affect on, or would be reasonably likely to have a material adverse affect on the business, operations or financial condition of FBS and its subsidiaries taken as a whole, on the one hand, and FWC, Western Bank and the Subsidiary taken as a whole, on the other hand.

REGULATORY APPROVALS REQUIRED

     Under the Merger Agreement, the obligations of both FBS and FWC to consummate the Merger are conditioned upon the receipt of all required regulatory approvals (without certain restrictions or limitations) and the lapse of all required regulatory waiting periods. See "--Conditions to Consummation of the Merger." There can be no assurance that any applicable regulatory authority will approve or take other required action with respect to the Merger or as to the date of such regulatory approval or other action. FBS and FWC are not aware of any governmental approvals or actions that are required in order to consummate the Merger except as described below. Should such other approval or action be required, it is contemplated that FBS and FWC would seek such approval or action. There can be no assurance as to whether or when any such other approval or action, if required, could be obtained.

     Federal Reserve Board. The Merger is subject to the prior approval of the Federal Reserve Board under Section 3(a)(5) of the Bank Holding Company Act. Under the Bank Holding Company Act, the Federal Reserve Board is required, in approving a transaction such as the Merger, to take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. The Bank Holding Company Act prohibits the Federal Reserve Board from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. The Bank Holding Company Act also prohibits the Federal Reserve Board from approving the Merger if its effect in any section of the United States may be substantially to lessen competition or tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended (the "Community Reinvestment Act"), the Federal Reserve Board must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.

     Office of the Comptroller of the Currency. FBS's obligation to consummate the Merger under the Merger Agreement is also conditioned upon the prior approval of the Bank Merger by the OCC under the National Bank Act and the Bank Merger Act. Under the National Bank Act and the Bank Merger Act, the OCC is required, in approving a transaction such as the Bank Merger, to consider the financial history and condition of the merging depository institutions, including their respective capital, management and earnings prospects; the convenience and needs of the communities served by such depository institutions; and the existence of insider transactions. The Bank Merger Act prohibits the OCC from approving the Bank Merger if it would result in a monopoly, or if it would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States. The Bank Merger Act also prohibits the OCC from approving the Bank Merger if its effect in any section of the United States may be substantially to lessen competition, or to tend to create a monopoly, or if it would in any other manner be in restraint of trade, unless the OCC finds that the anticompetitive effects of the Bank Merger are clearly outweighed in the public interest by the probable effect of the Bank Merger in meeting the convenience and needs of the communities to be served by the resulting depository institution. In addition, under the Community Reinvestment Act, the OCC must take into account the record of performance of the merging depository institutions in meeting the credit needs of the entire communities, including low- and moderate-income neighborhoods, served by such institutions.

     South Dakota Banking Commission. The Merger is subject to the prior approval of the South Dakota Banking Commission under Sections 51A-2-38 and 51A-3-25 of the South Dakota Codified Laws (the "South Dakota Statutes"). Under the South Dakota Statutes, the South Dakota Banking Commission may not approve the Merger and the acquisition of control of Western Bank by FBS unless the Commission finds that (a) the laws of the State of Minnesota either (i) permit or specifically authorize the direct or indirect acquisition of control of a bank located in Minnesota (a "Minnesota bank") by a bank holding company or a subsidiary thereof, the operations of which bank holding company's banking subsidiaries are principally conducted in South Dakota (a "South Dakota bank holding company"), or (ii) authorize the acquisition of such control because the South Dakota Statutes authorize a bank holding company the operations of the banking subsidiaries of which are principally located in Minnesota (a "Minnesota bank holding company") to acquire control of and hold shares of banks located in South Dakota; and (b) the direct or indirect acquisition of control of a Minnesota bank by a South Dakota bank holding company, under Minnesota law, does not affect the powers or privileges of the Minnesota bank, nor is any such acquisition subject to conditions or restrictions materially limiting the ability of a South Dakota bank holding company to acquire Minnesota banks generally if such conditions and restrictions would not apply with equal effect to the acquisition of Minnesota banks by a Minnesota bank holding company.

     Current Status of Regulatory Approvals. After submission and review in draft form, FBS submitted its final application to the Federal Reserve Bank of Minneapolis on December 16, 1994. The OCC application was submitted on November 25, 1994, and the South Dakota Banking Commission application was submitted on November 30, 1994.

WAIVER AND AMENDMENT

     At any time prior to the Effective Date, any party to the Merger Agreement may (i) extend the time for performance of any obligations or other acts of any other party under the Merger Agreement or (ii) waive compliance with any agreements contained in the Merger Agreement of any other party thereto or with any conditions contained therein to its own obligations, to the extent that such obligations, agreements and conditions are intended for its own benefit.

     The Merger Agreement may not be amended except by written instrument signed on behalf of each of the parties thereto. The Merger Agreement may be amended without the approval of FWC shareholders, except that no such amendment will be made following approval of the Merger Agreement by FWC shareholders if such amendment changes the number of shares of FBS Common Stock for which the FWC Common Stock is to be exchanged or otherwise materially adversely affects the rights of such shareholders.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Date (i) by mutual consent of FBS and FWC; (ii) by either FBS or FWC, if any of the conditions to such party's obligation to consummate the transaction contemplated in the Merger Agreement have become impossible to satisfy; (iii) by either FBS or FWC, if the Merger Agreement and the Merger are not duly approved by the shareholders of FWC; (iv) by either FBS or FWC, if the Merger has not become effective on or before October 31, 1995 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate the Merger Agreement in breach of such party's obligations thereunder); and (v) by FBS, if the Board of Directors of FWC shall have withdrawn, modified or changed its recommendation of the Merger Agreement or the Merger, or any shareholder of FWC who is a party to the Voting Agreement shall have violated or breached a material provision thereof. Any party desiring to terminate the Merger Agreement is required to give written notice of such termination and the reasons therefor to the other party. If the Merger Agreement is terminated pursuant to the foregoing provisions, such termination will be without liability of any party (or shareholder, officer, employee, agent, consultant or representative of such party) to any other party except as otherwise provided in law or equity and for the survival of certain covenants relating to payment by the respective parties of their own expenses and to confidentiality of information provided.

LIMITATION ON NEGOTIATIONS

     The Merger Agreement provides that FWC, Western Bank and the Subsidiary will not, and will cause its officers, directors, employees, agents and affiliates, not to, directly or indirectly, solicit, authorize, initiate or encourage submission of, any proposal, offer, tender offer or exchange offer from any person or entity (including officers or employees of FWC, Western Bank and the Subsidiary) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets or deposits of, or any equity interest in, FWC, Western Bank or the Subsidiary, or other similar transaction or business combination involving FWC, Western Bank or the Subsidiary, or participate in any negotiations in connection with or in furtherance of any of the foregoing or permit any person other than FBS and its representatives to have any access to the facilities of, or furnish to any person other than FBS and its representatives any non-public information with respect to, FWC, Western Bank or the Subsidiary in connection with or in furtherance of any of the foregoing. The Merger Agreement also requires FWC promptly to notify FBS if a proposal, offer, inquiry or contact is made with it concerning any such transactions and promptly to provide FBS with such information concerning such matters as FBS may request. The foregoing provisions of the Merger Agreement may have the effect of discouraging competing offers to acquire or merge with FWC.

CONDUCT OF FWC BUSINESS PENDING THE MERGER

     The Merger Agreement provides that from the date of the Merger Agreement to the Effective Date, except as otherwise permitted by the Merger Agreement or agreed to by FBS, the business of FWC, Western Bank and the Subsidiary will be conducted only in the ordinary course, on an arms-length basis and in accordance in all material respects with past practices and applicable laws, rules and regulations. In addition, the Merger Agreement provides that during such period, except as otherwise permitted by the Merger Agreement or agreed to by
FBS:

          (i) none of FWC, Western Bank or the Subsidiary shall, directly or indirectly, (a) amend or propose to amend its charter or bylaws; (b) issue or sell any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except
     (1) deposit and other bank obligations in the ordinary course of business and (2) pursuant to the exercise of the options, warrants, conversion privileges and other rights set forth on a schedule to the Merger Agreement; (c) redeem, purchase, acquire or offer to acquire, directly or indirectly, any shares of capital stock of FWC, Western Bank or the Subsidiary; (d) split, combine or reclassify any outstanding shares of capital stock of FWC, Western Bank or the Subsidiary, or declare, set aside or pay any dividend or other distribution payable in cash, property or otherwise with respect to shares of capital stock of FWC, Western Bank or the Subsidiary; (e) borrow any amount or incur or become subject to any material liability, except liabilities incurred in the ordinary course of business, but in no event will FWC, Western Bank or the Subsidiary enter into any long-term borrowings with a term of greater than one year; (f) discharge or satisfy any material lien or encumbrance on the properties or assets of FWC, Western Bank or the Subsidiary or pay any material liability, other than an outstanding loan to Citibank (South Dakota) N.A. (which loan was repaid on November 10, 1994) and except in the ordinary course of business; (g) sell, assign, transfer, mortgage, pledge or subject to any lien or other encumbrance any of its assets, except (1) in the ordinary course of business, (provided that any such sale, transfer or assignment of real property (other than certain real property owned by Western Bank and located in Sioux Falls, South Dakota and the FWC Sale Properties) shall not be considered in the ordinary course),
     (2) liens and encumbrances for current property taxes not yet due and payable and (3) liens and encumbrances which do not materially affect the value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby; (h) cancel any material debt or claims or waive any rights of material value, except in the ordinary course of business; (i) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or assets or deposits that are material to FWC, except in exchange for debt previously contracted, including real estate acquired through foreclosure or deed in lieu of foreclosure; (j) other than as set forth in a schedule to the Merger Agreement, make any single or group of related capital expenditures or commitments therefore in excess of $25,000 or enter into any lease or group of related leases with the same party which involves aggregate lease payments payable of more than $50,000 for any individual lease or involves more than $100,000 for any group of related leases in the aggregate; or (k) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this clause (i);

          (ii) none of FWC, Western Bank or the Subsidiary shall, directly or indirectly, enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, wage, salary or compensation increases, or severance or termination pay to, or promote, any director, officer, employee, group of employees or consultant or hire any employee, other than bonuses, increases, promotions or new hires in the ordinary course and in a manner consistent with past practices as disclosed to FBS prior to entering into the Merger Agreement; provided that, FWC and Western Bank may accrue (consistent with general accounting principals) and pay special bonuses or severance payments in anticipation of the Merger only if, and to the extent, that after prior consultation with FBS, FBS shall have reasonably determined that the accrual and payment of such bonuses or severance payments will not violate, or materially contribute to a violation of, any applicable federal, state or local laws, rules or regulations; and provided further that no bonuses or severance payments may be paid to certain employees designated by FBS to be "transition employees" without the prior written consent of FBS (see "--Interests of Certain Persons in the Merger--Severance Payments");

          (iii) none of FWC, Western Bank or the Subsidiary shall adopt or amend any bonus, profit sharing, stock option, pension, retirement, deferred compensation, or other employee benefit plan, trust, fund, contract or arrangement for the benefit or welfare of any employees, except as required by law;

          (iv) each of FWC, Western Bank and the Subsidiary shall use commercially reasonable efforts to cause its current insurance policies not to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage substantially equal to the coverage under the canceled, terminated or lapsed policies are in full force and effect;

          (v) none of FWC, Western Bank or the Subsidiary shall enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation which is set forth in a schedule to the Merger Agreement or to which FWC, Western Bank or the Subsidiary becomes a party after the date of the Merger Agreement, without prior consultation with FBS;

          (vi) each of FWC, Western Bank and the Subsidiary shall use commercially reasonable efforts to preserve intact in all material respects the business organization and the goodwill of each of FWC, Western Bank and the Subsidiary and to keep available the services of its officers and employees as a group and preserve intact material agreements and credit facilities, and FWC shall confer on a regular and frequent basis with representatives of FBS, as reasonably requested by FBS, to report on operational matters and the general status of ongoing operations;

          (vii) none of FWC, Western Bank or the Subsidiary shall take any action with respect to investment securities held or controlled by any of them inconsistent with past practices, alter its investment portfolio duration policy as in effect prior to the date of the Merger Agreement or, without prior consultation with FBS, take any action that would have or could reasonably be expected to have a material effect on Western Bank's asset/liability position;

          (viii) neither Western Bank nor the Subsidiary shall make any agreements or commitments binding it to extend credit in the amount in excess of $250,000 or sell, assign or otherwise transfer any participation in any loan, in each case without prior consultation with FBS;

          (ix) with respect to properties leased by FWC, Western Bank or the Subsidiary, none of FWC, Western Bank or the Subsidiary shall renew, exercise an option to extend, cancel or surrender any lease of real property nor allow any such lease to lapse, without the consent of FBS; and

          (x) none of FWC, Western Bank or the Subsidiary shall agree to do any of the foregoing.

     Pursuant to the Merger Agreement, FWC also is required to take certain affirmative actions at or before the Effective Date. These include certain specified actions with respect to its employee benefit plans, see "--Effect on FWC Employee Benefit Plans." The Merger Agreement also prevents FWC from negotiating for an acquisition of FWC by any other party, subject to specified exceptions, see "--Limitations on Negotiations," and from taking any action which would disqualify the Merger as a "reorganization" that would be tax-free to shareholders of FWC pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), see "--Certain Federal Income Tax Consequences to FWC Shareholders." In addition, the Merger Agreement provides that at the request of FBS, on the business day before the Merger takes effect, Western Bank will establish, consistent with generally accepted accounting practices, such additional accruals and reserves as may be necessary to conform Western Banks's accounting and credit loss reserve practices and methods to those of FBS and the plans of FBS with respect to the conduct of the business of Western Bank following the Merger and to provide for the costs and expenses related to the Merger.

     The Merger Agreement also provides that, on or before the Effective Date, FWC will sell, or will cause to be sold, to one or more of the shareholders of FWC or a third party or parties, the FWC Sale Properties. It is anticipated that Thomas J. Reardon or Thomas M. Reardon, each of whom is an officer and director of FWC (or an entity or entities controlled by such persons), will purchase the FWC Sale Properties. The purchase price for such properties must be equal to or greater than $64,500 with respect to the properties located in Hartford and $326,761 with respect to the property located in Sioux Falls. It is a condition to the sale of the Sioux Falls property that the purchaser enter into a lease agreement with FBS for a period of not less than 90 days for a gross monthly rental of not more than $6,000 per month and release FBS from all liability for any environmental claims with respect to the property. In addition, the Merger Agreement requires that, on or before the Effective Date, FWC shall obtain an agreement from NSP in form and substance satisfactory to FBS regarding the identification and confinement of a certain underground easement granted to NSP with respect to property owned by FWC and located in Sioux Falls, South Dakota. In December 1994, FWC obtained such an agreement.


     Pursuant to the Merger Agreement, FWC has granted an exclusive and irrevocable option to FBS to purchase, or to cause an affiliate of FBS to purchase, all of the assets of Western Insurance Agency, a division of Western Bank ("Western Insurance"), for a purchase price equal to $17,761, plus an amount equal to the excess of accounts receivable over accounts payable as of the date of purchase, and upon such other terms and conditions as are mutually agreed upon by FWC and FBS. FWC has agreed to cause the business of Western Insurance, and in particular, the management of accounts payable and accounts receivable, to be conducted in the ordinary course of business and consistent with past practices. FBS may exercise the option to purchase Western Insurance at any time from and after the date of the Merger Agreement; provided that, the right to exercise such option shall expire upon the earlier of (i) the Effective Date or (ii) October 31, 1995. In addition, FWC and Western Bank must allow FBS to offer employment to persons engaged in the business of Western Insurance as FBS, in its sole discretion, shall determine. In the event that FBS exercises the option to purchase Western Insurance but the Merger does not thereafter occur, FWC is obligated to repurchase from FBS all of the assets (including the net value of the accounts receivable and accounts payable as of the date of such repurchase) of Western Insurance purchased by FBS upon the exercise of the option and upon the same terms and conditions thereof.

MANAGEMENT AND OPERATIONS OF FWC FOLLOWING THE MERGER

     After the Merger of FWC into FBS, it is expected that Western Bank will be merged into First Bank South Dakota, FBS's principal banking subsidiary in South Dakota. The Bank Merger is expected to occur within three months after the Effective Date, assuming receipt of all required regulatory approvals. FBS anticipates that the consolidation of such bank subsidiary operations will result in significant cost savings for the combined organization. These cost savings are expected to result from personnel reductions, branch and operational consolidations, and general reductions in corporate and administrative support functions. FBS expects that the costs savings will range from 30% to 40% of Western Bank's non-interest expenses. There can be no assurance that the expected cost savings will be realized or that they will be realized in the periods discussed above. Immediately after consummation of the Merger, FBS expects to begin converting, under a master services agreement, certain "back-office" administrative and support functions of Western Bank and to begin the process of revising Western Bank's documentation (loans, accounts and other products) and converting data processing capability to allow the offering of products offered by other FBS affiliates.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Voting Agreement.   Pursuant to the Voting Agreement, the Reardon
Shareholders who control approximately 61 percent of the outstanding shares of FWC Common Stock have agreed to vote their shares of FWC Common Stock in favor of approval of the Merger Agreement. The Reardon Shareholders include, Thomas
J. Reardon, Thomas M. Reardon (through a living trust) and Mary Jane Reardon (through a living trust), each of whom is an officer and director of FWC, and Michael D. Reardon. See "--The Voting Agreement."

     Indemnification. The Merger Agreement requires FBS to indemnify, defend and hold harmless each present and former officer, director or employee of FWC, Western Bank and the Subsidiary against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities, judgments or amounts paid in settlement (which settlement shall require the prior written consent of FBS, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation (each a "Claim") which arises out of such person's serving in such capacity and pertains to any matter or fact arising, existing or occurring before the Effective Date (including, without limitation, the Merger and related transactions) to the full extent permitted under applicable South Dakota or federal law as in effect as of the date of the Merger Agreement or as amended prior to the Effective Date, and the charter and bylaws of FWC (or Western Bank or the Subsidiary, as applicable) as in effect on the date of the Merger Agreement. The Merger Agreement also provides that FBS will advance expenses incurred by such persons in connection with Claims to the full extent permitted by such laws, charter and bylaws. These indemnification obligations of FBS will continue in force for at least two years after the Effective Date and will apply to any Claim asserted or made within such period.

     Sale of Certain Properties. The Merger Agreement provides that, on or before the Effective Date, FWC shall sell or cause to be sold to one or more of the shareholders of FWC or a third party or parties, the FWC Sale Properties (properties located in Hartford, South Dakota and Sioux Falls, South Dakota).
It is anticipated that Thomas J. Reardon or Thomas M. Reardon (or an entity or entities controlled by such persons), each of whom is an officer and director of FWC, will purchase the FWC Sale Properties. The purchase price for such properties must be equal to or greater than $64,500 with respect to the properties located in Hartford and $326,761 with respect to the property located in Sioux Falls. It is a condition to the sale of the Sioux Falls property that the purchaser enter into a lease agreement with FBS for a period of not less than 90 days and for a gross monthly rental of not more than $6,000 per month and release FBS from all liability for any environmental claims with respect to the property.

     Lease of Office Space and Purchase of Office Furniture. The Merger Agreement provides that Thomas J. Reardon and Thomas M. Reardon, each an officer and director of FWC, may continue to occupy the office space occupied by them at FWC for a period of not more than 30 days following the Effective Date upon payment of a fair market rent for such occupancy. In addition, upon the expiration of such 30-day period, Thomas J. Reardon and Thomas M. Reardon may purchase from FBS purchase certain office furniture and artwork used by them in their respective offices at FWC at an aggregate purchase price equal to the approximate book value thereof.

     Severance Payments. Pursuant to the Merger Agreement, on or before the Effective Date, FBS will identify employees of FWC, Western Bank or the Subsidiary whom it desires to retain following the Effective Date. Certain of such employees will be designated as "transition employees," who are not anticipated by FBS to be employed for longer than six months after the Effective Date. Any other employees of FWC, Western Bank or the Subsidiary not so identified by FBS will be terminated immediately prior to the consummation of the Merger by FWC, Western Bank or the Subsidiary, as the case may be, and any severance payments to any such employee will be the responsibility of FWC, Western Bank or the Subsidiary, as the case may be, and not of FBS. Such severance payments may be made only to the extent, after prior consultation with FBS, FBS has reasonably determined that such payments will not violate, or will not contribute to a violation, of any applicable federal, state or local laws, rules or regulations. FWC, Western Bank and the Subsidiary shall accrue (consistent with GAAP) any severance obligations with respect to transition employees but shall not make any such severance payments to such transition employees without the prior written consent of FBS. Transition employees will be entitled to receive severance from FBS only in accordance with the severance policies of FWC, Western Bank or the Subsidiary (and not of FBS) and only to the extent that such severance payments have been properly accrued by FWC, Western Bank or the Subsidiary. FBS may, but is not obligated, to make severance payments to certain transition employees. Any employees, other than transition employees, retained after the Effective Date and who are therefore terminated at any time will receive severance payments pursuant to FBS's standard employee severance policy. The severance payments described above may be made to officers of FWC, Western Bank and the Subsidiary.

     The foregoing interests of members of management or shareholders of FWC in the Merger may mean that such persons have personal interests in the Merger which may not be identical to the interests of nonaffiliated shareholders.

EFFECT ON FWC EMPLOYEE BENEFIT PLANS

     After the Effective Date, the current employee benefit plans of FWC will continue in force until amended or terminated in accordance with their terms for the benefit of present and former employees of FWC, Western Bank or the Subsidiary who have any present or future entitlement to benefits under or of such plans ("FWC Employees"). Notwithstanding the foregoing, the Merger Agreement provides that FBS will have the right, after the Effective Date, to continue, amend or terminate any such plans in accordance with the terms thereof and subject to applicable law.

     401(k) Plan. The Merger Agreement provides that not more than two years after the Effective Date, FBS will terminate the accrual of benefits under the FWC 401(k) plan and will take such actions as may be necessary to cause the assets and liabilities of the FWC 401(k) plan to be merged with and into the FBS 401(k) plan (the "Capital Accumulation Plan"). FBS is required to take such actions as may be necessary to amend the FWC 401(k) plan to provide that FWC employees who are participants in the FWC 401(k) plan and who are employees of FWC as of the Effective Date will be fully vested as of such date.
Distributions will not be permitted from the FWC 401(k) plan merely because of the discontinuance of accruals thereunder or the transfer of assets and liabilities to the Capital Accumulation Plan. FBS is required to take such actions as may be necessary to cause eligible FWC employees to be qualified to participate in the Capital Accumulation Plan concurrent with the date FBS causes accruals to cease under the FWC 401(k) plan. All service with FWC, Western Bank or the Subsidiary (whether before or after the Effective Date) will be recognized under the Capital Accumulation Plan for eligibility and vesting purposes but not for contribution and allocation purposes. FBS is required to take such actions as may be necessary to cause the Capital Accumulation Plan to accept transfers of assets and liabilities from the FWC 401(k) plan.

     Other Benefits. The Merger Agreement provides that FBS shall use its best efforts to cause FWC Employees to be covered by the welfare and other generally applicable benefit plans and practices of FBS. Notwithstanding the foregoing, during any interim period, FBS will not be obligated to continue any particular welfare or other benefit plans or practices of FWC, Western Bank or the Subsidiary applicable to FWC Employees.

RIGHTS OF FWC DISSENTING SHAREHOLDERS

     General.  Sections 47-6-23 to 47-6-23.3 and Sections 47-6-40 to 47-6-50,
inclusive, of the South Dakota Business Corporation Act (the "SDBCA Sections") provide for rights of shareholders to dissent and obtain payment of the "fair value" of their shares, as defined in the SDBCA Sections, in the event of a merger. The procedures for asserting dissenters' rights are set forth in the SDBCA Sections, the full texts of which are reprinted as Appendix C to this Proxy Statement/Prospectus. SHAREHOLDERS WHO WISH TO ASSERT THEIR DISSENTERS' RIGHTS MUST FULLY COMPLY WITH THE STATUTORY REQUIREMENTS IN ORDER TO PRESERVE THE RIGHT TO OBTAIN PAYMENT FOR THEIR SHARES.

     Procedure. Any shareholder who wishes to dissent and obtain payment for his or her shares (i) must file with FWC, prior to the shareholder vote with respect to the Merger Agreement at the Special Meeting, a written notice stating the shareholder's intention to demand payment of fair compensation for his or her shares if the Merger is effectuated and (ii) must not vote his or her shares in favor of approving the Merger Agreement (a vote in favor of approving the Merger Agreement will constitute a waiver of dissenters' rights). Such notice must be filed at FWC's executive offices, 100 North Phillips, Sioux Falls, South Dakota 57102 (Attention: Thomas J. Reardon). A vote against approving the Merger Agreement does not in itself constitute the required written notice described in (i) above. A shareholder may satisfy requirement (ii) above by voting against approval of the Merger Agreement in person at the Special Meeting or by proxy or by abstaining from voting his or her shares.

The shareholder can so abstain by not voting in favor of approval of the Merger Agreement at the Special Meeting and either (a) taking no action with respect to the proxy (i.e., not returning the proxy to FWC) or (b) marking the space indicating "Abstain" on the proxy. If a shareholder returns a signed proxy, unless such shareholder's proxy indicates that the shareholder wishes to abstain or vote against approval of the Merger Agreement, such shareholder's shares will be voted in favor of approval of the Merger Agreement and the shareholder will not be permitted to dissent.

     A shareholder may not assert dissenters' rights as to less than all of the shares registered in such holder's name except in the situation in which certain shares are beneficially owned by another person, and such shareholder must dissent with respect to all of such shares and disclose the name and address of the beneficial owner on whose behalf the holder is dissenting. A beneficial owner who is not the shareholder of record may assert dissenters' rights with respect to all of his or her shares if the beneficial owner submits a written consent of the shareholder of record at the time of or prior to the assertion of such dissenters' rights.

     If the Merger Agreement is approved by the requisite shareholder vote, FWC will be required to mail a notice to each shareholder who filed a written notice of intent to demand payment and refrained from voting in favor of approving the Merger Agreement. The notice shall state when and where a demand for payment shall be sent and stock certificates shall be deposited in order to obtain payment. The notice shall also include a form to be completed by the shareholder for demanding payment and certifying the date on which the shareholder, or the beneficial owner on whose behalf the shareholder is dissenting, acquired the shares. The notice must also include a copy of the SDBCA Sections. In order to receive the fair value of his or her shares, a dissenting shareholder must demand payment and deposit his or her stock certificates within 30 days after the notice is mailed by FWC. A shareholder who fails to demand payment or fails to deposit certificates, as required by such notice, will have no right to receive payment for his or her shares under the SDBCA Sections.

     After the Effective Date or after receipt of a valid demand for payment, whichever is later, FBS is required to remit to each shareholder who has made such demand and deposited his or her certificates the amount that FBS estimates to be the fair value of the shares plus interest, if any. FBS must also include with such remittance, along with certain financial statements of FWC, a brief description of the method used to reach the estimated fair value of the shares. As used in the SDBCA Sections, the term "fair value of the shares" means the value of the shares immediately before the Effective Date.

     FBS may withhold any remittance from a dissenting shareholder who was not a shareholder (or who is dissenting on behalf of a person who was not a beneficial owner) on October 17, 1994 (the date of the first public announcement of the proposed Merger) if FBS (i) provides to such shareholder, along with the materials described in the preceding paragraph, a statement of the reason for withholding the remittance and (ii) offers to pay the fair value of the shares, plus interest, if the dissenting shareholder agrees to accept that amount in full satisfaction. The dissenting shareholder may decline the offer and demand payment as described below. Failure to make such demand entitles the dissenting shareholder only to the amount offered by FBS.

     If a dissenting shareholder believes that the amount remitted (or the amount offered in the case of certain dissenting shareholders) by FBS is less than the fair value of his or her shares, or that the interest is not correctly determined, the shareholder may, within 30 days after the mailing date of the remittance (or the offer), give written notice to FBS of his or her own estimate of the value of the shares or of the interest, and demand payment of the deficiency. If the shareholder fails to do so, the shareholder is entitled only to the amount remitted (or offered) by FBS.

     If FBS receives a demand for supplemental payment from any dissenting shareholder, it is required, within 60 days after receipt of such demand, either
(i) to pay to the dissenter the amount demanded or agreed to by the dissenter after settlement discussions or (ii) to file in a court of competent jurisdiction in Minnehaha County, South Dakota, a petition requesting that the court determine the fair value of the shares, plus interest. All shareholders whose demands have not been settled with FBS will be made parties to the proceeding. The court will determine the fair value of the shares, taking into account any and all factors the court finds relevant. If the court determines that the fair value of the shares exceeds FBS's estimate of the fair value of the shares, then the court will enter judgment in favor of the dissenting shareholders in an amount by which the value determined by the court exceeds FBS's estimated value.

     The costs and expenses of the proceeding, including the reasonable expense and compensation of any appraisers appointed by the court, will be determined by the court and assessed against FBS, except that the court may assess part or all of such costs and expenses against any dissenting shareholder whose action in demanding supplemental payment is found by the court to be arbitrary, vexatious or not in good faith. If the court finds that FBS has failed to comply substantially with the SDBCA Sections, the court may assess against FBS all fees and expenses of any experts or attorneys as the court deems equitable. In addition, fees and expenses may be assessed against any party the court determines has acted arbitrarily, vexatiously or not in good faith in bringing a proceeding for supplemental payment.

     Cash received pursuant to the exercise of dissenters' rights may be subject to federal or state income tax. See "--Certain Federal Income Tax Consequences to FWC Shareholders." EACH HOLDER OF FWC COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE EXERCISE OF DISSENTERS' RIGHTS.

     The foregoing summary of the applicable provisions of SDBCA Sections is not intended to be a complete statement of such provisions and is qualified in its entirety by reference the SDBCA Sections, the full texts of which are attached as Appendix C to this Proxy Statement/Prospectus.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO FWC SHAREHOLDERS

     FWC expects that the Merger will be treated as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Code and that for federal income tax purposes no gain or loss will be recognized by any shareholder of FWC upon the receipt solely of FBS Common Stock for FWC Common Stock pursuant to the Merger, except upon the receipt of cash in lieu of fractional shares of FBS Common Stock and upon the receipt of cash pursuant to the exercise of dissenters' rights. The Internal Revenue Service (the "Service") has not been and will not be asked to rule upon the tax consequences of the Merger. Instead, FWC will rely upon the opinion of Davenport, Evans, Hurwitz & Smith, its principal outside legal counsel, as to certain federal income tax consequences of the Merger. It is a condition to the consummation of the Merger that FWC receive such opinion from Davenport, Evans, Hurwitz & Smith. The opinion of Davenport, Evans, Hurwitz & Smith will be based upon facts described herein and upon certain representations made by FWC, FBS and certain principal shareholders of FWC. The opinion of Davenport, Evans, Hurwitz & Smith will also be based upon the Code, Regulations now in effect thereunder, current administrative rulings and practice, and judicial authority, all of which are subject to change. An opinion of counsel is not binding on the Service and there can be no assurance, and none is hereby given, that the Service will not take a position contrary to one or more positions reflected herein or that the opinion will be upheld by the courts if challenged by the Service. EACH HOLDER OF FWC COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

     Based upon the facts and representations provided to it, and subject to various assumptions and qualifications, Davenport, Evans, Hurwitz & Smith will opine that the following federal income tax consequences will result from the
Merger:

     (i) The Merger will qualify as a "reorganization" under Section 368(a) of the Code;

     (ii) No gain or loss will be recognized by any FWC shareholder (except in connection with the receipt of cash) upon the exchange of FWC Common Stock for FBS Common Stock in the Merger;

     (iii) The basis of the FBS Common Stock received by an FWC shareholder who exchanges FWC Common Stock for FBS Common Stock will be the same as the basis of the FWC Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of FBS Common Stock);

     (iv) The holding period of the FBS Common Stock received by an FWC shareholder receiving FBS Common Stock will include the period during which the FWC Common Stock surrendered in exchange therefor was held (provided that the FWC Common Stock of such FWC shareholder was held as a capital asset at the Effective Date); and

     (v) Cash received by an FWC shareholder in lieu of a fractional share interest of FBS Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of FBS Common Stock which such shareholder would otherwise be entitled to receive, and will qualify as capital gain or loss (assuming the FBS Common Stock was a capital asset in his hands at the Effective Date).

     The opinion described above will be based upon certain assumptions, including the assumption that the shareholders of FWC do not have any plan or intention to dispose, sell, exchange or otherwise dispose of a number of shares of FBS Common Stock received pursuant to the Merger that would reduce the ownership by such shareholders of FWC of FBS Common Stock to a number of shares having a value, as of the date of the Merger, which is less than 50 percent of the value of all of the formerly outstanding FWC Common Stock held by such FWC shareholders as of the same date.

     The foregoing is only a general description of the material federal income tax consequences of the Merger, without regard to the particular facts and circumstances of the tax situation of each shareholder of FWC. It does not discuss all of the consequences that may be relevant to shareholders of FWC entitled to special treatment under the Code (such as insurance companies, dealers in securities, exempt organizations or foreign persons) or to shareholders of FWC who acquired their FWC Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. The summary set forth above does not purport to be a complete analysis of all potential tax effects of the transactions contemplated by the Merger Agreement or the Merger itself. No information is provided herein with respect to the tax consequences, if any, of the Merger under state, local, foreign or other tax laws.

STOCK EXCHANGE LISTING OF FBS COMMON STOCK

     Under the Merger Agreement, FBS is required to file a listing application with the NYSE covering the shares of FBS Common Stock which are issuable upon consummation of the Merger. FBS anticipates that such application will be approved subject to notice of issuance at or before the Effective Date. It is a condition to the obligations of FWC and FBS to consummate the Merger that such shares have been approved for listing on the NYSE subject to official notice of issuance.

RESALE OF FBS COMMON STOCK RECEIVED BY FWC SHAREHOLDERS

     The shares of FBS Common Stock issuable to shareholders of FWC upon consummation of the Merger have been registered under the Securities Act. Such shares may be traded freely without restriction by those shareholders who are not deemed to be "affiliates" of FWC or FBS, as that term is defined in rules promulgated under the Securities Act.

     Shares of FBS Common Stock received by those shareholders of FWC who are deemed to be "affiliates" of FWC at the time of the Special Meeting may be resold without registration under the

Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. FWC has agreed in the Merger Agreement to use its best efforts to obtain and deliver to FBS at least 31 days prior to the Effective Date signed representations (in the form attached as Exhibit A to the Merger Agreement) by each shareholder of FWC who may reasonably be deemed to be an "affiliate" of FWC to the effect that such persons will not offer to sell, transfer or otherwise dispose of any of the shares of FBS Common Stock distributed to them pursuant to the Merger except in compliance with Rule 145, or in a transaction that, in the opinion of counsel reasonably satisfactory to FBS, is otherwise exempt from the registration requirements of the Securities Act, or in an offering which is registered under the Securities Act. This Proxy Statement/Prospectus does not cover any resales of FBS Common Stock received by persons who are deemed to be "affiliates" of FWC. No person is authorized to make use of this Proxy Statement/Prospectus in connection with any such resales. Former shareholders of FWC who are deemed to be "affiliates" of FWC and who surrender certificates formerly evidencing shares of FWC Common Stock in exchange for shares of FBS Common Stock to be issued in the Merger must execute and deliver to FBS a letter containing the representations described above before any exchange of such certificates for certificates of FBS Common Stock will be effected. See "--Surrender of FWC Common Stock Certificates."

FBS DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN

     FBS provides eligible shareholders with a simple and convenient method of investing cash dividends and optional cash payments at 100% of the average price (as defined) in additional shares of FBS Common Stock without payment of any brokerage commission or service charge pursuant to its Automatic Dividend Reinvestment and Common Stock Purchase Plan. The plan includes certain dollar limitations on participation and provides for eligible shareholders to elect dividend reinvestment on only a part of the shares registered in the name of a participant (while continuing to receive cash dividends on remaining shares).
It is anticipated that the plan will continue after the Effective Date and that shareholders of FWC who receive FBS Common Stock in the Merger will have the right to participate therein.

ACCOUNTING TREATMENT

     The Merger will be accounted for by FBS under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated values. Income of the combined company will not include income or loss of FWC prior to the Effective Date.

     The pro forma financial information presented in this Proxy
Statement/Prospectus has been prepared using the purchase accounting method to account for the Merger. See "Summary--Historical Selected and Unaudited Pro Forma Combined Financial Data" and "Unaudited Pro Forma Combined Financial Information."

EXPENSES

     The Merger Agreement provides that all costs and expenses incurred in connection with such agreement and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses. None of FWC, Western Bank or the Subsidiary shall bear any of the costs or expenses of such transactions properly allocable to the shareholders of FWC, and the Shareholders' Representative has agreed that all of such costs and expenses shall be paid for by the shareholders of FWC.

CERTAIN DIFFERENCES IN RIGHTS OF FWC SHAREHOLDERS

     The rights of holders of FWC Common Stock are governed by the Articles of Incorporation of FWC, as amended (the "FWC Articles of Incorporation"), the bylaws of FWC (the "FWC Bylaws") and the laws of the State of South Dakota. The rights of FBS shareholders are governed by the Restated Certificate of Incorporation of FBS, as amended (the "FBS Certificate of Incorporation"), the bylaws of FBS (the "FBS Bylaws") and the laws of the State of Delaware. After the Effective Date, the rights of holders of FWC Common Stock who become FBS shareholders will be governed by the FBS Certificate of Incorporation, the FBS Bylaws and the laws of the State of Delaware. Because of certain differences between South Dakota and Delaware corporate law and between the FWC Articles of Incorporation and FWC Bylaws and the FBS Certificate of Incorporation and the FBS Bylaws, the current rights of FWC shareholders will change significantly as a result of the Merger. While it is not practical to describe all changes in the rights of FWC shareholders that will result from the differences between the FWC Articles of Incorporation and the FWC Bylaws and the FBS Certificate of Incorporation and the FBS Bylaws, the following is a summary of the material differences.

     Business Combinations and Supermajority Voting. Under Delaware law, a corporation is prohibited from engaging in certain business combinations, including a merger, sale of substantial assets, loan or substantial issuance of stock, with an interested shareholder, or an interested shareholder's affiliates and associates, for a three-year period beginning on the date the interested shareholders acquires 15% or more of the outstanding voting stock of the corporation. The restrictions on business combinations do not apply if the board of directors gives prior approval to the transaction in which the 15% ownership level is exceeded, the interested shareholder acquires at one time 85% of the corporation's stock (excluding shares held by management or employee stock plans in which employees do not have the effective power to tender stock) or the business combination is approved by the board of directors and authorized at a meeting of shareholders by the holders of at least 66-2/3% of the outstanding voting stock, excluding shares owned by the interested shareholder. The FBS Certificate of Incorporation contains provisions that provide for supermajority voting requirements in connection with certain "Business Combinations" or "Business Transactions" (as defined) involving a "Related Person" (as defined). The FBS Certificate of Incorporation contains provisions designed primarily to address fair price considerations, and the required supermajority shareholder vote is not required under certain fair price circumstances or if a majority of the "Continuing Directors" (as defined) approve the transaction. The affirmative vote of at least 80% of the outstanding shares entitled to vote generally in the election of directors is required to approve such a transaction under the FBS Certificate of Incorporation. The FBS Certificate of Incorporation also requires supermajority voting at the 80% level to amend, add to, alter, change or repeal those articles thereof relating to director numbers, filling vacancies on the board of directors, director classification and "Business Transactions."

     The South Dakota Domestic Public Corporation Takeover Act contains provisions governing the rights of shareholders in the case of certain mergers or other business combinations involving public corporations incorporated in South Dakota. FWC is not a public corporation as defined in such act and, accordingly, is not governed by such act's provisions which generally require that specific voting and other procedures be followed in certain acquisitions of shares in domestic public corporations. FWC is also not subject to any supermajority voting requirements. As a result, under South Dakota law, the affirmative vote of a majority of the shareholders of FWC entitled to vote is required in order for FWC to enter into mergers and other types of business combinations.

     Dissenters' Rights. Under Delaware law, appraisal rights are available only in connection with certain statutory mergers or consolidations, unless the certificate of incorporation grants such rights with respect to amendments to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, or sales of all or substantially all of the assets of a corporation. The FBS Certificate of Incorporation does not grant such rights. Appraisal rights under Delaware law, however, are not available if the corporation's stock is (prior to the relevant transaction) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 shareholders; provided that, if the merger or consolidation requires shareholders to exchange their stock for anything other than shares of the surviving or resulting corporation, shares of another corporation which will be listed on a national securities exchange or held by more than 2,000 shareholders, cash in lieu of fractional shares of any such corporation, or a combination of such shares and cash, then appraisal rights will be available.

     South Dakota law provides dissenters' rights of appraisal in connection with a merger or sale or exchange of all or substantially all of the property and assets of the corporation, amendments of the articles of incorporation that materially and adversely affect the rights of shareholders and any other corporate action taken pursuant to a shareholder vote with respect to which the articles of incorporation, bylaws, or resolutions of the board of directors direct that dissenting shareholders may obtain payment for their shares. This remedy is an exclusive remedy, except when the corporate action involves fraud or illegality. Shareholders of FWC have the right to dissent from the Merger and, subject to certain conditions, receive payment for the fair value of their shares. See "--Rights of FWC Dissenting Shareholders."

     Preemptive Rights. Under Delaware law, shareholders of a corporation have no preemptive rights unless such rights are expressly granted in the certificate of incorporation. The FBS Certificate of Incorporation contains no such provision. Under South Dakota law, preemptive rights are presumed unless denied in the articles of incorporation.

     Amendments to Charter and Bylaws. Under Delaware and South Dakota law, a corporation's certificate of incorporation may be amended by resolution of the board of directors and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote. Delaware law reserves the power to amend or repeal the bylaws exclusively to the shareholders unless the certificate of incorporation confers such power upon the directors. The FBS Certificate of Incorporation provides that the FBS Bylaws may be amended or repealed by the Board of Directors of FBS, subject to the power of the shareholders to amend or repeal any such change to the Bylaws. South Dakota law and the FWC Bylaws provide that the power to alter, amend or repeal the FWC Bylaws is vested in the FWC board of directors.

     Removal of Directors.   The FWC Articles of Incorporation do not contain
provisions with respect to removal of directors. Under the FBS Certificate of Incorporation, FBS shareholders may remove a director only for cause upon a majority vote of the shareholders.

     Special Meetings of Shareholders. The FWC Bylaws provide that special meetings of FWC shareholders may be called at any time by the President or the Board of Directors or by the President at the request of not less than 10% of the outstanding shares of FWC. The FBS Bylaws provide that special meetings may be called by the Board of Directors or the Chief Executive Officer.

     Quorum at Shareholders' Meetings. The FWC Bylaws provide that the holders of a majority of the outstanding shares entitled to vote at a meeting, represented in person or by proxy, shall constitute a quorum for purposes of such a meeting. The FBS Bylaws require only that the holders of not less than one-third of the shares entitled to vote at the meeting be present, in person or by proxy, to constitute a quorum.

     Voting Rights. Under Delaware law, a corporation's certificate of incorporation may provide for cumulative voting in the election of directors. The FBS Certificate of Incorporation does not provide for cumulative voting. South Dakota law provides for cumulative voting rights in the election of directors. The FWC Bylaws provide that transferees of shares of FWC Common Stock that are transferred on the books of FWC within ten days next preceding the date set for a meeting of FWC shareholders are not entitled to notice of, or to vote at, the meeting.

     Limitation on Personal Liability of Directors. The FBS Certificate of Incorporation provides that directors of FBS shall not be liable to FBS or its shareholders for monetary damages for breaches of fiduciary duty; provided, however, that such liability of a director shall not be eliminated or limited to the extent provided by applicable law under certain circumstances. The FWC Articles of Incorporation contain similar provisions.

     Indemnification. The FWC Bylaws provide that FWC may indemnify FWC's directors, officers, employees or agents against certain expenses under certain circumstances. The FBS Bylaws provide that FBS shall indemnify FBS directors, advisory directors and officers and those serving at FBS's request as directors, advisory directors and officers of other entities against certain expenses under certain circumstances; the indemnification of FBS employees shall be at the discretion of the FBS board of directors, and the FBS Bylaws do not contemplate the indemnification of any other persons.

     The FWC Bylaws also specifically provide that FWC, on behalf of any of the persons that FWC is required to indemnify, may purchase and maintain insurance against any liability asserted against such person, whether or not FWC would have the power or the obligation to indemnify that person against such liability under the FWC Bylaws or South Dakota law. The affirmative vote of a majority of the board of directors of FWC is required for FWC to purchase such insurance. The FBS Bylaws contain no similar provision.

     Dividends. Under Delaware law, dividends may be paid out of surplus or out of net profits for the fiscal year in which the dividend is paid or the preceding fiscal year, except that no dividends may be paid if the capital of the corporation has been diminished to an amount less than the liquidation preference of outstanding preferred stock. South Dakota law allows payment of dividends out of unreserved and unrestricted earned surplus under certain conditions except that no dividends may be paid when the corporation is insolvent or would be rendered insolvent by the payment thereof.

     Rights Plan. FBS has adopted a shareholder rights plan, which may have certain anti-takeover effects. The terms of the FBS rights plan are summarized and described herein under "Description of FBS Capital Stock--Common Stock-- Preferred Stock Purchase Rights." FWC has no such plan.

     General. The foregoing discussion of certain similarities and material differences between the rights of holders of FWC Common Stock and the rights of holders of FBS Common Stock under the Articles and Certificate of Incorporation, respectively, and Bylaws pursuant to Delaware and South Dakota law is only a summary of certain provisions and does not purport to be a complete description of such similarities and differences. The foregoing discussion is qualified in its entirety by reference to the South Dakota Business Corporation Act, Delaware General Corporation Law, the common law thereunder and the full texts of the Articles and Certificate of Incorporation, respectively, and Bylaws of FWC and FBS. Such Articles and Certificate of Incorporation and Bylaws are filed or incorporated by reference as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part.


                                BUSINESS OF FBS

     FBS is a regional bank holding company headquartered in Minneapolis, Minnesota. FBS is comprised of 9 banks, and several trust and nonbank subsidiaries with 225 offices primarily in Minnesota, Colorado, Illinois, Montana, North Dakota, South Dakota and Wisconsin. Through its subsidiaries, FBS provides commercial and agricultural finance, consumer banking, trust, capital markets, cash management, investment management, data processing, leasing, mortgage banking and brokerage services. At September 30, 1994, FBS and its consolidated subsidiaries had consolidated assets of $26.3 billion, consolidated deposits of $18.8 billion and shareholders' equity of $2.3 billion.

     The subsidiary banks of FBS engage in general commercial banking business, principally in domestic markets, and provide banking and ancillary services to individuals, businesses, institutional organizations, governmental entities and other financial institutions. The largest subsidiary bank, First Bank National Association ("FBNA"), had assets of $14.3 billion at September 30, 1994.

     FBS is a legal entity separate and distinct from its banking and non-banking affiliates. The principal sources of FBS's income are dividends, interest and fees from FBNA and the other banking and non-banking affiliates. The bank subsidiaries of FBS, including FBNA (the "Banks"), are subject to certain restrictions imposed by federal law on any extensions of credit to, and certain other transactions with, FBS and certain other affiliates from borrowing from the Banks unless the loans are secured by various types of collateral. Further, such secured loans, other transactions and investments by any of the Banks are generally limited in amount as to FBS and as to each of such other affiliates to 10% of such Bank's capital and surplus and as to FBS and all of such other affiliates to an aggregate of 20% of such Bank's capital and surplus. In addition, payment of dividends to FBS by the subsidiary banks is subject to ongoing review by banking regulators and is subject to various statutory limitations and in certain circumstances requires approval by banking regulatory authorities.

     FBS was incorporated under Delaware law in 1929 and has functioned as a multi-bank holding company since that time. Its principal executive offices are located at First Bank Place, 601 Second Avenue South, Minneapolis, Minnesota 55402-4302 (telephone (612) 973-1111). For further information concerning FBS, see the FBS documents incorporated by reference herein as described under "Incorporation of Certain Documents by Reference."

RECENT DEVELOPMENT

     On July 21, 1994, FBS signed a definitive agreement to acquire Metropolitan Financial Corporation ("MFC"), a publicly held regional thrift holding company organized as the parent of Metropolitan Federal Bank, fsb, a federally charter stock savings bank headquartered in Fargo, North Dakota. At September 30, 1994, MFC and its consolidated subsidiaries had consolidated assets of $8.1 billion, consolidated deposits of $5.5 billion and shareholders' equity of $497.7 million. This transaction is subject to approval by the Federal Reserve Board and the Office of Thrift Supervision. FBS could issue a maximum of 22.7 million shares of FBS Common Stock in connection with this acquisition, which would be approximately 16.5% of the FBS Common Stock outstanding immediately after the consummation of this transaction, based on the number of shares of FBS Common Stock outstanding at September 30, 1994. The special meetings of the shareholders of each of FBS and MFC to consider a proposal to approve and adopt the agreement by which FBS would acquire MFC will be held on January 24, 1995. For additional information concerning the MFC acquisition, see "Unaudited Pro Forma Combined Financial Information" and "Incorporation of Certain Documents by Reference" in this Proxy Statement/Prospectus. Financial statements of MFC are included in the Current Report on Form 8-K of FBS filed August 5, 1994, as amended by the Current Reports on Form 8-K/A of FBS filed September 9, 1994, November 14, 1994 and December 8, 1994. See "Incorporation of Certain Documents by Reference."

MANAGEMENT AND ADDITIONAL INFORMATION

     Certain information relating to the management, executive compensation, various benefit plans (including stock plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to FBS is set forth in or incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 1993 of FBS, which is incorporated by reference in this Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference." FWC shareholders who wish to obtain copies of these documents may contact FBS, as applicable, at its address or telephone number set forth under "Incorporation of Certain Documents by Reference."


                                BUSINESS OF FWC

GENERAL

     FWC is a one-bank holding company registered under the Bank Holding Company Act, the sole non-cash asset of which is Western Bank, which has nine commercial banking locations in the Sioux

Falls, South Dakota, area. Western Bank has one wholly owned subsidiary, the Subsidiary, which is inactive. FWC owns no other subsidiaries. Through Western Bank, FWC provides commercial banking and, through Western Insurance, general insurance agency services. At September 30, 1994, FWC and Western Bank had consolidated assets of $322.5 million, consolidated deposits of $273.9 million and shareholders' equity of $24.7 million. Measured by total assets held at December 31, 1993, FWC was the third largest bank holding company headquartered in South Dakota and Western Bank was the fourth largest commercial bank in South Dakota (excluding specialized credit card banks). FWC derives substantially all of its revenues from cash dividends paid by Western Bank. Dividend payments by Western Bank are determined on an individual basis considering Western Bank's earnings, deposit growth and capital requirements. It has been FWC's practice to increase the capital of Western Bank primarily through retention of earnings.

     Western Bank was organized in 1959 and is the sole subsidiary of FWC. In addition to general commercial and retail banking activities, Western Bank also provides mortgage banking, investment, brokerage, correspondent banking, retirement, insurance, trust and investment services. Western Bank's primary service area is the Sioux Falls area. Correspondent banking customers include independent banks throughout western Minnesota, northern Iowa, and South Dakota. Western Bank serves a wide range of commercial and consumer borrowing needs within its market. Western Bank extends various types of loans, including short and long-term residential and commercial real estate mortgage loans to individuals and businesses. The targeted commercial customers are closely-held businesses with annual sales between $100,000 and $2 million. Commercial lending products include lines and letters of credit, receivable and inventory financing and equipment financing and leasing. In addition, Western Bank provides various types of secured and unsecured consumer loans, indirect installment loans and loans secured by personal reserve accounts, second mortgages and equity lines.

     Western Bank provides a full range of deposit products, including checking accounts, savings accounts, certificates of deposit and money market instruments. Western Bank has been successful in attracting stable core deposits in the consumer segment of its market. By emphasizing quality and personal service, Western Bank has enhanced its market identity and presence in the communities it services. Western Bank also offers other services, including individual retirement accounts, insurance, investment services, discount brokerage services and through Western Insurance, insurance services.

MARKET AREA AND COMPETITION

     FWC's market area is Sioux Falls, South Dakota. FWC competes with numerous financial institutions in its market area, including commercial banks, savings and loan associations, savings banks, mortgage companies, commercial bank loan production offices, insurance companies and agencies, consumer finance companies, securities brokerage firms, credit unions and money market funds.

PROPERTIES

     FWC's executive offices are located at the Western Bank Building, 100 North Phillips Avenue, Sioux Falls, South Dakota 57102. This building is owned by Western Bank. Western Bank owns all of its banking locations but intends to sell two of its locations and lease back one of those locations. See "The Merger--Interests of Certain Persons in the Merger--Sale of Certain Properties."

EMPLOYEES

     As of September 30, 1994, FWC and Western Bank employed 201 people on a full-time equivalent basis. Management considers its relationship with its employees to be good.

MARKET PRICE OF AND DIVIDENDS ON FWC COMMON STOCK

     There is no established trading market for the FWC Common Stock. FWC is aware of eighty-six transactions involving the sale of FWC Common Stock over the last two fiscal years and the current fiscal year to date and is aware of the terms of each of such transactions. The prices paid pursuant to such transactions ranged from $251 to $391.68 per share of the FWC Common Stock. The price in each instance was based upon the then-current book value per share with the book value being defined as capital, surplus, undivided profits and one-half of the loan loss reserve. Of such transactions, sixty-seven involved officers or employees of Western Bank, three involved Reardon family members, and sixteen involved other third parties. The prices for the FWC Common Stock in such transactions should not be considered indicative of prices that could be obtained in an active market involving a substantial number of shares.

     There were 70 shareholders of record of FWC Common Stock as of the Record Date for the Special Meeting.

     No cash dividends have been declared or paid on FWC Common Stock since 1984. The payment of cash dividends is restricted by applicable laws. See "--Supervision and Regulation." In the event the Merger is not consummated, the Board of Directors would not anticipate paying a dividend on the FWC Common Stock for the foreseeable future.

SUPERVISION AND REGULATION

     To the extent the information below consists of summaries of certain statutory provisions, it is qualified in its entirety by reference to the statutory provisions so described.

     FWC is subject to the provisions of the Bank Holding Company Act, which requires a bank holding company to register under the Bank Holding Company Act, and to be subject to supervision by the Federal Reserve Board. The Bank Holding Company Act requires prior approval by the Federal Reserve Board of the acquisition by a bank holding company of more than 5% of the voting stock or substantially all the assets of any bank, but does not require prior approval before acquisition of additional shares in banks, the majority of the shares of which are already controlled by such bank holding company. A bank holding company is prohibited, with limited exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank and from engaging in activities other than those of banking or of managing or controlling banks and other authorized subsidiaries and providing services to its subsidiaries. One of the exceptions to this prohibition permits ownership of the shares of a company, the activities of which the Federal Reserve Board determines to be so closely related to the business of banking or of managing or controlling banks as to be a proper incident thereto. The Federal Reserve Board has published regulations regarding these matters, which, in the opinion of management of FWC, enable FWC to engage in its present operations. In addition, bank holding companies are subject to certain restrictions on their ability to own banks in more than one state.

     FWC is required to file periodic reports with the Federal Reserve Board and such other information as may be required to keep the Federal Reserve Board informed regarding FWC's compliance with the provisions of the Bank Holding Company Act and the rules, regulations and orders issued thereunder, and the Federal Reserve Board examines FWC and its subsidiary banks from time to time.

     The payment of dividends by FWC is restricted. The Federal Reserve Board imposes restrictions on the payment of dividends indirectly through its capital adequacy standards. In addition, the South Dakota Business Corporation Act provides that dividends may be declared and paid only out of unreserved and unrestricted earned surplus (with certain exceptions) and restricts the payment of dividends when a corporation is insolvent or when the payment will render the corporation insolvent.

     Western Bank, as a state chartered bank, is subject to the supervision and regulation of, and is regularly examined by, the South Dakota Division of Banking and the South Dakota Banking Commission, and as a member of the Federal Reserve System, is subject to regulation by the Federal Reserve Board and is regularly examined by the Federal Reserve System. Western Bank is also a member of, and subject to regulation by, the Federal Deposit Insurance Corporation.

     The South Dakota banking statutes limit the payment of dividends by Western Bank if (i) such dividends would impair Western Bank's capital, (ii) Western Bank's surplus is not equal to twenty percent its capital stock, (iii) dividends declared in any year should exceed the total net profits for that year combined with the retained net profits for the preceding two years, less any required transfers to surplus or to a fund for the retirement of preferred stock or (iv) Western Bank has not complied with the provisions of Title 51A of the South Dakota Codified Laws regarding maintenance of capital accounts.

     The Federal Reserve Board has broad powers to expand and contract the supply of money and credit. The supply of money and credit is also affected by the fiscal practices of the United States Government. These may directly or indirectly affect the growth of loans and deposits and the interest rates charged on loans and paid for deposits and may affect the operations of Western Bank.

LEGAL PROCEEDINGS

     There are no material pending legal proceedings other than ordinary routine litigation to which FWC or Western Bank are or may be considered a party. There are no material pending legal proceedings to which any director, officer, or affiliate of FWC is or may be a party adverse to FWC or has or may have a material interest adverse to FWC or Western Bank.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                  CONDITION AND RESULTS OF OPERATIONS OF FWC

     The following discussion and analysis provides information regarding FWC's financial condition and results of operations for the nine month periods ended September 30, 1994 and 1993, and for the years ended December 31, 1993, 1992 and 1991. This discussion should be read in conjunction with the consolidated interim financial statements and notes thereto and the consolidated annual financial statements and notes thereto of FWC included elsewhere in this Proxy Statement/Prospectus. Results of operations for the interim periods are not necessarily indicative of that which may be expected for the entire year.
Ratios for the nine month periods are presented on an annualized basis.

RESULTS OF OPERATIONS

     Years Ended December 31, 1993, 1992, and 1991

     FWC generated earnings of $4.1 million for the year ended December 31, 1993, a decrease of $0.2 million or 6% from the $4.3 million earned in 1992. In 1993, net interest income on a tax equivalent basis increased $1.2 million or 10% and non-interest income increased $1.0 million or 18%, offset by increases in non-interest expenses of $1.6 million or 14%. During the same period, average assets, average loans and average deposits increased 11%, 12%, and 10%, respectively.

     For the year ended December 31, 1992, net income increased $1.4 million or 48% over the $2.9 million earned in 1991. For 1992, net interest income on a tax equivalent basis increased $2.1 million or 21% and non-interest income increased $1.6 million or 41% offset by increases in non-interest expenses of $2.3 million or 26% and higher income taxes of $1.0 million. During the same period, average assets, average loans and average deposits increased 9.4%, 13% and 9.7%, respectively.

     Nine Months Ended September 30, 1994 and 1993

     For the nine months ended September 30, 1994, net income was $1.2 million, a decrease of $1.9 million or 60% from the same period in 1993. Net interest income on a tax equivalent basis increased $0.5 million or 5.3% and non-interest income decreased $2.2 million or 39%, while non-interest expenses increased $0.1 million or 1.5%. During such nine-month period, as compared with the same period in 1993, average assets, average loans and average deposits increased 8%, 15.5% and 6.2%, respectively.

     The following table sets forth selected financial data for FWC for the nine months ended September 30, 1994 and 1993 and for each of the three years in the period ended December 31, 1993. Such data should be read in conjunction with the consolidated interim financial statements and notes thereto and the consolidated annual financial statements and notes thereto of FWC included elsewhere in this Proxy Statement/Prospectus. Results of operations for the interim periods are not necessarily indicative of that which may be expected for the entire year.

TABLE 1 -- SELECTED FINANCIAL DATA (DOLLARS IN THOUSANDS)



                                          Nine Months Ended
                                            September 30,            Year Ended December 31,
                                          -------------------    -------------------------------
                                            1994       1993        1993        1992        1991
                                          --------   --------    --------    --------   --------
                                             (unaudited)
CONDENSED INCOME STATEMENT:
  Interest income (taxable-
   equivalent basis)....................  $ 16,448   $ 15,777    $ 21,656    $ 21,786   $ 22,533
  Interest expense......................     6,611      6,437       8,641       9,949     12,768
                                          --------   --------    --------    --------   --------

    Net interest income.................     9,837      9,340      13,015      11,837      9,765
  Provision for credit losses...........       682        682         909         895        651
                                          --------   --------    --------    --------   --------

    Net interest income after
     Provision for credit losses........     9,155      8,658      12,106      10,942      9,114

  Non-interest income...................     3,425      5,583       6,517       5,536      3,929
  Investment securities gains (losses)..      (544)       292         307       1,613        360
                                          --------   --------    --------    --------   --------

    Total non-interest income...........     2,881      5,875       6,824       7,149      4,289

  Non-interest expense..................     9,941      9,794      12,739      11,167      8,831
                                          --------   --------    --------    --------   --------

    Income before income taxes..........     2,095      4,739       6,191       6,924      4,572
  Taxable-equivalent adjustment.........        87         75         107          71         74
  Applicable income taxes...............       763      1,510       2,030       2,540      1,577
                                          --------   --------    --------    --------   --------

  Net income............................  $  1,245   $  3,154    $  4,054    $  4,313   $  2,921
                                          ========   ========    ========    ========   ========

FINANCIAL RATIOS:
  Return on average assets..............      0.53%      1.45%       1.36%       1.61%      1.19%
  Return on average common equity.......      7.02      19.95       18.75       25.21      23.10
  Net interest margin...................      4.63       4.76        4.85        4.87       4.40
  Efficiency ratio......................     74.96      65.63       65.22       64.28      64.49

AVERAGE BALANCE SHEET DATA:
  Total gross loans.....................  $227,524   $196,855    $202,266    $179,820   $158,949
  Total assets..........................   313,116    290,055     297,009     268,273    245,266
  Deposits..............................   267,523    251,938     257,037     234,038    213,313
  Shareholders' equity..................    23,715     21,137      21,627      17,107     12,644

PERIOD-END BALANCE SHEET DATA:
  Total gross loans.....................  $237,287   $212,822    $227,459    $187,469   $167,416
  Total assets..........................   322,517    304,704     314,257     286,894    258,530
  Deposits..............................   273,898    266,055     265,319     250,854    224,647
  Shareholders' equity..................    24,731     22,864      23,940      19,762     14,727

Net Interest Income

     Years Ended December 31, 1993, 1992 and 1991

     Net interest income is FWC's largest single source of earnings. Net interest income on a tax-equivalent basis represents the difference between interest earned on assets and interest paid on liabilities, with adjustments made to reflect income on tax-exempt assets as if such income were fully taxable. Changes in the types and volumes of earning assets and interest bearing liabilities, their related yields and overall interest rates all can have a significant impact on net interest income.

    For the year ended December 31, 1993, net interest income on a tax equivalent basis was $13 million, an increase of $1.2 million or 10% over the year ended December 31, 1992. This increase was largely attributable to a 10% increase in average earning assets from 1992 to 1993. Interest rates declined significantly in 1993, which also benefited net interest income as liabilities repriced at lower rates faster than assets. During 1993, net interest margin (net interest income divided by average earning assets) decreased two basis points from 4.87% to 4.85% and gross interest spread (the difference between the rate earned on earning assets and the rate paid on interest bearing liabilities) remained the same at 4.33%.

    For the year ended December 31, 1992, net interest income on a tax equivalent basis was $11.8 million, an increase of $2.1 million or 21% over the year ended December 31, 1991. This increase resulted from an increase in average interest earning assets of 9.6% and an increase in both net interest margin and gross interest spread as yields on earning assets decreased from 10.16% to 8.97% while the rate paid on interest bearing liabilities decreased from 6.32% to 4.61%. During 1992 net interest margin increased 47 basis points from 4.40% to 4.87% and gross interest spread increased from 3.84% to 4.33%.

    Nine Months Ended September 30, 1994 and 1993

    For the nine months ended September 30, 1994, net interest income was $9.8 million, an increase of $.5 million or 5.3% over the same period in 1993. This increase resulted from continued growth in average earning assets, particularly in the loan portfolio. While the rate paid on interest bearing liabilities decreased during this time period, the earning asset yield decreased further, resulting in a decrease in the net interest margin percentage.

    For the nine months ended September 30, 1994, the net interest margin decreased from 4.76% to 4.63% and gross interest spread decreased from 4.28% to 4.16% compared to the same period in 1993.

TABLE 2--ANALYSIS OF NET INTEREST INCOME (TAX EQUIVALENT BASIS) (DOLLARS IN THOUSANDS)

                                            Nine Months Ended
                                              September 30,        Year Ended December 31,
                                          -------------------   ------------------------------
                                            1994       1993       1993       1992       1991
                                          --------   --------   --------   --------   --------
(In thousands, except per share amounts)
CONSOLIDATED INCOME STATEMENT DATA:
Net interest income.....................  $  9,837   $  9,340   $ 13,015   $ 11,837   $  9,765
                                          ========   ========   ========   ========   ========

Average balances of earning assets
 supported by:
  Average interest-bearing liabilities..   243,355    226,271    230,900    214,633    201,177
  Average non-interest bearing
   liabilities..........................    40,478     36,112     37,578     28,371     20,520
                                          --------   --------   --------   --------   --------

  Total average earning assets..........  $283,833   $262,383   $268,478   $243,004   $221,697
                                          ========   ========   ========   ========   ========

Average yields and weighted
 Average rates:
  Investment securities yield...........      5.27%      5.46%      5.31%      6.22       8.22%
  Loan yield............................      8.30       8.90       8.75       9.79      10.78
  Other earning asset yield.............      5.79       5.16       5.19       5.27       6.69
                                          --------   --------   --------   --------   --------

  Earning asset yield...................      7.75%      8.04%      8.03%      8.97%     10.16%
                                          ========   ========   ========   ========   ========

Interest-bearing deposits rate..........      3.52%      3.76%      3.70%      4.61%      6.32%
Borrowings rate.........................      4.37       3.73       3.66       5.05       6.27
                                          --------   --------   --------   --------   --------

  Rate on interest-bearing liabilities..      3.59%      3.76%      3.70%      4.64%      6.32%
                                          ========   ========   ========   ========   ========

Gross interest spread...................      4.16%      4.28%      4.33%      4.33%      3.84%
Net interest margin.....................      4.63%      4.76%      4.85%      4.87%      4.40%

Provision for Credit Losses

     Years Ended December 31, 1993, 1992 and 1991

     The provisions for possible loan losses is determined based upon an evaluation and analysis by management of Western Bank of the adequacy of the allowance for possible loan losses. Provisions for possible loan losses are made in amounts to maintain the allowance for loan losses at a level considered necessary to absorb estimated loan losses in the loan portfolio. Factors which are considered are the quality of the current loan portfolio, estimates and appraisals of collateral values, historical charge-off experience, current economic conditions and such other factors which, in the judgment of management, deserve consideration. The appropriate level of provision for possible loan loss is reviewed quarterly by management and the Board of Directors of Western Bank.

     For the year ended December 31, 1993, the provision for possible credit losses was $0.9 million, approximately the same as 1992. For the year ended December 31, 1992, the provision for possible credit losses increased from the 1991 level by $0.2 million or 37%.

     Nine Months Ended September 30, 1994 and 1993

     For the nine months ended September 30, 1994, the provision for possible credit losses was $0.7 million, the same as the provision for the comparable period in 1993.

Non-Interest Income

     Years Ended December 31, 1993, 1992 and 1991

     Non-interest income for the year ended December 31, 1993, was $6.8 million as compared with $7.1 million for the year ended December 31, 1992, a $0.3 million or 5% decrease. Excluding security gains, non-interest income increased approximately $1 million or 18% compared to the prior year. For the year ended December 31, 1992, non-interest income increased $2.9 million or 67% over the year ended December 31, 1991.

     The table below summarizes the components of non-interest income.

TABLE 3--NON-INTEREST INCOME (DOLLARS IN THOUSANDS)

                                     Nine Months
                                        Ended                                 % Change from
                                    September 30,   Year Ended December 31,    Prior Year
                                  ----------------  -----------------------  ---------------
                                    1994     1993    1993    1992     1991    1993     1992
                                  -------   ------  ------  ------   ------  ------   ------

Service charges on deposit
  accounts......................  $ 1,728   $1,697  $2,308  $2,053   $1,991   12.42 %   3.11%
Fees from fiduciary activities..      318      261     351     288      203   21.88 %  41.87%
Fees from data processing
  services......................        1        1       1       1        1    0.00 %   0.00%
Investment sales commissions
  and trading account gains
  (losses)......................   (1,679)     998   1,021     644      312   58.54 % 106.41%
Gain (loss) on sales of
  securities....................     (544)     292     306   1,613      360  (81.03)  348.06%
Other...........................    3,057    2,626   2,837   2,550    1,422   11.25 %  79.32%
                                  -------   ------  ------  ------   ------  ------   ------

      Total.....................  $ 2,881   $5,875  $6,824  $7,149   $4,289   (4.55)%  66.68%
                                  =======   ======  ======  ======   ======  ======   ======

     The increases for 1993 in service charges on deposit accounts and fees from fiduciary activities were primarily a result of a larger customer base and increased volumes and to a lesser extent the result of price increases. The increase in investment sales commissions and trading account gains resulted from increased trading gains due to falling interest rates and market volatility.
The increase in the other category was largely due to increased loan volume resulting in an increase in loan origination fees.

     For 1992, the increases in deposit service charges and investment sales commissions and trading account gains resulted primarily from an increased customer base and increased volumes, and to a lesser extent, price increases. The increase in gains on sales of investment securities resulted from portfolio restructurings. The large increase in the other category was the result of increased loan volume creating an increase in loan fees.

     Nine Months Ended September 30, 1994 and 1993

     Non-interest income for the nine months ended September 30, 1994, was $2.9 million, a decrease of $3 million or 51% from the same period in 1993. The categories "Investment sales commissions and trading account gains (losses)" and "Gain (loss) on sales of investment securities" together decreased $3.5 million for the nine months ending September 30, 1994 compared to the comparable period in 1993. This decrease was the result of a significant rise in interest rates in 1994, particularly in the first quarter of 1994. Excluding these categories, non-interest income increased $0.5 million or 11.3% during such time period.

Non-Interest Expense

     Years Ended December 31, 1993, 1992 and 1991

     Non-interest expense for the year ended December 31, 1993, was $12.7 million as compared with non-interest expense for the year ended December 31, 1992, of $11.2 million for a $1.5 million or 14.1% increase. Non-interest expense for the year ended December 31, 1992, reflected a $2.3 million increase or 26.4% over the same period in 1991. The major components of non-interest expense are shown on the table below:

TABLE 4--NON-INTEREST EXPENSE (DOLLARS IN THOUSANDS)

                                    Nine Months
                                       Ended                                % Change from
                                   September 30,  Year Ended December 31,     Prior Year
                                 ---------------  ------------------------  --------------
                                   1994     1993    1993     1992    1991    1993    1992
                                 -------  ------  -------  -------  ------  -----   ------

Salaries and benefits..........   $5,807  $5,815  $ 7,768  $ 6,938  $5,755  11.96%   20.56%
Occupancy......................      457     476      616      526     520  17.11     1.15
Data processing................      414     387      530      423     371  25.30    14.02
Depreciation and amortization..      570     491      665      479     385  38.83    24.42
Supplies and postage...........      441     437      596      533     506  11.82     5.34
FDIC insurance premiums........      449     415      554      506     442   9.49    14.48
Advertising and marketing......      177     254      298      266     213  12.03    24.88
Other..........................    1,626   1,519    1,712    1,496     639  14.44   134.13
                                  ------  ------  -------  -------  ------  -----   ------
    Total......................   $9,941  $9,794  $12,739  $11,167  $8,831  14.08%   26.45%
                                  ======  ======  =======  =======  ======  =====   ======

     For the year ended December 31, 1993, overall expense increases resulted from additional ongoing and non-recurring expenses related to increased volume, general expansion and inflationary increases. Salaries and benefits increased due to incentives from larger volumes, and depreciation and other expenses increased due to expansion and also larger volumes. Overall, the efficiency ratio (expenses as a percentage of revenues) increased from 64% in 1992 to 65% in 1993.

     Nine Months Ended September 30, 1994 and 1993

     Non-interest expense for the nine months ended September 30, 1994, increased $0.1 million or 1.5% over the same period in 1993. For the nine months ended September 30, 1994, non-operating expenses were basically unchanged when compared to the same period in 1993. Increases occurred in depreciation and other expenses due to larger volumes and expansion, but were offset somewhat by lower salaries and benefits, and advertising and marketing.

Tax Expense

     Years Ended December 31, 1993, 1992 and 1991

     Income taxes for the years ended December 31, 1993 and 1992 were $2.0 million and $2.5 million respectively. The effective income tax rate was 33% in 1993 and 37% in 1992. The lower 1993 effective tax rate was due to a higher amount of tax-exempt securities in the investment portfolio.

     Income taxes for the years ended December 31, 1992 and 1991 were $2.5 million and $1.6 million respectively. The effective tax rate in 1992 was 37% as compared with a 1991 effective tax rate of 35%.

     Nine Months Ended September 30, 1994 and 1993

     Income taxes for the nine months ended September 30, 1994 and 1993 were $.8 million and $1.5 million, respectively. The effective income tax rate was 36% for the first nine months of 1994 as compared with an effective tax rate of 32% for the first nine months of 1993.

Loan Portfolio Review

     FWC provides loans principally to businesses and consumers in the Sioux Falls, South Dakota area. FWC had total loans of approximately $227 million at December 31, 1993, which is an increase of $40 million or 21% over the amount at December 31, 1992. Most of the growth occurred in the consumer loan portfolio, although commercial and financial and agricultural loans increased significantly as well. Historically, FWC's loan portfolio has been comprised of approximately 13% commercial and financial, 13% agricultural, 10% real estate, 25% residential real estate and 39% in various types of consumer loans.

     At December 31, 1992, total loans were approximately $187 million, an increase of $20 million or 12% over 1991. Most of this growth occurred in the residential mortgage and consumer loan portfolio.

     At September 30, 1994, total loans were approximately $237 million, an increase of $10 million from the December 31, 1993, year-end balance. All categories showed growth, with the exception of the residential mortgage held for sale, which showed a decrease due to lower volume from higher interest rates.

     TABLE 5 -- LOAN PORTFOLIO DISTRIBUTION (DOLLARS IN THOUSANDS)

                                                       September 30, 1994       December 31, 1993       December 31, 1992
                                                      --------------------     -------------------     -------------------
                                                                      % of                    % of                   % of
                                                       Amount        Total      Amount       Total      Amount       Total
                                                      --------      ------     --------     ------     --------     ------
Commercial and financial........................      $ 34,559       14.56%    $ 29,693      13.05%    $ 22,623      12.07%

Agricultural....................................        33,494       14.12       27,167      11.94       23,954      12.78

Real estate:
 Commercial mortgage............................        16,334        6.88       16,032       7.05       17,168       9.16
 Construction...................................         8,473        3.57        4,608       2.03        2,509       1.34

Consumer:
 Residential mortgage...........................        37,241       15.69       38,993      17.14       37,819      20.17
 Residential mortgage held for sale.............         6,717        2.83       15,777       6.94       11,358       6.06
 Home equity....................................         4,276        1.80        3,265       1.44        3,200       1.71
 Revolving credit...............................         2,412        1.02        2,053       0.90        1,500       0.80
 Student........................................         1,160        0.49        3,219       1.42        1,811       0.97
 Automobile and other...........................        92,621       39.03       86,652      38.10       65,527      34.95
                                                      --------      ------     --------     ------     --------     ------
  Total consumer................................       144,427       60.87%     149,959      65.93%     121,215      64.66%

Total loans (net of unearned income)............      $237,287      100.00%    $227,459     100.00%    $187,469     100.00%
                                                      ========      ======     ========     ======     ========     ======


                                                        December 31, 1991       December 31, 1990       December 31, 1989
                                                      --------------------     -------------------     -------------------
                                                                     % of                     % of                    % of
                                                       Amount       Total      Amount        Total      Amount       Total
                                                      --------     ------     --------      ------     --------     ------
Commercial and financial........................      $ 30,193      18.03%    $ 28,660      19.44%     $ 38,068      22.05%

Agricultural....................................        21,756      13.00       18,816      12.76        15,287       8.85

Real estate:
 Commercial mortgage............................         7,489       4.47        6,714       4.55           N/A       0.00
 Construction...................................         2,436       1.46        1,443       0.98         2,697       1.56

Consumer:
 Residential mortgage...........................        31,536      18.84       30,166      20.46        22,023      12.75
 Residential mortgage held for sale.............         7,253       4.33        5,118       3.47        52,464      30.38
 Home equity....................................         3,923       2.34        3,564       2.42         3,298       1.91
 Revolving credit...............................         1,486       0.89        1,462       0.99         2,029       1.18
 Student........................................         2,279       1.36        1,952       1.32         1,762       1.02
 Automobile and other...........................        59,065      35.28       49,558      33.61        35,037      20.29
                                                      --------     ------     --------     ------      --------     ------
  Total consumer................................       105,542      63.04%      91,820      62.27%      116,613      67.54%

Total loans (net of unearned income)............      $167,416     100.00%    $147,453     100.00%     $172,665     100.00%
                                                      ========     ======     ========     ======      ========     ======

     Allowance for Possible Loan Losses

TABLE 6 -- ALLOCATION OF LOAN LOSS RESERVE (DOLLARS IN THOUSANDS)

                              Sept. 30,  Dec. 31,  Dec. 31,  Dec. 31,  Dec. 31,  Dec. 31,
                                1994       1993      1992      1991      1990      1989
                              ---------  --------  --------  --------  --------  --------
Loan loss reserve:
  Commercial, financial and
    agricultural............     $  848    $  729    $  735    $  627    $  555    $  534
Real Estate Mortgage........        299       237       155       125       215       158
Consumer Installment........      1,380     1,198       980       868       730       506
Unallocated.................          0         0         0         0         0       202
                                 ------    ------    ------    ------    ------    ------
  Total reserve.............     $2,527    $2,164    $1,870    $1,620    $1,500    $1,400
                                 ======    ======    ======    ======    ======    ======

     The allowance for possible loan losses is maintained to reserve against inherent credit losses. This allowance is subject to ongoing review and evaluation of the risk profiles of the portfolio, specific exposures and general economic trends. The allowance for possible loan losses at December 31, 1993, was $2.2 million or 0.95% of loans outstanding as compared to $1.9 million or 1.0% of loans outstanding as of December 31, 1992 and $1.6 million or 0.9% of loans outstanding as of December 31, 1991. The allocations have been increased each year for each category to provide for growth in outstanding loan balances.

     The allowance for possible loan losses at September 30, 1994 was $2.5 million or 1.07% of loans outstanding, with increases in all categories from the comparable prior year period.

TABLE 7 -- ANALYSIS OF LOAN LOSS RESERVE (DOLLARS IN THOUSANDS)

                                      Nine Months
                                        Ended
                                    September 30,             Years Ended December 31,
                                        1994           1993     1992     1991     1990     1989
                                   -------------      -------  -------  -------  -------  -------
Balance at beginning of period...      $2,164          $1,870   $1,620   $1,500   $1,400   $1,220
Provision for losses.............         682             909      895      651      522      526
Charge-offs:
  Commercial, financial and
    agricultural.................         140             309      421      272      333      257
Consumer Installment.............         336             509      370      400      217      239
                                       ------          ------   ------   ------   ------   ------
    Total charge-offs............         476             818      791      672      550      496

Recoveries:
  Commercial, financial and
    agricultural.................          10              49       27       70       77       81
Real Estate Mortgage.............           9               0        0        0        0        0
Consumer Installment.............         138             154      119       71       51       69
                                       ------          ------   ------   ------   ------   ------
    Total recoveries.............         157             203      146      141      128      150
                                       ------          ------   ------   ------   ------   ------
Balance at end of period.........      $2,527          $2,164   $1,870   $1,620   $1,500   $1,400
                                       ======          ======   ======   ======   ======   ======
Net charge-offs as a percentage
  of average outstanding loans...        0.14%           0.30%    0.36%    0.33%    0.29%    0.23%

Net Charge-Offs

     Net charge-offs for 1993 were $0.6 million or .30% of average outstanding loans at December 31, 1993. The net charge-offs consisted of commercial, financial and agricultural and consumer installment loans.

     Net charge-offs for 1992 were also $0.6 million or .36% of average outstanding loans and net charge-offs for 1991 were $0.5 million or .33% of outstanding loans.

     Net charge-offs for the first nine months of 1994 were $.3 million or .14% of average outstanding loans.

Non-Performing Assets

     Non-performing assets include all non-accrual loans, restructured loans and other real estate and assets owned. Non-performing assets generally decreased from 1989 to 1993, though such non-performing assets increased as of September 30, 1994. Non-performing assets at December 31, 1993 were $0.9 million. As of September 30, 1994, non-accrual loans were $1.2 million. At September 30, 1994, non-performing assets included a large agricultural loan of approximately $0.5 million, resulting in an increase from December 31, 1993. The ratio of non-performing loans to total loans increased from December 31, 1993 to September 30, 1994 from 0.26% to 0.49%.

     If the loans categorized as non-accrual loans as of December 31, 1993 had been current in accordance with their original terms and had been outstanding throughout the year, approximately $21.688 million in gross interest income would have been recorded during such year, an increase of $0.03 million over the amount actually recorded. No interest income on such loans was included in net income for such period.

     Under Western Bank's policy, a loan is placed on non-accrual status if a principal or interest installment is past due 90 days or more, unless the loan is determined to be both well-secured and in the process of collection. Any payment made on a non-accrual loan is applied to principal. A non-accrual loan may be restored to accruing status when each of the following conditions have been satisfied: (a) principal and interest payments have been brought current,
(b) the loan becomes adequately secured and is in the process of collection, and
(c) the prospects for future contractual payments are no longer in doubt. Any exceptions to the foregoing policy must be reviewed and approved by the Board of Directors at its monthly meeting.

TABLE 8--NON-PERFORMING ASSETS (DOLLARS IN THOUSANDS)

                                                                  Sept. 30,   Dec. 31,   Dec. 31,   Dec. 31,   Dec. 31,   Dec. 31,
                                                                     1994       1993       1992       1991       1990       1989
                                                                  ---------   --------   --------   --------   --------   --------

Non-accrual loans...............................................   $  1,155   $    595   $    711   $    220   $    860   $  1,530
Restructured loans..............................................         --         --         --         --         --         --
                                                                   --------   --------   --------   --------   --------   --------
  Total non-performing loans....................................      1,155        595        711        220        860      1,530
Other real estate...............................................        307        228        288        688        721      1,088
Other non-performing assets.....................................          9         67         12          2          0          0
                                                                   --------   --------   --------   --------   --------   --------
  Total non-performing assets...................................   $  1,471   $    890   $  1,011   $    910   $  1,581   $  2,618
                                                                   ========   ========   ========   ========   ========   ========

Accruing loans 90 days or more Past due.........................   $  1,093   $    801   $    352   $    890   $    397   $     61
Total loans.....................................................    237,287    227,459    187,469    167,416    147,453    172,665
Non-performing loans to total loans.............................       0.49%      0.26%      0.38%      0.13%      0.58%      0.89%
                                                                   ========   ========   ========   ========   ========   ========

     Securities Portfolio

           The following table presents certain information with respect to FWC's securities portfolio.

TABLE 9 -- SECURITIES DISTRIBUTION (DOLLARS IN THOUSANDS)

                                                                   Sept. 30,  Dec. 31,   Dec. 31,   Dec. 31,
                                                                     1994      1993        1992       1991
                                                                   ---------  --------   --------   --------
U. S. government and agencies...................................    $38,688    $35,954    $26,877    $20,438
State and political subdivisions................................      3,735      3,806      2,002      1,510
Asset backed securities and other...............................      6,378        593     26,413     35,172
                                                                   ---------  --------   --------   --------
  Total Securities..............................................    $48,801     40,353     55,292     57,120
                                                                   =========  ========   ========   ========
Average period balance..........................................    $42,128    $48,709    $47,797    $53,960
Average yield...................................................       5.27%      5.31%      6.22%      8.22%

           The December 31, 1993 securities portfolio of approximately $40.4 million consisted of securities available for sale. The total amount of investment securities decreased from $55.3 million to $40.4 million from December 31, 1992 to December 31, 1993. During that time period, the percentage of investments in U.S. Government securities grew from 48.6% of the securities portfolio to 89.1%. The shift was primarily away from mortgage-backed securities which were sold as rates declined.

           From December 31, 1993 to September 30, 1994, the securities portfolio balance increased from $40.4 million to $48.8 million, with the increase in both U.S. Government and asset-backed securities. At September 30, 1994, the securities portfolio consisted of $42.1 million of investment securities held to maturity and $6.2 million of investment securities available for sale. The increase in the portfolio balance was a result of a shift in funds from the trading portfolio to the investment portfolio. Through September 30, 1994 a significant increase in interest rates resulted in approximately $2.5 million of securities and trading losses, with $1.5 million occurring in the first quarter of 1994.

           The total securities portfolio decreased from $57.1 million at December 31, 1991 to $55.3 million at December 31, 1992. During 1992, a significant portion of the investment portfolio was sold and subsequently reinvested resulting in securities gains of $1.6 million.

     Deposits

           Table 10 below reflects the distribution of average deposits for the nine months ended September 30, 1994, and for the twelve months ended December 31, 1993, 1992 and 1991.

TABLE 10--DEPOSIT DISTRIBUTION (DOLLARS IN THOUSANDS)


                                  Nine Months          Years Ended
                                     Ended     ----------------------------     % Change      % Change
                                   Sept. 30,   Dec. 31,  Dec. 31,  Dec. 31,      1993 to       1992 to
                                     1994        1993      1992      1991    1994 (Sept. 30)     1993
                                  ----------   --------  --------  --------  ---------------  --------

Non-interest bearing demand..      $ 42,200    $ 40,118  $ 31,950  $ 27,295         5.19%        25.56%
Interest bearing:
  Transaction accounts.......        52,280      51,783    47,056    40,171         0.96         10.05
  Money market savings.......        19,189      21,293    19,964    17,145        (9.88)         6.66
  Other savings..............        29,447      25,296    21,632    18,934        16.41         16.94
  Savings certificates.......        84,373      89,707    88,188    86,576        (5.95)         1.72
  CDs over $100,000..........        40,034      28,840    25,248    23,192        38.81         14.23
                                   --------    --------  --------  --------       ------         -----

    Total interest bearing...      $225,323    $216,919  $202,088  $186,018         3.87%         7.34%
                                   --------    --------  --------  --------       ------         -----

Total average deposits.......      $267,523    $257,037  $234,038  $213,313         4.08%         9.83%
                                   ========    ========  ========  ========       ======         =====

Period-end deposits..........      $273,898    $265,319  $250,854  $224,647         3.23%         5.77%
                                   ========    ========  ========  ========       ======         =====


     Average deposits in 1993 were $257 million, a $23 million or 9.8% increase over 1992. Such increase was principally a result of an increase in the number of accounts. In 1993, continued growth was experienced in all categories.

     For the first nine months of 1994, average deposits increased 4.1% from the 1993 levels. The increase was due to an increase in the number of accounts, although slower than past growth due to a decline in interest rates.

Short-Term Borrowings

     Short-term borrowings consist of federal funds purchased, securities sold under agreements to repurchase and other borrowings including treasury, tax and loan deposits, working capital lines and miscellaneous other borrowings.

TABLE 11--SHORT-TERM BORROWINGS (DOLLARS IN THOUSANDS)


                              Nine Months
                                 Ended           Year Ended December 31,
                             September 30,    -----------------------------
                                 1994           1993       1992      1991
                             -------------    -------    -------    -------
Fed funds purchased and
  securities sold under
  agreements to repurchase.     $ 4,170       $14,196    $ 6,099    $ 6,091
Other borrowed funds.......       4,086         6,300      6,255     12,023
                                -------       -------    -------    -------
  Total....................     $ 8,256       $20,496    $12,354    $18,114
                                =======       =======    =======    =======

Period average.............     $15,690       $13,969    $12,548    $15,159
                                =======       =======    =======    =======

     Federal funds are purchased from correspondent banks at prevailing interest rates. Securities are sold to bank customers under repurchase agreements at prevailing market rates.

TABLE 12--FEDERAL FUNDS PURCHASED AND SOLD UNDER AGREEMENTS TO REPURCHASE (DOLLARS IN THOUSANDS)

                                    Nine Months
                                       Ended        Year Ended December 31,
                                   September 30,  ---------------------------
                                        1994        1993      1992      1991
                                   -------------  -------   -------   -------
Average amounts outstanding
 during year.....................     $11,854     $ 9,278   $ 7,333   $ 8,722
Average interest rates on amounts
 outstanding during year.........        3.69%       3.22%     4.01%     5.57%
Maximum month-end amounts
 outstanding.....................      20,035      19,237    15,448    14,686
Average interest rates on amounts
 outstanding at end of year......        4.40%       3.19%     3.68%     4.35%

     While it is the objective of FWC to fund itself principally with core deposits, short-term borrowings represent an important additional source of funding. In the normal course of providing banking services to customers, Western Bank purchases federal funds from correspondent banks and sells securities to customers under repurchase agreements as an alternative to deposit account investments. Accordingly, balances in these accounts will fluctuate depending on customer needs.

     Since 1992, average short-term borrowings have provided approximately 5% of the total average fundings of FWC. Increases in average short-term borrowings from 1992 to 1993 were consistent with overall increases in total fundings.

     As of September 30, 1994, total short-term borrowings were $8.3 million, down $12.2 million or approximately 60% from December 31, 1993, due primarily to the purchases during 1994 of $12 million in advances from the Federal Home Loan Bank with maturities of 2 to 3 years.

CAPITAL RESOURCES

     At December 31, 1993, shareholders' equity was $23.9 million, a $4.2 million or 21.1% increase over December 31, 1992, due to retention of earnings. At September 30, 1994, shareholders' equity had increased from the December 31, 1993 balance to $24.7 million, a $0.8 million or 3.3% increase due to retention of earnings.

TABLE 13 -- CAPITAL RATIOS (DOLLARS IN THOUSANDS)

                                   September 30,   December 31,   December 31,   December 31,
                                       1994           1993           1992           1991
                                   -------------   ------------   ------------   ------------
Common equity..................        $24,731        $23,940        $19,762        $14,727
  As a percent of assets.......           7.67%          7.62%          6.89%          5.70%

Tangible common equity.........         24,289         23,408         19,112         13,957
  As a percent of assets.......           7.53%          7.45%          6.66%          5.40%

Total shareholders' equity.....         24,731         23,940         19,762         14,727
  As a percent of assets.......           7.67%          7.62%          6.89%          5.70%

Tier 1 capital.................         24,731         23,940         19,762         14,727
  As a percent of risk-adjusted
    assets.....................          10.58%         11.30%         11.49%          9.12%

Total risk-based capital.......         27,258         26,103         21,632         16,347
  As a percent of risk-adjusted
    assets.....................          11.66%         12.32%         12.57%         10.12%

Leverage ratio.................           8.39%          8.31%          7.54%          6.32%

     In 1989 the Federal Reserve Board adopted supervisory risk-based capital ratios to provide capital adequacy standards for U.S. banking organizations.
The guidelines provided for a transition implementation period that ended at the end of 1992 with required ratios increasing from 1990 to 1992. Under these guidelines, at December 31, 1993 the minimum Tier 1 capital ratio is 4% and the minimum total risk adjusted capital ratio is 8%. As shown on Table 13, the Company's Tier 1 and total risk adjusted capital ratios were 11.3% and 12.3%, respectively, at December 31, 1993, and 10.6% and 11.7%, respectively, at September 30, 1994.

     In late 1990, the Federal Reserve Board of Governors adopted a new minimum leverage ratio of 3% Tier 1 capital to total assets. The definition of Tier 1 capital for the leverage ratio is the same as the December 31, 1992 Tier 1 capital definition in the risk-based capital guidelines. However, the new leverage ratio establishes 3% as a minimum at which only the top-rated banking organizations with a composite rating of 1 may operate. Other institutions will be required to maintain leverage ratios generally in the range of at least 100 to 200 basis points above the minimum level. At September 30, 1994, December 31, 1993, and December 31, 1992, the Company's leverage ratio was 8.39%, 8.31% and 7.54%, respectively.

INTEREST RATE RISK MANAGEMENT

     Interest rate risk is the exposure of FWC's earnings and capital arising from changes in interest rates. The objective of interest rate management is to maximize net interest income while protecting net interest income from the effect of adverse movements in the level of interest rates and the shape of the yield curve.

     It is the responsibility of the Asset Liability Committee ("ALCO Committee") of Western Bank to monitor and manage Western Bank's exposure to net interest income due to fluctuating interest rates. The ALCO Committee operates under policies to review and monitor the composition of the balance sheet generally and for specific management of investment assets, purchased liabilities and off-balance sheet transactions. The ALCO Committee attempts to achieve stable net interest margins by matching the balance of assets and liabilities maturing or re-pricing in given periods and by adjusting rates to market conditions and changing interest rates.

     Interest sensitivity is measured by gaps, defined as the difference between interest-sensitive assets and interest-sensitive liabilities within any specific time horizon. A gap ratio greater than one, or asset sensitivity, generally indicates that net interest income will improve if interest rates rise. The opposite would be true in the case of gap ratio of less than one, or liability sensitivity.

     It is the policy of Western Bank to manage the balance sheet to keep the cumulative one year gap within a pre-determined range. On December 31, 1993, FWC was within the policy range with a cumulative one-year gap ratio of 0.71%.

TABLE 14 -- INTEREST RATE SENSITIVITY ANALYSIS -- DECEMBER 31, 1993
            (DOLLARS IN THOUSANDS)

                                                                Less                                More
                                                                Than        3-12        1-5         Than
                                                              3 Months     Months      Years      5 Years      Total
                                                              --------    --------    --------    --------    --------
Assets
  Cash and due..............................................  $ 15,144    $     --    $     --     $    --    $ 15,144
  Investment securities.....................................    31,114         164      23,533       5,664      60,475
  Fed funds sold............................................         0                                               0
Loans
  Commercial and Commercial Real Estate.....................  $ 24,453    $  5,976    $ 13,682     $   914    $ 45,025
  Agricultural..............................................    24,030       1,038       2,099           0      27,167
  Real Estate - Construction................................     3,427       1,181           0           0       4,608
  Consumer..................................................    37,848      32,397      70,984       7,266     148,495
                                                              --------    --------    --------     -------    --------
  Total.....................................................    89,758      40,592      86,765       8,180     225,295
  Non-interest earning assets...............................        --          --          --      13,343      13,343
                                                              --------    --------    --------     -------    --------

  Total assets..............................................  $136,016    $ 40,756    $110,298     $27,187    $314,257
                                                              ========    ========    ========     =======    ========

Liabilities
  Demand deposits...........................................  $ 47,193    $     --    $     --     $    --    $ 47,193
  Interest-bearing
  Interest checking and money market........................    35,422      35,500           0           0      70,922
  Savings accounts..........................................    12,786       9,958           0           0      22,744
  Certificates of deposit...................................    45,932      42,139      36,065         324     124,460
                                                              --------    --------    --------     -------    --------

  Total deposits............................................   141,333      87,597      36,065         324     265,319

Total borrowings............................................    20,496         --           --          --      20,496
Non-interest bearing liabilities............................                                         4,502       4,502
Capital.....................................................        --         --           --      23,940      23,940
                                                              --------    --------    --------     -------    --------

  Total liabilities and capital.............................  $161,829   $ 87,597     $ 36,065     $28,766    $314,257
                                                              ========    ========    ========     =======    ========

Periodic gap................................................  $(25,813)  $(46,841)    $ 74,233     $(1,579)
Cumulative repricing gap....................................  $(25,813)  $(72,654)    $  1,579     $     0

Periodic gap................................................      0.84%      0.47%        3.06%       0.95%
Cumulative repricing gap....................................      0.84%      0.71%        1.01%       1.00%

     Of the total amount of the loans outstanding with Western Bank which were due after one year as of December 31, 1993, approximately $2.3 million or 2% had floating or adjustable interest rates and the remaining loans had predetermined interest rates.

LIQUIDITY

     The objective of liquidity management is to ensure that sufficient funds are available to meet customers' needs for loans and deposit withdrawals as well as corporate needs and to respond to these needs promptly and economically. The ALCO Committee of Western Bank is responsible for managing liquidity and meets regularly to review funding needs and excess funding positions and monitors the availability of additional funding sources to ensure a balance sheet structure that provides adequate liquidity. The core funding of FWC is provided by its stable base of core deposits. Core deposits include demand deposits, interest checking, savings accounts, money market deposits and certificates of deposit of less than $100,000. Liquidity is also provided by payments on outstanding loans and maturity of investment securities.

     At December 31, 1993, FWC's liquidity was adequate. Core deposits constituted 86.5% of total deposits and covered loans 1.01 times. The dependence on wholesale funding liabilities (CD's greater than $100,000, federal funds purchased, securities sold under agreements to repurchase and all other borrowings) was 5.8% of total assets and CD's greater than $100,000 funded 11.4% of total assets. Additionally, investments maturing within one year, together with federal funds sold and trading securities, comprised 10.0% of total assets.

     At September 30, 1994, FWC's liquidity remained adequate with core deposits constituting 83.8% of total deposits, wholesale funding liabilities constituting 5.7% of total assets, CD's greater than $100,000 funding 13.7% of total assets and investment securities maturing within one year plus federal funds sold comprising 6.3% of total assets.


DESCRIPTION OF FBS CAPITAL STOCK

     The following description of the capital stock of FBS does not purport to be complete and is subject, in all respects, to applicable Delaware law and to the provisions of the FBS Certificate of Incorporation. The following description is qualified by reference to the FBS Certificate of Incorporation, the certificate of designation for each series of preferred stock of FBS, and the agreements and documents referred to below under "--Common Stock--Preferred Stock Purchase Rights" and "--Periodic Stock Purchase Rights and Risk Event Warrants," copies of which are incorporated by reference as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part.

GENERAL

     The authorized capital stock of FBS consists of 200,000,000 shares of FBS Common Stock, par value $1.25 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share ("preferred stock of FBS"). Under the FBS Certificate of Incorporation, the Board of Directors of FBS or a duly authorized committee thereof has the power, without further action by the shareholders unless action is required by applicable laws or regulations or by the terms of outstanding preferred stock of FBS, to provide for the issuance of preferred stock in one or more series and to fix the voting rights, designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, by adopting a resolution or resolutions creating and designating such series. As of September 30, 1994, there were 2,118,500 shares of preferred stock of FBS outstanding, having an aggregate liquidation preference of $110.5 million, and 1,412,750 shares of preferred stock of FBS reserved for issuance. At September 30, 1994, 114,803,786 shares of FBS Common Stock were issued and outstanding, 10,630,428 shares were reserved for issuance under the FBS employee plans and dividend reinvestment plan, 3,952,000 shares were reserved for issuance upon conversion of the Series 1991A Convertible Preferred Stock described below, and 15,000,000 shares were reserved for issuance upon exercise of the Periodic Stock Purchase Rights and Risk Event Warrants described below.

PREFERRED STOCK

     General. FBS presently has one series of preferred stock issued and outstanding and two series of preferred stock authorized for future issuance. The Series 1991A Convertible Preferred Stock, which is issued and outstanding, and the Series 1990A Preferred Stock, which is authorized for future issuance as described below, rank on a parity with one another. The Series A Junior Participating Preferred Stock (the "Junior Preferred Stock"), which is authorized for future issuance as described below, ranks junior to the other two series of preferred stock.

     Series 1990A Preferred Stock. In connection with the sale by FBS of 12,600,000 shares of FBS Common Stock and accompanying periodic stock purchase rights and risk event warrants in a private placement in July 1990, FBS may under certain circumstances be obligated to issue up to 12,750 shares of Series 1990A Preferred Stock. See "--Common Stock--Periodic Stock Purchase Rights and Risk Event Warrants" below. The shares of Series 1990A Preferred Stock would, if issued, provide for a liquidation preference of $100,000 per share, and the dividend rate would be adjusted quarterly and would be determined at the time of issuance. If, at the time of any annual meeting of shareholders for the election of directors, the amount of accrued but unpaid dividends on the Series 1990A Preferred Stock were equal to at least six quarterly dividends on such series, then the number of directors of FBS would be increased by one and the holders of such series, voting separately as a series, would be entitled to elect one additional director who would continue to serve the full term for which he or she would have been elected, notwithstanding the declaration or payment of any dividends on such series of preferred stock. Holders of Series 1990A Preferred Stock would not have any other voting rights, except as described under "--Preferred Stock Voting Rights" below.

     Series 1991A Convertible Preferred Stock. In November 1991, FBS issued in a public offering 2,290,000 shares of its Series 1991A Convertible Preferred Stock and 2,118,500 of such shares remained outstanding at September 30, 1994. Such shares bear a dividend rate of 7.125% per annum of the liquidation preference per share. The shares of Series 1991A Convertible Preferred Stock are convertible at the option of the holder at any time at the rate of 1.7256 shares of FBS Common Stock for each such share, which is equivalent to a conversion price of $28.975 per share of FBS Common Stock. The conversion rate is subject to adjustment upon the occurrence of specified events. The shares of Series 1991A Convertible Preferred Stock are not subject to any sinking fund provisions and have no preemptive rights. Such shares provide for a liquidation preference of $50 per share plus accrued and unpaid dividends, and are subject to redemption upon at least 30 days' notice, at the option of FBS at any time on or after January 1, 1996 at a redemption price equal to $52.1375 per share, declining to $50 per share on or after January 1, 2002, plus in each case accrued and unpaid dividends; provided, however, that the shares of Series 1991A Convertible Preferred Stock are not redeemable in part in the event that full cumulative dividends have not been paid. Holders of Series 1991A Convertible Preferred Stock do not have any voting rights, except as described under "-- Preferred Stock Voting Rights" below.

     Junior Preferred Stock. FBS has issued preferred stock purchase rights to holders of FBS Common Stock entitling such holders, under specified conditions, to purchase Junior Preferred Stock of FBS. See "--Common Stock--Preferred Stock Purchase Rights" below. If issued, each share of Junior Preferred Stock would have a minimum liquidation preference of $100 per share plus accrued and unpaid dividends and would be entitled to an aggregate payment equal to the liquidation payment made on 100 shares of FBS Common Stock. In addition, each share of Junior Preferred Stock would have a minimum preferential quarterly dividend payment of $1.00 per share but would be entitled to an aggregate payment equal to the dividends declared on 100 shares of FBS Common Stock. The shares of Junior Preferred Stock would not be entitled to the benefit of any sinking fund and would not be redeemable. Each share of Junior Preferred Stock would have 100 votes, voting together with the FBS Common Stock.

     Preferred Stock Voting Rights. The following voting provisions apply to all series of the preferred stock of FBS other than the Junior Preferred Stock. The voting rights of the Junior Preferred Stock, and certain additional voting rights of the Series 1990A Preferred Stock, are described above under "--Series 1990A Preferred Stock" and "--Junior Preferred Stock."

     If, at the time of any annual meeting of shareholders for the election of directors, the amount of accrued but unpaid dividends on any preferred stock of FBS is equal to at least six quarterly dividends on such series of preferred stock of FBS, the number of the directors of FBS will be increased by two and the holders of all outstanding series of preferred stock of FBS (excluding the Series 1990A Preferred Stock), voting as a single class without regard to series, will be entitled to elect such additional two directors until all dividends in default on all preferred stock of FBS have been paid or declared and set apart for payment.

     The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of any series of the preferred stock of FBS, voting as a class, will be required for any amendment of the FBS Certificate of Incorporation (including any certificate of designation or any similar document relating to any series of preferred stock of FBS) which will adversely affect the powers, preferences, privileges or rights of such series of preferred stock. The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of any series of preferred stock of FBS, voting as a single class without regard to series, will be required to issue, authorize, or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, any additional class or series of stock ranking prior to such series of preferred stock as to dividends or upon liquidation.

     Additional Provisions. The rights of holders of FBS Common Stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Any such issuance may adversely affect the interests of holders of the FBS Common Stock by limiting the control which such holders may exert by exercise of their voting rights, by subordinating their rights in liquidation to the rights of the holders of the preferred stock of FBS, and otherwise. In addition, the issuance of preferred stock of FBS may, in some circumstances, deter or discourage takeover attempts and other changes in control of FBS, including takeovers and changes in control which some holders of the FBS Common Stock may deem to be in their best interests and in the best interests of FBS, by making it more difficult for a person who has gained a substantial equity interest in FBS to obtain voting control or to exercise control effectively. FBS has no current plans or agreements with respect to the issuance of any shares of preferred stock except as described above with respect to the Series 1990A Preferred Stock.

     The FBS Certificate of Incorporation requires the affirmative vote of the holders of 80% of the Voting Stock (as defined therein) of FBS to approve certain mergers, consolidations, reclassifications, dispositions of assets or liquidation, involving or proposed by certain significant shareholders, unless certain price and procedural requirements are met or unless the transaction is approved by the Continuing Directors (as defined therein). In addition, the FBS Certificate of Incorporation provides for classification of the Board of Directors into three separate classes and authorizes action by the shareholders of FBS only pursuant to a meeting and not by a written consent. The Bylaws of FBS provide that special meetings of shareholders may be called only by the Board of Directors or the chief executive officer. The overall effect of these provisions may be to delay or prevent attempts by other corporations or groups to acquire control of FBS without negotiation with the Board of Directors.

COMMON STOCK

     General. Each share of FBS Common Stock is entitled to such dividends as may from time to time be declared by the Board of Directors from any funds legally available for dividends. FBS may not declare any cash dividends on, or make any payment on account of, the purchase, redemption or other retirement of, FBS Common Stock unless full dividends (including accumulated dividends, if applicable) have been paid or declared or set apart for payment upon all outstanding shares of the preferred stock of FBS and FBS is not in default or in arrears with respect to any sinking or other analogous fund or other agreement for the purchase, redemption or other retirement of any shares of preferred stock of FBS. Holders of FBS Common Stock are entitled to one vote per share. Shareholders do not have the right to cumulate their votes in the election of directors. FBS Common Stock has no conversion rights and the holders of FBS Common Stock have no preemptive or other rights to subscribe for additional securities of FBS. In the event of liquidation of FBS, after the payment or provision for payment of all debts and liabilities and subject to the rights of the holders of preferred stock of FBS which may be outstanding, the holders of FBS Common Stock will be entitled to share ratably in the remaining assets of FBS. Shares of FBS Common Stock are fully paid and nonassessable. The shares of FBS Common Stock are listed on the NYSE.

     Preferred Stock Purchase Rights. On December 21, 1988, the Board of Directors of FBS declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of FBS Common Stock. The dividend was paid on January 4, 1989 (the "Record Date") to the FBS shareholders of record on that date. Each holder of shares of FBS Common Stock issued upon consummation of the Merger will receive one Right for each share of FBS Common Stock.

     Each Right initially entitles the registered holder to purchase from FBS one one-hundredth of a share of Junior Preferred Stock of FBS at a price of $80.00, subject to adjustment (the "Purchase Price"). The Rights are not and will not be exercisable or represented by separate certificates until 10 days following the earlier of a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 20% or more of the outstanding shares of FBS Common Stock or have commenced or announced an intention to make a tender offer or exchange offer for 20% or more of such outstanding shares of FBS Common Stock (the earlier of such dates being called the "Distribution Date"). In the event that any person or group of affiliated or associated persons becomes the beneficial owner of 20% or more of the outstanding shares of FBS Common Stock, each Right (other than any Right held by a person or group of affiliated or associated persons beneficially owning 20% or more of the outstanding shares of FBS Common Stock, which Rights will thereafter be void) will thereafter entitle the holder to receive upon exercise that number of shares of FBS Common Stock having a market value of twice the Purchase Price. In addition, in such event, the Board of Directors of FBS will thereafter be entitled to exchange the outstanding Rights (other than any Right held by an Acquiring Person, which Right shall thereafter be void), in whole or in part, for shares of FBS Common Stock or Junior Preferred Stock at an exchange ratio of one share of FBS Common Stock, or one one-hundredth of a share of Junior Preferred Stock, per Right.

     In the event that FBS is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, each Right will thereafter entitle the holder to receive upon exercise that number of shares of common stock of the acquiring company having a market value of twice the Purchase Price.

     Prior to the Distribution Date, the Rights cannot be transferred apart from FBS Common Stock and are represented solely by the FBS Common Stock certificates. As soon as practicable following the Distribution Date, separate certificates representing the Rights will be mailed to holders of record of shares of FBS Common Stock as of such date, and the Rights could then begin to trade separately from FBS Common Stock.

     The Rights do not have any voting rights and are not entitled to dividends. The terms of the Rights may be amended without the consent of the holders, provided that, after a person becomes an Acquiring Person, such amendment may not adversely affect the interests of the holders.

     The terms of the Junior Preferred Stock issuable upon exercise of Rights are described above under "--Preferred Stock--Junior Preferred Stock."

     The Rights are not exercisable until the Distribution Date. The Rights will expire on the earlier of (a) the date which is 24 months after the first date upon which FBS can generally be acquired by bank holding companies, and FBS is generally permitted to acquire banks, principally located in at least fifteen of the twenty states which as of September 30, 1992 had the largest amount of bank deposits or (b) January 4, 1999, unless, before that date, all of the Rights are either redeemed by FBS at a price of $.01 per Right prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding shares of FBS Common Stock, or are exchanged by FBS for shares of FBS Common Stock or Junior Preferred Stock as described above. It is currently anticipated that the first date on which FBS can generally be acquired by bank holding companies, and FBS is generally permitted to acquire banks, principally located in at least fifteen of the twenty states which as of September 30, 1992 had the largest amount of bank deposits will be in July 1996.

     The Rights may have certain anti-takeover effects. The Rights may cause substantial dilution to an Acquiring Person if it attempts to merge with, or engage in certain other transactions with, FBS. The Rights should not, however, interfere with any merger or other business combination approved by the Board of Directors of FBS prior to the occurrence of the Distribution Date because the Rights may be redeemed prior to such time.

     The complete terms of the Rights are set forth in a Rights Agreement, dated as of December 21, 1988, as amended, between FBS and First Chicago Trust Company of New York (formerly Morgan Shareholder Services Trust Company), as Rights Agent (the "Rights Agreement"). The description of the Rights set forth herein does not purport to be complete and is qualified in its entirety by reference to the complete Rights Agreement, a copy of which is incorporated by reference as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part.

     Periodic Stock Purchase Rights and Risk Event Warrants. On May 30, 1990, FBS entered into (i) a Stock Purchase Agreement, dated as of May 30, 1990 (the "Stock Purchase Agreement"), by and among Corporate Partners, L.P. ("Corporate Partners"), Corporate Offshore Partners, L.P. ("Offshore" and, together with Corporate Partners, the "Partnerships"), The State Board of Administration of Florida ("State Board") solely in its capacity as a managed account and not in its individual capacity (State Board and the Partnerships being referred to herein collectively as the "Purchasers"), Corporate Advisors, L.P. and FBS and
(ii) a Stock Purchase Agreement, dated as of May 30, 1990 (the "Florida Stock Purchase Agreement"), by and between State Board in its individual capacity and FBS. Pursuant to the Stock Purchase Agreement, FBS sold (a) to Corporate Partners 8,856,241 shares of FBS Common Stock, ten Periodic Stock Purchase Rights (each a "PSPR") and one Risk Event Warrant, (b) to Offshore 643,976 shares of FBS Common Stock, ten PSPRs and one Risk Event Warrant, and (c) to State Board 939,783 shares of FBS Common Stock, ten PSPRs and one Risk Event Warrant. Pursuant to the Florida Stock Purchase Agreement, FBS sold to State Board 2,160,000 shares of FBS Common Stock, ten PSPRs and one Risk Event Warrant. Effective as of May 30, 1990, FBS and First Chicago Trust Company of New York entered into Amendment No. 1 to the Rights Agreement to exclude the acquisition of shares of FBS Common Stock by the Purchasers and State Board pursuant to the Stock Purchase Agreement and the Florida Stock Purchase Agreement, respectively, and the transactions contemplated thereby and certain other transactions from the operation of the Rights Agreement. See "--Preferred Stock Purchase Rights" above.

     The Stock Purchase Agreement and the Florida Stock Purchase Agreement contain transfer restrictions with respect to the shares of FBS Common Stock acquired thereunder and standstill provisions limiting further acquisitions of FBS Common Stock by the Purchasers and State Board. The Stock Purchase Agreement and the Florida Stock Purchase Agreement also grant each of the Purchasers and State Board the right to purchase its pro rata share of any Voting Securities (as defined) sold by FBS for cash, subject to certain exceptions. Pursuant to the Stock Purchase Agreement, the Purchasers have designated one person to act as a non-voting observer of the Board of Directors of FBS.

     Each PSPR issued to the Purchasers and State Board relates to a specific twelve-month period commencing with the twelve-month period following closing of the transactions contemplated under the Stock Purchase Agreement and the Florida Stock Purchase Agreement. Each PSPR shall become exercisable in the event that a Dividend Shortfall (as defined) exists for the specific twelve-month period to which such PSPR relates. A Dividend Shortfall will be deemed to exist to the extent that FBS has not paid a cash dividend equal to $0.205 per share of FBS Common Stock for each quarter within such twelve-month period. The PSPRs will be exercisable for that number of shares of FBS Common Stock or (subject to the prior approval of the Federal Reserve Board) depositary shares representing one one-thousandth of a share of Series 1990A Preferred Stock ("Depositary Shares") such that the holders of PSPRs will receive value equal to the Dividend Shortfall. Once a PSPR has become exercisable, it will remain exercisable for a one-year period at an exercise price of $1.25 per share of FBS Common Stock or $1.00 per Depositary Share. If a PSPR were to become exercisable and were not redeemed by FBS as described below, the issuance of Depositary Shares or FBS Common Stock upon exercise of a PSPR could adversely affect the market price of the FBS Common Stock. If the PSPRs were to be exercised for FBS Common Stock, there could be substantial dilution of the FBS Common Stock.

     Each Risk Event Warrant shall become exercisable in the event of certain defined change of control events with respect to FBS where the value received by holders of the FBS Common Stock is less than $13.875 per share, or in certain circumstances in the event the FBS Common Stock is valued at less than $13.875 per share on the tenth anniversary of the closing of the transactions contemplated under the Stock Purchase Agreement. The Risk Event Warrants will be exercisable for that number of shares of FBS Common Stock at an exercise price of $1.25 per share or, in certain circumstances (subject to the prior approval of the Federal Reserve Board), Depositary Shares such that the holders of Risk Event Warrants will receive value equal to such shortfall. If the Risk Event Warrants were to become exercisable and were not redeemed by FBS as described below, the issuance of Depositary Shares or FBS Common Stock upon exercise of a Risk Event Warrant could adversely affect the market price of the FBS Common Stock. If the Risk Event Warrants were to be exercised for FBS Common Stock, there could be substantial dilution of the FBS Common Stock. In the event of a change in control at a time when the market price of the FBS Common Stock is less than $13.875 per share, the Risk Event Warrants may have the effect of reducing the price per share to be received by the holders of the FBS Common Stock.

     In the event of the exercise of a Risk Event Warrant upon the occurrence of certain change of control events, FBS may, at its option (subject to the prior approval of the Federal Reserve Board), elect to have such Risk Event Warrant become exercisable for other securities of FBS acceptable to the holder of such Risk Event Warrant in lieu of the shares of FBS Common Stock for which such Risk Event Warrant would otherwise become exercisable. In addition, FBS has the right (subject to the prior approval of the Federal Reserve Board) to redeem any PSPR at a price equal to the Dividend Shortfall and any Risk Event Warrant at a price equal to the Value Shortfall (as defined) or the Termination Shortfall Amount (as defined), as applicable, after such PSPR or Risk Event Warrant, as the case may be, shall have become exercisable. FBS also has entered into a registration rights agreement with the Purchasers and with State Board pursuant to which the Purchasers and State Board, respectively, are granted certain rights to cause FBS to register with the Commission the FBS Common Stock acquired pursuant to the Stock Purchase Agreement and the Florida Stock Purchase Agreement and the securities acquired upon exercise of the PSPRs and the Risk Event Warrants.

     The foregoing is a summary of the transactions contemplated by the Stock Purchase Agreement and the Florida Stock Purchase Agreement and related documents and is qualified in its entirety by the more detailed information contained in such agreements and documents, copies of which are incorporated by reference as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part.


                       DESCRIPTION OF FWC CAPITAL STOCK

     The following description of the capital stock of FWC does not purport to be complete and is subject, in all respects, to applicable South Dakota law and to the provisions of the FWC Articles of Incorporation. The following description is qualified by reference to the FWC Articles of Incorporation, a copy of which is incorporated by reference as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part.

     FWC is authorized to issue 100,000 shares of Common Stock having a par value of $10.00 per share. Holders of FWC Common Stock are entitled to such dividends as may be declared by FWC's Board of Directors out of funds legally available therefor. In the event of liquidation, holders of FWC Common Stock will be entitled to receive pro rata any assets distributable to shareholders after satisfaction of the preferential liquidation rights of FWC's creditors. FWC Common Stock carries the right to cast one vote per share on all matters submitted to a vote of shareholders. Directors are elected with cumulative voting. Shareholders of FWC are entitled to preemptive rights under South Dakota law. FWC Common Stock carries no conversion rights. Approval of a simple majority is required to amend FWC's Articles of Incorporation, except when greater voting requirements are specified by statute.


                      ADJOURNMENT OF THE SPECIAL MEETING

     In the event that there are not sufficient votes to approve the Merger Agreement at the time of the Special Meeting, such proposal could not be approved unless the Special Meeting were adjourned in order to permit further solicitation of proxies from FWC shareholders. In order to allow proxies that have been received by FWC at the time of the Special Meeting to be voted for such adjournment, if necessary, FWC is submitting the question of adjournment under such circumstances to its shareholders as a separate matter for their consideration. A majority of the shares represented and voting at the Special Meeting is required to approve any adjournment. THE BOARD OF DIRECTORS OF FWC RECOMMENDS THAT FWC SHAREHOLDERS VOTE FOR THE PROPOSAL TO ADJOURN THE SPECIAL MEETING IF NECESSARY TO PERMIT FURTHER SOLICITATION OF PROXIES.


                                LEGAL OPINIONS

     The validity of the securities offered hereby has been passed upon for FBS by Dorsey & Whitney, Minneapolis, Minnesota. The Dorsey & Whitney firm and certain of its members are indebted to and have other banking and trust relationships with certain banking subsidiaries of FBS.

     The opinion of counsel described under "The Merger--Certain Federal Income Tax Consequences To FWC Shareholders" has been rendered by Davenport, Evans, Hurwitz & Smith, Sioux Falls, South Dakota, counsel to FWC.

                                    EXPERTS

     The consolidated financial statements of FBS appearing in the Annual Report on Form 10-K of FBS for the year ended December 31, 1993 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of FWC included herein have been audited by Charles Bailly & Company, PLLP, Sioux Falls, South Dakota, independent auditors, as indicated in their report thereon included herein.
Such consolidated financial statements are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of MFC appearing in the Annual Report on Form 10-K of MFC for the year ended December 31, 1993, and appearing in the Current Report on Form 8-K of FBS filed August 5, 1994 as amended by the Current Reports on Form 8-K/A of FBS filed September 9, 1994, November 14, 1994 and December 8, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

              UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION


     The following Unaudited Pro Forma Combined Balance Sheet as of September 30, 1994, combines the historical consolidated balance sheets of FBS, MFC, and FWC as if the Merger and the MFC acquisition had been effective on September 30, 1994, after giving effect to certain adjustments described in the attached Notes to Unaudited Pro Forma Combined Financial Statements. The Unaudited Pro Forma Combined Statements of Income for the nine months ended September 30, 1994 and 1993 and the year ended December 31, 1993 present the combined results of operations of FBS, MFC, and FWC as if the Merger and the MFC acquisition had been effective at the beginning of each period, after giving effect to certain adjustments described in the attached Notes to Unaudited Pro Forma Combined Financial Statements. The Unaudited Pro Forma Combined Statements of Income for the years ended December 31, 1992 and 1991 present only the combined results of operations of FBS and MFC as if the MFC acquisition had been effective at the beginning of each period, after giving effect to certain adjustments described in the attached Notes to Unaudited Pro Forma Combined Financial Statements.

     The unaudited pro forma combined financial statements and accompanying notes reflect the application of the purchase method of accounting for the Merger. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values at the closing of the Merger. The amount of the purchase accounting adjustments included in these unaudited pro forma combined financial statements are preliminary estimates. The actual amount of the adjustments will be based on information available at that time and could be different from the estimates.

     The MFC acquisition has been reflected using the pooling-of-interests method of accounting. Under this method of accounting, the recorded assets, liabilities, shareholders' equity, income and expenses of FBS and MFC are combined and recorded at their historical amounts.

     The pro forma combined financial information presented is included for informational purposes only and is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have been achieved had the Merger and the MFC acquisition been consummated prior to the periods indicated.


                                     INDEX
                                                                   Page
                                                                   ----
Unaudited Pro Forma Combined Balance Sheet at September 30, 1994..  F-2

Unaudited Pro Forma Combined Statements of Income:

 Nine months ended September 30, 1994.............................  F-3
 Nine months ended September 30, 1993.............................  F-4
 Year ended December 31, 1993.....................................  F-5
 Year ended December 31, 1992.....................................  F-6
 Year ended December 31, 1991.....................................  F-7

Notes to Unaudited Pro Forma Combined Financial Statements........  F-8

                            FIRST BANK SYSTEM, INC.
                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                   ACQUISITION OF FIRST WESTERN CORPORATION
                              SEPTEMBER 30, 1994
                             (DOLLARS IN MILLIONS)

                                                                   MFC                       FWC
                                                         -----------------------  -------------------------
                                                                          Merger                  Purchase
                                               FBS                     Adjustments               Adjustments   Pro Forma
                                          Consolidated    Historical   (See Notes)  Historical   (See Notes)   Combined
                                          ------------    ----------   -----------  ----------   ------------  ----------
ASSETS
Cash and due from banks...................   $ 1,870       $   82       $  (922)         $ 20                  $ 1,050
Federal funds sold and other
 short-term deposits......................        79           31           (13)            3                      100
Securities purchased under
 agreements to resell.....................       281            -             -             -                      281
Trading account securities................       108            -                           -                      108
Available-for-sale securities.............     3,377          629         1,554             6          $41       5,607
Investment securities.....................         -        1,626        (1,626)           42          (42)          -
Loans.....................................    19,110        5,266                         237                   24,613
Allowance for loan losses.................       437           40            14             2                      493
                                              ------       ------        ------          ----          ---     -------
 Net loans................................    18,673        5,226           (14)          235                   24,120
Bank premises and equipment...............       392          101           (26)            7           (1)        473
Interest receivable.......................       138           45                           3                      186
Customers' liability on
 acceptances..............................       116            -                           -                      116
Other assets..............................     1,296          333            42             7           39       1,716
                                             -------      -------      --------          ----          ---     -------
  Total assets............................   $26,330       $8,073       $(1,006)         $323          $37     $33,757
                                             -------      -------      --------          ----          ---     -------
                                             -------      -------      --------          ----          ---     -------
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Deposits:
 Noninterest-bearing......................   $ 6,030       $  221       $   (38)         $ 45                  $ 6,258
 Interest-bearing.........................    12,763        5,285          (914)          229                   17,363
                                             -------      -------       -------          ----          ---     -------
  Total deposits..........................    18,793        5,506          (952)          274                   23,621
 Federal funds purchased..................     2,118            -                           -                    2,118
Securities sold under agreements
 to repurchase............................       695          410                           4                    1,109
Other short-term funds borrowed...........       399          386                           4                      789
Long-term debt............................     1,265        1,137                          12                    2,414
Acceptances outstanding...................       116            -                           -                      116
Other liabilities.........................       625          136            59             4          $ 6         830
                                              ------       ------       -------          ----          ---     -------
  Total liabilities.......................    24,011        7,575          (893)          298            6      30,997

Shareholders' Equity
 Preferred stock..........................       106            0             0             -                      106
 Common stock.............................       145            1            26             1           (1)        172
 Capital surplus..........................       728          241           (38)            2           54         987
 Retaining earnings.......................     1,392          279          (124)           22          (74)      1,495
 Treasury stock...........................       (52)         (23)           23             -           52           -
                                              ------       ------       -------          ----          ---     -------
  Total shareholders' equity..............     2,319          498          (113)           25           31       2,760
                                              ------       ------       -------          ----          ---     -------
  Total liabilities and
  shareholders' equity....................   $26,330       $8,073       $(1,006)         $323          $37     $33,757
                                             -------       ------       -------          ----          ---     -------
                                             -------       ------       -------          ----          ---     -------


        See Notes to Unaudited Pro Forma Combined Financial Statements

                            FIRST BANK SYSTEM, INC.
                   ACQUISITION OF FIRST WESTERN CORPORATION
               UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1994

                                                            MFC                        FWC
                                                  -----------------------   ------------------------
                                      FBS                        Sale of                   Purchase    Pro Forma
                                  Consolidated     Historical   Subsidiary   Historical   Adjustments   Combined
                                  -------------    ----------   ----------   ----------   -----------  ---------
INTEREST INCOME
Loans.........................     $    1,091.5       $301.4                    $14.2                    $1,407.1
Securities:
 Taxable......................            151.7          1.9                      1.4          $0.3         245.3
Exempt from federal income
 taxes........................              9.1            -                      0.1                         9.2
Other interest income.........             18.0          4.7                      0.6                        23.3
                                   ------------       -------       ------      ------       ------      --------
 Total interest income........          1,270.3        398.0                     16.3           0.3       1,684.9
INTEREST EXPENSE
Deposits......................            268.3        169.5                      5.9                       443.7
Federal funds purchased and
 repurchase agreements........             60.1          6.4                      0.3                        66.8
Other short-term funds
 borrowed.....................             10.0         11.3                      0.3                        21.6
Long-term debt................             48.1         46.5                      0.1                        94.7
                                   ------------       -------       ------      ------       ------      --------
  Total interest expense......            386.5        233.7                      6.6                       626.8
                                   ------------       -------       ------      ------       ------      --------
Net interest income...........            883.8        164.3                      9.7           0.3       1,058.1
Provision for credit losses...             70.0          9.6                      0.7                        80.3
                                   ------------       -------       ------      ------       ------      --------
Net interest income after
 provision for credit losses..            813.8        154.7                      9.0           0.3         977.8
NONINTEREST INCOME
Trust fees....................            117.5            -                      0.3                       117.8
Credit card fees..............            128.7            -                        -                       128.7
Service charges on deposit
 accounts.....................             87.7          9.7                      1.7                        99.1
Edina Realty commission
 income.......................                -         27.8       $(27.8)          -
Insurance commissions.........             17.4          6.5                      0.5                        24.4
Securities gains..............             (2.8)        (0.1)                    (2.2)                       (5.1)
Other.........................            116.4         19.2         (0.4)        2.6                       137.8
                                   ------------       -------       ------      ------       ------      --------
  Total noninterest income....            464.9         63.1        (28.2)        2.9                       502.7
NONINTEREST EXPENSE
Salaries......................            292.9         50.5         (7.9)        4.8                       340.3
Employee benefits.............             70.6         13.1         (1.3)        1.0                        83.4
Net occupancy.................             65.7         19.1         (5.6)        0.5                        79.7
Furniture and equipment.......             58.1          4.5         (1.0)        0.6                        62.2
FDIC insurance................             34.8          9.2                      0.4                        44.4
Professional services.........             23.6          4.2         (0.7)        0.2                        27.3
Amortization of goodwill and
other intangibles.............             28.4          3.9         (0.5)        0.1           1.8          33.7
Other.........................            208.3         63.2        (22.4)        2.3                       251.4
                                   ------------       -------       ------      ------       ------      --------
  Total noninterest expense...            782.4        167.7        (39.4)        9.9           1.8         922.4
                                   ------------       -------       ------      ------       ------      --------
Income before income taxes....            496.3         50.1         11.2         2.0          (1.5)        558.1
Applicable income taxes.......            187.0         19.1          4.1         0.8           0.1         211.1
                                   ------------       -------       ------      ------       ------      --------
Net income....................     $      309.3       $ 31.0       $  7.1       $ 1.2         $(1.6)     $  347.0
                                   ============       =======       ======      ======       ======      ========
Net income applicable to
 common equity................     $      300.0                                                          $  337.7
                                   ============                                                          ========
EARNINGS PER COMMON SHARE
Average common and common
 equivalent shares............      114,347,741                                                       137,931,806
Primary and fully diluted
 net income...................     $       2.62                                                          $   2.45

        See Notes to Unaudited Pro Forma Combined Financial Statements

                            FIRST BANK SYSTEM, INC.
                   ACQUISITION OF FIRST WESTERN CORPORATION
               UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1993

                                                                  MFC                        FWC
                                                         ----------------------   ------------------------
                                              FBS                     Sale of                   Purchase         Pro Forma
(In millions, except per share data)     Consolidated    Historical  Subsidiary   Historical   Adjustments       Combined
                                        --------------   ----------  ----------   ----------   -----------      ------------
INTEREST INCOME
Loans.................................    $    1,046.0       $242.1                    $13.1                    $    1,301.2
Securities:
 Taxable..............................           171.3        105.6                      1.9         $ 0.3             279.1
 Exempt from federal
  income taxes........................             9.9           --                      0.1                            10.0
Other interest income.................            23.6          3.6                      0.6                            27.8
                                          ------------       ------      ------        -----         -----      ------------
  Total interest income...............         1,250.8        351.3                     15.7           0.3           1,618.1
INTEREST EXPENSE
Deposits..............................           329.7        175.9                      6.0                           511.6
Federal funds purchased and
 repurchased agreements...............            24.2           --                      0.2                            24.4
Other short-term funds borrowed.......            14.1          7.8                      0.2                            22.1
Long-term debt........................            39.5         21.0                       --                            60.5
                                          ------------       ------      ------        -----         -----      ------------
  Total interest expense..............           407.5        204.7                      6.4                           618.6
                                          ------------       ------      ------        -----         -----      ------------
Net interest income...................           843.3        146.6                      9.3           0.3             999.5
Provision for credit losses...........            98.2          6.0                      0.7                           104.9
                                         -------------       ------      ------        -----         -----      ------------
Net interest income after
 provision for credit losses..........           745.1        140.6                      8.6           0.3             894.6
NONINTEREST INCOME
Trust fees............................           108.6           --                      0.3                           108.9
Credit card fees......................            99.6           --                       --                            99.6
Service charges on deposit
 accounts.............................            86.9          7.8                      1.7                            96.4
Edina Realty commission
 income...............................              --         27.0      $(27.0)          --                              --
Insurance commissions.................            15.6          2.6                      0.5                            18.7
Securities gains......................             0.3          0.1                      1.3                             1.7
Other.................................           112.7         23.7        (0.8)         2.1                           137.7
                                          ------------       ------      ------        -----         -----      ------------
  Total noninterest income...........            423.7         61.2      $(27.8)         5.9           0.0             463.0
NONINTEREST EXPENSE
Salaries..............................           294.1         44.9        (6.8)         4.8                           337.0
Employee benefits.....................            66.7         10.4        (1.2)         1.0                            76.9
Net occupancy.........................            70.6         16.7        (5.0)         0.6                            82.9
Furniture and equipment...............            53.5          3.9        (0.8)         0.7                            57.3
FDIC insurance........................            34.9          7.9                      0.4                            43.2
Professional services.................            26.0          3.2        (0.3)         0.2                            29.1
Amortization of goodwill and other
 tangibles............................            22.9          3.1        (0.4)         0.1                            25.7
Merger, integration and
 restructuring........................            72.2          3.5                       --           1.8              77.5
Other.................................           204.3         47.8        (9.5)         2.0                           244.6
                                          ------------       ------      ------        -----         -----      ------------
 Total noninterest expense............           845.2        141.4       (24.0)         9.8           1.8             974.2
                                          ------------       ------      ------        -----         -----      ------------
Income before income taxes............           323.6         60.4        (3.8)         4.7          (1.5)            383.4
Applicable income taxes...............           121.5         13.1        (1.8)         1.5           0.1             134.4
                                          ------------       ------      ------        -----         -----      ------------
Net income............................    $      202.1       $ 47.3      $ (2.0)       $ 3.2         $(1.6)     $      249.0
                                          ============       ======      ======        =====         =====      ============
Net income applicable to
 common equity........................    $      179.8                                                          $      226.7
                                          ============                                                          ============

EARNINGS PER COMMON SHARE
Average common and common
 equivalent shares....................     113,677,049                                                           136,778,428
Primary and fully diluted
 net income...........................           $1.58                                                                 $1.66

        See Notes to Unaudited Pro Forma Combined Financial Statements

                            FIRST BANK SYSTEM, INC.
                   ACQUISITION OF FIRST WESTERN CORPORATION
               UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1993

                                                                   MFC                     FWC
                                                         ----------------------   ------------------------
                                             FBS                       Sale of                  Purchase         Pro Forma
(In millions, except per share data)     Consolidated    Historical  Subsidiary   Historical   Adjustments        Combined
                                         ------------    ----------  ----------   ----------   -----------  --------------
INTEREST INCOME
Loans................................        $1,398.6        $331.9                    $18.1                      $1,748.6
Securities:
  Taxable............................           218.2         136.0                      2.3         $ 0.4           356.9
Exempt from federal income
  taxes..............................            14.6             -                      0.2                          14.8
Other interest income................            30.4           4.8                      0.9                          36.1
                                         ------------    ----------  ----------   ----------   -----------  --------------
    Total interest income............         1,661.8         472.7                     21.5           0.4         2,156.4
INTEREST EXPENSE
Deposits.............................           423.7         231.8                      8.0                         663.5
Federal funds purchased and
  repurchase agreements..............            31.8             -                        -                          31.8
Other short-term funds borrowed......            19.0           1.2                      0.5                          20.7
Long-term debt.......................            54.4          41.6                      0.1                          96.1
                                         ------------    ----------  ----------   ----------   -----------  --------------
    Total interest expense...........           528.9         274.6                      8.6                         812.1
                                         ------------    ----------  ----------   ----------   -----------  --------------
Net interest income..................         1,132.9         198.1                     12.9           0.4         1,344.3
Provision for credit losses..........           125.2           7.8                      0.9                         133.9
                                         ------------    ----------  ----------   ----------   -----------  --------------
Net interest income after
  provision for credit losses........         1,007.7         190.3                     12.0           0.4         1,210.4
NONINTEREST INCOME
Trust fees...........................           146.1             -                      0.4                         146.5
Credit card fees.....................           137.1             -                        -                         137.1
Service charges on deposit
  accounts...........................           115.3          11.5                      2.3                         129.1
Edina Realty commission income.......               -          35.3      $(35.3)           -                             -
Insurance commissions................            20.9           4.6                      0.6                          26.1
Securities gains.....................             0.3             -                      1.3                           1.6
Other................................           149.9          37.1        (0.9)         2.2                         188.3
                                         ------------    ----------  ----------   ----------   -----------  --------------
    Total noninterest income.........           569.6          88.5       (36.2)         6.8                         628.7
NONINTEREST EXPENSE
Salaries.............................           389.1          63.1        (9.4)         6.5                         449.3
Employee benefits....................            86.3          14.8        (1.5)         1.3                         100.9
Net occupancy........................            93.4          23.2        (6.4)         0.6                         110.8
Furniture and equipment..............            72.7           5.3        (1.4)         0.7                          77.3
FDIC insurance.......................            46.4          11.1                      0.5                          58.0
Professional services................            36.7           4.9        (1.1)         0.2                          40.7
Amortization of good will and
  other intangibles..................            30.6           4.1                      0.1           2.4            37.2
Merger, integration and
  restructuring......................            72.2           3.5                        -                          75.7
Other................................           273.1          62.3       (13.3)         2.8                         324.9
                                         ------------    ----------  ----------   ----------   -----------  --------------
    Total noninterest expense........         1,100.5         192.3       (33.1)        12.7           2.4         1,274.8
                                         ------------    ----------  ----------   ----------   -----------  --------------
Income before income taxes...........           476.8          86.5        (3.1)         6.1          (2.0)          564.3
Applicable income taxes..............           178.8          21.3        (1.5)         2.0           0.2           200.8
                                         ------------    ----------  ----------   ----------   -----------  --------------
Net income...........................        $  298.0        $ 65.2      $ (1.6)       $ 4.1         $(2.2)       $  363.5
                                         ============    ==========  ==========   ==========   ===========  ==============
Net income applicable to
  common equity......................        $  270.2                                                             $  335.7
                                         ============                                                       ==============
EARNINGS PER COMMON SHARE
Average common and common
  equivalent shares..................     113,075,429                                                          136,212,223
Primary and fully diluted net
  income.............................           $2.39                                                                $2.46

        See Notes to Unaudited Pro Forma Combined Financial Statements

                            FIRST BANK SYSTEM, INC.
                   ACQUISITION OF FIRST WESTERN CORPORATION
               UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1992

                                                                                        MFC
                                                                             --------------------------
                                                        FBS                                    Sale of           Pro Forma
(In millions, except per share data)                 Consolidated            Historical      Subsidiary          Combined
                                                     ------------            ----------      ----------          -----------
INTEREST INCOME
Loans..........................................          $1,418.8                $268.2                             $1,687.0
Securities:
  Taxable.....................................              186.4                 151.8                                338.2
  Exempt from federal income taxes.............              12.0                     -                                 12.0
Other interest income..........................              64.1                   4.8                                 68.9
                                                      -----------            ----------      ----------          -----------
    Total interest income......................           1,681.3                 424.8                              2,106.1

INTEREST EXPENSE
Deposits.......................................             568.7                 234.3                                803.0
Federal funds purchased and
  repurchase agreements........................              37.1                     -                                 37.1
Other short-term funds borrowed................              14.3                   2.8                                 17.1
Long-term debt.................................              66.1                  35.1                                101.2
                                                      -----------            ----------      ----------          -----------
    Total interest expense.....................             686.2                 272.2                                958.4
                                                      -----------            ----------      ----------          -----------
Net interest income............................             995.1                 152.6                              1,147.7
Provision for credit losses....................             183.4                   8.3                                191.7
                                                      -----------            ----------      ----------          -----------
Net interest income after
  provision for credit losses..................             811.7                 144.3                                956.0
NONINTEREST INCOME
Trust fees.....................................             127.8                     -                                127.8
Credit card fees...............................             116.9                     -                                116.9
Service charges on deposit accounts............             108.4                   6.9                                115.3
Edina Realty commission income.................                 -                  32.1          $(32.1)                  -
Insurance commissions..........................              27.3                   0.9                                 28.2
Securities gains...............................               1.9                  44.3                                 46.2
Other..........................................             153.4                  29.5            (1.8)               181.1
                                                      -----------            ----------      ----------          -----------
  Total noninterest income.....................             535.7                 113.7           (33.9)               615.5

NONINTEREST EXPENSE
Salaries.......................................             388.7                  48.8            (8.8)               428.7
Employee benefits..............................              85.5                  11.5            (1.4)                95.6
Net occupancy..................................              87.9                  16.0            (6.2)                97.7
Furniture and equipment........................              67.2                   3.9            (1.3)                69.8
FDIC insurance.................................              42.2                   9.3                                 51.5
Professional services..........................              38.7                   4.8            (0.3)                43.2
Amortization of goodwill and other
  intangibles..................................              25.2                   4.0                                 29.2
Merger, integration and restructuring..........              84.0                     -                                 84.0
Other..........................................             294.9                  49.6           (12.8)               331.7
                                                      -----------            ----------      ----------          -----------
    Total noninterest expense..................           1,114.3                 147.9           (30.8)             1,231.4
                                                      -----------            ----------      ----------          -----------
Income before income taxes.....................             233.1                 110.1            (3.1)               340.1
Applicable income taxes........................              78.6                  42.6            (1.4)               119.8
                                                      -----------            ----------      ----------          -----------
Income before extraordinary item and
  cumulative effect of changes in
  accounting principles........................             154.5                  67.5            (1.7)               220.3
Extraordinary item.............................                 -                  (6.3)                                (6.3)
Cumulative effect of changes in
  accounting principles........................             157.3                  75.9                                233.2
                                                      -----------            ----------      ----------          -----------
Net income.....................................            $311.8                $137.1          $ (1.7)            $  447.2
                                                      ===========            ==========      ==========          ===========
Net income applicable to common
  equity.......................................            $281.6                                                   $  417.0
                                                      ===========                                                ===========
EARNINGS PER COMMON SHARE
Average common and common
  equivalent shares............................       105,361,022                                                124,670,657
Primary and fully diluted income before
  extraordinary item and cumulative effect
  of changes in accounting principles..........             $1.18                                                      $1.52
Primary and fully diluted net income...........              2.67                                                       3.34

        See Notes to Unaudited Pro Forma Combined Financial Statements

                            FIRST BANK SYSTEM, INC.
                   ACQUISITION OF FIRST WESTERN CORPORATION
               UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                     FOR THE YEAR ENDED DECEMBER 31, 1991

                                                                               MFC
                                                                      ----------------------
                                                         FBS                       Sale of          Pro Forma
(In millions, except per share data)                Consolidated        MFC       Subsidiary        Combined
                                                   ---------------    --------    ----------       ------------
INTEREST INCOME
Loans..........................................       $    1,624.3    $  217.0                     $    1,841.3
Securities:
 Taxable.......................................              221.1       159.9                            381.0
 Exempt from federal income taxes..............               19.1           -                             19.1
Other interest income..........................               97.5        30.1                            127.6
                                                      ------------    --------      ------         ------------
     Total interest income.....................            1,962.0       407.0                          2,369.0
INTEREST EXPENSE
Deposits.......................................              872.8       256.0                          1,128.8
Federal funds purchased and
 repurchase agreements.........................               57.9           -                             57.9
Other short-term funds borrowed................               24.2         5.6                             29.8
Long-term debt.................................              100.3        40.3                            140.6
                                                      ------------    --------      ------         ------------
     Total interest expense....................            1,055.2       301.9                          1,357.1
                                                      ------------    --------      ------         ------------
Net interest income............................              906.8       105.1                          1,011.9
Provision for credit losses....................              202.2         8.0                            210.2
                                                      ------------    --------      ------         ------------
Net interest income after
 provision for credit losses...................              704.6        97.1                            801.7
NONINTEREST INCOME
Trust fees.....................................              115.5           -                            115.5
Credit card fees...............................               94.4           -                             94.4
Service charges on deposit accounts............               97.2         5.4                            102.6
Edina Realty commission income.................                  -        26.2      $(26.2)                   -
Insurance commissions..........................               27.2           -                             27.2
Securities gains...............................                8.9        33.4                             42.3
Other..........................................              154.5        23.8        (1.9)               176.4
                                                      ------------    --------      ------         ------------
     Total noninterest income..................              497.7        88.8       (28.1)               558.4

NONINTEREST EXPENSE
Salaries.......................................              371.7        39.5        (9.1)               402.1
Employee benefits..............................               79.3         8.5                             87.8
Net occupancy..................................               84.0        14.6        (5.9)                92.7
Furniture and equipment........................               64.8         3.0        (1.4)                66.4
FDIC insurance.................................               38.5         8.0                             46.5
Professional services..........................               37.8         2.3        (0.4)                39.7
Amortization of goodwill and
 other intangibles.............................               21.6         5.4                             27.0
Other..........................................              271.6        42.8       (11.2)               303.2
                                                      ------------    --------      ------         ------------
     Total noninterest expense.................              969.3       124.1       (28.0)             1,065.4
                                                      ------------    --------      ------         ------------
Income before income taxes.....................              233.0        61.8        (0.1)               294.7
Applicable income taxes........................               25.9         4.4                             30.3
                                                      ------------    --------      ------         ------------
Net income (loss)..............................       $      207.1    $   57.4      $ (0.1)        $      264.4
                                                      ============    ========      ======         ============
Net income applicable to common
 equity........................................       $      183.4                                 $      240.7
                                                      ============                                 ============

EARNINGS PER COMMON SHARE
Average common and common
 equivalent shares.............................        102,533,284                                  117,259,058
Primary net income.............................       $       1.79                                 $       2.05
Fully diluted net income.......................               1.78                                         1.97

        See Notes to Unaudited Pro Forma Combined Financial Statements

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS



NOTE A:  BASIS OF PRESENTATION

     On October 17, 1994, FBS signed a definitive purchase agreement to acquire FWC, a $323 million bank holding company based in Sioux Falls, South Dakota. FWC owns Western Bank, which has nine branches in the Sioux Falls community. The agreement calls for the tax-free exchange of 24.6986 shares of the common stock of FBS for each common share of FWC, or approximately 1.6 million shares of the common stock of FBS, subject to adjustment.

     The Merger will be accounted for by FBS under the purchase method of accounting in accordance with APB No. 16 and, accordingly, this method has been applied in the unaudited pro forma combined financial statements. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair value at the closing of the transaction. Estimates of the fair value of FWC assets and liabilities have been combined with the historical consolidated balance sheet of FBS. FBS expects that certain adjustments will be recorded by FWC, primarily to accrue for specific, identified costs related to the Merger that are expected to be incurred within one year of the closing. Purchase accounting adjustments and Merger-related costs included in these unaudited pro forma combined financial statements may change as additional information becomes available.

     On July 21, 1994, FBS signed a definitive agreement to acquire MFC, a regional financial services holding company headquartered in Minneapolis, Minnesota, with $8.1 billion in assets, $5.5 billion in deposits and $498 million in shareholders' equity. The agreement calls for the tax-free exchange of 0.6803 shares of the common stock of FBS for each common share of MFC, or approximately 21.2 million FBS shares.

     The merger with MFC will be accounted for by FBS under the pooling-of-interests method of accounting in accordance with APB No. 16 and, accordingly, this method has been applied in the unaudited pro forma combined financial statements. Under this method of accounting, the recorded assets, liabilities, shareholders' equity, income, and expenses of FBS and MFC are combined and recorded at their historical amounts. FBS expects that certain adjustments will be recorded by MFC, primarily to accrue for specific, identified costs related to the merger that are expected to be incurred within one year of the closing and to establish additional credit loss reserves that may be necessary to reflect FBS's plans with respect to the anticipated timing of and strategies related to the disposition of problem assets. The amounts of merger-related costs included or disclosed in these unaudited pro forma combined financial statements may change as additional information becomes available.

     The Unaudited Pro Forma Combined Balance Sheet is based on the unaudited consolidated balance sheets of FBS, MFC, and FWC as of September 30, 1994. The Unaudited Pro Forma Combined Statements of Income are based primarily on the unaudited consolidated financial statements of FBS, MFC, and FWC for the nine months ended September 30, 1994 and 1993 and the audited consolidated financial statements for the year ended December 31, 1993. The Unaudited Pro Forma Combined Statements of Income for the years ended December 31, 1992 and 1991 are based on the audited consolidated statements of income of FBS and MFC for such years.

     Management of FBS estimates that as a result of the effects of purchase accounting in the Merger, the combined company's results of operations will reflect charges of approximately $2.0 million for the fiscal year subsequent to the Merger.

     FBS expects to achieve operating cost savings primarily through reductions in staff, the consolidation and elimination of certain duplicate or excess office facilities, and the consolidation of certain data processing and other back office operations. The operating cost savings are expected to be achieved in various amounts at various times during the year subsequent to the closing and not ratably over, or at the beginning or end of, such period. No adjustment has been included in the unaudited pro forma combined financial statements for the anticipated operating cost savings.

     Certain amounts in the historical financial statements of FWC and MFC have been reclassified in the unaudited pro forma combined financial statements to conform to FBS's historical financial statement presentation.

     The FBS results of operations for the year ended December 31, 1993 included merger-related charges of $72.2 million ($50.0 million after tax) associated with the acquisition of Colorado National Bankshares, Inc. These charges include a $29.7 million provision for anticipated reorganization and restructuring costs, system conversions, and customer communication costs and a $14.3 million write-down of premises and equipment related to redundant main office and branch facilities. Other charges, totaling $28.2 million, primarily involved severance.

     The FBS results of operations for the year ended December 31, 1992, included the effect of adopting two new accounting standards: Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," and SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." Income from continuing operations before cumulative effect of changes in accounting principles for the year ended December 31, 1992, was reduced by $56.6 million as a result of increased income tax expense under SFAS No. 109 and $1.0 million for increased employee benefit expenses under SFAS No.
106. In addition, the net cumulative effect for prior years of adopting SFAS No. 109 and SFAS No. 106 resulted in a $157.3 million increase in net income in 1992.

     Also included in FBS results of operations for 1992 are merger-related charges of $124.0 million ($81.8 million after tax) associated with the acquisitions of Western Capital Investment Corporation and Bank Shares Incorporated. These charges include a $13.6 million provision for credit losses, a $26.4 million provision for losses on other real estate, and $84.0 million in merger, integration and restructuring provisions. These provisions were made to reflect FBS's intentions with respect to the disposition of problem assets and to provide for anticipated reorganization and restructuring costs.

     The MFC results of operations for the nine months ended September 30, 1994 include charges totaling $9.5 million (net of tax), or approximately $.30 per share, related to the planned merger with FBS and the tentative settlement of two class action lawsuits against MFC and its subsidiaries, Edina Realty, Inc.
and Equity Title Services, Inc.   Expenses related to the merger totaled $1.4
million through September 30, 1994. An accrual of $14 million was recorded in the third quarter for costs associated with the tentative settlement of the
lawsuits.   The settlement was announced in September 1994 and requires final court approval.

     MFC earnings in 1992 include $75,941,000 resulting from the cumulative effect of an accounting change related to the adoption of SFAS No. 109. The prospective adoption of SFAS No. 109 resulted in an effective tax rate of nearly 39 percent in 1992 compared with 7 percent in 1991 and a tax benefit in 1990. The net effect of the adoption of SFAS No. 109 on current year net income was an increase of $41.5 million.

NOTE B:  SALE OF BRANCHES

     Subsequent to the merger with MFC, FBS proposes to sell the deposit relationships associated with approximately 60 excess MFC branch locations. In addition, certain fixed assets which are used to service those deposit relationships will be sold. Earning assets will not be sold.

NOTE C:  CLASSIFICATION OF INVESTMENT SECURITIES

     FWC's securities have been valued at their estimated fair value, resulting in an estimated $1.2 million write-down from their recorded values. The amortization of the write-down has been included in the Unaudited Pro Forma Combined Statements of Income based on the approximate average life of the portfolio as of September 30, 1994 of three years.

     Effective December 31, 1993, FBS adopted the provisions of SFAS No. 115, "Accounting for Investments in Debt and Equity Securities" and reported its entire $3.3 billion investment portfolio as available for sale. Based upon the preliminary analysis performed by FBS on the held to maturity investment securities of MFC, FBS anticipates reclassifying this entire portfolio as available for sale. The MFC investment securities reflected in the Unaudited Pro Forma Combined Balance Sheet have been reclassified as available-for-sale securities and a mark-to-market adjustment of $72 million has been recorded, based on the reported market value at September 30, 1994. In addition, deferred taxes of $27 million and a reduction in shareholders' equity of $45 million were also recorded.

NOTE D:  SALE OF REAL ESTATE BROKERAGE SUBSIDIARY

     Because of regulatory restrictions on nonbanking activities, FBS expects that within two years of the closing of the merger with MFC, it will sell Edina Realty, Inc., MFC's real estate brokerage subsidiary.

NOTE E:  MERGER-RELATED COSTS

     The pro forma statements assume that in 1994 FWC will, consistent with generally accepted accounting principles, establish such additional accruals and reserves as may be necessary to reflect the plans of FBS with respect to the conduct of FWC's business following the Merger, including to provide for certain costs and expenses relating to the Merger. Accordingly, it is expected that additional accruals aggregating approximately $6.0 million will be recorded to reflect specific expenses and identified Merger-related costs, expected to be incurred within one year of closing. For purposes of the Unaudited Pro Forma Combined Balance Sheet, the following accruals have been recorded: $0.7 million reserve for the expense of closing duplicate facilities, $2.3 million accrual for systems and operations conversion costs, and $3.0 million for other specific Merger-related costs. In addition, deferred tax benefits of $2.3 million related to the pro forma adjustments have been recorded.

     The pro forma statements also assume that in 1994 MFC will, consistent with generally accepted accounting principles, establish such additional accruals and reserves as may be necessary to reflect the plans of FBS with respect to the conduct of MFC's business following the merger, including the anticipated timing of and strategies for the disposition of problem assets, and to provide for certain costs and expenses relating to the merger. Accordingly, it is expected that additional credit-related reserves of approximately $14 million will be established, principally related to FBS's plan and policies with respect to certain commercial loans and the consumer loan portfolios, and accruals aggregating approximately $82 million will be recorded to reflect specific expenses and identified merger-related costs, expected to be incurred within one year of closing. Accordingly, for purposes of the Unaudited Pro Forma Combined Balance Sheet, the following accruals have been recorded: $16 million reserve for the expense of closing duplicate facilities, $30 million accrual for the estimated costs related to severance, $24 million accrual for systems and operations conversion costs, and $12 million for other specific merger-related costs. In addition, deferred tax benefits of $37 million and deferred tax liabilities of $11 million related to the pro forma adjustments have been recorded.

     The amount of the adjustments discussed and reflected in the Unaudited Pro Forma Combined Balance Sheet are preliminary estimates. The actual amount of the adjustments to be made by FWC and MFC will be based on information available at that time and could be different from the estimates. These adjustments have not been included in the Unaudited Pro Forma Combined Statements of Income, as they are not expected to have a continuing impact on FBS.

NOTE F:  OTHER ASSETS

     As explained in Note A, purchase accounting adjustments may change as additional information becomes available. When the ultimate allocation of the purchase price for FWC is made, remaining intangible assets will be recorded. Based on current estimates, the amount of intangible assets has been calculated as described below.


(in millions)
- -------------
Purchase price.............................................           $56.3
Common equity of FWC at September 30, 1994.................  $24.7
Increase (decrease) to FWC's common equity as a result of
  estimated fair value purchase adjustments:
     Mark-to-market on investment securities...............   (1.2)
     Net decrease in income tax liability..................     .5
Increase (decrease) to FWC's common equity as a result of
  merger-related costs:
     Premises and equipment valuation......................    (.7)
     Conversion reserve and other accruals.................   (5.3)
     Net decrease in income tax liability..................    2.3
                                                             -----
Net equity balance.........................................            20.3
                                                                      -----
Intangible assets..........................................           $36.0
                                                                      =====

     Amortization expense relating to the Merger has been included in the Unaudited Pro Forma Combined Statement of Income for the nine months ended September 30, 1994 and 1993 and for the year ended December 31, 1993, and was calculated based on the intangible asset balance using the straight-line method over an average estimated period of benefit for goodwill and core deposit intangibles of 15 years. The final allocation of intangible assets between goodwill and core deposits, as well as the methods of amortization, has not been determined. Subsequent changes to the purchase adjustments, as well as the final allocation of the intangible assets between goodwill and core deposits will result in an adjustment to goodwill, which will have a corresponding impact on amortization expense. Accordingly, pro forma combined income for the nine months ended September 30, 1994 and 1993 and the year ended December 31, 1993, would also change, as well as the related pro forma combined earnings per share amounts.

NOTE G:  SHAREHOLDERS' EQUITY

     As explained in Note A, FBS will issue 24.6986 shares of FBS common stock at an estimated market value of $56.3 million for FWC, subject to certain adjustments. These shares will consist of treasury stock to the extent available, with the remaining shares to be new issuances of FBS common stock. FBS common stock in the Unaudited Pro Forma Combined Balance Sheet has been increased by the par value of the FBS common stock to be issued and capital surplus has been increased by $56.2 million, the difference between the market value and the par value of the FBS common stock to be issued. As part of the purchase accounting adjustments, retained earnings of FWC have been eliminated. All equity adjustments in the Unaudited Pro Forma Combined Balance Sheet are net of the elimination of FWC's equity accounts.

     In conjunction with the MFC merger, each of the 488,750 shares of MFC preferred stock will be converted into a right to receive $27.00 cash, plus any accumulated and unpaid dividends on such shares, and as a result, MFC's shareholders' equity in the Unaudited Pro Forma Combined Balance Sheet has been
reduced by $13.2 million.   In addition, common stock in the Unaudited Pro Forma
Combined Balance Sheet has been adjusted to reflect the par value of the FBS common stock to be issued, with a related adjustment to capital surplus. Investment securities and capital surplus have been adjusted to reflect the retirement of MFC shares held by FBS prior to the merger. MFC's retained earnings reflects the adjustments for anticipated merger-related costs as discussed above.

NOTE H:  INCOME TAX PROVISIONS

     The income tax provision for adjustments related to the FWC and MFC acquisitions reflected in the Unaudited Pro Forma Combined Statements of Income have been computed at FBS's effective combined federal and state marginal tax rate.

        CONSOLIDATED FINANCIAL STATEMENTS OF FIRST WESTERN CORPORATION


                                     INDEX

                      AUDITED ANNUAL FINANCIAL STATEMENTS


Independent Auditor's Report.........................................  F-14
Consolidated Balance Sheets at December 31, 1993 and 1992............  F-15
Consolidated Statements of Operations for the Years Ended
  December 31, 1993 and 1992.........................................  F-16
Consolidated Statements of Stockholders' Equity for the Years Ended
  December 31, 1993 and 1992.........................................  F-17
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1993 and 1992.........................................  F-18
Notes to Consolidated Financial Statements...........................  F-19




Consolidated Balance Sheets at December 31, 1992 and 1991............  F-32
Consolidated Statements of Operations for the Years Ended
  December 31, 1992 and 1991.........................................  F-33
Consolidated Statements of Stockholders' Equity for the Years Ended
  December 31, 1992 and 1991.........................................  F-34
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1992 and 1991.........................................  F-35
Notes to Consolidated Financial Statements...........................  F-36



                    UNAUDITED INTERIM FINANCIAL STATEMENTS


Consolidated Balance Sheets at September 30, 1994 and 1993...........  F-48
Consolidated Statements of Operations for the Nine Months Ended
  September 30, 1994 and 1993........................................  F-49
Consolidated Statements of Stockholders' Equity for the
  Nine Months Ended September 30, 1994 and 1993......................  F-50
Consolidated Statements of Cash Flows for the Nine Months Ended
  September 30, 1994 and 1993........................................  F-51
Notes to Consolidated Financial Statements...........................  F-52

                         INDEPENDENT AUDITOR'S REPORT



The Stockholders and Board of Directors
First Western Corporation
Sioux Falls, South Dakota


We have audited the accompanying consolidated balance sheets of First Western Corporation and Subsidiary as of December 31, 1993, 1992, and 1991, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Western Corporation and Subsidiary as of December 31, 1993, 1992, and 1991, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



                                      CHARLES BAILLY & COMPANY, PLLP



Sioux Falls, South Dakota
January 21, 1994

                   FIRST WESTERN CORPORATION AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 1993 AND 1992

                                    ASSETS



                                                 1993          1992
                                             ------------  ------------

Cash and due from banks....................  $ 15,143,832  $ 23,532,973
Federal funds sold.........................            --     3,000,000
Trading securities.........................    20,122,705            --
Securities available for sale--Note 2......    40,353,116            --
Other investments--Note 2..................            --    64,409,686
Mortgages held for sale, net--Note 3.......    15,776,563    11,358,017
Loans, net--Note 4.........................   209,518,655   174,240,724
Property and equipment--Note 5.............     6,436,479     5,475,088
Accrued interest and other assets--Note 6..     6,905,686     4,877,356
                                             ------------  ------------
                                             $314,257,036  $286,893,844
                                             ============  ============


                     LIABILITIES AND STOCKHOLDERS' EQUITY


                                                 1993          1992
                                             ------------  ------------

Deposits--Note 7
 Non-interest bearing......................  $ 47,117,332  $ 42,074,859
 Interest bearing..........................   218,202,086   208,779,362
                                             ------------  ------------
    Total deposits.........................   265,319,418   250,854,221

Short-term borrowings--Note 8..............    18,096,168     9,354,025
Note Payable--Note 9.......................     2,400,000     3,000,000
Accrued interest and other
 liabilities--Note 10......................     4,501,841     3,923,270
                                             ------------  ------------
    Total liabilities......................   290,317,427   267,131,516
                                             ------------  ------------

Commitments and Contingencies--Note 17

Stockholders' Equity--Note 19
 Common stock, $10 par value authorized,
   100,000 shares issued 64,781 shares
   in 1993 and 64,629 shares in 1992.......       647,810       646,290
 Additional paid-in capital................     2,439,827     2,387,125
 Retained earnings.........................    20,782,524    16,728,913
Net unrealized appreciation on available
 for sale securities.......................        69,448            --
                                             ------------  ------------
                                               23,939,609    19,762,328
                                             ------------  ------------
                                             $314,257,036  $286,893,844
                                             ============  ============

                See notes to consolidated financial statements

                   FIRST WESTERN CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    YEARS ENDED DECEMBER 31, 1993 AND 1992


                                                1993         1992
                                             -----------  -----------
Interest income
  Loans..................................    $17,320,065  $17,258,328
  Federal funds sold.....................         91,311      183,163
  Trading securities.....................        817,386      628,194
  Other investments......................      2,534,683    2,970,091
  Mortgages held for sale................        785,058      675,157
                                             -----------  -----------
      Total interest income..............     21,548,503   21,714,933
                                             -----------  -----------
Interest expense
  Deposits...............................      8,031,075    9,325,188
  Short-term borrowings and note
    payable..............................        610,272      624,416
                                             -----------  -----------
      Total interest expense.............      8,641,347    9,949,604
                                             -----------  -----------
Net interest income......................     12,907,156   11,765,329

Provision for loan losses--Note 4........        909,010      894,891
                                             -----------  -----------
Net interest income after provision for
  loan losses............................     11,998,146   10,870,438
                                             -----------  -----------
Other income
  Service charges on deposit accounts....      2,307,907    2,053,222
  Loan origination fees..................      1,152,392      952,303
  Commissions............................        937,157      809,373
  Trading security gains, net............        785,332      476,002
  Trust fees.............................        350,885      288,178
  Other investment gains, net............        306,575    1,613,019
  Loan servicing fees, net...............        276,775      402,666
  Other..................................        707,225      554,524
                                             -----------  -----------
      Total other income.................      6,824,248    7,149,287
                                             -----------  -----------
Other expenses
  Salaries and employee benefits.........      7,768,139    6,937,401
  Occupancy expenses, net--Note 14.......        615,649      525,758
  Equipment expenses.....................        883,811      750,035
  Deposit insurance premiums.............        554,112      505,910
  Other operating expenses...............      2,917,504    2,447,862
                                             -----------  -----------
      Total other expenses...............     12,739,215   11,166,966
                                             -----------  -----------
Income before income tax provision.......      6,083,179    6,852,759
Income tax provision--Note 15............      2,029,568    2,539,791
                                             -----------  -----------
Net Income...............................    $ 4,053,611  $ 4,312,968
                                             ===========  ===========

                See notes to consolidated financial statements

                   FIRST WESTERN CORPORATION AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    YEARS ENDED DECEMBER 31, 1993 AND 1992


                                                                            Net Unrealized
                                                                             Appreciation
                                   Common Stock    Additional                On Available
                                 ----------------    Paid-In     Retained      For Sale
                                 Shares   Amount     Capital     Earnings     Securities     Total
                                 ------  --------  ----------  -----------  ------------  -----------
Balance, December 31, 1991....    6,190  $619,020  $1,692,114  $12,415,945          --    $14,727,079
  Additional shares issued in
   10 for 1 stock split.......   55,712        --          --           --          --             --
  Sale of stock...............    2,727    27,270     695,011           --          --        722,281
  Net income..................       --        --          --    4,312,968          --      4,312,968
                                 ------  --------  ----------  -----------     -------    -----------
Balance, December 31, 1992....   64,629   646,290   2,387,125   16,728,913          --     19,762,328
  Appreciation on available
   for sale securities........       --        --          --           --     $69,448         69,448
  Sale of stock...............      152     1,520      52,702           --          --         54,222
  Net income..................       --        --          --    4,053,611          --      4,053,611
                                 ------  --------  ----------  -----------     -------    -----------
Balance, December 31, 1993....   64,781  $647,810  $2,439,827  $20,782,524     $69,448    $23,939,609
                                 ======  ========  ==========  ===========     =======    ===========

                See notes to consolidated financial statements

                   FIRST WESTERN CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED DECEMBER 31, 1993 AND 1992


                                                              1993           1992
                                                         -------------   ------------
Operating activities
 Net income............................................  $   4,053,611   $  4,312,968
 Charges and credits to net income not
  affecting cash
   Provision for loan losses...........................        909,010        894,891
   Depreciation........................................        803,741        606,111
   Amortization........................................        439,337        392,165
   Other investment gains, net.........................       (306,575)    (1,613,019)
   Trading securities gains, net.......................       (785,332)      (476,002)
   Deferred income taxes...............................       (578,955)       (70,158)
   (Gain) loss on sale of property and
     equipment.........................................         (1,931)         8,141
 Changes in assets and liabilities
   Trading securities..................................    (10,128,144)     1,662,615
   Mortgages held for sale.............................     (4,890,567)    (8,563,648)
   Accrued interest and other assets...................     (1,846,147)       196,745
   Accrued interest and other liabilities..............        493,442       (719,373)
                                                         -------------   ------------
Net cash used for operating activities.................    (11,838,510)    (3,368,564)
                                                         -------------   ------------
Investing activities
  Net (increase) decrease in federal funds sold........      3,000,000     (3,000,000)
  Proceeds from sale and maturities of other
   investments.........................................    180,628,291     74,415,767
  Purchase of other investments........................   (165,271,444)   (70,973,363)
  Net increase in loans................................    (35,805,839)   (15,680,034)
  Proceeds from sale of property and equipment.........          6,437          8,945
  Purchase of property and equipment...................     (1,769,638)    (1,058,090)
                                                         -------------   ------------
Net cash used for investing activities.................    (19,212,193)   (16,286,775)
                                                         -------------   ------------
Financing activities
  Net increase in deposits.............................     14,465,197     26,207,543
  Net increase (decrease) in short-term
    borrowings.........................................      8,742,143     (1,559,461)
  Payments made on note payable........................       (600,000)      (600,000)
  Proceeds from sale of common stock...................         54,222        722,281
                                                         -------------   ------------
Net cash from financing activities.....................     22,661,562     24,770,363
                                                         -------------   ------------
Net increase (decrease) in cash and due from banks.....     (8,389,141)     5,115,024
Cash and due from banks at end of year.................     23,532,973     18,417,949
                                                         -------------   ------------
Cash and due from banks at beginning of year...........  $  15,143,832   $ 23,532,973
                                                         =============   ============
Supplemental disclosures of cash flow
 information
  Cash paid during the year
    Interest...........................................  $   8,812,982   $ 10,318,229
    Income taxes.......................................  $   2,432,128   $  2,430,665
                                                         =============   ============

                See notes to consolidated financial statements

                   FIRST WESTERN CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1993 AND 1992



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                Consolidation and Principal Business Activities

     The consolidated financial statements include the accounts of First Western Corporation and its 100% owned subsidiary, Western Bank. All significant intercompany transactions and balances have been eliminated in consolidation.

     First Western Corporation ("Corporation") is a one bank holding company with Western Bank ("Bank") as its wholly owned subsidiary. The Corporation provides a full range of banking services in Sioux Falls, South Dakota and surrounding communities. The Bank's subsidiary, Miktomm Mortgage Corporation, is currently inactive.

                              Trading Securities

     Government bonds held principally for resale in the near term, and mortgage-backed securities held for sale in conjunction with the Corporation's mortgage banking activities, are classified as trading securities and recorded at their fair values. Realized and unrealized gains and losses on trading securities are included in income.

                         Securities Available For Sale

     Available for sale securities consist of bonds, notes, debentures, and certain equity securities not classified as trading securities nor as held to maturity securities.

     Unrealized holding gains and losses, net of income taxes, are reported as a net amount in a separate component of stockholders' equity until realized.

     Gains and losses on the sale of available for sale securities are determined using the specific identification method.

     Declines in the fair value of individual available for sale securities below their cost that are other than temporary are included in earnings as realized losses.

                     Change in Accounting for Investments

     Effective December 31, 1993, the Corporation changed its method of accounting for investments in accordance with Financial Accounting Standards Board Statement No. 115 (FASB 115). The change resulted in the Corporation reclassifying its investment portfolio into trading securities and available for sale securities on the last day of the year, based on management's intent. The 1992 classification of other investments represents the portfolio priced at the lower of cost or market under the old accounting method.

                   FIRST WESTERN CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1993 AND 1992



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

                            Mortgages Held for Sale

     Mortgages held for sale represent loans originated by the Corporation, with the intent of securitizing them. They are stated at market, as determined by outstanding commitments from investors or quoted available market prices. Net unrealized gains or losses are included in income. The market value does not differ materially from the valuation at the lower of cost or market.

                           Allowance for Loan Losses

     The allowance is maintained at a level adequate to absorb probable losses. Management determines the adequacy of the allowance based upon reviews of individual loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

                            Property and Equipment

     Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed on the straight-line and declining-balance methods over the following estimated useful lives:

                 Buildings                10 - 31 years
                 Furniture and equipment   3 - 20 years
                 Leasehold improvements    8 - 31 years

                           Interest Income on Loans

     Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed.

                             Loan Origination Fees

     The majority of the Corporation's loan origination fees are received on mortgage loans sold to investors. As a result, origination fees are recognized into income on the closing date of the mortgage loan. Due to the short time period between the closing date of the loan and the date the loan is sold, there is no material effect on the accompanying financial statements of recognizing the income prior to the date the loan is sold.

                   FIRST WESTERN CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1993 AND 1992



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

                                 Income Taxes

     The Corporation files a consolidated federal income tax return with the Bank and its Subsidiary. The Bank and its parent have adopted the policy of paying their share of any income taxes or receiving the benefit of any operating losses based on the proportionate share of each company's taxable income or loss to total taxable income.

     Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The differences relate principally to the provision for loan losses. During 1993, the Corporation converted its method of computing deferred income taxes to FASB 109, as required. There was no adjustment made to deferred income taxes as a result of this change.

                    Off Balance Sheet Financial Instruments

     In the ordinary course of business the Corporation has entered into off balance sheet financial instruments consisting of commitments to extend credit, letters of credit, financial guarantees and loans sold with recourse. Such financial instruments are recorded in the financial statements when they become payable.

                               Trust Accounting

     Property (other than cash deposits) held by the Corporation in fiduciary or agency capacities for its customers is not included in the accompanying consolidated balance sheets because such items are not assets of the Corporation. The Corporation records trust income on the accrual basis of accounting.

                           Cash and Cash Equivalents

     For the purpose of presentation in the Statements of Cash Flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and Due from Banks."

                   FIRST WESTERN CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1993 AND 1992



2.  INVESTMENTS

    The amortized cost and approximate fair values of securities available for sale, which were recorded at fair value in the consolidated balance sheet of the Bank at December 31, 1993, in accordance with FASB 115, were as follows:

                             Amortized    Unrealized    Unrealized      Fair
    December 31, 1993          Cost         Gains         Losses        Value
    -----------------       -----------   ----------    ----------   -----------

U.S. Treasury securities..  $35,842,230    $ 26,875     $(177,656)   $35,691,449
Obligations of U.S.
 government agencies......           --          --            --             --
Obligations of state and
 political subdivisions...    3,805,716     262,793            --      4,068,509
Other securities..........      593,158          --            --        593,158
                            -----------    --------     ----------   -----------
                            $40,241,104    $289,668     $(177,656)   $40,353,116
                            ===========    ========     ==========   ===========

    The amortized cost and estimated market values of other investments which were recorded at amortized cost on the accompanying balance sheet at December 31, 1992 were as follows:

                             Amortized    Unrealized    Unrealized     Market
    December 31, 1992          Cost         Gains         Losses        Value
    -----------------       -----------   ----------    ----------   -----------
U.S. Treasury securities..  $26,876,960    $     --     $  (19,944)  $26,857,016
Obligations of U.S.
 government agencies......   24,966,426     133,374             --    25,099,800
Obligations of state and
 political subdivisions...    2,001,760      98,584             --     2,100,344
Other securities..........   10,564,540          --             --    10,564,540
                            -----------   ----------    ----------   -----------
                            $64,409,686    $231,958     $  (19,944)  $64,621,700
                            ===========   ==========    ==========   ===========

    At December 31, 1993 and 1992, securities valued at $49,092,500 and $47,717,417, respectively, were pledged as collateral to secure public deposits, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

    Gross realized gains and losses on sales of other investments were:


                                                            1993        1992
                                                         ---------   ----------

Gross realized gains...................................  $ 526,416   $1,665,951
Gross realized losses..................................   (219,841)     (52,932)

    The amortized cost and estimated fair value of investments available for sale at December 31, 1993, by contractual maturity, follows. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                   FIRST WESTERN CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1993 AND 1992



2.  INVESTMENTS (continued)

                                                      Amortized         Fair
                                                         Cost           Value
                                                    ------------   ------------
Due in one year or less............................ $ 11,105,364   $ 11,137,565
Due from one year to five years....................   23,303,245     23,464,642
Due from five years to ten years...................    2,679,120      2,953,521
Due after ten years................................    3,153,375      2,797,388
                                                    ------------   ------------
                                                    $ 40,241,104   $ 40,353,116
                                                    ============   ============

3.  MORTGAGES HELD FOR SALE

    Mortgages held for sale at December 31 are summarized as follows:

                                                        1993           1992
                                                    ------------   ------------

Mortgages held for sale...........................  $ 15,808,687   $ 11,396,711
Less origination discount points and
 market adjustment................................       (32,124)       (38,694)
                                                    ------------   ------------
                                                    $ 15,776,563   $ 11,358,017
                                                    ============   ============

4.  LOANS

    Loans consist of the following:
                                                       1993           1992
                                                    ------------   ------------
Consumer..........................................  $124,425,411   $ 97,142,376
Commercial and agricultural.......................    72,892,929     63,744,826
Real estate.......................................    14,364,105     15,223,522
                                                    ------------   ------------
                                                     211,682,445    176,110,724
Less allowance for loan losses....................    (2,163,790)    (1,870,000)
                                                    ------------   ------------
Loans, net........................................  $209,518,655   $174,240,724
                                                    ============   ============

    An analysis of the changes in the allowance for loan losses follows:

                                                        1993           1992
                                                    ------------   ------------
Balance, January 1................................  $  1,870,000   $  1,620,000
 Provision for loan losses........................       909,010        894,891
 Loans charged off................................      (818,227)      (791,305)
 Recoveries.......................................       203,007        146,414
                                                    ------------   ------------
Balance, December 31..............................  $  2,163,790   $  1,870,000
                                                    ============   ============

                   FIRST WESTERN CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1993 AND 1992



5.  PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                   1993          1992
                                               -----------   -----------
Land.......................................... $   720,552   $   662,016
Buildings.....................................   7,428,980     6,751,173
Furniture and equipment.......................   5,847,820     4,893,050
Leasehold improvements........................     595,668       595,668
                                               -----------   -----------
                                                14,593,020    12,901,907
Accumulated depreciation and amortization.....  (8,156,541)   (7,426,819)
                                               -----------   -----------
                                               $ 6,436,479   $ 5,475,088
                                               ===========   ===========

 The components of depreciation expense are as follows:

                                                   1993          1992
                                               -----------   -----------
Buildings..................................... $   249,368   $   237,750
Furniture and equipment.......................     545,831       359,819
Leasehold improvements........................       8,542         8,542
                                               -----------   -----------
                                               $   803,741   $   606,111
                                               ===========   ===========

6.  ACCRUED INTEREST AND OTHER ASSETS

    Other assets include intangible and other amortizable assets. They are being amortized using straight-line and accelerated methods over their estimated useful economic lives. Amortization expense related to these assets for the years ended December 31, 1993 and 1992 was $439,337 and $392,165, respectively. Other assets at December 31 consist of the following:

                                                   1993          1992
                                               -----------   -----------
Deposit base premium.......................... $ 1,787,752   $ 1,787,752
Prepaid commissions...........................   1,174,490       894,890
Mortgage servicing rights.....................     109,255       229,349
Prepaid loan administration fees..............     120,741        92,397
                                               -----------   -----------
                                                 3,192,238     3,004,388
Less accumulated amortization.................  (2,168,949)   (1,918,092)
                                               -----------   -----------
Net amortizable assets........................   1,023,289     1,086,296
Other assets..................................   3,329,101     1,822,749
Accrued interest receivable...................   2,553,296     1,968,311
                                               -----------   -----------
                                               $ 6,905,686   $ 4,877,356
                                               ===========   ===========

                   FIRST WESTERN CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1993 AND 1992



7.  DEPOSITS

    Deposits consist of the following:

                                                                    1993           1992
                                                                ------------   ------------
Demand--non-interest bearing.........................           $ 47,117,332   $ 42,074,859
Demand--interest bearing.............................             44,442,685     43,693,776
Savings and money market.............................             58,515,602     56,806,458
Time, $100,000 and over..............................             35,920,023     28,198,994
Other time...........................................             79,323,776     80,080,134
                                                                ------------   ------------
                                                                $265,319,418   $250,854,221
                                                                ============   ============


8.  SHORT-TERM BORROWINGS

    Short-term borrowings consist of the following:

                                                                    1993           1992
                                                                ------------   ------------
Federal funds purchased..............................           $  9,400,000   $    500,000
Securities sold under repurchase agreements..........              4,796,178      5,599,024
Treasury, tax and loan note..........................              3,899,990      3,255,001
                                                                ------------   ------------
                                                                $ 18,096,168   $  9,354,025
                                                                ============   ============

    Federal funds purchased, securities sold under agreements to repurchase, and treasury, tax and loan borrowings mature within one day from the transaction date. The dollar amount of securities underlying the agreements to repurchase remains in the respective investment account.

9.  NOTE PAYABLE

    Note payable consists of:

                                                             1993           1992
                                                          ----------      ----------
Note payable to an unaffiliated bank,
  bearing interest at prime rate (6% at
  December 31, 1993 and 1992), with
  interest paid quarterly, due on
  March 31, 1994,  secured by all the common
    stock of Western Bank...........................      $2,400,000      $3,000,000
                                                          ==========      ==========

                   FIRST WESTERN CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1993 AND 1992



10. ACCRUED INTEREST AND OTHER LIABILITIES

    Accrued interest and other liabilities consist of the following.


                                                                                1993        1992
                                                                             ----------  ----------
Accrued interest......................................................       $1,842,264  $1,953,898
Income taxes payable..................................................          450,073     190,878
Other liabilities.....................................................        2,209,504   1,778,494
                                                                             ----------  ----------
                                                                             $4,501,841  $3,923,270
                                                                             ==========  ==========

11. FAIR VALUE DISCLOSURES

    Financial Accounting Standards Board Statement No. 107 (FASB 107), "Disclosures about Fair Value of Financial Instruments," requires all entities to disclose the estimated fair value of its financial instrument assets and liabilities. For the Corporation, as for most financial institutions, approximately 92% of its assets and liabilities are considered financial instruments as defined in FASB 107. Many of the Corporation's financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. It is also the Corporation's general practice and intent to hold many of its financial instruments to maturity. Therefore, significant estimations and present value calculations were used by the Corporation for purposes of this disclosure.

    Estimated fair values have been determined by the Corporation using the best available data, and an estimation methodology suitable for each category of financial instruments. For those loans, deposits, short-term borrowings and note payable with floating interest rates, it is presumed that estimated fair values generally approximate the recorded book balances. Cash and due from banks, federal funds sold, accrued interest and excess servicing fees have been valued at their respective carrying amounts due to their short-term nature. The estimation methodologies used, the estimated fair values, and recorded book balances of the remaining financial instruments at December 31, 1993 and 1992 were as follows:

    . financial instruments actively traded in a secondary market have been valued using quoted available market prices.

                                                        Estimated Fair Value
                                                    ------------------------------
                                                        1993             1992
                                                    -----------      -------------
Trading securities................................  $20,122,705      $          --
Securities available for sale.....................   40,353,116                 --
Mortgages held for sale...........................   15,776,563         11,446,117
Other investments.................................           --         64,762,191
Net loans.........................................    8,800,353          8,177,986

    These financial instruments are reported as fair value on the accompanying financial statements for 1993. For 1992, mortgages held for sale and other investments were reported at the lower of cost or market, with book balances of $11,358,017 and $64,409,686, respectively.

                   FIRST WESTERN CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1993 AND 1992

11. FAIR VALUE DISCLOSURES (continued)

    . financial instruments with stated maturities have been valued using a present value discounted cash flow with a discount rate approximating current market for similar assets and liabilities.


                                                Estimated Fair Value
                                            ----------------------------
                                                1993            1992
                                            ------------    ------------
Fixed rate loans........................    $151,899,259    $168,934,085
Fixed rate deposits.....................     122,217,208     114,401,597

    Book balances of fixed rate loans were $147,745,792 in 1993 and $166,062,738 in 1992, and fixed rate deposits were $124,459,551 in 1993 and $116,930,968 in 1992.

    . financial instrument liabilities with no stated maturities have an estimated fair value equal to both the amount payable on demand and the recorded book balance.

                                                Estimated Fair Value
                                            ----------------------------
                                                1993            1992
                                            ------------    ------------
Deposits with no stated maturities......    $140,859,867    $133,923,253


    There is no difference between estimated fair value and book balances for these financial instruments.

    Changes in assumptions or estimation methodologies may have a material effect on these estimated fair values.

    There is no material difference between the notional amount and the estimated fair value of off-balance sheet items, which are primarily comprised of unfunded loan commitments which are generally priced at market at the time of funding (Note 17).

    Management is concerned that reasonable comparability between financial institutions may not be likely, due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies also introduces a greater degree of subjectivity to these estimated fair values.

12. EMPLOYEE BENEFIT PLAN

    The Corporation has a 401(k) retirement plan which covers all bank employees who meet eligibility requirements. The Corporation will match employee contributions up to a certain percentage of the employee's total wages, as specified by the plan, subject to Internal Revenue Code restrictions. The Corporation's matching contributions for 1993 and 1992 were $162, 245 and $146,563, respectively.

                   FIRST WESTERN CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1993 AND 1992


13. LOAN ADMINISTRATION

    The Corporation and its Subsidiary have issued or purchased the servicing rights to mortgage-backed securities guaranteed by GNMA under the provisions of the National Housing Act. The outstanding principal balance of these securities at December 31, 1993 and 1992 was $21,366,331 and $27,010,051,
    respectively, which also represents the approximate principal value of the related loans that serve as collateral for the securities and is the amount being serviced under this program. The issuance of the mortgage-backed securities and the simultaneous placement of the related loans in trust have been recorded as a sale.

14. LEASE REVENUE

    The Corporation leases office space to others at its main location. As of December 31, 1993 and 1992, income received from these leases totaled $222,351 and $242,145, respectively.

    The future minimum rents receivable during the next five years are as follows:

             Years Ended December 31,                    Amount
             ------------------------                  ----------
                       1994                            $  193,948
                       1995                                99,385
                       1996                                25,675
                       1997                                25,675
                       1998                                25,675

15. INCOME TAX PROVISION

    The consolidated income tax provision consisted of the following:


                                               1993         1992
                                            ----------   ----------
Current tax provision:
 Federal................................    $2,344,783   $2,293,849
 State..................................       263,740      316,100
                                            ----------   ----------
                                             2,608,523    2,609,949
Deferred................................      (578,955)     (70,158)
                                            ----------   ----------
                                            $2,029,568   $2,539,791
                                            ==========   ==========

                   FIRST WESTERN CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1993 AND 1992


15. INCOME TAX PROVISION (continued)

    The components of the net deferred tax asset included in other assets is as follows:

                                                   1993              1992
                                                 --------          --------
Deferred tax asset
   Federal.....................................  $745,987          $225,030
   State.......................................   147,272            46,710
                                                 --------          --------
                                                  893,259           271,740
                                                 --------          --------
Deferred tax liability
 Federal.......................................   (35,844)               --
 State.........................................    (6,720)               --
                                                 --------          --------
                                                  (42,564)               --
                                                 --------          --------
Net deferred tax asset.........................  $850,695          $271,740
                                                 ========          ========

    The tax effects of each type of income and expense item that gave rise to deferred taxes are:

                                                   1993              1992
                                                 --------          --------
Net unrealized appreciation on available
  for sale securities..........................  $(42,564)         $     --
Accrued vacation...............................    17,886                --
Allowance for loan losses......................   627,888           113,077
Deferred contracts payable.....................   247,485           158,663
                                                 --------          --------
   Net deferred tax asset......................  $850,695          $271,740
                                                 ========          ========

16. RELATED PARTY TRANSACTIONS

    Certain directors and executive officers of the Corporation and its subsidiary, including companies in which they have ten percent or more beneficial ownership, had loans and lines of credit, which include the unfunded balances with the Corporation, totaling $843,451 and $716,341 at December 31, 1993 and 1992, respectively. Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

17. COMMITMENTS AND CONTINGENCIES

    In the normal course of business, the Corporation makes various commitments and incurs certain contingent liabilities which are not presented in the accompanying consolidated financial statements. These financial instruments include commitments to extend credit, options written, standby letters of credit, financial guarantees and loans sold with recourse. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial position. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

                   FIRST WESTERN CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1993 AND 1992


17. COMMITMENTS AND CONTINGENCIES (continued)

    The Corporation's exposure to credit loss in the event of non-performance by the other party to the financial instrument is represented by the contractual notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

    Financial instruments whose contract amounts represent credit risk:

                                                1993           1992
                                            -----------    -----------
Commitments to extend credit..............  $21,615,162    $22,751,209
Standby letters of credit.................      525,116        434,950
Financial guarantees......................   21,873,099     28,023,941
Loans sold with resource..................    4,000,000             --

    The Corporation holds collateral for the above commitments as deemed appropriate, based on their assessed risk. The Corporation is secondarily liable on guarantees related to purchased servicing rights. The servicing rights and the guarantees related to these loans have been sold. The Corporation remains secondarily liable as guarantor.

    The Corporation has sold $4,000,000 of personal loans with recourse in the normal course of business and has maintained a reserve to cover any expected losses arising from these loans.

    For investment options written, which total $19,000,000 in 1993 and $37,000,000 in 1992, the contract or notional amount do not represent exposure to credit loss.

    The Corporation is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial position.

18. CONCENTRATIONS OF CREDIT

    A majority of the Corporation's loans, commitments, and standby letters of credit have been granted to customers in the Corporation's market area. A majority of the customers are depositors of the Corporation. Investments in state and municipal securities also involve governmental entities within the Corporation's market area. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers. The Corporation does not extend credit to any single borrower or group of related borrowers in excess of $3,665,730 due to regulatory restrictions.

                   FIRST WESTERN CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1993 AND 1992


19. REGULATORY MATTERS

    The Bank, as a State Bank, is subject to the dividend restrictions set forth by the South Dakota State Statutes. Under such restrictions, the Bank may not, without the prior approval of the State Banking Department, declare dividends in excess of the sum of the current year's earnings plus the retained earnings from the prior two years. The dividends, as of December 31, 1993, that the Bank could declare, without the approval of the State Banking Department, amounted to $10,880,549.

    The Corporation is required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1993, the Corporation is required to have minimum Tier 1 and total capital ratios of 4.00% and 8.00%, respectively. The Corporation's actual ratios at that date were 11.04% and 12.28%, respectively. The Corporation's leverage ratio at December 31, 1993 was 7.59%.

                   FIRST WESTERN CORPORATION AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 1992 AND 1991

                                    ASSETS

                                                 1992          1991
                                             ------------  ------------
Cash and due from banks....................  $ 23,532,973  $ 18,417,949
Federal funds sold.........................     3,000,000            --
Trading account securities.................            --     1,662,615
Investments held for sale..................     9,118,310     5,096,094
Mortgages held for sale, net--Note 2.......    11,358,017     7,253,054
Investment securities--Note 3..............    55,291,376    57,120,761
Loans, net--Note 4.........................   174,240,724   158,543,110
Property and equipment--Note 5.............     5,555,946     5,121,053
Accrued interest and other assets--Note 6..     4,796,498     5,315,250
                                             ------------  ------------
                                             $286,893,844  $258,529,886
                                             ============  ============


                     LIABILITIES AND STOCKHOLDERS' EQUITY


                                                  1992          1991
                                              ------------  ------------
Deposits--Note 7
 Non-interest bearing.......................  $ 42,074,859  $ 34,688,231
 Interest bearing...........................   208,779,362   189,958,447
                                              ------------  ------------
    Total deposits..........................   250,854,221   224,646,678

Short-term borrowings--Note 8...............     9,354,025    10,913,486
Note Payable--Note 9........................     3,000,000     3,600,000
Accrued interest and other
 liabilities--Note 10.......................     3,923,270     4,642,643
                                              ------------  ------------
    Total liabilities.......................   267,131,516   243,802,807
                                              ------------  ------------

Commitments and Contingencies--Note 18

Stockholders' Equity
 Common stock, $10 par value in 1992 and
   $100 par value in 1991 authorized,
   100,000 shares in 1992 and 10,000
   shares in 1991, outstanding, 64,629
   shares in 1992 and 6,190 shares in 1991..       646,290       619,020
 Additional paid-in capital.................     2,387,125     1,692,114
 Retained earnings..........................    16,728,913    12,415,945
                                              ------------  ------------
                                                19,762,328    14,727,079
                                              ------------  ------------
                                              $286,893,844  $258,529,886
                                              ============  ============

                See notes to consolidated financial statements

                   FIRST WESTERN CORPORATION AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
                    YEARS ENDED DECEMBER 31, 1992 AND 1991

                                                 1992         1991
                                             -----------  -----------
Interest income
 Loans, including loan fees................  $17,258,328  $16,961,483
 Investment securities.....................    2,970,091    4,450,137
 Federal funds sold........................      183,163      224,375
 Investments held for sale and
   trading account securities..............      628,194      363,179
 Mortgages held for sale...................      675,157      459,927
                                             -----------  -----------
    Total interest income..................   21,714,933   22,459,101
                                             -----------  -----------

Interest expense
 Deposits..................................    9,325,188   11,763,806
 Short term borrowings and note
   payable.................................      624,416    1,004,057
                                             -----------  -----------
    Total interest expense.................    9,949,604   12,767,863
                                             -----------  -----------

Net interest income........................   11,765,329    9,691,238

Provision for loan losses--Note 4..........      894,891      651,321
                                             -----------  -----------

Net interest income after provision for
 loan losses...............................   10,870,438    9,039,917
                                             -----------  -----------

Other income
 Service fees on deposit accounts..........    2,053,222    1,991,241
 Investment security gains, net............    1,613,019      359,641
 Loan origination fees.....................      952,303      610,210
 Commissions...............................      809,373      841,265
 Mortgage and related servicing fees, net..      402,666      368,813
 Investments held for sale and trading
   account security gains, net.............      476,002      124,427
 Trust fees................................      288,178      202,764
 Other.....................................      554,524      471,663
                                             -----------  -----------
    Total other income.....................    7,149,287    4,970,024
                                             -----------  -----------

Other expenses
 Salaries and employee benefits............    6,937,401    5,754,630
 Occupancy expenses, net--Note 14..........      525,758      520,064
 Equipment expenses........................      750,035      620,027
 Other operating expenses..................    2,953,772    2,617,230
                                             -----------  -----------
    Total other expenses...................   11,166,966    9,511,951
                                             -----------  -----------

Income before income taxes.................    6,852,759    4,497,990
Income taxes--Note 15......................    2,539,791    1,577,024
                                             -----------  -----------
Net Income.................................  $ 4,312,968  $ 2,920,966
                                             ===========  ===========

                See notes to consolidated financial statements

                   FIRST WESTERN CORPORATION AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    YEARS ENDED DECEMBER 31, 1992 AND 1991

                                    Common Stock     Additional
                                   ----------------    Paid-In     Retained
                                   Shares   Amount     Capital     Earnings      Total
                                   ------  --------  ----------  -----------  -----------
Balance, December 31, 1990.....     5,965  $596,500  $1,231,580  $ 9,494,979  $11,323,059
  Sale of 225.2 shares.........       225    22,520     460,534           --      483,054
  Net income...................        --        --          --    2,920,966    2,920,966
                                   ------  --------  ----------  -----------  -----------
Balance, December 31, 1991.....     6,190   619,020   1,692,114   12,415,945   14,727,079
  Additional shares issued in
    10 for 1 stock split.......    55,712        --          --           --           --
  Sale of 2,727 shares.........     2,727    27,270     695,011           --      722,281
  Net income...................        --        --          --    4,312,968    4,312,968
                                   ------  --------  ----------  -----------  -----------
Balance, December 31, 1992.....    64,629  $646,290  $2,387,125  $16,728,913  $19,762,328
                                   ======  ========  ==========  ===========  ===========

                See notes to consolidated financial statements

                   FIRST WESTERN CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED DECEMBER 31, 1992 AND 1991

                                                            1992          1991
                                                       ------------   ------------
Operating activities
  Net income.........................................  $  4,312,968   $  2,920,966
  Charges and credits to net income not
    affecting cash
      Depreciation...................................       606,111        494,141
      Amortization...................................       450,607        366,589
      Investment securities gains, net...............    (1,613,019)      (359,641)
      Investments held for sale and trading
        account securities gains, net................      (476,002)      (124,427)
      (Gain) loss on sale of property and equipment..         8,141         (6,924)
      Provision for loan losses......................       894,891        651,321
  Changes in assets and liabilities
    Trading account securities.......................     1,662,615     (1,662,615)
    Investments held for sale........................    37,184,387     14,491,359
    Mortgages held for sale..........................   (45,748,035)   (22,742,643)
    Accrued interest and other assets................        68,145       (143,275)
    Accrued interest and other liabilities...........      (719,373)     1,011,208
                                                       ------------   ------------
Net cash used for operating activities...............    (3,368,564)    (5,103,941)
                                                       ------------   ------------
Investing activities
  Increase in federal funds sold, net................    (3,000,000)            --
  Proceeds from sale and maturities of
    investment securities............................    74,415,767     52,679,156
  Purchase of investment securities..................   (70,973,363)   (50,162,121)
  Increase in loans, net.............................   (15,680,034)   (17,215,240)
  Proceeds from sale of property and equipment.......         8,945          9,873
  Purchase of property and equipment.................    (1,058,090)    (1,027,089)
                                                       ------------   ------------
Net cash used for investing activities...............   (16,286,775)   (15,715,421)
                                                       ------------   ------------
Financing activities
  Increase in deposits, net..........................    26,207,543     19,173,555
  Increase (decrease) in short-term borrowings, net..    (1,559,461)     2,470,746
  Payments made on note payable......................      (600,000)      (200,000)
  Proceeds from sale of common stock.................       722,281        483,054
                                                       ------------   ------------
Net cash from financing activities...................    24,770,363     21,927,355
                                                       ------------   ------------
Net increase in cash and due from banks..............     5,115,024      1,107,993
Cash and due from banks at beginning of year.........    18,417,949     17,309,956
                                                       ------------   ------------
Cash and due from banks at end of year...............  $ 23,532,973   $ 18,417,949
                                                       ============   ============
Supplemental disclosures of cash flow information
  Cash paid during the year
    Interest.........................................  $ 10,318,229   $ 13,204,017
    Income taxes.....................................     2,430,665        403,327
                                                       ============   ============
Supplemental schedule of noncash investing
  and financing activities
  Transfer mortgages held for sale to investment
    securities and mortgages held for investments
      Reduction of mortgages held for sale...........    41,643,072     20,607,299
      Increase in investments held for sale..........   (40,730,601)   (19,463,026)
      Increase in loans held for investment..........      (912,471)    (1,144,273)
                                                       ------------   ------------
                                                       $         --   $         --
                                                       ============   ============

                See notes to consolidated financial statements

                   FIRST WESTERN CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1992 AND 1991


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Consolidation and Principal Business Activities

     The consolidated financial statements include the accounts of First Western Corporation and its 100% owned subsidiary, Western Bank. All significant intercompany transactions and balances have been eliminated in consolidation.

     First Western Corporation ("Corporation") is a bank holding company. It consists of Western Bank ("Bank"), a wholly owned subsidiary, which provides a full range of banking services in Sioux Falls, South Dakota and surrounding communities, and the Bank's subsidiary, Miktomm Mortgage Corporation, that is currently inactive.

                             Investment Securities

     Investment debt securities are those securities which the Bank has the ability and intent to hold to maturity. These securities are stated at cost adjusted for amortization of premium and accretion of discount, computed by the interest method. Generally, such securities are sold only to meet liquidity needs. Gains and losses on the sale of investment securities are computed on the basis of specific identification of the adjusted cost of each security.

                          Trading Account Securities

     Trading account securities are valued at estimated market value. Trading account gains and losses, including market value adjustments and fee income, are included in other income.

                           Investments Held for Sale

     Investments held for sale represent mortgage-backed securities issued by the Bank and held with the intent to sell to investors. They are recorded at the lower of cost or market value.

                            Mortgages Held for Sale

     Mortgages held for sale represent loans originated by the Bank, with the intent of securitizing them. They are stated at the lower of aggregate cost or market, as determined by outstanding commitments from investors or current investor yield requirements.

                           Allowance for Loan Losses

     The allowance is maintained at a level adequate to absorb probable losses. Management determines the adequacy of the allowance based upon reviews of individual credits, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Credits deemed uncollectible are charged to the allowance. Provisions for credit losses and recoveries on loans previously charged off are added to the allowance.

                   FIRST WESTERN CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1992 AND 1991

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

                            Property and Equipment

     Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed on the straight-line and declining-balance methods over the following estimated useful lives:

                  Buildings                10 - 31 years
                  Furniture and equipment   3 - 20 years
                  Leasehold improvements    8 - 31 years

                           Interest Income on Loans

     Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed.

                        Loan Origination Fees and Costs

     The majority of the Bank's loan origination fees are received on mortgage loans sold to investors. As a result, origination fees are recognized into income on the date the mortgage loans are sold.

                                 Income Taxes

     The Corporation files a consolidated federal income tax return with the Bank and its Subsidiary. The Bank and its parent have adopted the policy of paying their share of any income taxes or receiving the benefit of any operating losses based on the proportionate share of each company's taxable income or loss to total taxable income.

     Deferred income taxes are recorded for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes. The differences relate principally to the provision for loan losses. Deferred income taxes are computed using Accounting Principles Board opinion number eleven (APB 11). The Bank will be required to compute deferred income taxes using Financial Accounting Standards Board statement number one hundred nine (FASB 109) beginning in 1993. No material adjustments to deferred income taxes are expected due to the required change.

                    Off Balance Sheet Financial Instruments

     In the ordinary course of business the Corporation has entered into off balance sheet financial instruments consisting of commitments to extend credit, letters of credit and financial guarantees. Such financial instruments are recorded in the financial statements when they become payable.

                   FIRST WESTERN CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1992 AND 1993



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

                           Cash and Cash Equivalents

     For the purpose of presentation in the Statements of Cash Flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "Cash and Due from Banks."

2.   MORTGAGES HELD FOR SALE

     Mortgages held for sale at December 31 are summarized as follows:

                                            1992         1991
                                        -----------   ----------
Mortgages held for sale...............  $11,396,711   $7,640,735
Less origination discount points and
 market adjustment....................      (38,694)    (387,681)
                                        -----------   ----------
                                        $11,358,017   $7,253,054
                                        ===========   ==========

3.   INVESTMENT SECURITIES

     The carrying amounts of investment securities are shown in the consolidated balance sheets of the Corporation and their approximate market values at December 31 were as follows:

                                Carrying       Unrealized  Unrealized        Market
  December 31, 1992              Amount          Gains       Losses           Value
- ----------------------         ------------    ----------  ----------     -------------
U.S. Treasury securities...     $26,876,960    $       --     $19,944       $26,857,016
Obligations of U.S.
 government agencies.......      24,966,426       133,374          --        25,099,800
Obligations of state and
 political subdivisions....       2,001,760        98,584          --         2,100,344
Other securities...........       1,446,230            --          --         1,446,230
                                -----------    ----------     -------       -----------
                                $55,291,376    $  231,958     $19,944       $55,503,390
                                ===========    ==========     =======       ===========

                                Carrying       Unrealized  Unrealized        Market
  December 31, 1991              Amount          Gains       Losses           Value
- ----------------------         ------------    ----------  ----------     -------------
U.S. Treasury securities...     $18,088,873    $  329,274     $    --       $18,418,147
Obligations of U.S.
 government agencies.......      37,116,328     1,026,367          --        38,142,695
Obligations of state and
 political subdivisions....       1,509,902        90,504          --         1,600,406
Other securities...........         405,658            --          --           405,658
                                -----------    ----------     -------       -----------
                                $57,120,761    $1,446,145     $    --       $58,566,906
                                ===========    ==========     =======       ===========

     At December 31, 1992 and 1991, securities valued at approximately $47,717,417 and $43,685,863, respectively, were pledged as collateral to secure public deposits, securities sold under agreements to repurchase and for other purposes as required or permitted by law.

     Gross realized gains and gross realized losses on investment securities were:

                            1992         1991
                         -----------  ---------
Gross realized gains...  $1,665,951   $ 471,156
Gross realized losses..     (52,932)   (111,515)

     The amortized cost and estimated market value of investment securities at December 31, 1992, by contractual maturity, follows. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                  Carrying          Market
                                                   Amount            Value
                                                ------------     ------------
Due in one year or less......................   $ 27,078,728     $ 26,948,092
Due after one year through five years........        421,886          453,490
Due after five years through ten years.......      2,956,293        3,002,008
Due after ten years..........................     24,834,469       25,099,800
                                                ------------     ------------
                                                $ 55,291,376     $ 55,503,390
                                                ============     ============

4.   LOANS

     The components of loans in the consolidated balance sheets were as follows:

                                          1992              1991
                                    ------------        ------------
Consumer.......................     $ 97,142,376        $ 86,439,732
Commercial and agricultural....       63,744,826          59,437,965
Real estate....................       15,223,522          14,285,413
                                    ------------        ------------
                                     176,110,724         160,163,110
Less allowance for loan losses.       (1,870,000)         (1,620,000)
                                    ------------        ------------
                                    $174,240,724        $158,543,110
                                    ============        ============

                   FIRST WESTERN CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1992 AND 1991



4.   LOANS (continued)

     An analysis of the changes in the allowance for loan losses follows:

                                               1992              1991
                                          ------------       -----------
Balance, January 1....................    $  1,620,000       $ 1,500,000
  Provision for loan losses...........         894,891           651,321
  Loans charged off...................        (791,305)         (672,281)
  Recoveries..........................         146,414           140,960
                                          ------------       -----------
Balance, December 31..................    $  1,870,000       $ 1,620,000
                                          ============       ===========

5.   PROPERTY AND EQUIPMENT

     Components of property and equipment included in the consolidated balance sheets at December 31, 1992 and 1991 were as follows:

                                               1992              1991
                                          ------------       -----------
Land..................................    $   742,874        $   628,623
Buildings.............................      6,751,173          6,453,595
Furniture and equipment...............      4,893,050          4,344,153
Leasehold improvements................        595,668            595,668
                                          ------------       -----------
                                           12,982,765         12,022,039
Accumulated depreciation
  and amortization....................     (7,426,819)        (6,900,986)
                                          ------------       -----------
                                          $ 5,555,946        $ 5,121,053
                                          ============       ===========

     The components of depreciation expense are as follows:

                                               1992              1991
                                          ------------       -----------
Buildings............................     $   237,750        $   219,565
Furniture and equipment..............         359,819            265,737
Leasehold improvements...............           8,542              8,839
                                          ------------       -----------
                                          $   606,111        $   494,141
                                          ============       ===========

6.   ACCRUED INTEREST AND OTHER ASSETS

     Other assets include the intangible and other amortizable assets. They are being amortized using straight-line and accelerated methods over their estimated useful economic lives. Amortization expense related to these assets for the years ended December 31, 1992 and 1991 was $450,607 and $366,589, respectively. Other assets at December 31 consist of the following:

                   FIRST WESTERN CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1992 AND 1991

6.   ACCRUED INTEREST AND OTHER ASSETS (continued)

                                                                     1992           1991
                                                                 ------------   ------------
Deposit base premium..................................           $  1,787,752   $  1,787,752
Prepaid commissions...................................                894,890        672,676
Mortgage servicing rights.............................                229,349        253,717
Deferred excess servicing fees........................                723,251        217,101
Prepaid loan administration fees......................                 92,397         49,385
                                                                 ------------   ------------
                                                                    3,727,639      2,980,631
Less accumulated amortization.........................             (1,918,092)    (1,462,909)
                                                                 ------------   ------------
Net amortizable assets................................              1,809,547      1,517,722
Other assets..........................................              1,018,640      1,340,988
Accrued interest receivable...........................              1,968,311      2,456,540
                                                                 ------------   ------------
                                                                 $  4,796,498   $  5,315,250
                                                                 ============   ============

7.   DEPOSITS

     Deposits consist of the following:

                                                                     1992           1991
                                                                 ------------   ------------
Demand--non-interest bearing..........................           $ 42,074,859   $ 34,688,231
Demand--interest bearing..............................             43,693,776     41,405,256
Savings and money market..............................             56,806,458     51,070,273
Time, $100,000 and over...............................             28,198,994     17,582,260
Other time............................................             80,080,134     79,900,658
                                                                 ------------   ------------
                                                                 $250,854,221   $224,646,678
                                                                 ============   ============

8.   SHORT-TERM BORROWINGS

     Short-term borrowings consist of the following:

                                                                     1992           1991
                                                                 ------------   ------------
Federal funds purchased...............................           $    500,000   $  1,800,000
Securities sold under repurchase agreements...........              5,599,024      4,290,706
Treasury, tax and loan note account...................              3,255,001      4,822,780
                                                                 ------------   ------------
                                                                 $  9,354,025   $ 10,913,486
                                                                 ============   ============

     Federal funds purchased, securities sold under agreements to repurchase, and treasury, tax and loan note account mature within 1 day from the date of sale. The obligation to repurchase securities sold is reflected as a
     liability.   The dollar amount of securities underlying the agreements to repurchase remains in the respective investment account.

                   FIRST WESTERN CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1992 AND 1991

9.   NOTE PAYABLE

     Note payable consists of:


                                                             1992        1991
                                                          ----------  ----------

Note payable to an unaffiliated bank with
 interest paid quarterly, due on March 31,
 1993, secured by all the common stock in
 Western Bank and First Western Corporation...........    $3,000,000  $3,600,000
                                                          ==========  ==========

10.  ACCRUED INTEREST AND OTHER LIABILITIES

     Accrued interest and other liabilities consist of the following:

                                                             1992        1991
                                                          ----------  ----------
Accrued interest.....................................     $1,953,898  $2,322,523
Income taxes payable.................................        190,878   1,428,947
Other liabilities....................................      1,778,494     891,173
                                                          ----------  ----------
                                                          $3,923,270  $4,642,643
                                                          ==========  ==========

11.  FAIR VALUE DISCLOSURES

     Statement of Financial Accounting Standards #107 (SFAS #107"), "Disclosures about Fair Value of Financial Instruments," requires all entities to disclose the estimated fair value of its financial instrument assets and liabilities. For Western Bank, as for most financial institutions, approximately 92% of its assets and liabilities are considered financial instruments as defined in SFAS #107. Many of the Corporation's financial instruments, however, lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. It is also the Corporation's general practice and intent to hold many of its financial instruments to maturity. Therefore, significant estimations and present value calculations were used by the Corporation for the purposes of this disclosure.

     Estimated fair values have been determined by the Corporation using the best available data, and an estimation methodology suitable for each category of financial instruments. For those loans and deposits with floating interest rates, accrued interest receivable and payable and deferred excess servicing fees, it is presumed that estimated fair values generally approximate the recorded book balances. The estimation methodologies used, the estimated fair values, and recorded book balances at December 31, 1992 were as follows:

                   FIRST WESTERN CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1992 AND 1991


11.  FAIR VALUE DISCLOSURES (continued)

     . financial instruments actively traded in a secondary market have been valued using quoted available market prices.

                                Estimated           Recorded Book
                                  Value                Balance
                               -----------          -------------
Cash and due from banks....    $23,532,973           $23,532,973
Federal funds sold.........      3,000,000             3,000,000
Investments held for sale..      9,258,801             9,118,310
Mortgages held for sale....     11,446,117            11,358,017
Investment securities......     55,503,390            55,291,376
Net loans..................      8,177,986             8,177,986

     . financial instruments with stated maturities have been valued using a present value discounted cash flow with a discount rate approximating current market for similar assets and liabilities.

                                Estimated           Recorded Book
                                  Value                Balance
                               ------------         -------------
Deposits with stated
 maturities................    $114,401,597         $116,930,968
Net loans..................     168,934,085          166,062,738
Note payable...............       3,000,000            3,000,000

     . financial instrument liabilities with no stated maturities have an estimated fair value equal to both the amount payable on demand and the recorded book balance.

                                Estimated           Recorded Book
                                  Value                Balance
                               ------------         -------------
Deposits with no stated
 maturities................    $133,923,253         $133,923,253

     Changes in assumptions or estimation methodologies may have a material effect on these estimated fair values.

     The Corporation's remaining assets and liabilities which are not considered financial instruments have not been valued differently than has been customary with historical cost accounting. No disclosure of the relationship value of the Corporation's deposits is required by SFAS #107. There is no material difference between the notional amount and the estimated fair value of off-balance sheet items, which are primarily comprised of unfunded loan commitments which are generally priced at market at the time of funding.

                   FIRST WESTERN CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1992 AND 1991

11.  FAIR VALUE DISCLOSURES (continued)

     Management is concerned that reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies also introduces a greater degree of subjectivity to these estimated fair values.

12.  EMPLOYEE BENEFIT PLAN

     The Corporation has a 401(k) retirement plan which covers all employees who meet eligibility requirements. The Corporation will match employee contributions up to a certain percentage of the employee's total wages, as specified by the plan, subject to Internal Revenue Code restrictions. The Corporation's matching contributions for 1992 and 1991 were $146,563 and $111,957, respectively.

13.  LOAN ADMINISTRATION

     The Corporation and its Subsidiary have issued or purchased the servicing rights to mortgage-backed securities guaranteed by GNMA under the provisions of the National Housing Act. The outstanding principal balance of these securities at December 31, 1992 and 1991 was $27,010,051 and $26,478,466, respectively, which also represents the approximate principal value of the related loans that serve as collateral for the securities and is the amount being serviced under this program. The issuance of the mortgage-backed securities and the simultaneous placement of the related loans in trust have been recorded as a sale and, accordingly, the loans receivable and the securities payable do not appear in the accompanying financial statements.

14.  LEASE REVENUE

     The Corporation leases out office space at its main location. As of December 31, 1992 and 1991, income received from these leases totaled $242,145 and $194,290, respectively.

     The future minimum rents receivable during the next five years are as follows:

                 Years Ended December 31,            Amount
                 ------------------------           --------
                           1993                     $216,253
                           1994                      181,416
                           1995                       75,113
                           1996                           --
                           1997                           --

                   FIRST WESTERN CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1992 AND 1991

15.  INCOME TAXES

     Income taxes consist of the following:


                                                  1992         1991
                                               ----------   ----------
Currently payable:
 Federal.....................................  $2,293,849   $1,513,824
 State.......................................     316,100      215,800
                                               ----------   ----------
                                                2,609,949    1,729,624
Deferred.....................................     (70,158)    (152,600)
                                               ----------   ----------
                                               $2,539,791   $1,577,024
                                               ==========   ==========

     Income taxes differ from the amount computed by applying the statutory federal tax rate as indicated in the following analysis:


                                                1992         1991
                                               ----------   ----------

Federal income tax at statutory rate.........  $2,329,938   $1,529,317
State franchise tax..........................     316,100      215,800
Tax effect of permanent differences:
 Tax-exempt interest income..................     (71,354)     (50,359)
 Other.......................................      61,184      (50,834)
State tax deduction on the federal return....     (96,077)     (66,900)
                                               ----------   ----------
                                               $2,539,791   $1,577,024
                                               ==========   ==========

16.  TRUST ASSETS

     Property (other than cash deposits) held by the Corporation in fiduciary or agency capacities for its customers is not included in the accompanying consolidated balance sheets because such items are not assets of the Corporation. The Corporation records the trust income on the accrual basis of accounting.

17.  RELATED PARTY TRANSACTIONS

     Certain directors and executive officers of the Corporation and its subsidiary, including companies in which they have ten percent or more beneficial ownership, had loans and letters of credit with the Corporation totaling $716,341 and $68,000 at December 31, 1992 and 1991, respectively. The loans were made in the ordinary course of business and carry terms comparable to other loans of similar credit quality.

                   FIRST WESTERN CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1992 AND 1991

18.  COMMITMENTS AND CONTINGENCIES

     In the normal course of business, the Corporation makes various commitments and incurs certain contingent liabilities which are not presented in the accompanying consolidated financial statements. These financial instruments include commitments to extend credit, options written, standby letters of credit, and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial position.
     The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.

     The Corporation's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit, standby letters of credit and financial guarantees written is represented by the contractual notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     Financial instruments whose contract amounts represent credit risk:


                                                           1992         1991
                                                        -----------  -----------
Commitments to extend credit..........................  $22,751,209  $32,330,000
Standby letters of credit.............................      434,950      701,629
Financial guarantees..................................   28,023,941   34,587,759

     The Corporation holds collateral for the above commitments as deemed appropriate, based on their assessed risk. The Corporation is secondarily liable on guarantees related to purchased servicing rights. The servicing rights and the guarantees related to these loans have been sold. The Corporation remains secondarily liable as guarantor.

     For options written, which total $37,000,000 in 1992 and $4,000,000 in 1991, the contract or notional amount do not represent exposure to credit loss.

     The Corporation is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial position.

19.  CONCENTRATIONS OF CREDIT

     A majority of the Corporation's loans, commitments, and standby letters of credit have been granted to customers in the Corporation's market area. A majority of the customers are depositors of the Corporation. Investments in state and municipal securities also involve governmental entities within the Corporation's market area. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers. The Corporation does not extend credit to any single borrower or group of related borrowers in excess of $3,268,865 and $2,723,761 as of December 31, 1992 and 1991,
     respectively, due to regulatory restrictions.

                   FIRST WESTERN CORPORATION AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1992 AND 1991


20.  REGULATORY MATTERS

     The Bank, as a State Bank, is subject to the dividend restrictions set forth by the South Dakota State Statutes. Under such restrictions, the Bank may not, without the prior approval of the State Banking Department, declare dividends in excess of the sum of the current year's earnings plus the retained earnings from the prior two years. The dividends, as of December 31, 1992, that the Bank could declare, without the approval of the State Banking Department, amounted to $7,886,414.

     The Corporation is required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. At December 31, 1992, the Corporation is required to have minimum Tier 1 and total capital ratios of $4.00% and 8.00%, respectively. The Corporation's actual ratios at that date were 11.49% and 12.57%, respectively. The Corporation's leverage ratio at December 31, 1992 was 6.43%.

                   FIRST WESTERN CORPORATION AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS

                                    ASSETS

                                              September 30,      September 30,
                                                  1994               1993
                                            -----------------  -----------------
                                                         (Unaudited)
Cash and due from banks...................       $ 20,121            $ 18,072
Securities................................         48,801              44,923
Trading securities........................             --              14,619
Federal funds sold........................          3,000               3,050
Mortgages held for resale.................          6,716              13,148
Loans, net................................        228,044             197,624
Building and equipment....................          7,420               6,379
Accrued interest and other assets.........          8,415               6,889
                                                 --------            --------
                                                 $322,517            $304,704
                                                 ========            ========

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
  Deposits................................       $273,897            $266,056
  Federal Funds Purchased/Securities
    Sold Under Repurchase Agreement.......          4,170               4,412
  Other Short-Term Borrowings.............          4,086               6,563
  Long-Term Debt..........................         12,000                   0
  Accrued Interest and Other
    Liabilities...........................          3,633               4,809
                                                 --------            --------
      Total Liabilities...................       $297,786            $281,840


Stockholders' Equity
  Common Stock............................       $    648            $    648
  Capital Surplus.........................          2,440               2,435
  Retained Earnings.......................         22,028              19,883
  Treasury Stock..........................              0                (102)
  Valuation Adjustment-AFS Securities.....           (385)                  0
                                                 --------            --------
    Total Stockholders' Equity............       $ 24,731            $ 22,864
                                                 --------            --------
  Total Liabilities & Stockholders' Equity       $322,517            $304,704
                                                 ========            ========

                See notes to consolidated financial statements

                   FIRST WESTERN CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1993


                                           Nine Months Ended   Nine Months Ended
                                             September 30,       September 30,
                                                  1994               1993
                                           -----------------   -----------------
Interest income                                         (Unaudited)
 Loans...................................       $13,690             $12,557
 Federal funds sold......................            34                  88
 Trading securities......................           581                 548
 Other investments.......................         1,614               1,962
 Mortgages held for resale...............           442                 547
                                                -------             -------
    Total interest income................       $16,361             $15,702
                                                -------             -------

Interest expense
 Deposits................................       $ 5,937             $ 6,005
 Short term borrowings...................           674                 432
                                                -------             -------
    Total interest expense...............       $ 6,611             $ 6,437
                                                -------             -------

Net interest income......................       $ 9,750             $ 9,265
                                                -------             -------

Provision for loan losses................       $   682             $   682
                                                -------             -------

Net interest income after provision for
 loan losses.............................         9,068               8,583

Other income
 Service charges.........................         1,689               1,664
 Loan origination fees...................           924                 976
 Commissions.............................           824                 690
 Trading securities gains (losses).......        (1,913)                817
 Trust fees..............................           318                 261
 Other security gains (losses)...........          (544)                292
 Loan servicing fees.....................           615                 270
 Other...................................           968                 905
                                                -------             -------
    Total other income...................       $ 2,881             $ 5,875
                                                -------             -------

Other expense
 Salaries and employee benefits..........         5,807               5,815
 Occupancy expenses......................           624                 644
 Equipment expenses......................           716                 670
 Deposit insurance premiums..............           449                 415
 Other...................................         2,345               2,250
                                                -------             -------
    Total other expenses.................       $ 9,941             $ 9,794
                                                -------             -------

Income (loss) before taxes...............         2,008               4,664
Income tax expense.......................           763               1,510
                                                -------             -------
Net income...............................       $ 1,245             $ 3,154
                                                =======             =======

                See notes to consolidated financial statements

                           FIRST WESTERN CORPORATION
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1993

                                Common Stock   Additional                        Valuation
                               --------------    Paid-In    Retained  Treasury    of AFS
                               Shares  Amount    Capital    Earnings    Stock   Securities  Total
                               ------  ------  ----------  ---------  --------  ----------  -------
Balance December 31, 1992....  64,629   $646      2,387      16,729                   0     $19,762
Valuation of AFS securities..                                                         0           0
Sale of stock................     152      2         48                                          50
Purchase of treasury stock...                                            (102)                 (102)
Net income...................                                 3,154                           3,154
                               ------   ----      -----      ------      ----      ----     -------
Balance, September 30, 1993..  64,781    648      2,435      19,883      (102)        0      22,864
                               ======   ====      =====      ======      ====      ====     =======
Balance, December 31, 1993...  64,781    648      2,440      20,783         0        69      23,940
Change in valuation of
  AFS securities.............                                                      (454)       (454)
Net income...................                                 1,245                           1,245
                               ------   ----      -----      ------      ----      ----     -------
Balance, September 30, 1994..  64,781   $648      2,440      22,028         0      (385)    $24,731
                               ======   ====      =====      ======      ====      ====     =======

                See notes to consolidated financial statements

                   FIRST WESTERN CORPORATION AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1993


                                                      Nine Months Ended   Nine Months Ended
                                                        September 30,       September 30,
                                                             1994                1993
                                                      -----------------   -----------------
                                                                   (Unaudited)
Operating activities
 Net income.........................................       $  1,245           $   3,154
 Charges and credits to net income not
   affecting cash
    Provision for loan losses.......................            682                 682
    Depreciation....................................            686                 608
    Amortization....................................            311                 388
    Investment (gains) losses, net..................            544                (292)
    Trading securities (gains) losses, net..........          1,913                (817)
    Deferred income taxes...........................           (389)               (510)
    (Gain) loss on sale of property and
      equipment.....................................            (17)                 (2)
 Changes in assets and liabilities
    Trading securities..............................         20,123             (14,619)
    Mortgages held for sale.........................          9,061              (1,790)
    Accrued interest and other assets...............         (1,509)             (2,012)
    Accrued interest and other liabilities..........           (869)                886
                                                           --------           ---------
Net cash provided (used) from operating activities..         31,781             (14,324)
                                                           --------           ---------
Investing activities
 Net (increase) decrease in federal funds sold......         (3,000)                (50)
 Proceeds from sale and maturities of
   investments......................................         43,553             136,174
 Purchase of investments............................        (54,835)           (115,538)
 Net increase in loans..............................        (19,207)            (24,065)
 Proceeds from sale of property and equipment.......             46                   6
 Purchase of property and equipment.................         (1,699)             (1,435)
                                                           --------           ---------
Net cash (used) for investing activities............        (35,142)             (4,908)
                                                           --------           ---------
Financing activities
 Net increase in deposits...........................          8,578              15,202
 Net increase (decrease) in short-term
   borrowings.......................................        (12,240)             (1,379)
 Net increase (decrease) in long-term
   borrowings.......................................         12,000                   0
 Proceeds from sale of common stock.................              0                 (52)
                                                           --------           ---------
Net cash from financing activities..................          8,338              13,771
                                                           --------           ---------
Net increase (decrease) in cash and due from banks..          4,977              (5,461)
Cash and due from banks at end of year..............         20,121              18,072
                                                           --------           ---------
Cash and due from banks at beginning of year........       $ 15,144           $  23,533
                                                           ========           =========

                See notes to consolidated financial statements

                          FIRST WESTERN CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1993

    The unaudited consolidated financial statements of First Western Corporation at September 30, 1994 and 1993 are prepared in accordance with generally accepted accounting principles. The consolidated financial statements include the accounts of First Western Corporation and its 100% owned subsidiary, Western Bank. In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of results have been made and management believes such presentation is adequate to make the information presented not misleading. All significant intercompany transactions and balances have been eliminated in consolidation.

1.  SECURITIES

    Available for sale securities consist of bonds, notes, debentures, and certain equity securities not classified as trading securities nor as held to maturity securities. Unrealized holding gains and losses, net of income taxes, are reported as a net amount in a separate component of stockholders' equity until realized. Gains and losses on the sale of available for sale securities are determined using the specific identification method.

    Effective December 31, 1993, First Western Corporation changed its method of accounting for investments in accordance with Financial Accounting Standards Board Statement No. 115. The change resulted in the corporation reclassifying its investment portfolio into trading securities and available-for-sale securities on the last day of the year. The September 30, 1993 reclassification of other investments represents the portfolio priced at the lower of cost or market under the old accounting method.

    The amortized cost and approximate fair values of securities available for sale, which were recorded at fair value in the consolidated balance sheet, and securities held to maturity, which were recorded at amortized cost were as follows:

                          FIRST WESTERN CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1993


1.   SECURITIES (continued)


                                                      Amortized Cost  Fair Value
                                                      --------------  ----------
September 30, 1994

Securities available for sale
  Other securities...................................     $ 4,991       $ 4,498
    Total securities available for sale..............       4,991         4,498

Securities held to maturity
  U.S. treasury securities...........................      30,753        29,780
  Obligations of U.S. government agencies............       7,935         7,897
  Obligations of state and political subdivisions....       3,735         3,709
  Other securities...................................       1,880         1,880
                                                          -------       -------
    Total securities held to maturity................     $44,303       $43,266
                                                          =======       =======

Securities available for sale........................                   $ 4,498
  (Fair value)
Securities held to maturity..........................                    44,303
  (Unamortized cost)
    Total securities at September 30, 1994...........                   $48,801
                                                                        -------

September 30, 1993

U.S. treasury securities.............................     $39,782       $39,889
Obligations of U.S. government agencies..............           0
Obligations of state and political subdivisions......       3,831         4,061
Other securities.....................................       1,310         1,310
                                                          -------       -------
    Total securities at September 30, 1993...........     $44,923       $45,260
                                                          -------       -------


2.   LOANS AND ALLOWANCE FOR LOAN LOSS

     The allowance for loan loss is maintained at a level adequate to absorb probable losses. Management determines the adequacy of the allowance based upon reviews of individual loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

                           FIRST WESTERN CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1993

2.  LOANS AND ALLOWANCE FOR LOAN LOSS (continued)

Loans consist of the following                 1994       1993
 at September 30:                            --------   --------

Consumer...................................  $128,660   $115,880
Commercial and agricultural................    84,387     69,189
Real estate................................    17,524     14,605
                                             --------   --------

                                              230,571    199,674
Less:  Allowance for loan losses...........     2,527      2,050
                                             --------   --------
 Net loans.................................  $228,044   $197,624
                                             --------   --------

An analysis of the changes in the allowance for loan losses is as follows:

Balance, January 1.........................  $  2,164   $  1,870
 Provision for loan losses.................       682        682
 Loans charged off.........................      (476)      (658)
 Recoveries................................       157        156
                                             --------   --------
  Balance..................................  $  2,527   $  2,050
                                             --------   --------

3.  DEPOSITS

Deposits consist of the following:             1994       1993
                                             --------   --------

Demand:  non-interest bearing..............  $ 45,304   $ 43,285
Demand:  interest bearing..................    52,876     56,915
Savings and money market...................    48,945     45,571
Time:  $100,000 and over...................    44,262     28,325
Other time.................................    82,510     91,960
                                             --------   --------
 Total deposits............................  $273,897   $266,056
                                             --------   --------

4.  INCOME TAXES

    First Western Corporation files a consolidated income tax return with its subsidiary, Western Bank. The corporation and its subsidiary have adopted the policy of paying their share of any income taxes or receiving the benefit of any operating losses based on the proportionate share of each company's taxable income or loss to total taxable income. Deferred taxes are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled.

                           FIRST WESTERN CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1993

4.  INCOME TAXES (continued)

    The consolidated income tax provision consists of the following:

                           1994    1993
                          -----   ------
Current tax provision
 Federal................  $ 990   $1,768
 State..................    162      252
 Deferred...............   (389)    (510)
                          -----   ------
   Total tax provision..  $ 763   $1,510
                          -----   ------

5.  COMMITMENTS AND CONTINGENCIES

    In the normal course of business First Western Corporation makes various commitments and incurs certain contingent liabilities which are not presented in the consolidated financial statements. These financial instruments include commitments to extend credit, options written, standby letters of credit, financial guarantees and loans sold with recourse. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements. The contract or notional amounts of those instruments reflect the extent of involvement the corporation has in particular classes of financial instruments.

    Financial instruments whose contract amounts represent credit risk:

                                         1994     1993
                                        -------  -------

Commitments to extend credit..........  $31,738  $25,918
Standby letters of credit.............      728      538
Financial guarantees (approximation)..   18,500   23,400
Loans sold with recourse..............    2,525        0


    First Western Corporation holds collateral for the above commitments as deemed appropriate, based on their assessed risk. The corporation is secondarily liable on guarantees related to purchased mortgage servicing rights. The servicing rights and the guarantees related to these loans have been sold. The corporation remains secondarily liable as guarantor.

    The corporation has sold loans with recourse in the normal course of business and has maintained a reserve to cover any expected losses arising from these loans.

    For investment options written, which total $4 million at September 30, 1994 and $3 million at September 30, 1993, the contract or notional amounts do not represent exposure to credit loss.

                                                                     APPENDIX A



                         AGREEMENT AND PLAN OF MERGER

                                     AMONG

                            FIRST BANK SYSTEM, INC.

                           FIRST WESTERN CORPORATION

                                      AND

                               THOMAS J. REARDON
            acting in his capacity as Shareholders' Representative





                           Dated:  October 17, 1994

                         AGREEMENT AND PLAN OF MERGER


     This AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated October 17, 1994, is made and entered into by and among FIRST BANK SYSTEM, INC., a Delaware corporation ("FBS"), FIRST WESTERN CORPORATION, a South Dakota corporation ("FWC"), and THOMAS J. REARDON, acting in his capacity as representative of the shareholders of FWC (the "Shareholders' Representative").

     WHEREAS, the respective Boards of Directors of FBS and FWC have determined that it is advisable and in the best interests of FBS and FWC and their respective shareholders to consummate the merger of FWC with and into FBS as described in Article 1 of this Agreement (the "Merger");

     WHEREAS, as a result of the Merger, all of the outstanding shares of the Common Stock, $10.00 par value, of FWC ("FWC Common Stock"), will be converted into shares of the Common Stock, $1.25 par value, of FBS ("FBS Common Stock") on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, FWC owns all of the issued and outstanding capital stock of Western Bank, a South Dakota state banking corporation ("Western Bank");

     WHEREAS, Western Bank owns all of the issued and outstanding capital stock of Miktomm Mortgage Corporation, a South Dakota corporation (the "Subsidiary");

     WHEREAS, FBS and FWC desire that the Merger be made on the terms and subject to the conditions set forth in this Agreement and that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, FBS and certain shareholders owning a majority of the voting securities of FWC will enter into a Shareholder Voting Agreement with FBS, dated the date hereof, pursuant to which such shareholders agree that they will vote all of such securities in favor of this Agreement and the Merger at the meeting of the FWC shareholders held for such purpose;

     WHEREAS, this Agreement provides for certain indemnification obligations to FBS which are to be satisfied solely out of an escrow account established pursuant to the terms of the Escrow Agreement (as defined in Section 5.19 hereof); and

     WHEREAS, the rights of the holders of FWC Common Stock with respect to certain provisions of this Agreement will be represented, following the effective date of the Merger, by the Shareholders' Representative.

     NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

                                   ARTICLE 1

                                    MERGER

     Subject to the satisfaction or waiver of the conditions set forth in
Article 6, on a date mutually satisfactory to the parties as soon as practicable following receipt of all necessary regulatory approvals of the Board of Governors of the Federal Reserve System ("FRB"), the Office of the

Comptroller of the Currency (the "OCC") and the South Dakota Division of Banking, FWC will merge with and into FBS and thereafter, Western Bank will be merged with and into First Bank of South Dakota (National Association). FBS, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the "Surviving Corporation." The Merger will be effected pursuant to the provisions of, and with the effect provided in, Section 252 of the Delaware General Corporation Law (the "DGCL") and SDCL Section 47-6-13 of the South Dakota Business Corporation Act (the "SDBCA").

     1.1. Effect of Merger.

     (a) On the Effective Date (as defined in Section 1.1(d)), FWC shall be merged with and into FBS, and the separate existence of FWC shall cease. The Charter (as defined Section 2.2) and the Bylaws of FBS, as in effect immediately prior to the Effective Date, shall be the Charter and the Bylaws of the Surviving Corporation, until the same may be amended as provided therein and in accordance with applicable law. The directors and officers of FBS immediately prior to the Effective Date will be the directors and officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and shall qualify.

     (b) On the Effective Date and thereafter, the Surviving Corporation shall be responsible and liable for all the liabilities, debts, obligations and penalties of each of FBS and FWC.

     (c) On the Effective Date and thereafter, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of FBS and FWC; all property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to each of FBS and FWC, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein, vested in FBS or FWC, shall not revert or be in any way impaired by reason of the Merger.

     (d) To effect the Merger, the parties hereto will cause appropriate certificates of merger relating to the Merger to be filed with the Secretary of State of Delaware and the Secretary of State of South Dakota. The Merger shall become effective upon the later of such certificates of merger to be filed. As used herein, the term "Effective Date" shall mean the date on which the Merger shall become effective as provided in the preceding sentence. The parties hereby agree to use all reasonable efforts to cause the Effective Date to occur on March 31, 1995, but if the Effective Date shall not occur on such date, the Effective Date shall occur on such other date as the parties may mutually agree.

     1.2. Conversion of FWC Common Stock; Delivery of FBS Common Stock; Escrowed FBS Common Stock.

     To effectuate the Merger and subject to the terms and conditions of this
Agreement:

     (a) Subject to the requirement to deliver certain shares of FBS Common Stock into escrow, pursuant to the terms of the Escrow Agreement, each issued and outstanding share of FWC Common Stock (other than Dissenters' Shares to be treated pursuant to Section 1.2(b) and other than shares to be canceled pursuant to Section 1.2(c)) shall be converted into 24.6986 shares of FBS Common Stock (the "Exchange Ratio"), and FBS shall issue to holders of FWC Common Stock (including shares to be delivered into escrow pursuant to the Escrow Agreement) in exchange therefor 1,600,000 shares of FBS Common Stock (the "Merger Shares"), subject to adjustment as provided in Section 1.3(b), plus a pro rata portion of an amount of FBS Common Stock equal to (A) the aggregate of all cash dividends declared and paid with respect to the Merger Shares during the period beginning on the date hereof and ending on the Effective Date, divided by (B) the closing price per share (the "Effective Date Price") of FBS Common Stock on the date preceding the Effective Date as reported on the New York Stock Exchange (the "NYSE"). In addition, each shareholder of FWC shall be entitled to receive at a subsequent date as described in Section 1.3(a) a pro rata portion of an amount of FBS Common Stock equal to the Book Value Excess, if any (as such term is defined in Section 1.3(a) below), divided by the Effective Date Price. Simultaneously with the Merger, a number of shares of FBS Common Stock, calculated in accordance with
Section 5.19, will be delivered to the Escrow Agent to comprise the Escrow Fund (as such terms are defined in the Escrow Agreement) and the shares of FBS Common Stock so delivered will be deducted pro rata in accordance with the relative ownership interests of the FWC shareholders of FWC Common Stock from the shares of FBS Common Stock that would, but for the establishment of the Escrow Fund, otherwise be issued to the FWC shareholders. Upon any release to the Shareholders' Representative of shares of FBS Common Stock from the Escrow Fund, FBS will have no further liability or obligation to the FWC shareholders with respect to such shares, nor will it have any responsibility with respect to the ultimate distribution of such shares to the FWC shareholders.

     (b) Each issued and outstanding share (collectively, the "Dissenters' Shares") of FWC Common Stock as to which the holder thereof shall have asserted and not effectively withdrawn or otherwise lost a demand for payment of the fair value of such share pursuant to SDCL Sections 47-6-23 to 47-6-23.3, inclusive, and SDCL Sections 47-6-40 to 47-6-50, inclusive, of the SDBCA (collectively, the "Dissent Provisions"), shall be entitled to such rights as are granted by the Dissent Provisions.

     (c) Each share of FWC Common Stock held as treasury stock of FWC or held directly or indirectly by FBS, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled, retired and cease to exist, and no exchange or payment shall be made with respect thereto.

     1.3. Additional FBS Common Stock; Adjustments.

     (a) On a date not later than 90 days after the Effective Date (the "Second Closing Date"), FBS will issue to the Shareholders' Representative for pro rata distribution to the former shareholders of FWC an amount of FBS Common Stock, based on the Effective Date Price, equal to the excess, if any, of the consolidated shareholders' equity of FWC on the Effective Date (determined as described in this Section 1.3(a)) over an amount equal to $26,130,000 (the "Book Value Excess"). Within 30 days following the Effective Date, FBS will notify the Shareholders' Representative of FBS's determination of the consolidated shareholders' equity of FWC on the Effective Date (the "Effective Date Book Value"). Such Effective Date Book Value shall not reflect any accruals requested by FBS pursuant to Section 5.11 and will reflect only normal, recurring, operating accrual adjustments and other adjustments as may be provided for or required in connection with this Agreement. In the event that the Shareholders' Representative disagrees with such determination of the Effective Date Book Value, the Shareholders' Representative shall notify FBS of such disagreement within 10 days of receipt of FBS's notification, and during such 10-day period, FBS shall afford the Shareholders' Representative and his advisors reasonable access to the properties of the Surviving Corporation, including its books of account and records and appropriate officers and employees. At the end of such 10-day period, the Shareholders' Representative shall notify FBS of the amount the Shareholders' Representative has determined as the Effective Date Book Value. If such notice is not given, the determination of the Effective Date Book Value included in FBS's notification will be final and binding. If the Shareholders' Representative delivers the notice setting forth his disagreement with such determination, and FBS and the Shareholders' Representative are unable to resolve the disagreement within 10 days, FBS and the Shareholders' Representative agree to retain the accounting firm of Coopers & Lybrand to arbitrate the dispute and render a decision regarding the Effective Date Book Value within 30 days of such retention, which decision shall be final and binding. The party whose determination of Effective Date Book Value is furthest from the amount determined by Coopers & Lybrand shall bear its own costs and expenses of such arbitration, the fees and expenses of Coopers & Lybrand and the out-of-pocket costs and expenses (including reasonable legal fees and costs) of the other party. Costs and expenses incurred by the Shareholders' Representative on behalf of the former shareholders of FWC shall be paid from the Escrow Fund (as such term is defined in Section 5.19). The former shareholders of FWC shall not be permitted to assign their respective rights, if any, to receive additional shares of FBS Common Stock pursuant to this Section 1.3(a).

     (b) If the Effective Date Book Value (determined in accordance with the provisions of Section 1.3(a)) is less than $26,130,000, then the 1,600,000 Merger Shares otherwise to be issued to the FWC shareholders (and the Escrow Agent) pursuant to Section 1.2(a) shall be reduced by an amount of FBS Common Stock (rounded to the nearest whole share) which is equal to (A) the product of
(i) the dollar amount difference between $26,130,000 and the Effective Date Book Value, multiplied by (ii) 2.3; divided by (B) the Effective Date Price. In the event that the 1,600,000 Merger Shares is so reduced, then the Exchange Ratio shall also be adjusted to reflect the reduced number of Merger Shares and shall thereafter be equal to (X) the aggregate number of Merger Shares required to be delivered pursuant to Section 1.2(a) after reduction in accordance with this
Section 1.3(b), divided by (Y) the number of shares of FWC Common Stock outstanding as of the Effective Date.

     (c) If, between the date hereof and the Effective Date, shares of FBS Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of FBS Common Stock issued to holders of FWC Common Stock (and to the Escrow Agent) pursuant to this Agreement will be appropriately and proportionately adjusted so that the number of such shares of FBS Common Stock (or such class of shares into which shares of FBS Common Stock have been changed) that will be issued to holders of FWC Common Stock (and to the Escrow Agent) will equal the number of such shares that holders of FWC Common Stock (and the Escrow Agent) would have received pursuant to such classification, recapitalization, split-up, combination, exchange of shares or readjustment had the record date therefor been immediately following the Effective Date.

     1.4. Rights of Holders of FWC Common Stock; Capital Stock of FBS.

     (a) On and after the Effective Date and until surrendered for exchange, each outstanding stock certificate which immediately prior to the Effective Date represented shares of FWC Common Stock shall, subject to dissenters' rights pursuant to the Dissent Provisions, the obligation to deliver shares to the Escrow Agent and the adjustment provisions of Section 1.3(b), be deemed for all purposes, except as provided in Section 1.6(b), to evidence ownership of and to represent the number of whole shares of FBS Common Stock into which such shares of FWC Common Stock shall have been converted (including such holder's proportionate interest in the shares held in the Escrow Fund), and the record holder of such outstanding stock certificate shall, after the Effective Date, be entitled to vote the shares of FBS Common Stock into which such shares of FWC Common Stock shall have been converted (which does not include any additional shares of FBS Common Stock that may be issued pursuant to Section 1.3(a) nor does it reflect any potential reduction of such shares pursuant to Section 1.3(b)) on any matters on which the holders of record of FBS Common Stock, as of any date subsequent to the Effective Date, shall be entitled to vote. In any matters relating to such stock certificates, FBS may rely conclusively upon the record of shareholders maintained by FWC containing the names and addresses of the holders of record of FWC Common Stock on the Effective Date.

     (b) On and after the Effective Date, each share of capital stock of FBS issued and outstanding immediately prior to the Effective Date shall remain an issued and existing share of capital stock of the Surviving Corporation and shall not be affected by the Merger.

     1.5. No Fractional Shares. No fractional shares of FBS Common Stock, and no certificates representing any fractional shares, shall be issued upon the surrender for exchange of certificates representing FWC Common Stock nor in connection with the shares of FBS Common Stock to be received, if any, pursuant to Section 1.3(a). In lieu of any fractional share, FBS shall pay to each holder of FWC Common Stock who otherwise would be entitled to receive a fractional share of FBS Common Stock an amount of cash (without interest) equal to the product of (a) the Effective Date Price, multiplied by (b) the fractional share interest to which such holder would otherwise be entitled.

     1.6. Procedure for Exchange of Stock.

     (a) Upon surrender for exchange of each outstanding certificate following the Second Closing Date, the holder of such certificate shall receive a certificate representing the number of shares of FBS Common Stock into which such holder's shares of FWC Common Stock shall have been converted pursuant to
Section 1.2 (as adjusted pursuant to Section 1.3), less a pro rata portion representing such holder's proportionate interest in the shares held in the Escrow Fund, and cash payments in lieu of fractional shares, if any, as provided in Section 1.5. Certificates surrendered for exchange by any person deemed an "affiliate" of FWC (as defined in Section 5.10) shall not be exchanged for such consideration until FBS has received a written agreement from such person as provided in Section 5.10. Upon surrender, each certificate evidencing FWC Common Stock shall be canceled.

     (b) Until outstanding certificates formerly representing FWC Common Stock are surrendered as provided in Section 1.6(a), no dividend or distribution payable to holders of record of FBS Common Stock shall be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder there shall be paid to such holder the amount of any dividends or distributions (without interest) theretofore paid with respect to such whole shares of FBS Common Stock, but not paid to such holder, and which dividends or distributions had a record date occurring on or subsequent to the Effective Date. If a record date for any such dividends or distributions occurs between the Effective Date and the Second Closing Date, the former holders of FWC Common Stock will be deemed to be the holders of record of FBS Common Stock based on the Exchange Ratio without regard to the provisions of Section 1.3.

     (c) After the Effective Date, there shall be no further registration of transfers on the records of FWC of outstanding certificates formerly representing shares of FWC Common Stock and, if a certificate formerly representing such shares is presented to FWC or FBS, it shall be canceled and exchanged as herein provided.

     (d) All shares of FBS Common Stock and cash for any fractional shares issued and paid upon the surrender for exchange of FWC Common Stock in accordance with the terms and conditions of this Section 1.6 or pursuant to
Section 1.3(a) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of FWC Common Stock.

     (e) If outstanding certificates formerly representing shares of FWC Common Stock are not surrendered prior to the date on which the consideration to which any holder of such shares is entitled as a result of the Merger would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed consideration shall, to the extent permitted by abandoned property and any other applicable law, become the property of FBS (and to the extent not in FBS's possession shall be paid over to FBS), free and clear of any and all claims or interest of any person. Notwithstanding the foregoing, neither FBS nor any other person shall be liable to any former holder of FWC Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or other similar laws.

     (f) In the event that any certificate representing FWC Common Stock shall have been lost, stolen or destroyed, FBS shall issue and pay in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof in form satisfactory to FBS, such shares of FBS Common Stock and cash for fractional shares, if any, as may be required pursuant to this Agreement; provided, however, that FBS may, in its sole discretion and as a condition precedent to the issuance and payment of the consideration to which the holder of such certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against FBS, FWC or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

     (g) FWC shall give FBS prompt written notice upon receipt by FWC of any written objection to the Merger and any written demands for payment of the fair value of shares of FWC Common Stock, and of withdrawals of such demands, and any other instruments provided to FWC pursuant to the Dissent Provisions (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). Each Dissenting Shareholder who becomes entitled, pursuant to the Dissent Provisions, to payment of the fair value for any shares of FWC Common Stock held by such Dissenting Shareholder shall receive payment therefor from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Dissent Provisions) and all of such Dissenting Shareholder's shares of FWC Common Stock shall be canceled. FWC shall not, except with the prior written consent of FBS, voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment by any Dissenting Shareholder. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right to demand payment of the fair value, the shares of FWC Common Stock held by such Dissenting Shareholder shall thereupon be deemed to have converted into the right to receive the consideration to be issued in the Merger as provided by this Agreement.

     1.7. Shareholder Voting Agreement. Simultaneously with the execution of this Agreement, each of Thomas J. Reardon, the Thomas M. Reardon Living Trust, Michael D. Reardon and the Mary Jane Reardon Living Trust shall enter into a Shareholder Voting Agreement (i) providing that such shareholders will agree to vote all of their respective shares of FWC Common Stock in favor of this Agreement and the Merger at the meeting of FWC shareholders held for such purpose, and (ii) containing a representation that it is the intention of such shareholders to hold (and not to sell, transfer or otherwise dispose of) at least such number of shares of FBS Common Stock received by such shareholders in the Merger (whether pursuant to Sections 1.2(a) or 1.3(a) of the Merger Agreement) as is equal to 51% of the total number of shares of FBS Common Stock issued to all of the shareholders of FWC in the Merger (pursuant to Sections 1.2(a) and 1.3(a) of the Merger Agreement).

                                   ARTICLE 2

                     REPRESENTATIONS AND WARRANTIES OF FBS

     FBS hereby represents and warrants to FWC as follows:

     2.1. Organization and Qualification. FBS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. FBS is registered as a bank holding company under Section 1841 et seq. of Title 12, United States Code (the "Bank Holding Company Act").

     2.2. Authority Relative to this Agreement; Non-Contravention. FBS has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by FBS and the consummation by FBS of the transactions contemplated hereby have been duly authorized by the Board of Directors of FBS, and no other corporate proceedings on the part of FBS are necessary to authorize this Agreement and such transactions. This Agreement has been duly executed and delivered by FBS and constitutes a valid and binding obligation of FBS, enforceable in accordance with its terms. FBS is not subject to, or obligated under, any provision of (a) its Charter (as hereinafter defined) or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its or any of its subsidiaries' assets would be created, by its execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby, other than any such breaches or violations which will not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of FBS and its subsidiaries, taken as a whole, or the consummation of the transactions contemplated hereby. Other than in connection with obtaining any approvals required by the Bank Holding Company Act, Section 215a of Title 12, United States Code (the "National Bank Merger Statute"), the South Dakota Division of Banking, the Federal Deposit Insurance Act (the "FDIA"), the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "1933 Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "1934 Act"), rules of the NYSE, state securities or blue sky laws, and the rules and regulations thereunder ("Blue Sky Laws"), and the filing of certificates of merger with the Secretary of State of Delaware and the Secretary of State of South Dakota, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of FBS for the consummation by it of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of FBS and its subsidiaries, taken as a whole, or the consummation of the transactions contemplated hereby. As used in this Agreement, the term "Charter" with respect to any corporation or banking association shall mean those instruments that at that time constitute its charter as filed or recorded under the general corporation or other applicable law of the jurisdiction of incorporation or association, including the articles or certificate of incorporation or association, any amendments thereto and any articles or certificate of merger or consolidation.

     2.3. Validity of FBS Common Stock. The shares of FBS Common Stock to be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

     2.4. Capital Stock. The authorized capital stock of FBS consists of 200,000,000 shares of FBS Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share. As of September 30, 1994, (a) 116,300,311 shares of FBS Common Stock were issued and outstanding (including 1,496,525 shares of FBS Common Stock held in treasury), 10,630,428 shares of FBS Common Stock were reserved for issuance pursuant to FBS's 1987 Stock Option Plan, 1991 Stock Incentive Plan, 1994 Stock Incentive Plan, Restated Employee Stock Purchase Plan and Dividend Reinvestment Plan, the Western Capital Investment Corp. 1984 Stock Option and Incentive Plan and the 1988 Equity Participation Plan and 3,655,684 shares of FBS Common Stock were reserved for issuance upon conversion of FBS's $3.5625 Cumulative Preferred Stock, Series 1991A (the "Series 1991A Preferred"); (b) 2,118,500 shares of Series 1991A Preferred were outstanding; (c) 12,750 shares of Adjustable Rate Cumulative Preferred Stock, Series 1990A were reserved for issuance pursuant to certain periodic stock purchase rights and risk event warrants issued by FBS; and (d) 1,400,000 shares of Series A Junior Participating Preferred Stock were reserved for issuance upon exercise of rights to purchase shares of Junior Participating Preferred Stock of FBS pursuant to the Rights Agreement dated as of December 21, 1988, between FBS and First Chicago Trust Company of New York, as Rights Agent.

     2.5. 1934 Act Reports.

     (a) Prior to the execution of this Agreement, FBS has delivered or made available to FWC complete and accurate copies of (a) FBS's Annual Reports on Form 10-K for the years ended December 31, 1993, 1992 and 1991, as amended (the "FBS 10-K Reports"), as filed under the 1934 Act with the Securities and Exchange Commission (the "SEC"), (b) all FBS proxy statements and annual reports to shareholders used in connection with meetings of FBS shareholders held since January 1, 1992, and (c) FBS's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994 (the "FBS 10-Q Report"), as filed under the 1934 Act with the SEC. As of their respective dates, such documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable laws and rules and regulations of the SEC. Since January 1, 1991, FBS has filed in a timely manner all reports that it was required to file with the SEC pursuant to the 1934 Act.

     (b) The FBS financial statements (including any footnotes thereto) contained in the FBS 10-K Reports and the FBS 10-Q Report were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present the consolidated financial position of FBS and its subsidiaries as of the dates thereof and the consolidated results of operations, changes in shareholders' equity and cash flows for the periods then ended.

     2.6. No Material Adverse Changes. Since June 30, 1994, there has been no material adverse change in, and no event, occurrence or development in the business of FBS or its subsidiaries that, taken together with other events, occurrences and developments with respect to such business, has had or would reasonably be expected to have a material adverse effect on, the business operations or financial condition of FBS and its subsidiaries, taken as a whole, or the ability of FBS to consummate the transactions contemplated hereby.

     2.7. Prospectus/Proxy Statement. At the time the Registration Statement (as defined in Section 5.9(a)) becomes effective and at the time the Prospectus/Proxy Statement (as defined in Section 5.9(a)) is mailed to the shareholders of FWC for the purpose of obtaining their approval referred to in
Section 5.9(a) and at all times subsequent to such mailing up to and including the time of such approval, the Registration Statement and the Prospectus/Proxy Statement (including any amendments or supplements thereto), with respect to all information set forth therein specifically designated as being supplied by FBS for inclusion therein and relating to FBS, the FBS Common Stock, this Agreement, the Merger and all other transactions contemplated hereby, will (a) comply in all material respects with applicable provisions of the 1933 Act and the 1934 Act and (b) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     2.8. Reports and Filings. Since January 1, 1991, each of FBS and its subsidiaries has filed each report or other filing it was required to file with any federal or state banking or bank holding company or other regulatory authority having jurisdiction over it (together with all exhibits thereto, the "FBS Regulatory Reports"), except for such reports and filings which the failure to so file would not have a material adverse effect on the business, operations or financial condition of FBS and its subsidiaries, taken as a whole. As of their respective dates or as subsequently amended prior to the date hereof, each of the FBS Regulatory Reports was true and correct in all material respects and complied in all material respects with applicable laws, rules and regulations.

                                   ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES OF FWC

     FWC hereby represents and warrants to FBS as follows:

     3.1. Organization and Qualification. FWC is a corporation duly organized, validly existing and in good standing under the laws of the State of South Dakota, and has the requisite corporate power to carry on its business as now conducted. FWC is registered as a bank holding company under the Bank Holding Company Act. Western Bank is a state banking corporation duly organized, validly existing and in good standing under the laws of the State of South Dakota, and has the requisite corporate power to carry on its business as now conducted.
The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of South Dakota, and has the requisite corporate power to carry on its business as now conducted. The copies of the Charter and Bylaws of each of FWC, Western Bank and the Subsidiary which have been provided to FBS prior to the date of this Agreement are correct and complete and reflect all amendments made thereto through the date hereof. Each of FWC, Western Bank and the Subsidiary is licensed or qualified to do business in every jurisdiction in which the nature of its respective business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have or would not reasonably be expected to have a material adverse effect on the business, operations or financial condition of FWC, Western Bank and the Subsidiary, taken as a whole.

     3.2. Authority Relative to this Agreement; Non-Contravention. FWC has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by FWC and the consummation by FWC of the transactions contemplated hereby have been duly authorized by the Board of Directors of FWC and, except for approval of this Agreement and the Merger by the shareholders of FWC, no other corporate proceedings on the part of FWC are necessary to authorize this Agreement, the Merger and such transactions. This Agreement has been duly executed and delivered by FWC and constitutes a valid and binding obligation of FWC, enforceable in accordance with its terms. None of FWC, Western Bank or the Subsidiary is subject to, or obligated under, any provision of (a) its Charter or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, other than any such breaches or violations which will not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of FWC, Western Bank and the Subsidiary, taken as a whole, or the consummation of the transactions contemplated hereby. Other than in connection with obtaining any approvals required by the Bank Holding Company Act, the National Bank Merger Statute, the FDIA, the South Dakota Division of Banking, and the filing of certificates of merger with the Secretary of State of Delaware and the Secretary of State of South Dakota, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of FWC, Western Bank or the Subsidiary for the consummation by FWC of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of FWC, Western Bank and the Subsidiary, taken as a whole, or the consummation of the transactions contemplated hereby.

     3.3. Capitalization. The authorized, issued and outstanding capital stock of each of FWC, Western Bank and the Subsidiary as of the date hereof is set forth on Schedule 3.3. All of the issued and outstanding shares of FWC Common Stock are owned by the shareholders of FWC set forth on Schedule 3.3 free and clear of any lien, pledge, security interest, encumbrance or charge of any kind, other than such as are set forth on Schedule 3.3. All of the issued and outstanding shares of capital stock of Western Bank are owned by FWC free and clear of any lien, pledge, security interest, encumbrance or charge of any kind, other than encumbrances arising as a result of requisite regulatory approvals for transfer. All of the issued and outstanding shares of capital stock of the Subsidiary are owned by Western Bank free and clear of any lien, pledge, security interest, encumbrance or charge of any kind, other than encumbrances arising as a result of requisite regulatory approvals for transfer. The issued and outstanding shares of capital stock of each of FWC, Western Bank and the Subsidiary are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. Except as set forth on Schedule 3.3, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating FWC, Western Bank or the Subsidiary to issue, sell, purchase or redeem any shares of their capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of their capital stock or of any of their subsidiaries or affiliates, nor are there any stock appreciation, phantom or similar rights outstanding based upon the book value or any other attribute of any of the capital stock of FWC, Western Bank or the Subsidiary, or the earnings or other attributes of FWC, Western Bank or the Subsidiary. FWC has heretofore delivered to FBS true and correct copies of all such agreements, arrangements (including all stock option plans) or commitments identified on Schedule 3.3.

     3.4. Financial Statements.

     (a) FWC has furnished FBS with copies of the consolidated balance sheets of FWC and subsidiary as of September 30, 1994 and 1993 and December 31, 1993, 1992 and 1991 and the related statements of operations and changes in shareholders' equity for the nine-month periods then ended, and the related statements of operations, changes in shareholders' equity and cash flows for the years then ended (collectively, together with any notes thereto, the "FWC Financial Statements"). The FWC Financial Statements for the years ended December 31, 1993, 1992 and 1991 have been audited by Charles Bailly & Company, certified public accountants. The consolidated balance sheet of FWC and subsidiary as of September 30, 1994 is herein referred to as the "Latest FWC Balance Sheet," and the related statements of income and changes in shareholders' equity for the nine-month period then ended are herein referred to as the "Related FWC Statements." The FWC Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present the consolidated financial position of FWC and its subsidiary as of the dates thereof and the consolidated results of operations, changes in shareholders' equity and cash flows for the periods then ended.

     (b) FWC has furnished FBS with copies of the balance sheets of Western Bank as of September 30, 1994 and 1993 and December 31, 1993, 1992 and 1991 and the related statements of operations and changes in shareholder's equity for the nine-month periods then ended, and the related statements of operations, changes in shareholders' equity and cash flows for the years then ended (collectively, together with any notes thereto, the "Western Bank Financial Statements"). The balance sheet of Western Bank as of September 30, 1994 is herein referred to as the "Latest Western Bank Balance Sheet," and the related statements of operations and changes in shareholder's equity for the nine-month period then ended are herein referred to as the "Related Western Bank Statements." The Western Bank Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present the financial position of Western Bank as of the dates thereof and the results of operations, changes in shareholder's equity and cash flows for the periods then ended. The Latest FWC Balance Sheet and the Latest Western Bank Balance Sheet are collectively referred to as the "Latest Balance Sheets," and the Related FWC Statements and the Related Western Bank Statements are collectively referred to as the "Related Statements."

     3.5. Loans.

     (a) The documentation relating to each loan made by Western Bank and relating to all security interests, mortgages and other liens with respect to all collateral for each such loan, taken as a whole, are adequate for the enforcement of the material terms of each such loan and of the related security interests, mortgages and other liens. The terms of each such loan and of the related security interests, mortgages and other liens comply in all material respects with all applicable laws, rules and regulations (including, without limitation, laws, rules and regulations relating to the extension of credit).

     (b) Except as set forth in Schedule 3.5, (i) there are no loans, leases, other extensions of credit or commitments to extend credit of Western Bank that have been or, to FWC's knowledge, should have been classified by Western Bank as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification, (ii) FWC has provided to FBS true, correct and complete in all material respects written information concerning the loan portfolios of Western Bank, and (iii) no material information with respect to the loan portfolios of Western Bank has been withheld from FBS.

     3.6. Reports and Filings. Since January 1, 1991, each of FWC, Western Bank and the Subsidiary has filed each report or other filing that it was required to file with any federal or state banking, bank holding company or other applicable regulatory authorities having jurisdiction over it (together with all exhibits thereto, the "FWC Regulatory Reports"). FWC has provided or made available to FBS copies of all of the FWC Regulatory Reports. As of their respective dates or as subsequently amended prior to the date hereof, each of the FWC Regulatory Reports was true and correct in all material respects and complied in all material respects with applicable laws, rules and regulations.

     3.7. Subsidiaries. Except for the stock of Western Bank and the Subsidiary owned by FWC and Western Bank, respectively, and except as otherwise disclosed on Schedule 3.7, none of FWC, Western Bank or the Subsidiary owns any stock, partnership interest, joint venture interest or any other security issued by any other corporation, organization or entity, except securities owned by Western Bank in the ordinary course of its business.

     3.8. Absence of Undisclosed Liabilities. All of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted, including Taxes (as defined in Section 3.12)) with respect to or based upon transactions or events heretofore occurring ("Liabilities"), required to be reflected on the Latest Balance Sheets in accordance with generally accepted accounting principles have been so reflected. FWC, Western Bank and the Subsidiary have no Liabilities except (a) as reflected on the Latest Balance Sheets, (b) Liabilities which have arisen after the date of the Latest Balance Sheets in the ordinary course of business, none of which is a material unaccrued liability, and (c) as otherwise disclosed on Schedule
3.8. As of the date of this Agreement, there are no agreements or commitments binding Western Bank to extend credit, in the amount per "one borrower" (as defined in 12 C.F.R. (S) 563.93), of $250,000 or more, except as set forth on
Schedule 3.8.

     3.9. No Material Adverse Changes. Since the date of the Latest Balance Sheets, there has been no material adverse change in, and no event, occurrence or development in the business of FWC, Western Bank or the Subsidiary that, taken together with other events, occurrences and developments with respect to such business, has had, or would reasonably be expected to have, a material adverse effect on the business, operations or financial condition of FWC, Western Bank or the Subsidiary, or the ability of FWC to consummate the transactions contemplated hereby.

     3.10. Absence of Certain Developments. Except as set forth in the Latest Balance Sheets and the Related Statements or on Schedule 3.10, since September 30, 1994, none of FWC, Western Bank or the Subsidiary has:

     (a) issued or sold any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except deposit and other bank obligations in the ordinary course of business;

     (b) redeemed, purchased, acquired or offered to acquire, directly or indirectly, any shares of capital stock or other securities of FWC, Western Bank or the Subsidiary;

     (c) split, combined or reclassified any outstanding shares of capital stock of FWC, Western Bank or the Subsidiary, or declared, set aside or paid any dividends or other distribution payable in cash, property or otherwise with respect to any shares of capital stock of FWC, Western Bank or the Subsidiary or other securities;

     (d) borrowed any amount or incurred or become subject to any material liability, except liabilities incurred in the ordinary course of business, but in no event has FWC, Western Bank or the Subsidiary entered into any long-term borrowings with terms of greater than one year;

     (e) discharged or satisfied any material lien or encumbrance on the properties or assets of FWC, Western Bank or the Subsidiary or paid any material liability other than in the ordinary course of business;

     (f) sold, assigned, transferred, mortgaged, pledged or subjected to any lien or other encumbrance any of the assets of FWC, Western Bank or the Subsidiary, except (A) in the ordinary course of business, including real estate acquired through foreclosure or deed in lieu of foreclosure ("REO") (B) liens and encumbrances for current property taxes not yet due and payable and (C) liens and encumbrances which do not materially affect the value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby;

     (g) canceled any material debts or claims or waived any rights of material value, except in the ordinary course of business or upon payment in full;

     (h) suffered any theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance, which would, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of FWC, Western Bank or the Subsidiary;

     (i) made or granted any bonus or any wage, salary or compensation increase or severance or termination payment to, or promoted, any director, officer, employee, group of employees or consultant, entered into any employment contract or hired any employee other than bonuses, compensation increases, promotions or new hires in the ordinary course and in a manner consistent with past practices as previously disclosed to FBS and as otherwise permitted by this Agreement;

     (j) made or granted any increase in the benefits payable under any employee benefit plan or arrangement, amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement (except as required by law);

     (k) made any single or group of related capital expenditures or commitment therefor in excess of $25,000 or entered into any lease or group of related leases with the same party which involves aggregate lease payments payable of more than $50,000 for any individual lease or involves more than $100,000 for any group of related leases in the aggregate;

     (l) acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or assets or deposits that are material to FWC;

     (m) taken any other action or entered into any other transaction other than in the ordinary course of business; or

     (n) agreed to do any of the foregoing.

     3.11.  Properties.

     (a) Each of FWC, Western Bank and the Subsidiary owns good and marketable title to all of the real property and all of the personal property, fixtures, furniture and equipment reflected on the Latest Balance Sheets or acquired since the date thereof (other than real property reflected on the Latest Balance Sheets as REO), free and clear of all liens and encumbrances, except for (i) mortgages on real property set forth on Schedule 3.11(a), (ii) encumbrances which do not materially affect the value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby, (iii) liens for current taxes and special assessments not yet due and payable, (iv) leasehold estates with respect to multi-tenant buildings owned by FWC, Western Bank or the Subsidiary, which leases are identified on Schedule 3.11(a), and (v) property disposed of since the date of the Latest Balance Sheets in the ordinary course of business; provided, that no disposal of any real property (other than the property owned by Western Bank and located at 6th Street and Sycamore in Sioux Falls, South Dakota and the Properties (as defined in Section 5.22)) shall be considered to be in the ordinary course of business.

     (b) Schedule 3.11(b) correctly sets forth a brief description, including the term, of each lease for real or personal property to which FWC, Western Bank or the Subsidiary is a party as lessee. FWC has delivered to FBS complete and accurate copies of each of the leases described on Schedules 3.11(a) and 3.11(b), and none of such leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered to FBS. The leases described on Schedules 3.11(a) and 3.11(b) are in full force and effect. FWC, Western Bank or the Subsidiary, as the case may be (if lessee under such lease), has a valid and existing leasehold interest under each lease described on Schedule 3.11(b) for the term set forth therein. With respect to the leases described on Schedule 3.11(b), none of FWC, Western Bank or the Subsidiary is in default, and, to the best knowledge of FWC, Western Bank and the Subsidiary, none of the other parties to any of such leases is in default, and, to the best knowledge of FWC, Western Bank and the Subsidiary no circumstances (not in the control of FWC, Western Bank and the Subsidiary) exist which could result in such a default under any of such leases.

     (c) To the best knowledge of FWC, Western Bank and the Subsidiary, there has been no cancellation, breach or anticipated breach by any other party to any lease described on Schedule 3.11(a) or 3.11(b). The rent rolls set forth on Schedules 3.11(a) and 3.11(b) are true and complete in all material respects and describe all occupancies and the material terms of each occupancy.

     (d) Except as set forth in Schedule 3.11(d), all of the buildings, fixtures, furniture and equipment necessary for the conduct of the business of FWC, Western Bank and the Subsidiary are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. Each of FWC, Western Bank and the Subsidiary owns, or leases under valid leases, all buildings, fixtures, furniture, personal property, land improvements and equipment necessary for the conduct of its business as it is presently being conducted.

     (e) Except as set forth in Schedules 3.11(e) and 3.11(f), none of FWC, Western Bank or the Subsidiary and none of the buildings owned or leased by FWC, Western Bank or the Subsidiary is in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of any properties used in the operation of its business, including, without limitation, applicable environmental protection laws and regulations, which violations would, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of FWC, Western Bank or the Subsidiary; and none of FWC, Western Bank or the Subsidiary has received any notice of any such violation, or of the existence of any condemnation proceeding with respect to any properties owned or leased by FWC, Western Bank or the Subsidiary. Except as set forth in Schedule 3.11(e), no Hazardous Materials (as defined below) have been deposited or disposed of in, on or under FWC's, Western Bank's or the Subsidiary's owned or leased properties (including properties owned, managed or controlled by Western Bank in connection with its lending or fiduciary operations) during the period in which FWC, Western Bank or the Subsidiary has owned, occupied, managed, controlled or operated such properties. Except as set forth on Schedule 3.11(e), to the best knowledge of FWC, Western Bank and the Subsidiary, no prior owners, occupants or operators of all or any part of FWC's, Western Bank's or the Subsidiary's owned or leased properties (including properties owned, managed or controlled by Western Bank in connection with its lending or fiduciary operations) ever used such properties as a dump or gasoline service station, or deposited, disposed of or allowed to be deposited or disposed of in, on or under such properties any Hazardous Materials. No asbestos or any material amount of ureaformaldehyde materials exists in or on any of FWC's, Western Bank's or the Subsidiary's owned or leased properties (including properties owned, managed or controlled by Western Bank in connection with its lending or fiduciary operations), and no electrical transformers or capacitors, other than those owned by public utility companies, on such properties contain any PCBs.

     As used in this Section 3.11(e), the following terms shall have the following meanings:

           (i) "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any federal, state or local law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject FWC, Western

     Bank, the Subsidiary or, after the Effective Date, FBS or any of its affiliates, or any of their respective directors or officers, to any imposition of costs or liability under any Environmental Laws.

          (ii) "Environmental Laws" means all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of health, safety or the environment (including, without limitation, all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the date of this Agreement).

     (f) Except as set forth in Schedule 3.11(f), there are no aboveground or underground tanks (excluding hot water storage or propane tanks) located under, in or about, nor, to the best knowledge of FWC, Western Bank and the Subsidiary, have there ever been any such tanks located under, in or about, any of FWC's, Western Bank's or the Subsidiary's owned or leased properties (including properties owned, managed or controlled by Western Bank in connection with its lending or fiduciary operations).

     3.12. Tax Matters. Each of FWC, Western Bank, the Subsidiary and all members of any consolidated, affiliated, combined or unitary group of which FWC, Western Bank or the Subsidiary is a member have filed or will file all Tax (as hereinafter defined) and Tax information returns or reports required to be filed (taking into account permissible extensions) by them on or prior to the Effective Date, and have paid (or have accrued or will accrue, prior to the Effective Date, amounts for the payment of) all Taxes relating to the time periods covered by such returns and reports. The accrued taxes payable accounts for Taxes reflected on the Latest Balance Sheets (or the notes thereto) are sufficient for the payment of all unpaid Taxes of FWC, Western Bank and the Subsidiary accrued for or applicable to all periods ended on or prior to the date of the Latest Balance Sheets or which may subsequently be determined to be owing with respect to any such period. Except as disclosed on Schedule 3.12, none of FWC, Western Bank or the Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes. Each of FWC, Western Bank and the Subsidiary has paid or will pay in a timely manner and as required by law all Taxes due and payable by it or which it is obligated to withhold from amounts owing to any employee or third party. All Taxes which will be due and payable, whether now or hereafter, for any period ending on, prior to or including the Effective Date, shall have been paid by or on behalf of FWC, Western Bank and the Subsidiary or shall be reflected on the books of FWC, Western Bank and the Subsidiary as an accrued Tax liability determined in a manner which is consistent with past practices and the Latest Balance Sheets, without taking account of the Merger. The aggregate amount of all accruals for Tax liability for any such period will be set forth on Schedule 3.12 (and a good faith estimate of such amount shall be provided in writing to FBS at least 10 days prior to the Effective Date). No Tax returns of FWC, Western Bank or the Subsidiary have been audited by any governmental authority other than as disclosed on Schedule 3.12; and, except as set forth on Schedule 3.12, there are no unresolved questions, claims or disputes asserted by any relevant taxing authority concerning the liability for Taxes of FWC, Western Bank or the Subsidiary. None of FWC, Western Bank or the Subsidiary has made an election under Section 341(f) of the Code for any taxable years not yet closed for statute of limitations purposes. No demand or claim has been made against FWC, Western Bank or the Subsidiary with respect to any Taxes arising out of membership or participation in any consolidated, affiliated, combined or unitary group of which FWC, Western Bank or the Subsidiary was at any time a member.
For purposes of this Agreement, the term "Tax" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits tax, environmental tax, customs duty, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, workers' compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other tax, fee, assessment or charge of any kind whatsoever, including any interest, penalties or additions to, or additional amounts in respect of the foregoing, for each of FWC, Western Bank, the Subsidiary and all members of any consolidated, affiliated, combined or unitary group of which FWC, Western Bank or the Subsidiary is a member.

     3.13.  Contracts and Commitments.

     (a) Except as set forth on Schedule 3.13, none of FWC, Western Bank or the Subsidiary (i) is a party to any collective bargaining agreement or contract with any labor union, (ii) is a party to any written or oral contract for the employment of any officer, individual employee or other person on a full-time or consulting basis, or relating to severance pay for any such person, (iii) is a party to any written or oral agreement or understanding to repurchase assets previously sold (or to indemnify or otherwise compensate the purchaser in respect of such assets), except for securities sold under a repurchase agreement providing for a repurchase date 30 days or less after the purchase date, (iv) is a party to any (A) contract or group of related contracts with the same party for the purchase or sale of products or services, under which the undelivered balance of such products and services has a purchase price in excess of $50,000 for any individual contract or $100,000 for any group of related contracts in the aggregate, (B) other contract or group of related contracts with the same party continuing over a period of more than six months from the date or dates thereof, which is not entered into in the ordinary course of business and is either not terminable by it on 30 days' or less notice without penalty or involves more than $50,000 for any individual contract or $100,000 in the aggregate for any group of related contracts, or (C) other agreement material to the business of FWC, Western Bank and the Subsidiary, taken as a whole, which is not entered into in the ordinary course of business, or (v) has any commitments for capital expenditures in excess of $25,000.

     (b) Except as disclosed on Schedule 3.13, (i) to the best knowledge of FWC, Western Bank and the Subsidiary, since the date of the Latest Balance Sheets, no customer has indicated that it will stop or decrease the rate of business done with FWC, Western Bank or the Subsidiary (except for changes in the ordinary course of such business) that would, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of FWC, Western Bank and the Subsidiary, taken as a whole; (ii) each of FWC, Western Bank and the Subsidiary has performed all obligations required to be performed by it prior to the date hereof in connection with the contracts or commitments set forth on Schedule 3.13, and none of FWC, Western Bank or the Subsidiary is in receipt of any claim of default under any contract or commitment set forth on Schedule 3.13, except for any failures to perform, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of FWC, Western Bank and the Subsidiary, taken as a whole; (iii) none of FWC, Western Bank or the Subsidiary has any present expectation or intention of not fully performing any material obligation pursuant to any contract or commitment set forth on Schedule 3.13; and (iv) to the best knowledge of FWC, Western Bank and the Subsidiary, there has been no cancellation, breach or anticipated breach by any other party to any contract or commitment set forth on Schedule 3.13, except for any cancellation, breach or anticipated breach which would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of FWC, Western Bank and the Subsidiary, taken as a whole.

     3.14. Litigation. Except as set forth on Schedule 3.14, there are no actions, suits, proceedings, orders or investigations pending or, to the best knowledge of FWC, Western Bank and the Subsidiary, threatened against FWC, Western Bank or the Subsidiary, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. None of the matters set forth on Schedule 3.14, individually or in the aggregate, will have or could reasonably be expected to have a material adverse effect on the business, operations or financial condition of FWC, Western Bank or the Subsidiary.

     3.15. No Brokers or Finders. Except as disclosed on Schedule 3.15, there are no claims for brokerage commissions, finders' fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of FWC, Western Bank or the Subsidiary.

     3.16. Employees. Except as set forth on Schedule 3.16, none of FWC, Western Bank or the Subsidiary has any knowledge of the announced or anticipated resignation of (i) any officer of FWC, Western Bank or the Subsidiary or (ii) other employees at a rate higher than the historical resignation rate for such employees of FWC, Western Bank or the Subsidiary. Except as set forth on
Schedule 3.16, FWC, Western Bank and the Subsidiary have each complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, non-discrimination and the payment of social security and other taxes, except where the failure to so comply would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of FWC, Western Bank and the Subsidiary, taken as a whole.

     3.17.  Employee Benefit Plans.

     (a) Definitions. For the purposes of this Section 3.17, unless the context clearly requires otherwise, the term "Plan" or "Plans" includes all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other benefit arrangements (including, without limitation, any employment agreement or any program, agreement, policy or commitment providing for insurance coverage of employees, workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accidental benefits) applicable to the employees of FWC, Western Bank or the Subsidiary, to which FWC, Western Bank or the Subsidiary contribute, or which FWC, Western Bank or the Subsidiary have committed to implement for their employees prior to the date of this Agreement. Unless the context clearly requires otherwise, "Plan" or "Plans" shall also include any similar program or arrangement maintained by any organization affiliated by ownership with FWC, Western Bank or the Subsidiary for which FWC, Western Bank or the Subsidiary are or could be completely or partially liable for the funding or the administration either as a matter of law or by agreement but excluding customers of the trust departments of affiliates of FWC where there is no ownership affiliation between such customers and FWC.

     (b) Except as disclosed on Schedule 3.17:

          (i) Full Disclosure of All Plans. With respect to all employees and former employees of FWC, Western Bank and the Subsidiary (and all dependents and beneficiaries of such employees and former employees):

              (A) None of FWC, Western Bank or the Subsidiary maintains or contributes to any nonqualified deferred compensation or retirement plans, contracts or arrangements;

              (B) None of FWC, Western Bank or the Subsidiary maintains or contributes to any qualified defined contribution plans (as defined in Section 3(34) of ERISA or Section 414(i) of the Code);

              (C) None of FWC, Western Bank or the Subsidiary maintains or contributes to any qualified defined benefit plans (as defined in Section 3(35) of ERISA or Section 414(j) of the Code) ("Defined Benefit Plans"); and

              (D) None of FWC, Western Bank or the Subsidiary maintains or contributes to any employee welfare benefit plans (as defined in Section 3(1) of ERISA).

          (ii) Funding. With respect to the Plans, (A) all required contributions which are due have either been made or properly accrued and
     (B) none of FWC, Western Bank or the Subsidiary is liable for any "accumulated funding deficiency" as that term is defined in Section 412 of the Code or any penalty or excise tax in connection therewith.

          (iii) Plan Documents. With respect to all Plans sponsored or administered by FWC, Western Bank or the Subsidiary and with respect to any other Plan if available to FWC, Western Bank or the Subsidiary, FWC has furnished FBS with true and complete copies of (A) the most recent determination letter, if any, received by FWC, Western Bank or the Subsidiary from the Internal Revenue Service regarding each qualified Plan,
     (B) the Form 5500 and all Schedules and accompanying financial statements, if any, for each Plan for which such form is required to be filed for the three most recent fiscal Plan years, (C) the most recently prepared actuarial valuation report, if any, for each Plan, and (D) copies of the current Plan documents, trust agreements, insurance contracts and all related contracts and documents (including any material employee communications) with respect to each Plan.

          (iv) Defined Benefit Plans. None of FWC, Western Bank or the Subsidiary nor any affiliate of FWC, Western Bank or the Subsidiary maintains or has maintained any Defined Benefit Plans for which FWC, Western Bank or the Subsidiary or FBS have or will have any liability or, which if terminated, could result in any liability to FWC, Western Bank, the Subsidiary or FBS under Title IV of ERISA. There are no unfunded vested liabilities (determined using the assumptions used by the Plan for funding and without regard to future salary increases) with respect to Defined Benefit Plans sponsored by FWC, Western Bank or the Subsidiary. There have been no reportable events under Section 4043 of ERISA (with respect to which the 30-day notice requirement has not been waived by regulation) with respect to any Defined Benefit Plan maintained by FWC, Western Bank or the Subsidiary. No Defined Benefit Plan has been terminated that will result in a material liability by FWC, Western Bank or the Subsidiary to the Pension Benefit Guaranty Corporation.

          (v) Multiemployer Plans. None of FWC, Western Bank or the Subsidiary has any actual or potential liabilities under Sections 4201 or 4205 of ERISA for any complete or partial withdrawal from any multiemployer plan.

          (vi) Fiduciary Breach; Claims. None of FWC, Western Bank or the Subsidiary nor any of their respective directors, officers, employees or other "fiduciaries" (as such term is defined in Section 3(21) of ERISA) has committed any breach of fiduciary duty imposed by ERISA or any other applicable law with respect to the Plans which would subject FWC, Western Bank or the Subsidiary, directly or indirectly, to any liability under ERISA or any applicable law. There are no actions, suits or claims pending against FWC, Western Bank or the Subsidiary relating to benefits other than routine, uncontested claims for benefits.

          (vii) Prohibited Transaction. None of FWC, Western Bank or the Subsidiary nor any officer, director, employee, agent or fiduciary of any Plan has incurred any liability for any civil penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA.

          (viii) Material Compliance With Law. All Plans have been consistently administered in accordance with their terms in all material respects. To the extent required either as a matter of law or to obtain the intended tax treatment and tax benefits, all Plans comply in all material respects with the requirements of ERISA and the Code. All Tax information returns or reports and all other required filings, disclosures and contributions have been made with respect to all Plans. No condition exists that limits the right of FWC, Western Bank or the Subsidiary to amend or terminate any such Plan (except as provided in such Plans or limited under ERISA or the Code).

          (ix) VEBA Funding. No Plan is funded in whole or in part through a voluntary employees' beneficiary association exempt from tax under Section 501(c)(9) of the Code. The limitations under Sections 419 and 419A of the Code have been computed, all unrelated business income tax returns have been filed and appropriate adjustments have been made on all other Tax returns.

          (x) Retirement and COBRA Benefits. None of FWC, Western Bank or the Subsidiary has actual or potential liability under current law for benefits after separation from employment other than (i) benefits under Plans described in clauses (A), (B) or (C) of Section 3.17(b)(i) and set forth on
     Schedule 3.17, and (ii) health care continuation benefits described in
     Section 4980B of the Code or Part G of Subtitle B of Title I of ERISA or any comparable provisions under the laws of any state.

          (xi) Collective Bargaining. No Plan is maintained in whole or in part pursuant to collective bargaining.

          (xii) Employee Status. No employee of FWC, Western Bank or the Subsidiary is absent due to (A) a disability that currently entitles the employee to benefits under any long-term disability plan sponsored by FWC, Western Bank or the Subsidiary or (B) military service leave of absence. All employees of FWC, Western Bank and the Subsidiary are "at will" employees.

          (xiii) Parachute Payments. No Plan requires or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor in causing payments to be made by FWC, Western Bank or the Subsidiary that are not deductible (in whole or in part) under Section 280G of the Code.

     3.18. Insurance. Schedule 3.18 hereto lists each insurance policy maintained by FWC, Western Bank or the Subsidiary with respect to its properties and assets. Prior to the date hereof, FWC has delivered to FBS complete and accurate copies of each of the insurance policies described on Schedule 3.18. All such insurance policies are in full force and effect, and none of FWC, Western Bank or the Subsidiary is in default with respect to its obligations under any of such insurance policies.

     3.19. Affiliate Transactions. Except as set forth on Schedule 3.19, none of FWC, Western Bank or the Subsidiary, or any of their respective executive officers or directors, or any member of the immediate family of any such executive officer or director (which for the purposes hereof shall mean a spouse, minor child or adult child living at the home of any such executive officer or director), or any entity which any of such persons "controls" (within the meaning of Regulation O of the FRB), has any loan agreement, note or borrowing arrangement or any other agreement with FWC, Western Bank or the

Subsidiary (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of FWC, Western Bank or the Subsidiary.

     3.20. Compliance with Laws; Permits. Each of FWC, Western Bank and the Subsidiary has complied in all respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which affect the business or any owned or leased properties of FWC, Western Bank or the Subsidiary and to which FWC, Western Bank or the Subsidiary may be subject (including, without limitation, the Occupational Safety and Health Act of 1970, the Home Owners Loan Act, the FDIA, the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act of 1975, the Fair Housing Act, the Equal Credit Opportunity Act and the Federal Reserve Act, each as amended, and any other state or federal acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety or the environment), except where the failure to so comply would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of FWC, Western Bank and the Subsidiary, taken as a whole, or FWC's ability to consummate the transactions contemplated hereby; and no claims have been filed by any such governments or agencies against FWC, Western Bank or the Subsidiary alleging such a violation of any such law or regulation which have not been resolved to the satisfaction of such governments or agencies. Each of FWC, Western Bank and the Subsidiary holds all of the permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of its business, except where failure to obtain such authorizations would not, individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of FWC, Western Bank and the Subsidiary, taken as whole, or the ability of FWC to consummate the transactions contemplated hereby. None of FWC, Western Bank or the Subsidiary is subject to any cease and desist order, written agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory agreement letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits (collectively, the "Bank Regulators"), nor have any of FWC, Western Bank or the Subsidiary been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking. None of FWC, Western Bank or the Subsidiary is subject to Section 32 of the Federal Deposit Insurance Act.

     3.21. Administration of Fiduciary Accounts. Western Bank has properly administered, in all respects material and which could reasonably be expected to be material to the business, operations or financial condition of FWC, Western Bank and the Subsidiary, taken as a whole, all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. None of FWC, Western Bank, the Subsidiary or any of their respective officers or directors has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or financial condition of FWC, Western Bank and the Subsidiary, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

     3.22. Disclosure. The representations and warranties of FWC contained in this Agreement are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to FWC, Western Bank or the Subsidiary which has not been disclosed to FBS pursuant to this Agreement and the Schedules hereto which would have or would reasonably be expected to have a material adverse effect on the business, operations or financial condition of FWC, Western Bank and the Subsidiary, taken as a whole, or the ability of FWC to consummate the transactions contemplated hereby.

     3.23. Prospectus/Proxy Statement. At the time the Prospectus/Proxy Statement is mailed to the shareholders of FWC in order to obtain their approval referred to in Section 5.9(a) and at all times subsequent to such mailing up to and including the time of such approval, such Prospectus/Proxy Statement (including any supplements thereto), with respect to all information set forth therein relating to FWC (including Western Bank and the Subsidiary) and its shareholders, FWC Common Stock, this Agreement, the Merger and all other transactions contemplated hereby supplied by FWC, Western Bank or the Subsidiary for inclusion therein, will (a) comply in all material respects with applicable provisions of the 1933 Act, and (b) not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

     3.24. Pooling of Interests. None of FWC, Western Bank or the Subsidiary has taken or agreed to take any action which would disqualify the Merger as a "pooling of interests" for accounting purposes.

     3.25. Regulatory Approvals. As of the date hereof, none of FWC, Western Bank or the Subsidiary is aware of any fact that would likely result in the regulatory approvals specified in Section 5.1 not being obtained.

     3.26.  Interest Rate Risk Management Instruments.

     (a) Schedule 3.26 sets forth a true, correct and complete list of all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which FWC, Western Bank or the Subsidiary is a party or by which any of their properties or assets may be bound. FWC has delivered to FBS true, correct and complete copies of all such interest rate risk management agreements and arrangements.

     (b) All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which FWC, Western Bank or the Subsidiary is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and, to the knowledge of FWC, Western Bank and the Subsidiary, in accordance with prudent banking practice and applicable rules, regulations and policies of the Bank Regulators and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. Each of FWC, Western Bank and the Subsidiary has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; and to the knowledge of FWC, Western Bank and the Subsidiary, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

                                   ARTICLE 4

                    CONDUCT OF BUSINESS PENDING THE MERGER

     4.1. Conduct of Business. From the date of this Agreement to the Effective Date, unless FBS shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including this
Section 4.1:

     (a) the business of FWC, Western Bank and the Subsidiary shall be conducted only in, and none of FWC, Western Bank or the Subsidiary shall take any action except in, the ordinary course, on an arms-length basis and in accordance, in all material respects, with all applicable laws, rules and regulations and past practices;

     (b) none of FWC, Western Bank or the Subsidiary shall, directly or indirectly, (i) amend or propose to amend its Charter or Bylaws; (ii) issue or sell any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except (A) deposit and other bank obligations in the ordinary course of business and (B) pursuant to the exercise of the options, warrants, conversion privileges and other rights set forth on Schedule 3.3; (iii) redeem, purchase, acquire or offer to acquire, directly or indirectly, any shares of capital stock of FWC, Western Bank or the Subsidiary; (iv) split, combine or reclassify any outstanding shares of capital stock of FWC, Western Bank or the Subsidiary, or declare, set aside or pay any dividend or other distribution payable in cash, property or otherwise with respect to shares of capital stock of FWC, Western Bank or the Subsidiary; (v) borrow any amount or incur or become subject to any material liability, except liabilities incurred in the ordinary course of business, but in no event will FWC, Western Bank or the Subsidiary enter into any long-term borrowings with a term of greater than one year; (vi) discharge or satisfy any material lien or encumbrance on the properties or assets of FWC, Western Bank or the Subsidiary or pay any material liability, other than the outstanding loan to Citibank (South Dakota) N.A. and except otherwise in the ordinary course of business;
(vii) sell, assign, transfer, mortgage, pledge or subject to any lien or other encumbrance any of its assets, except (A) in the ordinary course of business; provided, that any such sale, assignment or transfer of any real property (other than the property owned by Western Bank and located at 6th Street and Sycamore in Sioux Falls, South Dakota and the Properties (as defined in Section 5.22)) shall not be considered in the ordinary course of business, (B) liens and encumbrances for current property taxes not yet due and payable and (C) liens and encumbrances which do not materially affect the value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby; (viii) cancel any material debt or claims or waive any rights of material value, except in the ordinary course of business; (ix) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or assets or deposits that are material to FWC, except in exchange for debt previously contracted, including REO; (x) other than as set forth on Schedule 3.10, make any single or group of related capital expenditures or commitments therefor in excess of $25,000 or enter into any lease or group of related leases with the same party which involves aggregate lease payments payable of more than $50,000 for any individual lease or involves more than $100,000 for any group of related leases in the aggregate; or (xi) enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 4.1(b);

     (c) none of FWC, Western Bank or the Subsidiary shall, directly or indirectly, enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonuses, wage, salary or compensation increases, or severance or termination pay to, or promote, any director, officer, employee, group of employees or consultant or hire any employee, other than bonuses, increases, promotions or new hires in the ordinary course and in a manner consistent with past practices as previously disclosed to FBS; provided, that FWC and Western Bank may accrue (consistent with generally accepted accounting principles) and pay special bonuses or severance payments in anticipation of the Merger only if, and to the extent, that after prior consultation with FBS, FBS shall have reasonably determined that the accrual and payment of such bonuses or severance payments will not disqualify the Merger as a "pooling of interests" for accounting purposes and will not violate, or materially contribute to any violation of, any applicable federal, state or local laws, rules or regulations; provided, that no such bonuses or severance payments will be paid to Transition Employees (as defined in Section 5.12(d)) without FBS's prior written consent (although proper accruals shall be made to the extent such bonuses or severance payments are liabilities as of the Effective Date of FWC, Western Bank or the Subsidiary);

     (d) none of FWC, Western Bank or the Subsidiary shall adopt or amend any bonus, profit sharing, stock option, pension, retirement, deferred compensation, or other employee benefit plan, trust, fund, contract or arrangement for the benefit or welfare of any employees, except as required by law;

     (e) each of FWC, Western Bank and the Subsidiary shall use commercially reasonable efforts to cause its current insurance policies not to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage substantially equal to the coverage under the canceled, terminated or lapsed policies are in full force and effect;

     (f) none of FWC, Western Bank or the Subsidiary shall enter into any settlement or similar agreement with respect to, or take any other significant action with respect to the conduct of, any action, suit, proceeding, order or investigation which is set forth on Schedule 3.14 or to which FWC, Western Bank or the Subsidiary becomes a party after the date of this Agreement, without prior consultation with FBS;

     (g) each of FWC, Western Bank and the Subsidiary shall use commercially reasonable efforts to preserve intact in all material respects the business organization and the goodwill of each of FWC, Western Bank and the Subsidiary and to keep available the services of its officers and employees as a group and preserve intact material agreements and credit facilities, and FWC shall confer on a regular and frequent basis with representatives of FBS, as reasonably requested by FBS, to report on operational matters and the general status of ongoing operations;

     (h) none of FWC, Western Bank or the Subsidiary shall take any action with respect to investment securities held or controlled by any of them inconsistent with past practices, alter its investment portfolio duration policy as heretofore in effect or, without prior consultation with FBS, take any action that would have or could reasonably be expected to have a material effect on Western Bank's asset/liability position;

     (i) neither Western Bank nor the Subsidiary shall make any agreements or commitments binding it to extend credit in an amount in excess of $250,000, or sell, assign or otherwise transfer any participation in any loan, in each case without prior consultation with FBS;

     (j) with respect to properties leased by FWC, Western Bank or the Subsidiary, none of FWC, Western Bank or the Subsidiary shall renew, exercise an option to extend, cancel or surrender any lease of real property nor allow any such lease to lapse, without the consent of FBS; and

     (k) none of FWC, Western Bank or the Subsidiary shall agree to do any of the foregoing;

For purposes of this Agreement, the words "prior consultation" with respect to any action means advance notice of such proposed action and a reasonable opportunity to discuss such action in good faith prior to taking such action.

                                   ARTICLE 5

                      ADDITIONAL COVENANTS AND AGREEMENTS

     5.1. Filings and Approvals. FBS and FWC will use all reasonable efforts and will cooperate with the other in the preparation and filing, as soon as practicable, of all applications or other documents required to obtain regulatory approvals and consents from the FRB, the OCC and any other applicable regulatory authorities (including any applications or documents with the OCC or any other governmental or regulatory authority deemed by FBS to be necessary to allow it to merge or consolidate the operations of Western Bank with the operations of First Bank of South Dakota (National Association)) and provide copies of the non-confidential portions of such applications, filings and related correspondence to the other party. Prior to filing each application, registration statement or other document with the applicable regulatory authority, each party will provide the other party with an opportunity to review and comment on the non-confidential portions of each such application, registration statement or other document. Each party will use all reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

     5.2. Certain Loans and Related Matters. FWC will furnish to FBS a complete and accurate list as of the end of each calendar month after September 1994, within 15 business days after the end of each such calendar month, of (a) all of Western Bank's periodic internal credit quality reports prepared during such calendar month (which reports will be prepared in a manner consistent with past practices), (b) all loans of Western Bank classified as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification, (c) all REO, including in-substance foreclosures and real estate in judgment, (d) any current repurchase obligations of Western Bank with respect to any loans, loan participations or state or municipal obligations or revenue bonds and (e) any standby letters of credit issued by Western Bank.

     5.3. Monthly Financial Statements. FWC shall furnish FBS with FWC's and Western Bank's balance sheets as of the end of each calendar month after September 1994 and the related statements of operations, within 15 days after the end of each such calendar month. Such financial statements shall be prepared on a basis consistent with the Latest Balance Sheets and the Related Statements and on a consistent basis during the periods involved and shall fairly present the financial positions of FWC and Western Bank, respectively, as of the dates thereof and the results of operations of FWC and Western Bank, respectively, for the periods then ended.

     5.4. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. None of FWC, Western Bank or the Subsidiary shall bear any of the costs or expenses of such transactions properly allocable to the shareholders of FWC, and the Shareholders' Representative hereby agrees that all of such costs and expenses shall be paid for by the shareholders of FWC.

     5.5. No Negotiations, etc. FWC will not, and will cause Western Bank and the Subsidiary and FWC's, Western Bank's and the Subsidiary's respective officers, directors, employees, agents and affiliates, not to, directly or indirectly, solicit, authorize, initiate or encourage submission of, any proposal, offer, tender offer or exchange offer from any person or entity (including any of its or their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets or deposits of, or any equity interest in, FWC, Western Bank or the Subsidiary or other similar transaction or business combination involving FWC, Western Bank or the Subsidiary, or participate in any negotiations in connection with or in furtherance of any of the foregoing or permit any person other than FBS and its representatives to have any access to the facilities of, or furnish to any person other than FBS and its representatives any non-public information with respect to, FWC, Western Bank or the Subsidiary in connection with or in furtherance of any of the foregoing. FWC shall promptly notify FBS if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made, and shall promptly provide FBS with such information regarding such proposal, offer, inquiry or contact as FBS may request.

     5.6. Notification of Certain Matters. Each party shall give prompt notice to the other party of (a) the occurrence or failure to occur of any event or the discovery of any information, which occurrence, failure or discovery would be likely to cause any representation or warranty on its part contained in this Agreement to be materially untrue or inaccurate when made, at the Effective Date or at any time prior to the Effective Date and (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     5.7. Access to Information; Confidentiality.

     (a) FWC shall permit and shall cause each of Western Bank and the Subsidiary to permit FBS full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy) to FBS and to the internal auditors, loan review officers, employees, attorneys, accountants and other representatives of FBS all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of FWC, Western Bank and the Subsidiary, including, without limitation, all books of account (including, without limitation, the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files (including, without limitation, legal research memoranda), documents relating to assets and title thereto (including, without limitation, abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), Plans affecting employees, securities transfer records and shareholder lists, and any books, papers and records relating to other assets, business activities or prospects in which FBS may have a reasonable interest, including, without limitation, its interest in planning for integration and transition with respect to the business of FWC, Western Bank and the Subsidiary; provided, however, that the foregoing rights granted to FBS shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of FWC set forth herein. FBS hereby agrees that if, during the course of any investigation of the business and operations of FWC made by FBS, FBS shall discover any fact that constitutes a breach of any representation or warranty of FWC contained in this Agreement, FBS shall so notify FWC; provided, that no such disclosure by FBS of any breach and no failure by FBS to provide such notice shall in any way limit or otherwise affect the nature or scope of the rights of FBS set forth herein, or the nature or scope of the representations, warranties and covenants of FWC set forth herein. In addition, FWC shall cause each of Western Bank and the Subsidiary to instruct its officers, employees, counsel and accountants to be available for, and respond to any questions of, such FBS representatives at reasonable hours and with reasonable notice by FBS to such individuals, and to cooperate fully with

FBS in planning for the integration of the business of FWC, Western Bank and the Subsidiary with the business of FBS and its affiliates.

     (b) FBS shall permit reasonable access to its properties and shall disclose and make available (together with the right to copy) to FWC and to its representatives FBS's financial books and records, minute books of directors' and shareholders' meetings, organizational documents, bylaws, and filings with any regulatory authority; provided, however, that the foregoing rights granted to FWC shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of FBS set forth herein. In addition, FBS shall instruct its officers, employees, counsel and accountants to be available for, and respond to reasonable questions of, representatives of FWC at reasonable hours and with reasonable notice by FWC to such individuals.

     (c) All information furnished by FWC or FBS pursuant hereto shall be treated as the sole property of the party furnishing the information until the Effective Date, and, if the Effective Date shall not occur, the receiving party shall return to the party which furnished such information, or destroy, all documents or other materials (including copies thereof) containing, reflecting or referring to such information. In addition, the receiving party shall keep confidential all such information and shall not directly or indirectly use such information for any competitive or other commercial purpose. In the event that this Agreement shall terminate, neither party shall disclose, except as required by law or pursuant to the request of an administrative agency or other regulatory body, the basis or reason for such termination, without the consent of the other party. The obligation to keep such information confidential shall not apply to (i) any information which (A) was already in the receiving party's possession prior to the disclosure thereof to the receiving party by the party furnishing the information, (B) was then generally known to the public, (C) became known to the public through no fault of the receiving party or its representatives or (D) was disclosed to the receiving party by a third party not bound by an obligation of confidentiality or (ii) disclosures required by law, governmental or regulatory authority.

     5.8. Filing of Tax Returns and Adjustments.

     (a) FWC, Western Bank and the Subsidiary shall file (or cause to be filed) at their own expense, on or prior to the due date, all Tax returns, including all Plan returns and reports, for all Tax periods ending on or before the Effective Date where the due date for such returns or reports (taking into account valid extensions of the respective due dates) falls on or before the Effective Date; provided, however, that none of FWC, Western Bank or the Subsidiary shall file any such Tax returns, or other returns, elections or information statements with respect to any liabilities for Taxes (other than federal, state or local sales, use, withholding or employment tax returns or statements), or consent to any adjustment or otherwise compromise or settle any matters with respect to Taxes, without the prior written approval of FBS; provided, further, that none of FWC, Western Bank or the Subsidiary shall make any election or take any other discretionary position with respect to Taxes, in a manner inconsistent with past practices, without the prior written approval of FBS. FWC shall provide FBS with a copy of appropriate workpapers, schedules, drafts and final copies of each federal and state income Tax return or election of FWC, Western Bank and the Subsidiary (including returns of all Plans) at least ten days before filing such return or election and shall reasonably cooperate with any request by FBS in connection therewith.

     (b) FBS, in its sole and absolute discretion, will file (or cause to be filed) all Tax returns of FWC, Western Bank and the Subsidiary due after the Effective Date. After the Effective Date, FBS, in its sole and absolute discretion and to the extent permitted by law, shall have the right to amend, modify or otherwise change all Tax returns of FWC, Western Bank and the Subsidiary for all Tax periods. No action taken by FBS pursuant to this Section 5.8(b) shall, in and of itself, change or otherwise affect the consolidated shareholders' equity of FWC for purposes of this Agreement.

     5.9. Registration Statement.

     (a) For the purposes of (i) holding a meeting of the shareholders of FWC to approve this Agreement and the Merger and (ii) registering the FBS Common Stock to be issued to holders of FWC Common Stock in connection with the Merger with the SEC and with applicable state securities authorities, the parties hereto shall cooperate in the preparation of a registration statement on Form S-4 (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the "Registration Statement"), which shall include a prospectus/proxy statement satisfying all applicable requirements of the 1933 Act, the 1934 Act and applicable Blue Sky Laws (such prospectus/proxy statement, together with any and all amendments or supplements thereto, being herein referred to as the "Prospectus/Proxy Statement").

     (b) FBS shall furnish such information concerning FBS as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to FBS, to be prepared in accordance with Section 5.9(a). FBS agrees promptly to notify FWC if at any time prior to the FWC shareholder meeting any information provided by FBS in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy or omission.

     (c) FWC shall furnish FBS with such information concerning FWC, Western Bank and the Subsidiary as is necessary in order to cause the Prospectus/Proxy Statement, insofar as it relates to FWC, Western Bank and the Subsidiary, to be prepared in accordance with Section 5.9(a). FWC agrees promptly to notify FBS if at any time prior to the FWC shareholder meeting any information provided by FWC in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect, and to provide FBS with the information needed to correct such inaccuracy or omission.

     (d) FBS shall promptly file the Registration Statement with the SEC and applicable state securities agencies. FBS shall use reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and applicable Blue Sky Laws at the earliest practicable date. FWC hereby authorizes FBS to utilize in the Registration Statement the information concerning FWC, Western Bank and the Subsidiary provided to FBS for the purpose of inclusion in the Prospectus/Proxy Statement. FWC shall have the right to review and comment on the form of proxy statement included in the Registration Statement. FBS shall advise FWC promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and FBS shall furnish FWC with copies of all such documents. Prior to the Effective Date or the termination of this Agreement, each party shall consult with the other with respect to any material (other than the Prospectus/Proxy Statement) that might constitute a "prospectus" relating to the Merger within the meaning of the 1933 Act.

     (e) FBS shall use reasonable efforts to cause to be delivered to FWC a letter relating to the Registration Statement from Ernst & Young, FBS's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to FWC, in form and substance reasonably satisfactory to FWC and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     (f) FWC shall use reasonable efforts to cause to be delivered to FBS a letter relating to the Registration Statement from Charles Bailly & Company, FWC's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to FBS, in form and substance reasonably satisfactory to FBS and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     (g) FBS shall bear the costs of all SEC filing fees with respect to the Registration Statement and the costs of qualifying the shares of FBS Common Stock under the Blue Sky Laws, to the extent necessary. FWC shall bear all printing and mailing costs in connection with the preparation and mailing of the Prospectus/Proxy Statement to FWC shareholders. FBS and FWC shall each bear their own legal and accounting expenses in connection with the Registration Statement.

     5.10. Affiliate Letters. FWC shall use its best efforts to obtain and deliver to FBS at least 31 days prior to the Effective Date a signed representation letter substantially in the form of Exhibit A hereto and otherwise satisfactory to FBS from each shareholder of FWC who may reasonably be deemed an "affiliate" of FWC within the meaning of such term as used in Rule 145 under the 1933 Act and for purposes of the Merger qualifying for pooling of interests accounting treatment. FBS may place appropriate legends on the stock certificates of affiliates of FWC.

     5.11. Establishment of Accruals. If requested by FBS, on the business day immediately prior to the Effective Date, Western Bank shall, consistent with generally accepted accounting principles, establish such additional accruals and reserves as may be necessary to conform Western Bank's accounting and credit loss reserve practices and methods to those of FBS (as such practices and methods are to be applied to Western Bank from and after the Effective Date) and reflect FBS's plans with respect to the conduct of Western Bank's business following the Merger and to provide for the costs and expenses relating to the consummation by Western Bank of the transactions contemplated by this Agreement. The establishment of such accruals and reserves shall not, in and of itself, constitute a breach of any representation or warranty of FWC contained in this Agreement or constitute a material adverse change in the business, operations or financial condition of FWC, Western Bank and the Subsidiary, taken as a whole.

     5.12.  Employee Matters.

     (a) General. Subject to the following agreements, FBS shall have the right to continue, amend or terminate any of the Plans (as defined in Section 3.17) in accordance with the terms thereof and subject to any limitation arising under applicable law. Until FBS shall take such action, however, such Plans shall continue in force for the benefit of present and former employees of FWC, Western Bank or the Subsidiary who have any present or future entitlement to benefits under any of the Plans ("FWC Employees").

     (b)  FWC Plans.

          (i) FWC 401(k) Plan. After the Effective Date, FBS will terminate the accrual of benefits under the FWC 401(k) plan sponsored by FWC not more than two years after the Effective Date and will take such actions as may be necessary to cause the assets and liabilities of the FWC 401(k) plan to be merged with and into the FBS 401(k) plan. As of the Effective Date, FBS shall take such action as may be necessary to amend the FWC 401(k) plan to provide that with respect to FWC Employees who are participants in the FWC 401(k) plan and who are employees of FWC as of the Effective Date, their accounts under such plans as of the Effective Date shall be fully vested as of the Effective Date. Benefits accruing between the Effective Date and the date on which the accrual of benefits is terminated shall be fully and immediately vested as of that time. Distributions shall not be permitted from the FWC 401(k) plan merely because of the discontinuance of accruals or the transfer of assets and liabilities.

     (c)  FBS Plans.

          (i) FBS CAP (401(k)) Plan. After the Effective Date, FBS shall take such actions as may be necessary to cause eligible FWC Employees to become qualified to participate in the FBS Capital Accumulation Plan ("CAP") concurrent with the date that FBS causes accruals to cease under the FWC 401(k) plan. All service with FWC, Western Bank and the Subsidiary (whether before or after the Effective Date) shall be recognized under the CAP for eligibility and vesting purposes but shall not be recognized for contribution and allocation purposes. FBS shall take such actions as may be necessary to cause the CAP to accept transfers of assets and liabilities from the FWC 401(k) plan.

          (ii) Welfare and Other Benefits. Following the Effective Date, at such time as FBS shall determine, FBS shall use its best efforts to cause FWC Employees to be covered by the welfare and other generally applicable benefit plans and practices of FBS; provided, that during any interim period, FBS shall not be obligated to continue any particular welfare or other benefit plans or practices of FWC, Western Bank or the Subsidiary, as the case may be, applicable to FWC Employees.

     (d) Severance and Transition Payments. On or before the Effective Date, FBS will identify the employees of FWC, Western Bank or the Subsidiary whom it desires to retain following the Effective Date. Certain of such employees will be designated as "Transition Employees" who are not anticipated by FBS to be employed for longer than six months after the Effective Date. Any other employees of FWC, Western Bank or the Subsidiary not so identified by FBS will be terminated immediately prior to the consummation of the Merger by FWC, Western Bank or the Subsidiary, as the case may be, and any severance payments to any such employee will be the responsibility of FWC, Western Bank or the Subsidiary (as the case may be), and not of FBS. In addition, no such payments shall be made unless, and only to the extent, that after prior consultation with FBS, FBS shall have reasonably determined that such payments will not disqualify the Merger as a "pooling of interests" for accounting purposes and will not violate, or materially contribute to any violation of, any applicable federal, state or local laws, rules or regulations. FWC, Western Bank and the Subsidiary shall accrue (in accordance with generally accepted accounting principles) any severance obligations with respect to Transition Employees but shall not, without FBS's prior written consent, make or pay any such severance payments to any Transition Employees. Except as may be otherwise required by law, Transition Employees will be entitled to receive severance from FBS only in accordance with severance policies of FWC, Western Bank or the Subsidiary (and not of FBS) and only to the extent such severance payments have been properly accrued by FWC, Western Bank or the Subsidiary, as the case may be. FBS may, but shall not be obligated to, agree to make bonus or severance payments to certain of such Transition Employees. Any FWC Employees other than Transition Employees retained after the Effective Date and who are thereafter terminated at any time will receive severance payments pursuant to FBS's standard employee severance policy.

     (e) Limitation on Enforcement. This Section 5.12 is an agreement solely between FWC and FBS. Nothing in this Section 5.12, whether express or implied, confers upon any employee of FWC, Western Bank, the Subsidiary or FBS or any other person, any rights or remedies, including, but not limited to: (i) any right to employment or recall, (ii) any right to continued employment for any specified period, or (iii) any right to claim any particular compensation, benefit or aggregate of benefits, of any kind or nature whatsoever, as a result of this Section 5.12.

     5.13. Pooling of Interests; Tax Treatment. None of FWC, Western Bank, the Subsidiary or FBS shall take any action which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" that would be tax-free to the shareholders of FWC pursuant to Section 368(a) of the Code. In connection with the federal tax opinion referred to in Section 6.1(f), FBS hereby agrees to provide to FWC a representation letter customary in scope and substance for such letters delivered in connection with transactions similar to the Merger.

     5.14.  Indemnification of FWC Officers and Directors.

     (a) From and after the Effective Date, FBS shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Date, an officer, director or employee of FWC, Western Bank or the Subsidiary (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of FBS, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of FWC, Western Bank or the Subsidiary if such Claim pertains to any matter or fact arising, existing or occurring prior to the Effective Date (including, without limitation, the Merger and other transactions contemplated by this Agreement), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Date (the "Indemnified Liabilities") to the full extent (but only to the extent) permitted under applicable South Dakota or federal law as of the date hereof or as amended prior to the Effective Date and under the Charter and Bylaws of FWC, Western Bank or the Subsidiary, as the case may be, as in effect on the date hereof (and FBS shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law and under such Charter or Bylaws, upon receipt of any undertaking required by such Charter, Bylaws or applicable law). Any Indemnified Party wishing to claim indemnification under this Section 5.14(a), upon learning of any Claim, shall notify FBS (but the failure so to notify FBS shall not relieve it from any liability which FBS may have under this Section 5.14(a) except to the extent such failure prejudices
FBS) and shall deliver to FBS any undertaking required by such Charter, Bylaws or applicable law. FBS shall use reasonable efforts to assure, to the extent permitted under applicable law, that all limitations of liability existing in favor of the Indemnified Parties as provided in the applicable Charter and Bylaws, as in effect as of the date hereof, with respect to claims or liabilities arising from facts or events existing or occurring prior to the Effective Date (including, without limitation, the transactions contemplated by this Agreement), shall survive the Merger. The obligations of FBS described in this Section 5.14(a) shall continue in full force and effect, without any amendment thereto, for a period of not less than two years from the Effective Date; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; and provided further that nothing in this Section 5.14(a) shall be deemed to modify applicable South Dakota law regarding indemnification of former officers and directors.

     (b) From and after the Effective Date, the directors, officers and employees of FWC, Western Bank and the Subsidiary who become directors, officers or employees of FBS or any of its subsidiaries, except for the indemnification rights set forth in Section 5.14(a), shall have indemnification rights with prospective application only. The prospective indemnification rights shall consist of such rights to which directors, officers and employees of FBS are entitled under the provisions of the Charter or similar governing documents of FBS and its subsidiaries, as in effect from time to time after the Effective Date, as applicable, and provisions of applicable law as in effect from time to time after the Effective Date.

     (c) The obligations of FBS provided under Sections 5.14(a) and 5.14(b) are intended to benefit, and be enforceable against FBS directly by, the Indemnified Parties, and shall be binding on all respective successors of FBS.

     5.15. FBS SEC Reports. FBS shall continue to file all reports with the SEC necessary to permit the shareholders of FWC who are "affiliates" of FWC (within the meaning of such term as used in Rule 145 under the 1933 Act) to sell the FBS Common Stock received by them in connection with the Merger pursuant to Rules 144 and 145(d) under the 1933 Act if they would otherwise be so permitted. After the Effective Date, FBS will file with the SEC reports and other materials required by the federal securities laws on a timely basis. FBS agrees to provide to FWC copies of all reports and other documents filed with the SEC by it between the date hereof and the Effective Date within five days after the date such reports or other documents are filed with the SEC.

     5.16. Stock Exchange Listing. FBS shall list on the NYSE, subject to official notice of issuance, the shares of FBS Common Stock to be issued to the holders of FWC Common Stock in the Merger.

     5.17. Shareholder Approval. FWC shall call a meeting of its shareholders for the purpose of voting upon this Agreement and the Merger, and shall schedule such meeting based on consultation with FBS. The Board of Directors of FWC shall recommend that the shareholders approve this Agreement and the Merger, and shall use its best efforts (including, without limitation, soliciting proxies for such approval) to obtain such shareholder approval.

     5.18. Indemnification of FBS. (a) FBS shall be indemnified and held harmless against any loss, liability, damage or expense (including reasonable legal expenses and costs) or any assertion thereof, whether or not matured, contingent or prospective in nature ("Losses") which FBS may suffer, sustain or become subject to as a result of or arising out of (i) any misrepresentation by FWC in or in connection with this Agreement or in any Schedule hereto; (ii) any representation or warranty that is not true and correct as of the date made;
(iii) any breach of any covenant or agreement of FWC contained in this Agreement; and (iv) acts or omissions of the Shareholders' Representative. Indemnification payments required by this Section 5.18(a) shall be made net of tax effect (as determined in accordance with Section 5.18(b)) and only after, and to the extent that, the total amount of all Losses suffered or sustained by FBS (determined on a pre-tax basis and in accordance with the provisions of this Section 5.18(a)) exceeds $400,000 (the "Deductible"), except for (w) indemnification obligations arising by reason of clause (iv), (x) any Losses suffered or incurred by FBS in connection with obtaining with the Easement Agreement (as such term is defined in Section 5.21) in the event that FWC shall fail to obtain the Easement Agreement on or prior to the Effective Date as required by such Section 5.21, (y) any Losses suffered or incurred by FBS by reason of the failure of FWC to comply with the requirements of Section 5.22, including, without limitation, any expenses of remediation, cleanup or other response necessary in order to bring the Properties (as defined in Section 5.22) into full compliance with all applicable federal, state or local laws, rules or regulations (including, but not limited to, the Environmental Laws (as defined in Section 3.11(e)), and (z) any willful breaches of any covenant or agreement of FWC contained in this Agreement, which shall not be subject to the Deductible. The aggregate Losses indemnified pursuant to this Section 5.18(a) shall not, however, exceed the Maximum Indemnity Amount (as defined below) less the Deductible. The indemnification provided by this Section 5.18(a) shall be satisfied solely from the Escrow Fund (as defined in Section 5.19 of this Agreement). For purposes of this Agreement, the term "Maximum Indemnity Amount" means an amount equal to $6,000,000.

     (b) Any amount payable to FBS pursuant to this Section 5.18 shall include interest on any payment actually made by FBS in respect of Losses at a rate equal to the then applicable rate quoted by FBS for six-month certificates of deposit (adjusted for reserve requirements and FDIC insurance) from the date of such payment to the date of the indemnification payment; provided, however, that in no event will the aggregate of all Losses, including interest, indemnified pursuant to this Section 5.18 exceed the Maximum Indemnity Amount. Any amount payable to FBS pursuant to this Section 5.18 shall take into account any allowable tax benefits attributable to the Losses which gave rise to indemnification amounts received pursuant to this Section 5.18 and shall also take into account any increased tax liability of FBS as a result of inclusion in income of any part of such indemnification payments; provided, that FBS shall whenever possible treat the receipt of such payments as a reduction of purchase price. For purposes of determining the amount of any tax benefit or detriment pursuant to the previous sentence, the marginal combined federal and state income tax rate of FBS shall be deemed to be thirty-eight percent (38%). No claim shall be made for indemnification pursuant to this Section 5.18 unless notice of the substance of such claim is given by FBS to the Shareholders' Representative on or prior to the first anniversary of the Effective Date.

     (c) The following procedures will apply to all claims for indemnity hereunder. FBS will give the Shareholders' Representative written notice of any claim for indemnification pursuant to this Section 5.18 within 30 days after FBS receives notice, or becomes aware of, an event giving rise to such claim for indemnification and FBS will give copies to the Shareholders' Representative of all information and documents relating to such claim that are received by FBS within 20 days after FBS' receipt thereof; provided, however, that the failure of FBS to give notice or deliver copies of information or documents within the specified time periods shall not limit FBS' right to claim indemnification pursuant to this Section 5.18 except to the extent that the Shareholders' Representative can demonstrate that the FWC shareholders were actually damaged by the failure to give notice or provide information or documents within the specified time periods. The Shareholders' Representative will have the right to defend any action, proceeding, claim, demand or assessment giving rise to claim for indemnification pursuant to this Section 5.18, and to select counsel for any third party claim, which counsel shall be reasonably satisfactory to FBS, all at the sole cost and expense of the FWC shareholders; provided, however, that FBS will be allowed, at its expense, to participate in such defense; provided, further, that no settlement shall be entered into without the approval of FBS; provided, further, that in the event the Shareholders' Representative proposes in good faith to settle a claim on terms acceptable to the third party claimant, which settlement FBS does not consent to, FBS shall be responsible for all Losses with respect to such claim which exceed the proposed settlement amount, including all legal expenses and costs incurred after the date the Shareholders' Representative initially gave notice to FBS seeking its consent to the proposed settlement. Notice of the Shareholders' Representative's intention to so defend any such action, proceeding, claim, demand or assessment shall be given to FBS within 20 days after FBS shall have notified the Shareholders' Representative of the claim (but in all events at least five business days prior to the date that an answer or other response is due to be filed or made), which notice shall contain an acknowledgement in writing of the Shareholders' Representative of the obligation to indemnify FBS with respect to such claim pursuant to this Section 5.18.

     (d) The Shareholders' Representative, on behalf of the FWC shareholders, shall be subrogated to the rights, remedies and equities of FBS, FWC, Western Bank or the Subsidiary relating to Losses indemnified hereunder to the extent of the Losses indemnified from the Escrow Fund pursuant to the Escrow Agreement (the "Subrogation Claims"). The Shareholders' Representative shall have the right to pursue all Subrogation Claims, with counsel reasonably acceptable to FBS, at the sole cost and expense of the Shareholders' Representative. FBS shall have the right to participate in the assertion and pursuit of the Subrogation Claims at its sole cost and expense. No settlement of a Subrogation Claim shall be made by the Shareholders' Representative without the prior written consent of FBS; provided, however, that in the event the Shareholders' Representative proposes in good faith to settle a claim on terms acceptable to the adverse party and FBS does not consent to such settlement, FBS shall pay to the Shareholders' Representative the amount of the proposed settlement and FBS may then proceed to assert and pursue such Subrogation Claim for its own account and at its sole cost and expense.

     (e) Subject to the assertion of attorney-client privilege by FBS, the Shareholders' Representative and its counsel shall have the right to obtain from FBS all documents reasonably necessary to defend third-party claims and to assert Subrogation Claims.

     5.19. Escrow Agreement. At the Effective Date, upon the consummation of the Merger and solely to fund the indemnification obligations described in
Section 5.18 of this Agreement, FBS shall transfer to First Trust National Association, as escrow agent, whole shares of FBS Common Stock with a market value (calculated based on the Effective Date Price) in the aggregate equal to the Maximum Indemnity Amount less the Deductible to be held in an account (the "Escrow Fund") pursuant to an escrow agreement (the "Escrow Agreement") substantially in the form attached hereto as Exhibit B, among FBS, the Shareholders' Representative and such escrow agent.

     5.20. Agreement Regarding Certain Office Space and Furniture. FBS hereby agrees that, for period of not more than 30 days after the Effective Date, each of Thomas J. Reardon and Thomas M. Reardon shall be permitted to continue to occupy the office space at FWC occupied by them on the date hereof, upon paying a fair market rent for such occupancy to FBS. FBS further agrees that, upon the expiration of such 30-day period, Thomas J. Reardon and Thomas M. Reardon shall be permitted to purchase from FBS, at an aggregate purchase price of $10,382, the office furniture and artwork used by them in their respective offices at FWC and set forth on Schedule 5.20.

     5.21. Easement Agreement. FWC shall obtain, on or prior to the Effective Date, an agreement (the "Easement Agreement") from Northern States Power Company ("NSP") in form and substance satisfactory to FBS regarding the identification and confinement of that certain Underground Easement granted to NSP by instrument filed November 12, 1969 in Book 99 of Miscellaneous Records, pages 190-191, in the office of the Minnehaha County Recorder.

     5.22. Sale of Properties. On or before the Effective Date, FWC shall sell, or cause to be sold, the Properties (as defined below), to one or more of the shareholders of FWC or a third party or parties, and the terms of any such sale or sales shall include (i) a cash purchase price of not less than $64,500 in the case of the Hartford Property (as defined below) and a cash purchase price of not less than $326,761 in the case of the East Branch Property (as defined below), (ii) in the case of the East Branch Property, an agreement by the purchaser thereof to lease such property to FBS or an affiliate of FBS for a period of not less than 90 days beginning on the Effective Date at a gross monthly rental (whereby the purchaser would pay all utilities, maintenance and other costs and expenses of maintaining the leased property) of not more than $6,000 and upon other commercially reasonable terms and conditions, (iii) a full release from such purchaser or purchasers of FBS and its affiliates and successors of all liability arising out of the presence of any Hazardous Materials (as defined in Section 3.11(e)) on the Properties, and (iv) such other terms and conditions as may be mutually agreed upon by FWC and the purchaser or purchasers.

     For purposes of this Section 5.22, "Properties" shall mean (A) Lot 1 in Block 1 of Ginsbach's Addition to the City of Hartford, Minnehaha County, South Dakota, according to the recorded plat thereof, (B) Lot 20 in Block 1 of Ginsbach's Addition to the City of Hartford, Minnehaha County, South Dakota, according to the recorded plat thereof, and (C) the South 2 feet of Lot 11; all of Lots 12, 13, 14, 15, 16, 17, 18 and the South 12 feet of Lot 19, Block 4, Scott's First Addition to the City of Sioux Falls, and that portion of the vacated alley lying between the South 2 feet of Lot 11 and all of Lot 12 and the South 2 feet of Lot 14 and all of Lot 13 in said Block 4; and the North 1/2 of vacated 27th Street from the East line of Cliff Avenue to the West line of Sherman Avenue; and Lot 1A in Block 5 of Scott's First Addition to the City of Sioux Falls. The property described in (A) and (B) of the preceding sentence is referred to herein as the "Hartford Property" and the property described in (C) of the preceding sentence is referred to herein as the "East Branch Property."

     5.23. Option Regarding Insurance Business. FWC hereby grants to FBS an exclusive and irrevocable option (the "Option") to purchase, or cause an affiliate of FBS to purchase, all of the assets of Western Insurance Agency, a division of Western Bank ("Western Insurance"), for a purchase price equal to $17,761, plus an amount equal to the excess of accounts receivable over accounts payable as of the date of purchase, and upon such other terms and conditions as are mutually agreed upon by FWC and FBS. FWC will cause the business of Western Insurance, and in particular, the management of accounts receivable and accounts payable, to be conducted only in the ordinary course of business and consistent with past practices. In addition, FWC and Western Bank shall permit FBS to offer employment to persons engaged the business of Western Insurance as FBS, in its sole discretion, shall determine. FBS may exercise the Option at any time from and after the date hereof; provided, that the right to exercise the Option shall expire and be of no further force and effect upon the earlier of (i) the Effective Date; or (ii) October 31, 1995. In the event that FBS exercises the Option but the Merger does not thereafter occur, FWC shall promptly repurchase from FBS all of the assets (including the net value of the accounts receivable and accounts payable as of the date of such repurchase) of Western Insurance purchased by FBS upon the exercise of the Option and upon the same terms and conditions.

                                   ARTICLE 6

                                  CONDITIONS

     6.1. Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

          (a) Regulatory Approval. Regulatory approval for the consummation of the transactions contemplated hereby shall have been obtained from the FRB, the OCC, the South Dakota Division of Banking and any other governmental authority from whom approval is required, the applicable waiting periods, if any, under all statutory or regulatory waiting periods shall have lapsed. None of such approvals shall contain any conditions or restrictions that FBS reasonably believes will materially restrict or limit the business or activities of FBS, FWC, Western Bank or the Subsidiary or have a material adverse effect on, or would be reasonably likely to have a material adverse effect on, the business, operations or financial condition of FBS and its subsidiaries, taken as a whole, on the one hand, or FWC, Western Bank and the Subsidiary, taken as a whole, on the other hand.

          (b) No Injunction. No injunction or other order entered by a state or federal court of competent jurisdiction shall have been issued and remain in effect which would impair the consummation of the transactions contemplated hereby.

          (c) No Prohibitive Change of Law. There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would materially impair the consummation of the transactions contemplated hereby.

          (d) No Termination. No party hereto shall have terminated this Agreement as permitted herein.

          (e) Registration Statement. The Registration Statement shall have been declared effective and shall not be subject to a stop order of the SEC, and, if the offer and sale of FBS Common Stock in the Merger pursuant to this Agreement is required to be registered under any Blue Sky Laws of any state, the Registration Statement shall not be subject to a stop order of the securities commission in such state.

          (f) Federal Tax Opinion. An opinion of Davenport, Evans, Hurwitz & Smith shall have been obtained with respect to the Merger, based on customary reliance and subject to customary qualifications, to the effect that for federal income tax purposes:

               (i) The Merger will qualify as a "reorganization" under Section 368(a) of the Code;

               (ii) No gain or loss will be recognized by any FWC shareholder (except in connection with the receipt of cash) upon the exchange of FWC Common Stock for FBS Common Stock in the Merger;

               (iii) The basis of the FBS Common Stock received by an FWC shareholder who exchanges FWC Common Stock for FBS Common Stock will be the same as the basis of the FWC Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of FBS Common Stock);

               (iv) The holding period of the FBS Common Stock received by an FWC shareholder receiving FBS Common Stock will include the period during which the FWC Common Stock surrendered in exchange therefor was held (provided that the FWC Common Stock of such FWC shareholder was held as a capital asset at the Effective Date); and

               (v) Cash received by an FWC shareholder in lieu of a fractional share interest of FBS Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of FBS Common Stock which such shareholder would otherwise be entitled to receive, and will qualify as capital gain or loss (assuming the FWC Common Stock was a capital asset in his hands at the Effective Date).

          Such opinion shall be delivered on and dated as of the Effective Date and on and as of such earlier date as may be required by the SEC in connection with the Registration Statement.

          (g) The FBS Common Stock to be issued to holders of FWC Common Stock in the Merger shall have been approved for listing on the NYSE on official notice of issuance.

     6.2. Additional Conditions to Obligation of FWC. The obligation of FWC to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

          (a) Representations and Compliance. The representations and warranties of FBS set forth in Article 2 shall have been true and correct as of the date hereof, and shall be true and correct as of the Effective Date as if made at and as of the Effective Date, except where the failure to be true and correct would not have, or would not reasonably be expected to have, a material adverse effect on the business, operations or financial condition of FBS and its subsidiaries, taken as a whole; and FBS shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Date.

          (b) Officer's Certificate. FBS shall have furnished to FWC a certificate of the Senior Vice President and Controller of FBS, dated as of the Effective Date, in which such officer shall certify that he has no reason to believe that the conditions set forth in Section 6.2(a) have not been fulfilled.

          (c) FBS Secretary's Certificate. FBS shall have furnished to FWC (i) copies of the text of the resolutions by which the corporate action on the part of FBS necessary to approve this Agreement and the transactions contemplated hereby were taken, (ii) a certificate dated as of the Effective Date executed on behalf of FBS by its corporate secretary or one of its assistant corporate secretaries certifying to FWC that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded and
     (iii) an incumbency certificate dated as of the Effective Date executed on behalf of FBS by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of FBS executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto.

          (d) Opinion of Counsel to FBS. FWC shall have received an opinion letter dated as of the Effective Date addressed to FWC from Michael J. O'Rourke, Esq., Executive Vice President and General Counsel of FBS, based on customary reliance and subject to customary qualifications, to the effect that:

               (i) FBS is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. FBS is registered as a bank holding company under the Bank Holding Company Act.

               (ii) FBS has the corporate power to consummate the transactions on its part contemplated by this Agreement and the Escrow Agreement. FBS has taken all requisite corporate action to authorize such agreements, and such agreements have been duly executed and delivered by FBS and constitute the valid and binding obligations of FBS enforceable in accordance with their respective terms, subject as to the enforcement of remedies to applicable bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and to judicial limitations on the enforcement of the remedy of specific performance.

               (iii) The execution and delivery of this Agreement and the Escrow Agreement by FBS and the consummation of the transactions contemplated hereby and thereby will not constitute a breach, default or violation under its Charter or Bylaws or, to his knowledge, (A) any agreement, arrangement or understanding to which FBS is a party, (B) any license, franchise or permit or (C) any law, regulation, order, judgment or decree.

               (iv) No authorization, consent or approval of, or filing with, any public body, court or authority is necessary for the consummation by FBS of the transactions contemplated hereby which has not been obtained or made.

               (v) The shares of FBS Common Stock to be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

          (e) Shareholder Approval. This Agreement and the Merger shall have been approved by the affirmative vote of the holders of the percentage of FWC Common Stock required for such approval under the provisions of FWC's Charter and Bylaws and the SDBCA.

          (f) Material Adverse Change. Since the date of this Agreement, there has been no material adverse change in, and no event, occurrence or development in the business of FBS or its subsidiaries that, taken together with other events, occurrences and developments with respect to such business, would have or would reasonably be expected to have a material adverse effect on, the business, operations or financial condition of FBS and its subsidiaries, taken as a whole.

     6.3. Additional Conditions to Obligation of FBS. The obligation of FBS to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

          (a) Representations and Compliance. The representations and warranties of FWC in this Agreement shall have been true and correct as of the date hereof, and such representations and warranties shall be true and correct as of the Effective Date as if made at and as of the Effective Date, except where the failure to be true and correct would not have, or would not reasonably be expected to have, a material adverse effect on the business, operations or financial condition of FWC, Western Bank and the Subsidiary taken as a whole; and FWC shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Effective Date.

          (b) Officers' Certificate of FWC. FWC shall have furnished to FBS a certificate of the President and Chief Executive Officer and the Chief Financial Officer of FWC, dated as of the Effective Date, in which such officers shall certify that they have no reason to believe that the conditions set forth in Section 6.3(a) have not been fulfilled.

          (c) FWC Secretary's Certificate. FWC shall have furnished to FBS (i) copies of the text of the resolutions by which the corporate action on the part of FWC necessary to approve this Agreement and the transactions contemplated hereby were taken, (ii) a certificate dated as of the Effective Date executed on behalf of FWC by its corporate secretary or one of its assistant corporate secretaries certifying to FBS that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded and
     (iii) an incumbency certificate dated as of the Effective Date executed on behalf of FWC by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto.

          (d) Opinion of Counsel to FWC. FBS shall have received an opinion letter dated as of the Effective Date addressed to FBS from Davenport, Evans, Hurwitz & Smith, based on customary reliance and subject to customary qualifications, to the effect that:

              (i) FWC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of South Dakota. FWC is registered as a bank holding company under the Bank Holding Company Act.

              (ii) Western Bank is a state banking association duly organized, validly existing and in good standing under the laws of the State of South Dakota.

              (iii) The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of South Dakota.

              (iv) Each of FWC, Western Bank and the Subsidiary has the requisite corporate and other power and authority (including all licenses, permits and authorizations) to own and operate its properties and to carry on its business as now conducted. Each of FWC, Western Bank and the Subsidiary is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have or would not be reasonably expected to have a material adverse effect on the business, operations, financial condition or operating results of FWC, Western Bank or the Subsidiary .

              (v) The execution and delivery of this Agreement by FWC and the consummation of the transactions contemplated hereby will not constitute a breach, default or violation under the respective Charter or Bylaws of FWC, Western Bank or the Subsidiary or, to such counsel's knowledge, (A) any material agreement, arrangement or understanding to which FWC, Western Bank or the Subsidiary is a party, (B) any material license, franchise or permit or (C) any material law, regulation, order, judgment or decree.

              (vi) The authorized capital of FWC consists of 100,000 shares of FWC Common Stock; all of the issued and outstanding shares of the FWC Common Stock are duly authorized, validly issued, fully paid and nonassessable. No holder of the FWC Common Stock is entitled to any preemptive or other similar rights with respect to the capital stock of FWC.

              (vii) All of the issued and outstanding shares of capital stock of each of Western Bank and the Subsidiary are duly authorized, validly issued, fully paid and nonassessable.

              (viii) Except as set forth in Schedule 3.14, to the knowledge of such counsel, there are no actions, suits, proceedings, orders or investigations pending or threatened against FWC, Western Bank or the Subsidiary, at law or in equity, or before or by any federal, state or other governmental department, commission, board, bureau, agency or instrumentality.

              (ix) FWC has the corporate power to consummate the transactions on its part contemplated by this Agreement. FWC has duly taken all requisite corporate action to authorize this Agreement and this Agreement has been duly executed and delivered by FWC and constitutes the valid and binding obligation of FWC enforceable in accordance with its terms, subject as to the enforcement of remedies to applicable bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and to judicial limitations on the enforcement of the remedy of specific performance.

              (x) No authorization, consent or approval of, or filing with any public body, court or public authority, is necessary for the consummation by FWC of the transactions contemplated hereby, which has not been obtained or made.

              (xi) The Shareholders' Representative has duly executed and delivered this Agreement and the Escrow Agreement, and such agreements constitute the valid and binding obligations of the Shareholders' Representative, enforceable in accordance with their respective terms, subject as to the enforcement of remedies to applicable bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and to judicial limitations on the enforcement of the remedy of specific performance.

          (e) Affiliate Letters. FWC shall have delivered to FBS the letters required to be delivered pursuant to Section 5.10.

          (f) Pooling of Interests Accounting. No event shall have occurred which, in the reasonable opinion of FBS, would prevent the Merger from being accounted for as a pooling of interests, and FBS shall have received from Ernst & Young an opinion in form satisfactory to FBS that the Merger shall qualify as a pooling of interests for accounting purposes.

          (g) Adverse Proceedings. There shall not be threatened, instituted or pending any action or proceeding before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with the transactions contemplated hereby, (ii) seeking to prohibit direct or indirect ownership or operation by FBS of all or a material portion of the business or assets of FWC, Western Bank or the Subsidiary or of FBS or any of its subsidiaries, or to compel FBS or any of its subsidiaries or FWC, Western Bank or the Subsidiary to dispose of or to hold separately all or a material portion of the business or assets of FBS or any of its subsidiaries or of FWC, Western Bank or the Subsidiary, as a result of the transactions contemplated hereby, or (iii) seeking to require direct or indirect divestiture by FBS of any of its business or assets or of the business or assets of FWC, Western Bank or the Subsidiary.

          (h) Governmental Action. There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any federal, state or other court, government or governmental authority or agency, which would reasonably be expected to result, directly or indirectly, in any of the consequences referred to in Section 6.3(g).

          (i) Failure to Disclose. FBS shall not have discovered any fact or circumstance existing as of the date of this Agreement which has not been disclosed to FBS, as of the date of this Agreement, in this Agreement, any Schedule hereto, or any document specifically required to be furnished to FBS hereunder, regarding FWC, Western Bank or the Subsidiary which would, individually or in the aggregate with other such facts and circumstances,
     (i) materially impair the consummation of the transactions contemplated by this Agreement, or (ii) have a material adverse effect on the business, operations or financial condition of FWC, Western Bank and the Subsidiary, taken as a whole.

          (j) Material Adverse Change. Since the date of this Agreement, there shall have been no material adverse change in, and no event, occurrence or development in the business of FWC, Western Bank or the Subsidiary that, taken together with other events, occurrences and developments with respect to such business, would have or would reasonably be expected to have a material adverse effect on, the business, operations or financial condition of FWC, Western Bank and the Subsidiary, taken as a whole.

          (k) Noncompetition Agreements. Each of Mr. Thomas M. Reardon and Mr. Thomas J. Reardon shall have entered into, and not rescinded any of the terms of, a noncompetition agreement with FBS, to be executed as of the Effective Date, prohibiting each of them, for a continuous period of two years beginning on the Effective Date, from competing in the banking business in the regions served by Western Bank as of the Effective Date and for the preceding three years.

          (l) Regulatory Approvals Regarding Western Bank. Regulatory approval for the merger or consolidation of Western Bank with the operations of First Bank of South Dakota (National Association) shall have been obtained from the OCC and any other governmental authority from whom approval is required, and all other statutory or regulatory waiting periods shall have lapsed. None of such approvals shall contain any conditions or restrictions that FBS reasonably believes will materially restrict or limit the business or activities of FBS, FWC, Western Bank or the Subsidiary or have a material adverse effect on, or would be reasonably likely to have a material adverse effect on, the business, operations or financial condition of FBS and its subsidiaries, taken as a whole, on the one hand, or FWC, Western Bank and the Subsidiary, taken as a whole, on the other hand. No injunction or other order entered by a state or federal court of competent jurisdiction shall have been issued and remain in effect which would impair the merger or consolidation of Western Bank with the operations of First Bank of South Dakota (National Association). There shall have been no law, statute, rule or regulation, domestic or foreign, enacted or promulgated which would materially impair the merger or consolidation of Western Bank with the operations of First Bank of South Dakota (National Association).

          (m) FWC Common Stock. As of the Effective Date, all issued and outstanding shares of FWC Common Stock will be free and clear of any lien, pledge, security interest, encumbrance or charge of any kind, including any lien, pledge, security interest, encumbrance or charge set forth on
     Schedule 3.3.

                                   ARTICLE 7

                       TERMINATION, AMENDMENT AND WAIVER

     7.1. Termination.  This Agreement may be terminated prior to the Effective
Date:

     (a)  by mutual consent of FBS and FWC;

     (b) by either FBS or FWC, if any of the conditions to such party's obligation to consummate the transactions contemplated in this Agreement shall have become impossible to satisfy;

     (c) by either FBS or FWC, if this Agreement and the Merger are not duly approved by the shareholders of FWC at a meeting of shareholders (or any adjournment thereof) duly called and held for such purpose;

     (d) by either FBS or FWC if the Effective Date is not on or before October 31, 1995 (unless the failure to consummate the Merger by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement in breach of such party's obligations under this Agreement);

     (e) by FBS if, after the date hereof, the Board of Directors of FWC shall have withdrawn, modified or changed its recommendation of this Agreement or the Merger, or any shareholder of FWC who is a party to a Shareholder Voting Agreement shall have violated or breached any material provision thereof.

     Any party desiring to terminate this Agreement shall give written notice of such termination and the reasons therefor to the other party.

     7.2. Effect of Termination. If this Agreement is terminated as permitted by Section 7.1, such termination shall be without liability or obligation of any party (or any shareholder, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement, except as may be otherwise provided in law or in equity and except that the covenants contained in Sections 5.4 and 5.7(c) hereof shall survive such termination.

     7.3. Amendment. This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

     7.4. Waiver. At any time prior to the Effective Date, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or (b) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

                                   ARTICLE 8

                       THE SHAREHOLDERS' REPRESENTATIVE

     8.1. Appointment. As used in this Agreement, the "Shareholders" Representative" shall mean Thomas J. Reardon, or any person appointed as a successor Shareholders' Representative pursuant to Section 8.2 hereof.

     8.2. Election and Replacement. During the period ending upon the date when all obligations under this Agreement have been discharged (including all indemnification obligations pursuant to Section 5.18), the holders of FWC Common Stock who immediately prior to the Effective Date held FWC Common Stock representing an aggregate number of shares of FWC Common Stock which exceeded 50% of the amount of such FWC Common Stock outstanding immediately prior to the Effective Date (a "Majority") may from time to time upon written notice to the Shareholders' Representative and FBS remove the Shareholders' Representative, and if the Shareholders' Representative dies, becomes incapacitated, resigns or is removed by a Majority, the Majority shall appoint a successor Shareholders' Representative to fill the vacancy so created. If the Majority is required to but has not appointed a successor Shareholders' Representative within 15 business days from a request by FBS to appoint a successor Shareholders' Representative, FBS shall have the right to appoint a Shareholders' Representative to fill the vacancy so created, and shall advise all those who were holders of FWC Common Stock immediately prior to the Effective Date of such appointment by written notice. A copy of any appointment by the Majority of any successor Shareholders' Representative shall be provided to FBS promptly after it shall have been effected.

     8.3. Authority. The Shareholders' Representative shall be authorized to make and deliver any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or under the documents referred to in this Agreement (including, without limitation, the Escrow Agreement) (an "Instrument") which the Shareholders' Representative determines in its sole and absolute discretion to be necessary, appropriate or desirable, and, in connection therewith, to hire or retain, at the sole expense of the FWC shareholders, such counsel, investment bankers, accountants, representatives and other professional advisors as it determines in its sole and absolute discretion to be necessary, advisable or appropriate in order to carry out and perform its rights and obligations hereunder. Any party receiving an Instrument from the Shareholders' Representative (including, without limitation, the Escrow Agent, as defined in the Escrow Agreement) shall have the right to rely in good faith upon such certification, and to act in accordance with the Instrument without independent investigation.

     8.4. No Liability of FBS. Neither FBS nor the Surviving Corporation shall have any liability whatsoever to any FWC shareholder or otherwise arising out of the acts or omissions of the Shareholders' Representative or any disputes among the FWC shareholders or among them and the Shareholders' Representative. FBS shall have no direct liability to the FWC shareholders under this Agreement or the other agreements referred to herein and may rely entirely on its dealings with, and notices to and from, the Shareholders' Representative to satisfy any obligations it might have under this Agreement, any agreement referred to herein or otherwise to the FWC shareholders. Without limiting the foregoing, delivery of certificates for shares of FBS Common Stock from the Escrow Fund to the Shareholders' Representative shall extinguish any obligations of FBS toward the FWC shareholders with respect to such certificates, and FBS shall have no liability for subsequent misdelivery to any FWC shareholder or any other act or omission of the Shareholders' Representative with respect to such certificates.

                                   ARTICLE 9

                              GENERAL PROVISIONS

     9.1. Public Statements. Neither FWC nor FBS shall make any public announcement or statement with respect to the Merger, this Agreement or any related transactions without the approval of the other party; provided, however, that FBS may, upon reasonable notice to FWC, make any public announcement or statement that it believes is required by federal securities laws.

     9.2. Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by fax, by telecopier, by overnight delivery service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

     if to FBS:

          First Bank System, Inc.
          First Bank Place
          601 Second Avenue South
          Minneapolis, Minnesota 55402-4302
          Attention:  Richard A. Zona, Vice Chairman and
                      Chief Financial Officer
          Fax: (612) 973-0410
     with a copy to:

          Dorsey & Whitney
          220 South Sixth Street
          Minneapolis, Minnesota 55402
          Attention:  Lee R. Mitau, Esq.
          Fax: (612) 340-8738

     if to FWC:

          First Western Corporation
          100 N. Phillips
          Sioux Falls, South Dakota  57102
          Attention:  Thomas J. Reardon, President and Chief Executive Officer
          Fax:  (605) 335-5644

     with a copy to:

          Davenport, Evans, Hurwitz & Smith
          513 South Main Avenue, P.O. Box 1030
          Sioux Falls, South Dakota 57101-1030
          Attention:  David L. Knudson, Esq.
          Fax: (605) 335-3639

     if to the Shareholders' Representative:

          Thomas J. Reardon
          P.O. Box 5225
          Sioux Falls, South Dakota 57117-5225
          Fax:  (605) 335-5644

     with a copy to:

          Davenport, Evans, Hurwitz & Smith
          513 South Main Avenue, P.O. Box 1030
          Sioux Falls, South Dakota 57101-1030
          Attention:  David L. Knudson, Esq.
          Fax: (605) 335-3639

     All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if delivered by mail; when receipt acknowledged, if faxed or telecopied; and the next day after being delivered to an overnight delivery service.

     9.3. Interpretation. When a reference is made in this Agreement to subsidiaries of FBS, the word "subsidiary" means any "majority-owned subsidiary" (as defined in Rule 12b-2 under the 1934 Act) of FBS, as the context requires; provided, however, that none of FWC, Western Bank or the Subsidiary shall at any time be considered a subsidiary of FBS for purposes of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as "herein," "hereinafter," "hereof," "hereto,"

"hereby" and "hereunder," and words of like import, unless the context requires otherwise, refer to this Agreement (including the Exhibits and Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

     9.4. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party's anticipated benefits under this Agreement.

     9.5. Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except as provided in Section 5.14; (c) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Minnesota, without giving effect to the principles of conflict of laws thereof; (d) shall not be assigned by operation of law or otherwise. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

     9.6. Survival of Representations, Warranties and Covenants.  Subject to
Section 5.18(b) hereof (whereby the indemnification obligations to FBS terminate on the first anniversary of the Effective Date), the representations, warranties and covenants of the parties set forth herein will survive the consummation of the Merger, regardless of any investigation made by or on behalf of the parties hereto or the results of any such investigation, and the participation of a party in such consummation will not constitute a waiver of any representation, warranty or covenant of any other party.

     9.7. Schedules. The Schedules referred to in this Agreement shall be delivered as of the date hereof under cover of a letter from the President and Chief Executive Officer of FWC.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above, in the case of FBS and FWC by their respective duly elected officers.


                              FIRST BANK SYSTEM, INC.



                              By         /s/ Richard A. Zona
                                 ----------------------------------------
                                 Richard A. Zona, Vice Chairman and Chief
                                    Financial Officer




                              FIRST WESTERN CORPORATION



                              By        /s/ Thomas J. Reardon
                                 ------------------------------------------
                                 Thomas J. Reardon, President and Chief
                                    Executive Officer




                              SHAREHOLDERS' REPRESENTATIVE


                                         /s/ Thomas J. Reardon
                              --------------------------------------------
                              Thomas J. Reardon

                                                                      EXHIBIT A



                         ______________________________, 1994


First Bank System, Inc.
First Bank Place
601 Second Avenue South
Minneapolis, Minnesota  55402-4302

Ladies and Gentlemen:

     1. I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of First Western Corporation, a South Dakota corporation ("FWC").

     2. Pursuant to an Agreement and Plan of Merger, dated October 17, 1994 (the "Merger Agreement"), among First Bank System, Inc., a Delaware corporation ("FBS"), FWC and Thomas J. Reardon as the representative of the shareholders of FWC, it is contemplated that FWC will merge with and into FBS (the "Merger") and that, among other things, all of the outstanding Common Stock, par value $10.00 per share, of FWC ("FWC Common Stock"), will be converted into Common Stock, par value $1.25 per share, of FBS ("FBS Common Stock"), as set forth in the Merger Agreement. In connection with the Merger and subject to the terms and conditions of the Merger Agreement, I will receive shares of FBS Common Stock in exchange for shares of FWC Common Stock.

     3.   I hereby agree as follows:

          (a) I will not offer to sell, transfer or otherwise dispose of any of the shares of FBS Common Stock distributed to me pursuant to Merger Agreement in connection with the Merger, whether pursuant to Section 1.2(a) or 1.3(a) of the Merger Agreement (the "FBS Merger Shares"), except (i) in compliance with the applicable provisions of Rule 145, (ii) in a transaction that, in the opinion of counsel reasonably satisfactory to FBS, is otherwise exempt from the registration requirements of the Securities Act, or (iii) in an offering registered under the Securities Act; and

          (b) I will not sell, transfer or otherwise dispose of the FBS Merger Shares or in any way reduce my risk relative to any of the FBS Merger Shares until such time as financial results covering at least 30 days of post-Merger combined operations of FBS and FWC have been published by FBS, in the form of a public filing or announcement that includes the combined results of operations.

     4. I understand that FBS has no obligation to register the sale, transfer or other disposition of the FBS Merger Shares by me or on my behalf under the Securities Act, or take any other action necessary in order to make compliance with an exemption from such registration available, except as may be required pursuant to Section 5.15 of the Merger Agreement.

     5. I consent to the endorsement of the certificates representing the FBS Merger Shares issued to me pursuant to the Merger Agreement with a restrictive legend which will read substantially as follows:

                    "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by First Bank System, Inc. of an opinion of counsel reasonably satisfactory to it that another exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

     I understand that FBS's transfer agent will be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the FBS Merger Shares, unless the transfer has been effected in compliance with the terms of this letter agreement.

     6. It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the legend described in paragraph 5 above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted, if (a) (i) any such FBS Merger Shares shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such FBS Merger Shares are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time an affiliate of FBS and have been the beneficial owner of the FBS Merger Shares for at least two years (or such other period as may be prescribed by the Securities Act and the rules and regulations promulgated thereunder) and FBS has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding 12 months, or (iv) I am not and have not been for at least three months an affiliate of FBS and have been the beneficial owner of the FBS Merger Shares for at least three years (or such other period as may be prescribed by the Securities Act and the rules and regulations promulgated thereunder), or (v) FBS shall have received a letter from the staff of the Commission, or a written opinion of counsel reasonably acceptable to FBS, to the effect that the stock transfer restrictions and the legend are not required, and (b) financial results covering at least 30 days of post-Merger combined operations have been published by FBS, in the form of a public filing or announcement that includes the combined results of operations.

     7. I have read carefully this letter agreement and the Merger Agreement and have discussed the requirements hereof and thereof and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of the FBS Merger Shares, to the extent I deemed necessary, with my counsel or counsel for FWC.

                                    Sincerely,


                                    ___________________________
                                    [Name]

Agreed to and accepted this _______
day of __________________, 1994, by


FIRST BANK SYSTEM, INC.

By ___________________________
    Its ______________________

                                                                      EXHIBIT B


                               ESCROW AGREEMENT

     This Escrow Agreement, dated                  , 1994 (the "Agreement"), is
made and entered into among First Bank System, Inc., a Delaware corporation ("FBS"), Thomas J. Reardon, acting in his capacity as Shareholders' Representative (the "Shareholders' Representative"), and First Trust National Association, as escrow agent (the "Escrow Agent"). All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as such term is defined below).

     WHEREAS, FBS, First Western Corporation, a South Dakota corporation ("FWC"), and the Shareholders' Representative are parties to an Agreement and Plan of Merger, dated October 17, 1994 (the "Merger Agreement"), pursuant to which FWC will be merged with and into FBS and all outstanding shares of the Common Stock, $10.00 par value, of FWC (the "FWC Common Stock"), will be converted into shares of the Common Stock, $1.25 par value, of FBS (the "FBS Common Stock");

     WHEREAS, the Merger Agreement provides for certain indemnification obligations to FBS which are to be satisfied solely out of an escrow fund established pursuant to the terms of an escrow agreement to be executed and delivered on the Effective Date; and

     WHEREAS, FBS and FWC have agreed that the execution and delivery of this Agreement and the establishment of the escrow fund provided for herein shall satisfy the obligations of the parties with respect to the escrow arrangement contemplated by the Merger Agreement.

     NOW, THEREFORE, for the consideration recited in the Merger Agreement, in consideration of the representations and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto do hereby agree as follows:

     1. Appointment of Escrow Agent. FBS and the Shareholders' Representative (on behalf of the former shareholders of FWC) hereby appoint and designate the Escrow Agent as the escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein. This Agreement shall be administered and the Escrow Fund held by the Escrow Agent at the address of Escrow Agent set forth in Section 11 hereof. From and after the Effective Date, the Escrow Fund shall be viewed as owned by the former shareholders of FWC and shall be maintained and administered by the Escrow Agent accordingly, subject to the terms and conditions of this Agreement. The Shareholders' Representative hereby represents and warrants that his appointment as the Shareholders' Representative has been duly approved by the former shareholders of FWC and that he has been duly authorized to respond to the assertion of any and all claims for indemnification by FBS pursuant to the Merger Agreement and this Agreement and to act for and on behalf of the former shareholders of FWC with respect to this Agreement.

     2. Merger Agreement Not Limited by this Agreement. This Agreement and the deposit of the FBS Escrowed Stock (as defined below) are without prejudice to, and shall not in any way limit, any obligations of FWC, Western Bank, the Subsidiary or the former shareholders of FWC to FBS in respect of any of the covenants, representations or warranties contained in the Merger Agreement, except insofar as the indemnity obligations of Section 5.18 of the Merger Agreement are to be satisfied solely from the Escrow Fund.

     3.   Establishment of Escrow Fund.

          3.1. Concurrently with the execution of this Agreement, FBS has delivered to the Escrow Agent certificates representing an aggregate of _________ shares of FBS Common Stock (calculated in accordance with Section
     5.19 of the Merger Agreement), which shares shall comprise the Escrow Fund and shall be held in accordance with the terms of this Agreement (the "FBS Escrowed Stock"). The certificates representing the FBS Escrowed Stock are in negotiable form duly endorsed in blank. Concurrently with the execution of this Agreement, the Shareholders' Representative has delivered to the Escrow Agent duly executed stock powers (endorsed in blank) with respect to the FBS Escrowed Stock, with signatures guaranteed by a bank or trust company or by a member firm of the New York Stock Exchange, together with a list of the former shareholders of FWC, including their respective tax I.D. numbers and addresses.

          3.2. The Escrow Agent hereby acknowledges receipt of the FBS Escrowed Stock and agrees to hold and disburse the FBS Escrowed Stock in accordance with the terms and conditions of this Agreement for the uses and purposes stated herein.

          3.3. All voting rights with respect to the FBS Escrowed Stock shall be exercised by the former shareholders of FWC in accordance with their respective proportionate interests therein, and the Escrow Agent from time to time shall execute and deliver to such former shareholders of FWC such proxies, consents or other documents as may be necessary to enable such former shareholders of FWC to exercise such voting rights.

          3.4. Pending the distribution of the FBS Escrowed Stock pursuant to this Agreement, the Escrow Agent shall hold the certificates representing the FBS Escrowed Stock in the Escrow Fund. Any dividends received by the Escrow Agent with respect to the FBS Escrowed Stock shall be distributed currently by the Escrow Agent to the former shareholders of FWC in accordance with their respective proportionate interests in the FBS Escrowed Stock, and such dividends shall constitute income for tax purposes to the former shareholders of FWC; provided, that if any former shareholder of FWC shall not have surrendered his certificates formerly representing FWC Common Stock as provided in Section 1.6(a) of the Merger Agreement, no dividend or distribution received by the Escrow Agent with respect to the FBS Escrowed Stock shall be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder as provided in such Section 1.6(a), there shall be paid to such holder the amount of any dividends or distributions (without interest) theretofore received by the Escrow Agent with respect to his proportionate interest in the FBS Escrowed Stock, but not paid to such holder.

     4. Funding Indemnity Obligation. This Agreement has been executed and the deposit of the FBS Escrowed Stock with the Escrow Agent hereunder has been made pursuant to Section 5.19 of the Merger Agreement for the purpose of funding and securing, to the extent of the FBS Escrowed Stock, the indemnity obligations to FBS set forth in Section 5.18 of the Merger Agreement. The Escrow Fund shall be held and used only for the purpose of funding such indemnity obligations to FBS, but shall in no way limit or expand such indemnity obligations.

     5.   Procedures for Disbursement of Escrow Fund to FBS.

          5.1. Whenever there shall be delivered to the Escrow Agent (a) a certificate signed by FBS and the Shareholders' Representative certifying, or (b) a certified copy of a final, non-appealable judgment of a court of competent jurisdiction determining, that an amount is due to

     FBS pursuant to Section 5.18 of the Merger Agreement, the Escrow Agent shall, to the extent that the amount of FBS Escrowed Stock then held by it in the Escrow Fund shall be sufficient for such purpose, promptly (and in no event later than five business days following receipt of either document referred to in (a) or (b) above) cause to be delivered to FBS, FBS Escrowed Stock having a value (based upon the average of the closing prices of FBS Common Stock as reported on the New York Stock Exchange on the five trading days ending on the date preceding distribution of the FBS Escrowed Stock) equal to such amount, and duly executed stock powers with respect to the certificates representing such FBS Escrowed Stock, with signatures guaranteed by a bank or trust company or by a member firm of the New York Stock Exchange.

          5.2. In the event of any disbursement of FBS Escrowed Stock pursuant to Section 5.1, no fractional shares shall be delivered, but in lieu thereof the Escrow Agent shall adjust the amount of FBS Escrowed Stock to be delivered to FBS by rounding to the nearest whole share.

     6. Termination of Escrow. On the business day next following the first anniversary of the date hereof (the "Termination Date"), FBS shall authorize the Escrow Agent to deliver to the Shareholders' Representative on behalf of the former shareholders of FWC, the FBS Escrowed Stock then remaining and held in the Escrow Fund pursuant to this Agreement; provided, that there shall be deducted from the amount to be delivered to the Shareholders' Representative the Escrow Fund Reserve Amount (as such term is defined in Section 7.1 hereof).
This Agreement shall automatically terminate if and when all of the FBS Escrowed Stock shall have been distributed by the Escrow Agent in accordance with the terms of this Agreement.

     7.   Retention of FBS Escrowed Stock Following the Termination Date.

          7.1. In the event that on the Termination Date claims for indemnification shall have been made pursuant to Section 5.18 of the Merger Agreement, then FBS may in good faith, at any time prior to the Termination Date, so notify the Escrow Agent in writing, which notice shall contain (i) a brief description of the nature of each such claim, (ii) the facts and circumstances which give rise to each such claim, (iii) the estimated amount, based on the sole judgment of FBS, of the potential liability with respect to each such claim, and (iv) the provisions of the Merger Agreement or this Agreement on which each such claim is based. FBS shall promptly deliver to the Shareholders' Representative a copy of such written notice. The Escrow Agent shall have no obligation to verify that delivery of such notice has been made by FBS to the Shareholders' Representative, but agrees promptly to forward to the Shareholders' Representative, by overnight mail or courier, a copy of the notice received by it. Certificates representing shares of the FBS Escrowed Stock having a value (based upon the average of the closing prices of FBS Common Stock as reported on the New York Stock Exchange on the five trading days ending on the date preceding the date of receipt of such written notice) equal to one hundred fifty percent (150%) of FBS's estimate of the total amount of potential liability with respect to the claim or claims described therein (but in no event in excess of one hundred percent (100%) of the total of the amounts claimed) shall be set aside and retained (to the extent available in the FBS Escrowed Stock then remaining and held in the Escrow Fund) by the Escrow Agent as a reserve to cover such claim or claims (such certificates so set aside and reserved, as reduced from time to time pursuant to the provisions of this Section 7 or of Section 5 hereof, being herein referred to as the "Escrow Fund Reserve Amount").

          7.2. Following the Termination Date, the Escrow Agent agrees to hold the Escrow Fund Reserve Amount in the same manner as the Escrow Fund hereunder. The Escrow Fund Reserve Amount shall be disbursed by the Escrow Agent in the same manner as the Escrow Fund is to be disbursed pursuant to
     Section 5, but only to cover the claims identified in the notice sent pursuant to Section 7.1 that led to the establishment of such Escrow Fund Reserve Amount. In addition, if at any time FBS determines in good faith that it will not pursue or, under the terms of the Merger Agreement, cannot pursue, any claim for indemnification to which all or any portion of the Escrow Fund Reserve Amount relates, or a court of competent jurisdiction by final, non-appealable judgment so finds, FBS shall direct the Escrow Agent to disburse all or such portion of the Escrow Fund Reserve Amount to the Shareholders' Representative.

     8. No Transfer of FBS Escrowed Stock. While any FBS Escrowed Stock shall continue to be held by the Escrow Agent, the Shareholders' Representative will not, and will not cause or otherwise permit the former shareholders of FWC to, sell, transfer or otherwise dispose of, or pledge, create a security interest in or otherwise encumber, rights to any of the FBS Escrowed Stock, or any distributions with respect thereto.

     9.   The Escrow Agent.

          9.1. FBS and the Shareholders' Representative, on behalf of the former shareholders of FWC, jointly and severally agree to indemnify and hold harmless the Escrow Agent and its directors, officers and employees from and against any and all liabilities, damages, costs, charges, and expenses (including reasonable attorneys' fees) which the Escrow Agent may suffer or incur in connection with the good faith performance of its obligations hereunder; provided, that the Escrow Agent shall not be so indemnified to the extent such liabilities, damages or expenses are the result of the gross negligence or willful misconduct of the Escrow Agent.

          9.2. The Escrow Agent shall have no duties other than those expressly imposed on it pursuant to this Agreement and shall not be liable for any act or omission except for its own gross negligence or willful misconduct.

          9.3. The fees and charges of the Escrow Agent (including its reasonable attorneys' fees) with respect to this Agreement shall be paid equally by FBS and the former shareholders of FWC. The Shareholders' Representative, on behalf of former shareholders of FWC, agrees that the Escrow Agent may deduct any unpaid fees due from the former shareholders of FWC from the FBS Escrowed Stock prior to the distribution by the Escrow Agent of any FBS Escrowed Stock otherwise due to the former shareholders of FWC in connection with the termination of the Escrow Fund.

          9.4. Any provision of this Agreement to the contrary notwithstanding, the Escrow Agent shall at any time and from time to time take such action hereunder with respect to the FBS Escrowed Stock as shall be agreed to or requested in writing by FBS and the Shareholders' Representative; provided, that the Escrow Agent shall first be indemnified to its reasonable satisfaction jointly and severally, by FBS and the former shareholders of FWC, with respect to costs and expenses reasonably anticipated to be incurred by it in connection with such action.

          9.5. The Escrow Agent may resign its position at any time by providing FBS and the Shareholders' Representative with 30 days' written notice of its intention to do so; provided, that a successor Escrow Agent shall have been appointed. The Escrow Agent's resignation shall become effective upon delivery of the Escrow Fund to the successor Escrow Agent and upon the successor Escrow Agent assuming the obligations, rights and duties of the Escrow Agent hereunder.

     10.  Security Interest of FBS in FBS Escrowed Stock.

          10.1. The Shareholders' Representative, on behalf of the former shareholders of FWC, hereby grants to FBS a first priority perfected security interest in the FBS Escrowed Stock held by the Escrow Agent pursuant to this Agreement to secure the indemnity obligations to FBS set forth in Section 5.18 of the Merger Agreement. This Agreement shall constitute a security agreement under applicable law.

          10.2. The parties hereto hereby agree that such security interest granted to FBS shall attach as of the execution of this Agreement. For the purpose of perfecting FBS's security interest in the FBS Escrowed Stock, FBS hereby designates and instructs the Escrow Agent to acquire and maintain possession of the FBS Escrowed Stock and to act as bailee for FBS with notice of FBS's security interest in the FBS Escrowed Stock under the Uniform Commercial Code. The Escrow Agent hereby acknowledges that it is holding the FBS Escrowed Stock for FBS for the purpose of perfecting such security interest. The Shareholders' Representative and the Escrow Agent shall each take all such actions, including the execution, delivery and filing of all necessary documents, instruments and certificates, as FBS may reasonably request in order to evidence and perfect such first priority security interest of FBS in the FBS Escrowed Stock.

          10.3. FBS shall release the security interest herein granted and such security interest shall be terminated to the extent of any disbursement of FBS Escrowed Stock hereunder by the Escrow Agent in accordance with the terms of this Agreement. Upon final disbursement of any FBS Escrowed Stock to the Shareholders' Representative, FBS shall do all acts and things reasonably necessary to release and extinguish such security interest. The Shareholders' Representative, on behalf of former shareholders of FWC, and FBS hereby acknowledge and agree that the security interest granted pursuant to Section 10.1 shall not in any way modify the procedures that FBS and/or the former shareholders of FWC must follow in order to obtain possession of any of the FBS Escrowed Stock as set forth in the Merger Agreement or in this Agreement.

     11. Notices. Any notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed duly given and received on the third business day following the day of mailing thereof by registered or certified United States mail, postage prepaid and return receipt requested, on the second business day following the day of sending by nationally recognized overnight courier, or when receipt acknowledged, if sent by facsimile transmission, or when personally delivered as follows:

     if to FBS:

          First Bank System, Inc.
          First Bank Place
          601 Second Avenue South
          Minneapolis, Minnesota 55402-4302
          Attention:  Richard A. Zona, Vice Chairman
                      and Chief Financial Officer
          Fax: (612) 973-0410
     with a copy to:

          Dorsey & Whitney
          220 South Sixth Street
          Minneapolis, Minnesota 55402
          Attention:  Lee R. Mitau, Esq.
          Fax: (612) 340-8738

     if to the Shareholders' Representative:

          Thomas J. Reardon
          P.O. Box 5225
          Sioux Falls, South Dakota 57117-5225
          Fax:  (605) 335-5644

     with a copy to:

          Davenport, Evans, Hurwitz & Smith
          513 South Main Avenue
          P.O. Box 1030
          Sioux Falls, South Dakota 57101-1030
          Attention:  David L. Knudson, Esq.
          Fax:  (605) 335-3639

     if to the Escrow Agent:

          First Trust National Association
          180 East Fifth Street
          St. Paul, Minnesota 55101
          Attention:  Thomas M. Gronlund
          Fax:  (612) 244-0712

     12. Benefit and Assignment. The rights and obligations of the parties under this Agreement may not be assigned without the prior written consent of all other parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The Escrow Agent shall not be obligated to recognize any such succession or assignment until satisfactory written evidence thereof shall have been provided to it. Nothing in this Agreement, expressed or implied, is intended to or shall
(i) confer on any person other than the parties hereto, or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or (ii) constitute the parties hereto as partners or participants in a joint venture.

     13. Entire Agreement; Amendment; Waiver. This Agreement and the Merger Agreement contain all of the terms agreed upon by the parties with respect to
the subject matter hereof.   This Agreement may not be modified or amended
except by a written agreement signed by the parties hereto. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

     14. Headings. The headings of the sections and subsections of this Agreement are for convenience of reference only and shall not be deemed to evidence or affect the meaning or construction of any of the provisions hereof.

     15. Governing Law. This Agreement shall be governed by the internal laws of the State of Minnesota, without regard for principles of conflicts of laws thereof.

     16. Attorneys' Fees. Should any litigation be commenced between FBS on the one hand, and the Shareholders' Representative and/or the former shareholders of FWC on the other hand, concerning this Agreement or the rights and duties of any party in relation to this Agreement, the party prevailing in such litigation shall be entitled to recover, in addition to such other relief as may be granted, its reasonable costs and expenses in connection with such litigation, including its reasonable attorneys' fees, which shall be determined by the court in such litigation or in a separate action brought for that purpose.

     17. Counterparts. This Agreement may be executed in one or more counterparts, none of which need contain the original signatures of the other parties, but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above, in the case of FBS and the Escrow Agent by their respective duly authorized officers.


                                    First Bank System, Inc.



                                    By _________________________________

                                      Its ______________________________



                                    Shareholders' Representative



                                    ____________________________________
                                    Thomas J. Reardon



                                    First Trust National Association



                                    By _________________________________

                                      Its ______________________________

                                                                     APPENDIX B

                         SHAREHOLDER VOTING AGREEMENT

     This Shareholder Voting Agreement (the "Agreement"), dated as of October 17, 1994, is made and entered into among First Bank System, Inc., a Delaware corporation ("FBS"), and Thomas J. Reardon, Michael D. Reardon, the Thomas M. Reardon Living Trust and the Mary Jane Reardon Living Trust (each, a "Shareholder," and collectively, the "Shareholders"). Unless otherwise specifically defined herein, capitalized terms used herein shall have the meanings given to them in the Merger Agreement (as defined below).

     WHEREAS, FBS, FWC, and the Shareholders' Representative are entering into an Agreement and Plan of Merger, dated the date hereof (the "Merger Agreement"), providing for the merger of FWC with and into FBS, on the terms and subject to the conditions set forth in the Merger Agreement (the "Merger");

     WHEREAS, the Shareholders are the beneficial owners of an aggregate of 39,288.60 shares of Common Stock, par value $10.00 per share, of FWC (the "FWC Common Stock"), representing approximately 61% of the outstanding shares of FWC Common Stock;

     WHEREAS, as a condition to the willingness of FBS to enter into the Merger Agreement, the Shareholders have agreed to vote all of the shares of FWC Common Stock owned by them as of the date hereof and any shares acquired by the Shareholders after the date hereof (collectively, the "Shares"), as provided in this Agreement; and

     WHEREAS, as a further condition to the willingness of FBS to enter into the Merger Agreement, the Shareholders have agreed to make certain representations to FBS relating to the tax-free reorganization contemplated by the Merger Agreement.

     NOW THEREFORE, for the consideration recited in the Merger Agreement, in consideration of the representations and agreements contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

                                   SECTION 1
                                    VOTING

     1.1 Voting Agreement. At such time as FWC conducts a meeting of its shareholders at which a resolution with respect to approval of the Merger Agreement and the Merger is presented, or otherwise solicits written consents from, or seeks a vote of, its shareholders, for the purpose of approving the Merger Agreement and the Merger, the Shareholders agree to vote all of the Shares in favor of the Merger Agreement and the Merger and all other actions necessary or desirable for the consummation of the Merger. If FWC conducts a meeting of, solicits written consents from or otherwise seeks a vote or consent of its shareholders with respect to any proposal, offer, tender offer or exchange offer from any person or entity (including any of the officers or employees of FWC, Western Bank or the Subsidiary) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets or deposits of, or any equity interest in, FWC, Western Bank or the Subsidiary, or other similar transaction or business combination involving FWC, Western Bank or the Subsidiary other than the Merger (a "Competing Transaction"), or any other matter which may contradict any provision of this Agreement or the Merger Agreement or may make it more difficult or less desirable for FBS to consummate the Merger, then the Shareholders further agree not to vote the Shares in favor of a Competing Transaction or any such matter and not to vote the Shares in any manner which otherwise supports a Competing Transaction.

     1.2 Limitation. The Shareholders will retain at all times the right to vote the Shares, in the Shareholders' sole discretion, on all matters other than those set forth in Section 1.1 which are at any time or from time to time presented for a vote to FWC's shareholders generally.

                                   SECTION 2
                                REPRESENTATIONS

     2.1 Representations of the Shareholders Regarding FBS Common Stock. The Shareholders hereby represent and warrant to FBS that, if the Merger is consummated and the Shareholders receive shares of FBS Common Stock in connection therewith, it is the intention of the Shareholders on the date hereof and it will be the intention of the Shareholders on the Effective Date, to hold, and not to sell, transfer or otherwise dispose of in any manner (considering all such transactions by the Shareholders in the aggregate), for at least two years after the Effective Date, at least such number of shares of FBS Common Stock received by the Shareholders in the Merger (whether pursuant to Sections 1.2(a) or 1.3(a) of the Merger Agreement) as is equal to 51% of the total number of shares of FBS Common Stock issued to all of the shareholders of FWC in the Merger (pursuant to Sections 1.2(a) and 1.3(a) of the Merger Agreement).

     2.2 Additional Representations, Warranties and Covenants of the Shareholders. The Shareholders hereby further represent and warrant to and agree with FBS, that:

          (a) this Agreement has been duly authorized by all necessary action on the part of the Shareholders that are trusts, has been duly executed and delivered by the Shareholders and constitutes a valid and legally binding obligation of the Shareholders enforceable in accordance with its terms;

          (b) neither the execution and delivery of this Agreement nor the consummation (in accordance with the terms hereof) of the transactions contemplated hereby, will result in any breach or violation of, be in conflict with, or will constitute a default under, the trust documents of the Shareholders that are trusts, any indenture, loan or credit agreement or any other agreement or instrument to which any Shareholder is a party, or by which any Shareholder may be affected or is bound;

          (c) except for compliance with applicable requirements of the Bank Holding Company Act, the National Bank Merger Statute, the FDIA and the South Dakota Division of Banking, no authorization, consent or approval of, or any filing with, any public or governmental body or authority is necessary for, and no license, franchise, permit, law, regulation, order, judgment or decree to which any Shareholder is subject would be breached by, such Shareholder's execution, delivery and performance of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby;

          (d) as of the date of this Agreement, the Shares consist of 39,288.60 shares of FWC Common Stock, and all of the Shares have been duly authorized and are validly issued, fully paid and nonassessable;

          (e) each Shareholder is the sole record and beneficial owner of the Shares set forth opposite such Shareholder's name on Schedule A hereto, and each Shareholder has, and at all times up to the termination of this Agreement or the earlier purchase by FBS of the Shares will have: (i) the unrestricted power to vote such Shareholder's Shares, and (ii) the right, power and authority to enter into this Agreement and perform its obligations hereunder; and

          (f) each Shareholder does now, and will at all times up to the termination of this Agreement or the earlier purchase by FBS of the Shares, own the Shares (including, but not limited to, the Shares set forth opposite such Shareholder's name on Schedule A hereto) free and clear of all liens, claims, encumbrances, security interests, charges and rights or interests of others of any kind, except such as are created by this Agreement.

     2.3 Representations and Warranties of FBS. FBS hereby represents and warrants to and agrees with the Shareholders, that this Agreement has been duly authorized by all necessary corporate action on the part of FBS, has been duly executed and delivered by FBS and constitutes a valid and legally binding obligation of FBS enforceable in accordance with its terms.

                                   SECTION 3
                                 MISCELLANEOUS

     3.1 Expenses. Each party hereto will pay its own expenses incurred in connection with this Agreement.

     3.2 Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     3.3 Notices. All notices and other communications hereunder shall be in writing and shall be given and shall be deemed to have been duly given if delivered in person, by cable, telegram, telex or facsimile transmission, to the parties as follows:

     If to the Shareholders:           Thomas J. Reardon
                                       P.O. Box 5225
                                       Sioux Falls, South Dakota 57117-5225
                                       Fax:  (605) 335-5644

     with a copy to:                   Davenport, Evans, Hurwitz & Smith
                                       513 South Main Avenue
                                       P.O. Box 1030
                                       Sioux Falls, South Dakota 57101-1030
                                       Attention:  David L. Knudson, Esq.
                                       Fax:  (605) 335-3639

     If to FBS:                        First Bank System, Inc.
                                       First Bank Place
                                       601 Second Avenue South
                                       Minneapolis, Minnesota 55402-4302
                                       Attention:  Richard A. Zona,
                                                   Vice Chairman and
                                                   Chief Financial Officer
                                       Fax: (612) 973-0410

     with a copy to:                   Dorsey & Whitney
                                       220 South Sixth Street
                                       Minneapolis, Minnesota 55402
                                       Attention:  Lee R. Mitau, Esq.
                                       Fax: (612) 340-8738

or to such other address as a party may have furnished to the other parties in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

  3.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

  3.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard for principles of conflicts of laws thereof.

  3.6 Binding Effect. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the heirs, successors and permitted assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement, or their respective heirs, successors or permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

  3.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement may be amended or modified in whole or in part only by an agreement in writing executed in the same manner as this Agreement.

  3.8 Termination. This Agreement shall terminate on the earlier of (i) the Effective Date, or (ii) October 31, 1995. Upon termination, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of any party hereto; provided, that if this Agreement shall terminate on the Effective Date as a result of the consummation of the Merger, the representations of the Shareholders contained in Section 2.1 shall survive such termination and remain in full force and effect.

  3.9 Severability. If any term, provision, covenant or restriction of this Agreement is finally adjudicated by a court of competent jurisdiction to be invalid, void or incapable of being enforced by any rule of law or public policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

  3.10 Further Assurances. Each of the parties will, upon the request of any other party, promptly execute and deliver such documents and take such action reasonably deemed by such other party to be necessary or desirable to effectuate the purposes of this Agreement.

  3.11 Specific Performance. The parties hereto acknowledge that the subject matter of this Agreement is unique, and that the failure of any of them to perform any obligation or duty which it has agreed to perform will cause irreparable harm to the other parties, which harm cannot be adequately compensated for by money damages. The parties further agree that an order of specific performance or for injunctive relief against a party in default under this Agreement would be equitable and would not work a hardship on the defaulting party. Accordingly, in the event of a default by any party hereto, the non-defaulting party or parties, without any bond or other security being required and in addition to whatever other remedies are or might be available at law or in equity, shall have the right either to compel specific performance by, or to obtain injunctive relief against, the defaulting party of any obligation or duty herein or breach thereof, without the necessity of proving actual damages and the defaulting party does hereby waive as a defense to any equitable action the allegation that the non-defaulting party has an adequate remedy at law. The foregoing provisions shall not be interpreted to diminish or otherwise limit the right of a non-defaulting party to claim and recover damages or to obtain any equitable remedy in addition to specific performance or injunctive relief to which it may otherwise be entitled by reason hereof.

  3.12 Assignments. The rights and obligations of FBS hereunder may not be assigned without the Shareholders' prior written consent; provided, that FBS may transfer any of its rights or obligations hereunder to any affiliate of FBS without such consent. The obligations of the Shareholders under this Agreement may not be assigned, and any such purported assignment shall be null and void.

  3.13 Headings. The paragraph, section and other headings and captions contained herein are used for the purpose of convenience only and are not intended to define or limit the contents of any provision hereof.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                              First Bank System, Inc.


                              By         /s/ Richard A. Zona
                                 ------------------------------------------
                                 Richard A. Zona, Vice Chairman and Chief
                                    Financial Officer



                              Thomas M. Reardon Living Trust


                              By          /s/ Thomas J. Reardon
                                 -----------------------------------------
                                 Its       Trustee



                              Mary Jane Reardon Living Trust


                              By         /s/ Mary Jane Reardon
                                 -----------------------------------------
                                 Its       Trustee


                                         /s/ Thomas J. Reardon
                              --------------------------------------------
                              Thomas J. Reardon


                                        /s/ Michael D. Reardon
                              ---------------------------------------------
                              Michael D. Reardon

                                                                     SCHEDULE A




Name of Shareholder                  Shares of FWC Common Stock Owned
- -------------------                  --------------------------------
Thomas J. Reardon                                12,201.70

Michael D. Reardon                                6,156.20

Thomas M. Reardon Living Trust                    5,797.85

Mary Jane Reardon Living Trust                   15,132.85
                                                 =========
                                     TOTAL:      39,288.60

                                                                    APPENDIX C



TEXT OF SECTIONS 47-6-23 TO 47-6-23.3 AND SECTIONS 47-6-40 TO 47-6-50 OF THE SOUTH DAKOTA BUSINESS CORPORATION ACT


     47-6-23 DISSENT BY SHAREHOLDER FROM MERGER, CONSOLIDATION, OR TRANSFER PLAN.--Any shareholder of a domestic corporation shall have the right to dissent from, and to obtain payment for his shares in the event of, any of the following corporate actions:
     (1) Any plan of merger or consolidation to which the corporation is a party;
     (2) Any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual and regular course of its business, including a sale in dissolution, but not including a sale pursuant to an order of a court having jurisdiction in the premises or a sale for cash on terms requiring that all or substantially all of the net proceeds of sale be distributed to the shareholders in accordance with their respective interests within one year after the date of sale;
     (3) Any plan of exchange to which the corporation is a party as the corporation the shares of which are to be acquired;
     (4) Any amendment of the articles of incorporation which materially and adversely affects the rights appurtenant to the shares of the dissenting shareholder in that it:
     (a) Alters or abolishes a preferential right to such shares;
     (b) Creates, alters or abolishes a right in respect of the redemption of such shares, including a provision respecting a sinking fund for the redemption or repurchase of such shares;
     (c) Alters or abolishes a preemptive right of the holder of such shares to acquire shares or other securities;
     (d) Excludes or limits the right of the holder of such shares to vote on any matter, or to cumulate his votes, except as such right may be limited by dilution through the issuance of shares or other securities with similar voting rights; or
     (5) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles of incorporation, the bylaws, or a resolution of the board of directors directs that dissenting shareholders shall have a right to obtain payment for their shares.

     47-6-23.1 DISSENT AS TO LESS THAN ALL SHARES HELD--BENEFICIAL OWNER.--A record holder of shares may assert dissenters' rights as to less than all of the shares registered in his name only if he dissents with respect to all the shares beneficially owned by any one person, and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

     A beneficial owner of shares who is not the record holder may assert dissenters' rights with respect to shares held on his behalf, and shall be treated as a dissenting shareholder under the terms of this section if he submits to the corporation at the time of or before the assertion of these rights a written consent of the record holder.

     47-6-23.2 RIGHTS OF SHAREHOLDERS NOT ENTITLED TO VOTE ON MERGER.--The right to obtain payment under section 34 of this Act does not apply to the shareholders of the surviving corporation in a merger if a vote of the shareholders of such corporation is not necessary to authorize such merger.

     47-6-23.3 SHAREHOLDER ENTITLED TO PAYMENT MAY NOT ATTACK VALIDITY OF ACTION.--A shareholder of a corporation who has a right under (S)47-6-23 to obtain payment for his shares may not, at law or in equity, attack the validity of the corporate action that gives rise to his right to obtain payment, have the action set aside or rescinded, unless the corporate action is unlawful or fraudulent with regard to the complaining shareholder or to the corporation.

     47-6-40  DEFINITIONS.--Terms used in this Act mean:
     (1) "Dissenter," a shareholder or beneficial owner who is entitled to and does assert dissenters' rights under this Act, and who has performed every act required up to the time involved for the assertion of such rights;
     (2) "Corporation," the issuer of the shares held by the dissenter before the corporate action, or the successor by merger or consolidation of that issuer;
     (3) "Fair value" of shares, their value immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of such corporate action unless such exclusion would be inequitable;
     (4) "Interest," interest from the effective date of the corporation action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or, if none, at such rate as is fair and equitable under all the circumstances.

     47-6-41 NOTICE TO SHAREHOLDERS OF RIGHT TO DISSENT AND OBTAIN PAYMENT.--If a proposed corporate action which would give rise to dissenters' rights under this Act is submitted to a vote at a meeting of shareholders, the notice of meeting shall notify all shareholders that they have or may have a right to dissent and obtain payment for their shares by complying with the terms of this Act, and shall be accompanied by a copy of (S)(S)47-6-23 to 47-6-23.3, inclusive, and (S)(S)47-6-40 to 47-6-50, inclusive.

     47-6-42 NOTICE OF INTENT TO DISSENT--REFRAIN FROM VOTING--EFFECT OF FAILURE.--If the proposed corporate action is submitted to a vote at a meeting of shareholders, any shareholder who wishes to dissent and obtain payment for his shares shall file with the corporation, prior to the vote, a written notice of intention to demand that he be paid fair compensation for his shares if the proposed action is effectuated, and shall refrain from voting his shares in approval of such action. A shareholder who fails to either respect acquires no right to payment of his shares under this section or (S)(S)47-6-23 to 47-6-23.3, inclusive.

     47-6-43 NOTICE OF PROCEDURE FOR DEMANDING PAYMENT AND DEPOSITING CERTIFICATES.--If the proposed corporate action is approved by the required vote at a meeting of shareholders, the corporation shall mail a further notice to all shareholders who gave due notice of intention to demand payment and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment for their shares a notice of the adoption of the plan of corporate action. The notice shall (1) state where and when a demand for payment shall be sent and certificates of certificated shares shall be deposited in order to obtain payment, (2) inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received, (3) supply a form for demanding payment which includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares, and (4) be accompanied by a copy of (S)(S)47-6-23 to 47-6-23.3, inclusive, and (S)(S)47-6-40 to 47-6-50, inclusive. The time set for the demand and deposit shall be not less than thirty days from the mailing of the notice.

     47-6-44 FAILURE TO DEMAND PAYMENT OR DEPOSIT CERTIFICATES-- WAIVER-- RESTRICTION ON TRANSFERS.--A shareholder who fails to demand payment, or fails, in the case of certificated shares, to deposit certificates, as required by a notice pursuant to (S)47-6-43 has no right under this Act to receive payment for his shares. If the shares are not represented by certificates, the corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action, or the release of restrictions under the terms of (S)(S)476-45 and 47-6-46. The dissenter shall retain all other rights of a shareholder until these rights are modified by effectuation of the proposed corporate action.

     47-6-45 RETURN OF CERTIFICATES OR RELEASE OF RESTRICTIONS ON FAILURE TO EFFECTUATE ACTION--NEW NOTICE.--Within sixty days after the date set for demanding payment and depositing certificates, if the corporation has not effectuated the proposed corporate action and remitted payment for shares pursuant to this Act, it shall return any certificates that have been deposited, and release uncertificated shares from any transfer restriction imposed by reason of the demand for payment.

     If uncertificated shares have been released from transfer restrictions, and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of (S)47-6-43 with like effect.

     47-6-46 REMITTANCE OF PAYMENT TO DISSENTING SHAREHOLDERS-- INFORMATION TO ACCOMPANY REMITTANCE.--Immediately upon effectuation of the proposed corporate action, or upon receipt of demand for payment if the corporate action has already been effectuated, the corporation shall remit to dissenters who have made demand and, if their shares are certificated, have deposited their certificates the amount which the corporation estimates to be the fair value of the shares, with interest if any has accrued. The remittance shall be accompanied by:
     (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than sixteen months before the date of remittance, together with the latest available interim financial statements;
     (2) A statement of the corporation's estimate of fair value of the shares; and
     (3) A notice of the dissenter's right to demand supplemental payment, accompanied by a copy of (S)(S)47-6-23 to 47-6-23.3, inclusive, and (S)(S)47-6-40 to 47-6-50, inclusive.

     47-6-47 DEMAND FOR DEFICIENCY--FAILURE TO DEMAND AS WAIVER.--If the corporation fails to remit as required by (S)47-6-46 or if the dissenter believes that the amount remitted is less than the fair value of his shares, or that the interest is not correctly determined, he may send the corporation his own estimate of the value of the shares or of the interest and demand payment of the deficiency.

     If the dissenter does not file such an estimate within thirty days after the corporation's mailing of its remittance, he shall be entitled to no more than the amount remitted.

     47-6-48 PETITION FOR JUDICIAL DETERMINATION OF VALUE OF SHARES--PARTIES-- PROCEDURE--EFFECT OF FAILURE TO FILE.--Within sixty days after receiving a demand for payment pursuant to (S)47-6-47, if any such demands for payment remain unsettled, the corporation shall file in an appropriate court a petition requesting that the fair value of the shares and interest thereon be determined by the court.

     An appropriate court shall be a court of competent jurisdiction in the county of this state where the registered office of the corporation is located. If, in the case of a merger or consolidation or exchange of shares, the corporation is a foreign corporation without a registered office in this state the petition shall be filed in the county where the registered office of the domestic corporation was last located.

     All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the petition shall be served on each such dissenter; if a dissenter is a nonresident, the copy may be served on him by registered or certified mail or by publication as provided by law.

     The jurisdiction of the court shall be plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as shall be specified in the order of their appointment or in any amendment thereof. The dissenters shall be entitled to discovery in the same manner as parties in other civil suits.

     All dissenters who are made parties shall be entitled, after a hearing without a jury, to judgment for the amount by which the fair value of their shares is found to exceed the amount previously remitted with interest.

     If the corporation fails to file a petition as provided in this section, each dissenter who made a demand and who has not already settled his claim against the corporation shall be paid by the corporation the amount demanded by him with interest, and may sue therefor in an appropriate court.

     47-6-49 ASSESSMENT OF COSTS AND EXPENSES OF ACTION.--The costs and expenses of any proceeding under section 61 of this Act, including the reasonable compensation and expenses of appraisers appointed by the court, shall be determined by the court and assessed against the corporation, except that any part of the costs and expenses may be apportioned and assessed as the court considers equitable against all or some of the dissenters who are parties and whose action in demanding supplemental payment the court finds to be arbitrary, vexatious, or not in good faith.

     Fees and expenses of counsel and of experts for the respective parties may be assessed as the court considers equitable against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this section, and may be assessed against either the corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by (S)(S)47-6-23 to 47-6-23.3, inclusive, and (S)(S)47-6-40 to 47-6-50, inclusive.

     If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation it may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

     47-6-50 VALUE OF SHARES NOT BENEFICIALLY OWNED BY DISSENTER ON DATE OF FIRST ANNOUNCEMENT.--Notwithstanding (S)(S)47-6-40 to 47-6-49, inclusive, the corporation may elect to withhold the remittance required by (S)47-6-46 from any dissenter with respect to shares of which the dissenter or the person on whose behalf the dissenter acts was not the beneficial owner on the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action. With respect to such shares, the corporation shall, upon effectuating the corporate action, state to each dissenter its estimate of the fair value of the shares, state the rate of interest to be used, explaining the basis thereof, and offer to pay the resulting amounts on receiving the dissenter's agreement to accept them in full satisfaction.

     If the dissenter believes that the amount offered is less than the fair value of the shares and interest determined according to this section, he may within thirty days after the date of mailing of the corporation's offer, mail the corporation his own estimate of fair value and interest, and demand their payment. If the dissenter fails to do so, he shall be entitled to no more than the corporation's offer.

     If the dissenter makes a demand as provided herein the provisions of
(S)(S)47-6-48 and 47-6-49 shall apply to further proceedings on the dissenter's demand.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Delaware law, the directors and officers of First Bank System, Inc. (the "Company") are entitled, under certain circumstances, to be indemnified by the Company against all expenses and liabilities incurred or imposed upon them as a result of suits brought against them as such directors and officers, if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful, except that no indemnification shall be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to be indemnified for such expenses which such court shall deem proper. Any such indemnification may be made by the Company only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable statutory standard of conduct.

     Article Ninth of the Company's Restated Certificate of Incorporation, as amended, provides that a director shall not be liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provisions making directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

     The Bylaws of the Company provide that the officers and directors of the Company and certain others shall be indemnified substantially to the same extent as permitted by Delaware law.

     The Company maintains a standard policy of officers' and directors' liability insurance.



ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A)  EXHIBITS.

        2.1 Agreement and Plan of Merger, dated October 17, 1994, by and between First Bank System, Inc. First Western Corporation and Thomas J. Reardon in his capacity as Shareholders' Representative. (Included in Proxy Statement/ Prospectus as Appendix A.) The Registrant agrees to furnish supplementally a copy of omitted schedules to the Commission upon request.

        4.1 Restated Certificate of Incorporation, as amended, of First Bank System, Inc. (Incorporated by reference to Exhibit 2.1 to the Registrant's Form 8-A/A-2, dated October 6, 1994, File No. 1-6880.)

        4.2 Certificate of Designation for First Bank System, Inc. Series 1990A Preferred Stock. (Incorporated by reference to Exhibit 4.4 to Amendment No. 1 to the Registrant's Registration Statement on Form S-3, File No. 33-42650.)

        4.3 Certificate of Designation for First Bank System, Inc. Series 1991A Convertible Preferred Stock. (Incorporated by reference to
              Exhibit 4.3 to the Registrant's Registration Statement on Form S-4, File No. 33-50700.)

        4.4 Certificate of Designation for First Bank System, Inc. Series A Junior Participating Preferred Stock, as amended. (Incorporated by reference to Exhibit 2.4 to the Registrant's Form 8-A/A-2 dated October 6, 1994, File No. 1-6880.)

        4.5   Bylaws of First Bank System, Inc. (Incorporated by reference to
              Exhibit 3B to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993, File No. 1-6880.)

        4.6 Rights Agreement dated as of December 21, 1988, between First Bank System, Inc. and Morgan Shareholder Services Trust Company (now known as First Chicago Trust Company of New York). (Incorporated by reference to Exhibit 1 to the Registrant's Current Report on Form 8-K dated January 5, 1989, File No. 1-6880.)

        4.7 Amendment No. 1 dated as of May 30, 1990, to Rights Agreement. (Incorporated by reference to Exhibit 4(a) to the Registrant's Current Report on Form 8-K dated June 5, 1990, File No. 1-6880.)

        4.8 Amendment No. 2 dated as of February 17, 1993, to Rights Agreement. (Incorporated by reference to Exhibit 4(a) to the Registrant's Current Report on Form 8-K filed March 1, 1993, File No. 1-6880.)

        4.9 Stock Purchase Agreement, dated as of May 30, 1990, among Corporate Partners, L.P., Corporate Offshore Partners, L.P., The State Board of Administration of Florida and First Bank System, Inc. (without exhibits). (Incorporated by reference to Exhibit 4.8 to Amendment No. 1 to the Registrant's Registration Statement on Form S-3, File No. 33-42650.)

        4.10 First Amendment, dated as of June 30, 1990, to Stock Purchase Agreement among Corporate Partners, L.P., Corporate Offshore Partners, L.P., The State Board of Administration of Florida and First Bank System, Inc. (Incorporated by reference to Exhibit 4.9 to Amendment No. 1 to the Registrant's Registration Statement on Form S-3, File No. 33-42650.)

        4.11 Second Amendment, dated July 18, 1990, to Stock Purchase Agreement among Corporate Partners, L.P., Corporate Offshore Partners, L.P., The State Board of Administration of Florida and First Bank System, Inc. (Incorporated by reference to Exhibit 4.10 to Amendment No. 1 to the Registrant's Registration Statement on Form S-3, File No. 33-42650.)

        4.12 Stock Purchase Agreement, dated as of May 30, 1990, between The State Board of Administration of Florida and First Bank System, Inc. (without exhibits). (Incorporated by reference to Exhibit
              4.11 to Amendment No. 1 to the Registrant's Registration Statement on Form S-3, File No. 33-42650.)

        4.13 Form of Periodic Stock Purchase Right. (Incorporated by reference to Exhibit 4.12 to Amendment No. 1 to the Registrant's Registration Statement on Form S-3, File No. 33-42650.)

        4.14  Form of Risk Event Warrant. (Incorporated by reference to Exhibit
              4.13 to Amendment No. 1 to the Registrant's Registration Statement on Form S-3, File No. 33-42650.)

        4.15 Registration Rights Agreement, dated as of July 18, 1990, among Corporate Partners, L.P., Corporate Offshore Partners, L.P., The State Board of Administration of Florida and First Bank System, Inc. (Incorporated by reference to Exhibit 4.14 to Amendment No. 1 to the Registrant's Registration Statement on Form S-3, File No. 33-42650.)

        4.16 Registration Rights Agreement, dated as of July 18, 1990, between The State Board of Administration of Florida and First Bank System, Inc. (Incorporated by reference to Exhibit 4.14 to Amendment No. 1 to the Registrant's Registration Statement on Form S-3, File No. 33-42650.)

         5.1 Opinion and consent of Dorsey & Whitney as to legality of the securities being registered.

       * 8.1 Opinion and consent of Davenport, Evans, Hurwitz & Smith as to certain federal income tax consequences described in the Proxy Statement/Prospectus.

        23.1  Consent of Dorsey & Whitney.  (Included in Exhibit 5.1.)

      * 23.2 Consent of Davenport, Evans, Hurwitz & Smith. (Included in Exhibit 8.1.)

        23.3 Consent of Ernst & Young LLP (relating to financial statements of First Bank System, Inc.).

        23.4 Consent of Charles Bailly & Company, PLLP (relating to financial statements of First Western Corporation).

        23.5 Consent of Ernst & Young LLP (relating to financial statements of Metropolitan Financial Corporation).

        24.1  Power of Attorney.

        99.1 Form of proxy for Special Meeting of Shareholders of First Western Corporation.

        99.2 Articles of Incorporation of First Western Corporation, as amended.

        99.3  Bylaws of First Western Corporation, as amended.

        99.4 Shareholder Voting Agreement, dated as of October 17, 1994, among First Bank System, Inc. and Thomas J. Reardon, Michael D. Reardon, the Thomas M. Reardon Living Trust and the Mary Jane Reardon Living Trust. (Included in Proxy Statement/Prospectus as Appendix B.)

        99.5 Form of Escrow Agreement among First Bank System, Inc., Thomas J. Reardon, in his capacity as Shareholders' Representative, and First Trust National Association, as escrow agent. (Included as Exhibit B to the Agreement and Plan of Merger included in the Proxy Statement/Prospectus as Appendix A.)
___________________
        *  To be filed by amendment.

    (B)  FINANCIAL STATEMENT SCHEDULES.

        None.

    (C)  REPORTS, OPINIONS AND APPRAISALS.

        None.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the
            Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to its articles, bylaws or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on December 19, 1994.

                                 FIRST BANK SYSTEM, INC.



                                 By  /s/ JOHN F. GRUNDHOFER
                                   -----------------------------
                                         John F. Grundhofer
                                      Chairman, President and
                                      Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


      SIGNATURE AND TITLE                                     DATE
      -------------------                                     ----


     /s/ JOHN F. GRUNDHOFER                            December 19, 1994
- ---------------------------------------------
         John F. Grundhofer,
 Chairman, President, Chief Executive Officer
  and Director (principal executive officer)


     /s/ RICHARD A. ZONA                               December 19, 1994
- ---------------------------------------------
         Richard A. Zona,
  Vice Chairman and Chief Financial
Officer (principal financial officer)


     /s/ DAVID J. PARRIN                               December 19, 1994
- ---------------------------------------------
         David J. Parrin,
 Senior Vice President and Controller
   (principal accounting officer)



- ---------------------------------------------
      Coleman Bloomfield, Director



                *                                      December 19, 1994
- ---------------------------------------------
        Roger L. Hale, Director



                *                                      December 19, 1994
- ---------------------------------------------
      Delbert W. Johnson, Director

                      *                                December 19, 1994
- ---------------------------------------------
          John H. Kareken, Director



                      *                                December 19, 1994
- ---------------------------------------------
        Richard L. Knowlton, Director



                      *                                December 19, 1994
- ---------------------------------------------
         Kenneth A. Macke, Director



                      *                                December 19, 1994
- ---------------------------------------------
         Marilyn C. Nelson, Director



                      *                                December 19, 1994
- ---------------------------------------------
      Will F. Nicholson, Jr., Director



                      *                                December 19, 1994
- ---------------------------------------------
        Nicholas R. Petry, Director



                      *                                December 19, 1994
- ---------------------------------------------
        Edward J. Phillips, Director



                      *                                December 19, 1994
- ---------------------------------------------
         James J. Renier, Director




- ---------------------------------------------
         S. Walter Richey, Director



                      *                                December 19, 1994
- ---------------------------------------------
        Richard L. Robinson, Director



                      *                                December 19, 1994
- ---------------------------------------------
        Richard L. Schall, Director



                      *                                December 19, 1994
- ---------------------------------------------
        Lyle E. Schroeder, Director



* By  /s/ DAVID J. PARRIN
    -----------------------------------------
          David J. Parrin,
     Pro se and as Attorney-in-Fact

                                 EXHIBIT INDEX


                                                                                                             SEQUENTIAL
EXHIBIT                                                                                                         PAGE
NUMBER                                          DOCUMENT DESCRIPTION                                           NUMBER
- -------                                         --------------------                                         ----------
  2.1        Agreement and Plan of Merger, dated October 17, 1994, by and between First Bank System,
             Inc., First Western Corporation and Thomas J. Reardon in his capacity as Shareholders'
             Representative. (Included in Proxy Statement/Prospectus as Appendix A.) The Registrant
             agrees to furnish supplementally a copy of omitted schedules to the Commission upon request.

  4.1        Restated Certificate of Incorporation, as amended, of First Bank System, Inc. (Incorporated by reference to Exhibit 2.1 to the Registrant's Form 8-A/A-2, dated October 6, 1994, File
             No. 1-6880.)

  4.2        Certificate of Designation for First Bank System, Inc. Series 1990A Preferred Stock.
             (Incorporated by reference to Exhibit 4.4 to Amendment No. 1 to the Registrant's
             Registration Statement on Form S-3, File No. 33-42650.)

  4.3        Certificate of Designation for First Bank System, Inc. Series 1991A Convertible Preferred
             Stock. (Incorporated by reference to Exhibit 4.3 to the Registrant's Registration Statement
             on Form S-4, File No. 33-50700.)

  4.4        Certificate of Designation for First Bank System, Inc. Series A Junior Participating
             Preferred Stock, as amended. (Incorporated by reference to Exhibit 2.4 to the Registrant's
             Form 8-A/A-2 dated October 6, 1994, File No. 1-6880.)

  4.5        Bylaws of First Bank System, Inc. (Incorporated by reference to Exhibit 3B to the
             Registrant's Annual Report on Form 10-K for the year ended December 31, 1993, File
             No. 1-6880.)

  4.6        Rights Agreement dated as of December 21, 1988, between First Bank System, Inc. and
             Morgan Shareholder Services Trust Company (now known as First Chicago Trust
             Company of New York). (Incorporated by reference to Exhibit 1 to the Registrant's Current
             Report on Form 8-K dated January 5, 1989, File No. 1-6880.)

  4.7        Amendment No. 1 dated as of May 30, 1990, to Rights Agreement. (Incorporated by
             reference to Exhibit 4(a) to the Registrant's Current Report on Form 8-K dated June 5,
             1990, File No. 1-6880.)

  4.8        Amendment No. 2 dated as of February 17, 1993, to Rights Agreement. (Incorporated by
             reference to Exhibit 4(a) to the Registrant's Current Report on Form 8-K filed March 1,
             1993, File No. 1-6880.)

  4.9        Stock Purchase Agreement, dated as of May 30, 1990, among Corporate Partners, L.P.,
             Corporate Offshore Partners, L.P., The State Board of Administration of Florida and First
             Bank System, Inc. (without exhibits). (Incorporated by reference to Exhibit 4.8 to
             Amendment No. 1 to the Registrant's Registration Statement on Form S-3, File No. 33-
             42650.)

  4.10       First Amendment, dated as of June 30, 1990, to Stock Purchase Agreement among
             Corporate Partners, L.P., Corporate Offshore Partners, L.P., The State Board of
             Administration of Florida and First Bank System, Inc. (Incorporated by reference to Exhibit
             4.9 to Amendment No. 1 to the Registrant's Registration Statement on Form S-3, File No.
             33-42650.)

  4.11       Second Amendment, dated July 18, 1990, to Stock Purchase Agreement among Corporate
             Partners, L.P., Corporate Offshore Partners, L.P., The State Board of Administration of
             Florida and First Bank System, Inc. (Incorporated by reference to Exhibit 4.10 to
             Amendment No. 1 to the Registrant's Registration Statement on Form S-3, File No. 33-
             42650.)

  4.12       Stock Purchase Agreement, dated as of May 30, 1990, between The State Board of
             Administration of Florida and First Bank System, Inc. (without exhibits). (Incorporated by reference to Exhibit 4.11 to Amendment No. 1 to the Registrant's Registration Statement
             on Form S-3, File No. 33-42650.)

  4.13       Form of Periodic Stock Purchase Right. (Incorporated by reference to Exhibit 4.12 to
             Amendment No. 1 to the Registrant's Registration Statement on Form S-3, File No. 33-
             42650.)

  4.14       Form of Risk Event Warrant. (Incorporated by reference to Exhibit 4.13 to Amendment
             No. 1 to the Registrant's Registration Statement on Form S-3, File No. 33-42650.)

  4.15       Registration Rights Agreement, dated as of July 18, 1990, among Corporate Partners, L.P.,
             Corporate Offshore Partners, L.P., The State Board of Administration of Florida and First
             Bank System, Inc. (Incorporated by reference to Exhibit 4.14 to Amendment No. 1 to the
             Registrant's Registration Statement on Form S-3, File No. 33-42650.)

  4.16       Registration Rights Agreement, dated as of July 18, 1990, between The State Board of
             Administration of Florida and First Bank System, Inc. (Incorporated by reference to Exhibit
             4.14 to Amendment No. 1 to the Registrant's Registration Statement on Form S-3, File
             No. 33-42650.)

  5.1        Opinion and consent of Dorsey & Whitney as to legality of the securities being registered.

 *8.1        Opinion and consent of Davenport, Evans, Hurwitz & Smith as to certain federal income tax consequences described in the Proxy Statement/Prospectus.

 23.1        Consent of Dorsey & Whitney. (Included in Exhibit 5.1.)

*23.2        Consent of Davenport, Evans, Hurwitz & Smith. (Included in Exhibit 8.1.)

 23.3        Consent of Ernst & Young LLP (relating to financial statements of First Bank System,
             Inc.).

 23.4        Consent of Charles Bailly & Company, PLLP (relating to financial statements of First
             Western Corporation).

 23.5        Consent of Ernst & Young LLP (relating to financial statements of Metropolitan Financial
             Corporation).

 24.1        Power of Attorney.

 99.1        Form of proxy for Special Meeting of Shareholders of First Western Corporation.

 99.2        Articles of Incorporation of First Western Corporation, as amended.

 99.3        Bylaws of First Western Corporation, as amended.

 99.4        Shareholder Voting Agreement, dated as of October 17, 1994, among First Bank System,
             Inc. and Thomas J. Reardon, Michael D. Reardon, the Thomas M. Reardon Living Trust
             and the Mary Jane Reardon Living Trust. (Included in Proxy Statement/Prospectus as
             Appendix B.)

 99.5        Form of Escrow Agreement among First Bank System, Inc., Thomas J. Reardon, in his capacity as Shareholders' Representative, and First Trust National Association, as escrow agent. (Included as Exhibit B to the Agreement and Plan of Merger included in the Proxy
             Statement/Prospectus as Appendix A.)

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*To be filed by amendment.